Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(1)
File No. 333-186495

PROSPECTUS

11,111,111 Shares

PennyMac Financial Services, Inc.

Class A Common Stock
$18.00 per share

        This is the initial public offering of our Class A common stock. We are selling 11,111,111 shares of our Class A common stock. The initial public offering price is $18.00 per share of Class A common stock.

        We have granted the underwriters an option to purchase up to 1,666,666 additional shares of Class A common stock.

        Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "PFSI."

        Immediately following this offering, the holders of our Class A common stock will collectively own 100% of the economic interests in PennyMac Financial Services, Inc. and have 15.0% of the voting power of PennyMac Financial Services, Inc., and indirectly own 15.0% of the economic interests of Private National Mortgage Acceptance Company, LLC, our principal operating subsidiary. The holders of our Class B common stock will have the remaining 85.0% of the voting power of PennyMac Financial Services, Inc. and will directly own the remaining 85.0% of the economic interests of Private National Mortgage Acceptance Company, LLC.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore have elected to comply with certain reduced public company reporting requirements.

        We are not a government-sponsored entity.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 18.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$18.000	$199,999,998
Underwriting Discount(1)	$1.125	$12,500,000
Proceeds to PennyMac Financial Services, Inc. (before expenses)	$16.875	$187,499,998

(1)
See "Underwriting" for further information.

        The underwriters expect to deliver the shares to purchasers on or about May 14, 2013 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.

Co-Managers

Barclays	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

May 8, 2013

        Unless the context requires otherwise, references in this prospectus to "PennyMac," the "Company," "we," "us" and "our" refer (1) prior to the consummation of the Offering Transactions described under "Organizational Structure—Recapitalization," to Private National Mortgage Acceptance Company, LLC and its consolidated subsidiaries and (2) after the consummation of the Offering Transactions described under "Organizational Structure—Recapitalization," to PennyMac Financial Services, Inc. and its consolidated subsidiaries.

        In this prospectus, we refer to our subsidiary PNMAC Capital Management, LLC as "PCM" and our subsidiary PennyMac Loan Services, LLC as "PLS." We refer to BlackRock Mortgage Ventures, LLC, together with its affiliates, as "BlackRock," and HC Partners LLC, formerly known as Highfields Capital Investments LLC, together with its affiliates, as "Highfields." We refer to BlackRock, Highfields and the other owners of Private National Mortgage Acceptance Company, LLC prior to the Offering Transactions, collectively, as our "existing owners."

        Unless the context requires otherwise, references in this prospectus to "PMT" collectively refer to PennyMac Mortgage Investment Trust, a mortgage "real estate investment trust" managed by PCM, and its operating subsidiaries.

        You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange

i

Commission. We are offering to sell, and seeking offers to buy, our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or of any sale of our Class A common stock.

        Through and including June 2, 2013 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should read the entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes.

 Business Overview

Our Company

        We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital, and our management's deep experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

        We were founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. Since our founding we have pursued opportunities to acquire and manage residential mortgage loans and established what we believe to be a best-in-class mortgage platform. We have relied on the know-how of our management team and built a de novo operating platform to our specifications using industry-leading technology, processes and procedures to address the stringent requirements of residential mortgage lending and servicing in the post-financial crisis market. We believe that this approach has resulted in a specialized mortgage platform that is "legacy-free" and highly scalable to support the continued growth of our business.

        We conduct our business in two segments: mortgage banking and investment management. Our principal mortgage banking subsidiary, PennyMac Loan Services, LLC, or PLS, is a leading non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, each of which is a government-sponsored entity, or GSE. It is also an approved issuer of securities guaranteed by the Government National Mortgage Association, or Ginnie Mae, a lender of the Federal Housing Administration, or FHA, a lender/servicer of the Veterans Administration, or VA, and a servicer for the Home Affordable Modification Program, or HAMP. We refer to each of Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA as an "Agency." PLS is licensed (or exempt or otherwise not required to be licensed) to originate residential mortgage loans in 45 states and the District of Columbia and to service loans in 49 states, the District of Columbia and the U.S. Virgin Islands.

        Our principal investment management subsidiary, PNMAC Capital Management, LLC, or PCM, is an SEC registered investment adviser. It manages PennyMac Mortgage Investment Trust, or PMT, a mortgage "real estate investment trust," or REIT, listed on the New York Stock Exchange. PCM also manages PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, both registered under the Investment Company Act of 1940, an affiliate of these funds and PNMAC Mortgage Opportunity Fund Investors, LLC. We refer to these funds collectively as our "Investment Funds" and, together with PMT, as our "Advised Entities." Our Advised Entities have been some of the leading non-bank investors in distressed mortgage loans since 2008, investing in loans with approximately $5.9 billion of unpaid principal balances, or UPB. As of December 31, 2012, our Advised Entities had combined net assets of approximately $1.8 billion.

        We conduct some of our activities for our own account and some for our Advised Entities. We earn significant fee income and carried interest from the activities we conduct for our Advised Entities; such fees include investment management fees, incentive fees, subservicing fees for servicing loan portfolios and fulfillment fees for mortgage banking services provided to PMT in connection with our correspondent lending program. Our relationships with our Advised Entities also allow us to pursue some market opportunities with reduced capital intensity, with PLS and PCM providing operational expertise and our Advised Entities providing investment capital for mortgage-related assets.

        Our systems and processes have been designed to be highly scalable to accommodate the continued rapid growth of our businesses. To date our growth has been organic, drawing upon experienced personnel known to us in the mortgage industry, which has allowed us to be methodical and consistent in our operations and to establish and maintain a disciplined corporate culture that is focused on excellence.

Our Company Structure

Mortgage Banking Segment

        As summarized below, our mortgage banking segment is comprised of three primary businesses: correspondent lending, retail lending, and loan servicing.

  Correspondent Lending

        Our correspondent lending business manages, on behalf of PMT and for our own account, the acquisition of newly originated, prime credit quality, first-lien residential mortgage loans that have been underwritten to investor guidelines. PMT acquires, from approved correspondent sellers, newly originated loans, primarily "conventional" residential mortgage loans guaranteed by the GSEs and "government-insured" residential mortgage loans insured or guaranteed primarily by the FHA or the VA.

        For conventional loans, we perform fulfillment activities for PMT and earn a fee for each loan acquired by PMT. Fulfillment activities include reviews of loan data, documentation and appraisals to assess loan quality and risk, correspondent seller performance and credit monitoring procedures, and the subsequent sale and securitization of loans through secondary mortgage markets on behalf of PMT. PMT earns interest income and gains or losses during the holding period and upon the sale or securitization of these conventional loans and retains the associated mortgage servicing rights, or MSRs. PLS provides loan subservicing for PMT's retained MSRs and earns a subservicing fee.

        In the case of government-insured loans, we purchase them from PMT at PMT's cost plus a sourcing fee. We fulfill the government loans for our own account. We typically pool the federally insured or guaranteed loans together into a mortgage-backed security, or MBS, which Ginnie Mae guarantees. We earn interest income and gains or losses during the holding period and upon the sale of these securities, and we retain the associated MSRs.

        We have grown our correspondent lending business through purchases from approved mortgage originators that meet specific criteria related to management experience, financial strength, risk management controls and loan quality. Our management team has prior experience with the majority of these mortgage originators. As of December 31, 2012, we had approved 140 sellers on PMT's behalf, primarily independent mortgage originators and small banks located across the United States. PMT purchased approximately $21.5 billion of loans in 2012, including $13.0 billion of conventional loans and $8.4 billion of government-insured loans. In the fourth quarter of 2012, with $10.0 billion in production, PMT was the fourth largest correspondent lender in the United States as ranked by Inside Mortgage Finance.

  Retail Lending

        Our retail lending business originates new prime credit quality, first-lien residential conventional and government-insured mortgage loans on a national basis to allow customers to purchase or refinance their homes. We conduct this business through a consumer direct model, which relies on the Internet and call center-based staff, rather than a traditional branch network, to acquire and interact with customers across the country. Effective marketing, call center staff, procedures, training and technology are all important to growing our retail lending business. We use sophisticated telephony and lead-management software to improve conversion rates, deliver outstanding customer service, and lower costs. In 2012, we originated $534 million of residential mortgage loans in our retail lending business, a 259% growth rate compared to 2011.

        Our existing servicing portfolio is our main source of leads for new originations. These portfolio-based originations include: refinancing loans to proactively protect our servicing portfolio from run-off, which we refer to as "recapture;" refinancing loans from the restructure of distressed loans acquired by our Advised Entities; and purchasing loans to facilitate the sale of real estate owned, or REO, properties held by our Advised Entities. In addition, we are growing our non-portfolio originations by sourcing prospective customers through consumer marketing and community and professional relationships.

        For loans originated via our retail lending business, we conduct our own fulfillment, earn interest income and gains or losses during the holding period and upon the sale or securitization of these loans, and retain the associated MSRs (subject to sharing 30% of such MSRs with PMT in the case of retail originated loans that refinance a loan for which the related MSR was held by PMT).

  Loan Servicing

        Our loan servicing business performs loan administration, collection, and default activities, including the collection and remittance of loan payments, responding to customer inquiries, accounting for principal and interest, holding custodial (impound) funds for the payment of property taxes and insurance premiums, counseling delinquent mortgagors, modifying loans and supervising foreclosures and our property dispositions.

        We service loans for which we own the MSRs and we service loans on behalf of other MSR or mortgage owners which we refer to as "subservicing." The owner of MSRs acts on behalf of mortgage loan owners and has the contractual right to receive a stream of cash flows (expressed as a percentage of UPB) in exchange for performing specified mortgage servicing functions and temporarily advancing funds to cover payments on delinquent and defaulted mortgages. As a subservicer, we earn a contractual fee on a per-loan basis and the right to any ancillary fees, and we are reimbursed for any servicing advances we make on delinquent or defaulted mortgages. We presently subservice only for our Advised Entities.

        We characterize our servicing business as either "Prime Servicing" or "Special Servicing."

  Prime Servicing.    Our prime servicing includes servicing or subservicing activities for loans that are prime credit quality and generally exhibit low delinquency and default rates. This portfolio includes conventional and government-insured loans. Prime servicing generally tends to be lower cost and benefits from significant economies of scale. As of December 31, 2012, our prime servicing portfolio comprised over 100,000 loans, most of which are recent originations, with an aggregate UPB of approximately $23.3 billion. We own the MSRs to over 50,000 of these loans (or approximately 45% of our total prime portfolio as measured by UPB), most of which are serviced for Ginnie Mae securitizations and were produced by us through our correspondent and retail lending businesses. In addition, we subservice approximately 50,000 conventional loans (or approximately 55% of our total prime portfolio as measured by UPB), the MSRs to which are owned by PMT.

  Special Servicing.    Our special servicing includes servicing activities for distressed whole loans that have been acquired as investments by our Advised Entities, as well as for loans in "private-label" MBS securities, which are securities that are not guaranteed by or otherwise affiliated with any government agency. Special servicing utilizes a "high-touch" model to establish and maintain borrower contact and facilitate loss mitigation strategies. Our general strategy is to try to keep defaulted borrowers in their homes. Under certain circumstances, we offer loss mitigation options that include loan modification through the use of federally sponsored loan modification programs (such as HAMP) or otherwise to reflect both the borrowers' current financial condition and the value of their homes. When loan modifications and other efforts are unable to cure a default, we seek to avoid foreclosure and timely acquire and/or liquidate the property securing the mortgage loan where possible and pursue alternative property resolutions including "short sales," in which the borrower agrees to sell the property for less than the loan balance and the difference is forgiven, and deeds-in-lieu of foreclosure, in which the borrower agrees to convey the property deed outside of foreclosure proceedings. As of December 31, 2012, we provided special servicing to approximately 16,000 distressed whole loans with an aggregate UPB of approximately $3.6 billion and approximately 7,000 loans in "private-label" securities with an aggregate UPB of approximately $1.3 billion. Our special servicing fees typically include a base servicing fee and activity-based fees for the successful completion of default-related services.

        We have grown our mortgage servicing portfolio primarily through organic mortgage loan production in our correspondent lending and retail lending businesses, supplemented by the opportunistic acquisition by our Advised Entities of distressed pools of residential whole loans which we subservice, and our own MSR acquisitions. As of December 31, 2012, we serviced or subserviced approximately 123,000 loans with an aggregate UPB of approximately $28.2 billion. The majority of these loans are serviced for Fannie Mae, Freddie Mac or Ginnie Mae securitizations.

Investment Management Segment

        We are an investment manager through our wholly-owned subsidiary PCM. PCM currently manages PMT and the Investment Funds, which had combined net assets of approximately $1.8 billion as of December 31, 2012. For these activities, we earn management fees as a percentage of net assets and incentive compensation based on investment performance. The Investment Funds are limited-life private funds established in August 2008, whose commitment periods ended in 2011. As of December 31, 2012, these funds had aggregate equity value of $591 million and had generated total returns of 43%, net of all fees, expenses and carried interest, since their inception. The term of each of these funds ends in December 2016 with the possibility of three one-year extensions. Subject to contractual restrictions with PMT, we may establish additional private investment vehicles to invest in distressed loans or pursue related mortgage strategies, for which we would provide investment management services as well.

        PMT was formed as a Maryland real estate investment trust in May 2009 and consummated an initial public offering in August 2009. PMT's shareholders' equity has grown through a combination of retained earnings and new equity raised through follow-on public offerings and other sales of its common stock. Since its initial public offering, PMT has raised new equity of approximately $200 million in 2011 and approximately $600 million in 2012. As of December 31, 2012, PMT had shareholders' equity of $1,201 million. For the years ended December 31, 2012, 2011 and 2010, PMT reported returns on average shareholders' equity of 16%, 13% and 8%, respectively. Our relationship with PMT provides a partner with long-term investment capital and enhances our ability to both support our existing business and to pursue potential growth initiatives.

Market Opportunity

        The U.S. residential mortgage industry is one of the largest financial markets in the world, with approximately $10 trillion of outstanding debt and average annual origination volume of $1.7 trillion for the five years ending December 31, 2012. Dislocations from the financial crisis have led many of the largest financial institutions to reduce their participation in the mortgage market through asset sales and by exiting businesses, and the industry remains in a period of significant transformation. In addition, increasing capital requirements for banks have resulted in competitive advantages for non-bank participants relative to the banks that have traditionally held the majority of the market share in mortgage originations and servicing.

        The residential mortgage industry is characterized by high barriers to entry, including: the necessity for approvals required to sell loans to and service loans for the GSEs and Ginnie Mae; state licensing requirements; sophisticated infrastructure, technology, and processes required for successful operations; and financial capital requirements. We believe that we are one of the few new enterprises well positioned to lead in the rapidly evolving mortgage industry.

Our Competitive Strengths

Leading Non-bank Residential Mortgage Specialist with Integrated, Complementary Capabilities

        We are a leading non-bank residential mortgage specialist that has developed highly complementary capabilities in residential mortgage production, servicing and investment management. In 2012, we produced $22.0 billion of mortgage loans, including $10.0 billion acquired by PMT through correspondent lending in the fourth quarter during which it ranked among the top four correspondent lenders nationwide. In loan servicing, we provide prime and special servicing, with strong expertise in distressed assets that require high levels of borrower contact and specialized operations and technology focused on loss mitigation and default related processes. As of December 31, 2012, we serviced approximately 123,000 loans with an aggregate UPB of approximately $28.2 billion. In addition, our Advised Entities are leading non-bank investors in distressed mortgage loans.

        We believe that we are one of the few non-bank market participants with such a broad range of capabilities. Our leading industry position and synergistic businesses position us favorably in the rapidly evolving mortgage industry. For example, our loan production businesses and investment management activities result in the growth of our servicing business, our special servicing capabilities enhance investment management performance through execution of loss mitigation programs and our origination platform mitigates run-off of our servicing portfolios through refinance recapture.

Profitable Businesses with Significant Growth Potential

        We have been profitable every year except for our first year of operations and have a track record of generating meaningful returns on equity for our equityholders. Since our inception, we have made substantial investments in infrastructure, technology, and operations that have subsequently facilitated significant growth in our business volumes and profits. For the year ended December 31, 2012, our net income grew 705% to $118.3 million as compared to the year ended December 31, 2011, resulting in a return on average equity of 66.8%, which was largely driven by growth in our correspondent lending production. During 2012, our correspondent lending production totaled $21.5 billion, a 1,587% increase versus 2011, and our servicing portfolio totaled approximately $28.2 billion in UPB as of December 31, 2012, a 264% increase versus a year earlier. We believe that there is significant growth potential yet to be tapped within our existing businesses and also through our expansion into adjacent related businesses as described in "Our Growth Strategies." Our historical profitability has generated internal cash flows that can be used to fund additional growth in our operations.

Legacy-free, Specialized and Scalable Operating Platform

        We believe we have a superior mortgage banking platform. Since our formation in 2008, we have utilized state-of-the-art technology combined with best-in-class processes to address the complexity of conducting mortgage banking activities in the post-crisis environment. Unlike many other competing platforms in the market, our platform is not overburdened by "legacy" portfolios which are either distressed or have potentially significant repurchase obligations to the GSEs or liability to other non-Agency investors in connection with loans originated prior to the recent financial crisis that fail to meet required underwriting standards; nor is it constrained by the inherent limitation of old existing systems and operations that are not able to accommodate large numbers of delinquent loans. Instead, our operating platform is legacy-free, highly scalable and specifically designed to address the needs of our businesses. It provides centralized and streamlined processes and infrastructure across all of the critical areas for mortgage management, including correspondent and retail lending, underwriting, quality control, secondary marketing and capital markets, portfolio strategy, servicing, finance and other supporting functions. Many of these functions are proprietary, including our loan-level analytics platform for distressed loan management, which we call "LENESM" (Loan Enhancement Normalization Engine).

        Our primary operations center is located in southern California, home to thousands of experienced and qualified mortgage professionals. We have been able to grow our platform in part due to our ability to hire many high-quality employees affected by dislocations in the mortgage market. In 2012, we opened new operations centers in Pasadena, California and Tampa, Florida, an area that also has a deep base of experienced mortgage professionals, to support the growth of our retail lending and correspondent lending businesses, respectively. We believe that our platform enables us to scale our business quickly with cost efficiency and systems integrity, adapt to the latest regulatory changes, and maintain a competitive advantage in meeting the needs of the mortgage market.

Seasoned Management with Deep Industry Experience and Aligned Interests

        Our management team has extensive experience managing all aspects of the residential mortgage business through a variety of credit cycles and market conditions. Stanford Kurland, our chairman and chief executive officer, is an accomplished financial services executive with more than 36 years of experience in mortgage banking and was a former president and chief operating officer of Countrywide Financial Corporation until September 2006. Our 47 senior-most executives have on average 23 years of relevant industry experience. Many of them have experience in managing other public companies and have also worked together for over a decade. In addition, our management owns approximately one-third of our equity prior to this offering and will own 25.8% of the new class of units of Private National Mortgage Acceptance Company, LLC, which we refer to as "New Holdings Units," outstanding immediately following this offering, creating a significant alignment of interests between our management and stockholders. Such a deep, extensive and interest-aligned management team has delivered a successful execution of our strategy, demonstrated by our profitable growth in a relatively short period of time. We also believe that our seasoned, experienced management team is a significant competitive advantage for us as the mortgage industry continues its transformation and enters new market cycles.

Long-standing Relationships with Critical Institutional Partners

        The mortgage industry is characterized by high barriers to entry, including extensive institutional relationships needed to conduct and grow business. Our senior management and business development teams have long-standing relationships with our critical institutional partners. These partners include: the GSEs to whom we sell and for whom we service loans; leading banks and broker-dealers who provide us with financing and mortgage-related assets for acquisition by our Advised Entities; and leading independent mortgage originators who sell loans to PMT through our correspondent lending business. We have successfully turned such relationships into our competitive advantage over other new entrants in our businesses.

Synergistic Partnership with PennyMac Mortgage Investment Trust

        We have established a synergistic partnership with PMT, the public REIT that is externally managed by our investment management subsidiary, PCM, and whose mortgage assets are serviced by our mortgage banking subsidiary, PLS. PMT is intended to be a tax-efficient vehicle for investing in mortgages and mortgage-related assets and has a track record of raising new capital in a cost-effective manner. As we provide mortgage banking related operational, infrastructure and risk management services and investment management expertise to PMT, PMT as a long-term investment vehicle provides us with efficient access to the capital markets and helps reduce balance sheet constraints as we grow our business. For example, in our correspondent lending business for conventional loans, PMT funds the loans until their sale or securitization, for which we perform fulfillment activities before and after the acquisition of the loans, and retains the resulting MSR assets, for which we provide subservicing. This mutually beneficial partnership facilitates our activities across the residential mortgage market, particularly given the capital-intensive nature of mortgage origination, servicing and investment.

Our Growth Strategies

        Since our establishment during the financial crisis, we have demonstrated our ability to apply our residential mortgage expertise and operating capabilities to multiple business opportunities. In the initial years of our operation, for example, we identified distressed investing as an attractive opportunity and we raised and deployed capital through a series of successful transactions. As the mortgage market presented opportunities in new loan production and servicing, we expanded our management and capabilities to profitably capitalize on these businesses as well.

        As a non-bank mortgage company, we believe that we are well positioned to continue to take advantage of future industry changes as the market shifts away from the large banks to specialized firms. For example, we are not subject to stringent regulatory capital constraints on retaining certain mortgage-related assets that could prove beneficial as the residential mortgage market develops following the recent financial crisis. Examples of industry changes that may create future business opportunities for us include, among others, GSE reform and the re-emergence of a robust jumbo mortgage loan market for loans in amounts above conventional conforming loan limits.

        We expect to drive near-term growth in the following ways:

Grow our Servicing Portfolio Organically and through Opportunistic Acquisitions

        We expect to grow our servicing portfolio primarily on an organic basis, as our correspondent government-insured lending and retail lending production adds new prime servicing for owned MSRs, and correspondent conventional lending adds new subservicing. Our correspondent and retail loan production in the fourth quarter of 2012 was $41.0 billion in UPB on an annualized basis, significantly larger than our outstanding servicing portfolio which totaled $28.2 billion in UPB as of December 31, 2012. We will supplement our organic growth by adding new special servicing through continued distressed loan acquisitions by our Advised Entities. We may also opportunistically pursue the acquisition of third-party residential mortgage servicing portfolios. These acquisitions may be pursued in partnership with PMT, which may co-invest in the MSRs through the purchase of a portion of the servicing fee cash flows.

Grow Correspondent Lending through Expanding Seller Relationships

        We expect to grow our correspondent lending business by selectively increasing the number of sellers from which we purchase loans and cautiously increasing the volume of loans that we purchase from our existing sellers as we continue to increase the breadth of approved loan products that we offer and expand into additional geographic markets in the United States. Over the past few years, a number of large banks have exited or reduced the size of their correspondent lending businesses, creating an opportunity for non-bank entities to gain market share. We believe that we are well positioned to take advantage of this opportunity based on our management expertise in the correspondent lending business, our relationships with correspondent sellers, and our supporting systems and processes.

Grow Retail Lending through Portfolio Refinance and Non-Portfolio Originations

        We expect to grow our retail lending business by leveraging our growing servicing portfolio through refinance activities as well as increasing our non-portfolio originations. As our servicing portfolio grows, we will have a greater number of leads to pursue, which we believe will lead to greater recapture activity. At the same time, we are making significant investments in technology, personnel and marketing to increase our non-portfolio originations. We believe that our national call center model and our technology will enable us to drive origination process efficiencies and best-in-class customer service.

Risks Affecting Us

        Our mortgage banking and investment management businesses are subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following the prospectus summary. Some of these risks are:

  •
  The continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate;

  •
  Lawsuits or governmental actions if we do not comply with the laws and regulations applicable to our businesses;

  •
  The creation of the Consumer Financial Protection Bureau, or CFPB, its recently issued and future rules and the enforcement thereof by the CFPB;

  •
  Changes in existing U.S. government-sponsored entities, their current roles or their guarantees or guidelines;

  •
  Changes to government mortgage modification programs;

  •
  The licensing and operational requirements of states and other jurisdictions applicable to our businesses, to which our bank competitors are not subject;

  •
  Foreclosure delays and changes in foreclosure practices;

  •
  Certain banking regulations that may limit our business activities;

  •
  Changes in macroeconomic and U.S. residential real estate market conditions;

  •
  Difficulties inherent in growing loan production volume;

  •
  Changes in prevailing interest rates;

  •
  Increases in loan delinquencies and defaults;

  •
  Our reliance on PMT as a significant source of financing for, and revenue related to, our correspondent lending business;

  •
  Any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all;

  •
  Our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances;

  •
  Our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances;

  •
  Decreases in the historical returns on the assets that we select and manage for our clients, and our resulting management and incentive fees;

  •
  The extensive amount of regulation applicable to our investment management segment;

  •
  Conflicts of interest in allocating our services and investment opportunities among ourselves and our Advised Entities;

  •
  The potential damage to our reputation and adverse impact to our business resulting from the ongoing negative publicity focused on Countrywide Financial Corporation, given the former association of certain of our officers with that entity; and

  •
  Our recent rapid growth.

Our Structure

        Following this offering PennyMac Financial Services, Inc. will be a holding company and its sole asset will be an equity interest in Private National Mortgage Acceptance Company, LLC. PennyMac Financial Services, Inc. will operate and control all of the business and affairs and consolidate the financial results of Private National Mortgage Acceptance Company, LLC and its subsidiaries. Prior to the completion of this offering, the limited liability company agreement of Private National Mortgage Acceptance Company, LLC will be amended and restated to, among other things, modify its capital structure by converting the different classes of interests currently held by our existing owners into New Holdings Units. We and our existing owners will also enter into an exchange agreement under which (subject to the terms of the exchange agreement) they will have the right to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. See "Organizational Structure."

Recent Developments

        The following information is based on our preliminary unaudited financial results for the quarter ended March 31, 2013, which are derived from preliminary internal financial reports, and as a result are subject to completion of our normal quarterly closing procedures.

	Quarter ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$39,957	$49,683	$13,937
Fulfillment fees from PennyMac Mortgage Investment Trust	28,244	31,809	6,124
Net servicing income	16,042	14,759	11,576
Management fees and carried interest	13,957	10,677	6,452
Other income	7,498	8,697	861

	105,698	115,625	38,950

Expenses
Compensation	35,681	46,258	16,143
Interest	3,330	3,652	1,071
Other	11,394	7,841	3,938

	50,405	57,751	21,152

Net income	$55,293	$57,874	$17,798

        Our net income decreased by $2.6 million in the quarter ended March 31, 2013 as compared to the quarter ended December 31, 2012, from $57.9 million to $55.3 million. This was due to the effect on net gain on mortgage loans held for sale at fair value of a decrease in loan production volume resulting from higher mortgage interest rates in the period and increasing competition in the mortgage marketplace. These same factors caused reduced fulfillment fees from PMT. These decreases were partially offset by increased management fees and carried interest resulting from incentive fees relating to PMT being earned and improved performance of the Investment Funds during the quarter ended March 31, 2013 as compared to the quarter ended December 31, 2012. These net reductions in revenues were offset by decreased compensation expense as compared to the prior quarter due to reduced accruals of incentive compensation.

        Our net income increased by $37.5 million in the quarter ended March 31, 2013 as compared to the quarter ended March 31, 2012, from $17.8 million to $55.3 million, due to growth in our operations, primarily in our mortgage banking activities.

        At March 31, 2013, we had total assets of $693 million and total equity of $308 million.

        Key operating results for the quarter ended March 31, 2013 are expected to be as follows:

  •
  $3.7 billion of correspondent government-insured loan production, and $266 million of retail loan production;

  •
  $4.8 billion of correspondent conventional loan production fulfilled on behalf of PMT; and

  •
  servicing portfolio of $36.2 billion in UPB at March 31, 2013.

Financial results for this period have not been reviewed or audited by our independent registered public accounting firm. Our actual final results for the quarter ended March 31, 2013 may differ from these estimates.

Corporate and Other Information

        Private National Mortgage Acceptance Company, LLC was formed in Delaware in January 2008. PennyMac Financial Services, Inc. was formed in Delaware in December 2012. Our principal executive offices are located at 6101 Condor Drive in Moorpark, California and our telephone number is (818) 224-7442. Our website address is www.pennymacfinancial.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

        The trademark PennyMac®, and its corresponding logos appearing in this prospectus, are owned by us or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the "JOBS Act," and references in this prospectus to "emerging growth company" shall have the meaning ascribed to it in the JOBS Act.

 THE OFFERING

Class A common stock we are offering	11,111,111 shares.
Underwriters' option to purchase additional shares	1,666,666 shares.
Class A common stock outstanding after giving effect to this offering	11,111,111 shares (or 74,222,222 shares if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Class B common stock outstanding after giving effect to this offering	60 shares, or one share for each holder of New Holdings Units.
Voting power held by holders of Class A common stock after giving effect to this offering	15.0% (or 100% if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Voting power held by holders of Class B common stock after giving effect to this offering

85.0% (or 0% if all outstanding New Holdings Units held by our existing owners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis). A holder of Class B common stock will be entitled, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to the stockholders of PennyMac Financial Services, Inc. that is equal to the aggregate number of New Holdings Units of Private National Mortgage Acceptance Company, LLC held by such holder.

Use of proceeds

The net proceeds to us from the sale of the shares of our Class A common stock offered by us will be approximately $187.5 million, after deducting underwriting discounts and commissions. If the underwriters' option to purchase additional shares in this offering is exercised in full, our net proceeds will be approximately $215.6 million, after deducting underwriting discounts and commissions.

We intend to use the net proceeds to us from this offering to purchase newly-issued New Holdings Units from Private National Mortgage Acceptance Company, LLC, as described under "Organizational Structure—Recapitalization." Accordingly, we will not retain any of these proceeds. We intend to cause Private National Mortgage Acceptance Company, LLC to use these proceeds primarily to provide capital to grow our mortgage banking business and for general corporate purposes. Private National Mortgage Acceptance Company, LLC will also use these proceeds to pay the expenses of this offering.

Private National Mortgage Acceptance Company, LLC will have broad discretion over the uses of such proceeds.
Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Following the Offering Transactions described under "Organizational Structure—Recapitalization," each existing owner of Private National Mortgage Acceptance Company, LLC will hold one share of Class B common stock. The shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PennyMac Financial Services, Inc. that is equal to the aggregate number of New Holdings Units of Private National Mortgage Acceptance Company,  LLC held by such holder. See "Description of Capital Stock—Common Stock—Class B Common Stock."

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend policy

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial position, results of operations, liquidity and legal requirements. See "Dividend Policy."

Exchange rights of holders of New Holdings Units

Prior to this offering we will enter into an exchange agreement with our existing owners so that they may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. As our existing owners exchange New Holdings Units for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock will be automatically and correspondingly reduced.

We will also enter into a tax receivable agreement with our existing owners that will provide for the payment by PennyMac Financial Services, Inc. to the existing owners of Private National Mortgage Acceptance Company, LLC of 85% of the tax benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Risk factors

See "Risk Factors" beginning on page 18 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Proposed listing and symbol	Our Class A common stock has been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "PFSI."

        In this prospectus, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon does not reflect:

  •
  1,666,666 shares of Class A common stock issuable upon the exercise of the underwriters' option to purchase additional shares of Class A common stock from us;

  •
  3,906,433 shares of Class A common stock that may be granted under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan, or our "2013 Equity Incentive Plan," which number represents the total number of shares initially issuable under this plan less the number of shares issuable under this plan in exchange for New Holdings Units held by our existing owners immediately following this offering pursuant to the exchange agreement; or

  •
  63,111,111 shares of Class A common stock issuable (under our 2013 Equity Incentive Plan or otherwise) upon the exchange of 63,111,111 New Holdings Units that will be held by our existing owners immediately following this offering pursuant to the exchange agreement.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our summary historical condensed consolidated financial and other data as of the dates and for the periods indicated. PennyMac Financial Services, Inc. is a recently-formed holding company which has not engaged in any business or other activities except in connection with its formation and the Offering Transactions described elsewhere in this prospectus. Accordingly, for the purposes of this prospectus, all financial and other information herein relating to periods prior to the completion of the Offering Transactions is that of Private National Mortgage Acceptance Company, LLC. The summary historical consolidated balance sheet data as of December 31, 2012 and 2011 and the summary historical consolidated statement of income data for each of the years ended December 31, 2012, 2011 and 2010 have been derived from Private National Mortgage Acceptance Company, LLC's audited financial statements included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2010 has been derived from Private National Mortgage Acceptance Company, LLC's audited financial statements not included in this prospectus.

        The summary unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2012 presents our consolidated results of operations giving pro forma effect to the Recapitalization and Offering Transactions as if such transactions had occurred on January 1, 2012. The summary unaudited pro forma condensed consolidated balance sheet data as of December 31, 2012 presents our consolidated financial position giving pro forma effect to the Recapitalization and Offering Transactions as if such transactions occurred on December 31, 2012.

        The summary historical consolidated financial and other data presented below is not indicative of our results for any future periods. You should read the information in the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information," our historical audited financial statements and the accompanying notes and our interim financial statements and the accompanying notes included elsewhere in this prospectus.

	Pro Forma Year ended December 31, 2012(1)	Year ended December 31,
		2012	2011	2010
	(in thousands, except per unit data)
Statements of Income Data—Condensed Consolidated
Revenue
Net gains on mortgage loans held for sale at fair value	$118,170	$118,170	$13,029	$2,008
Fulfillment fees from PennyMac Mortgage Investment Trust	62,906	62,906	1,744	—
Net servicing income:
Loan servicing fees
From PennyMac Mortgage Investment Trust	18,608	18,608	13,204	2,989
From Investment Funds	11,716	11,716	14,523	9,474
Mortgage servicing rebate (to) from Investment Funds	(885)	(885)	(2,772)	1,162
From non-affiliates	20,673	20,673	11,493	11,431
From borrowers—ancillary fees	2,245	2,245	1,657	1,345

	52,357	52,357	38,105	26,401
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(12,252)	(12,252)	(9,438)	(400)

Net servicing income	40,105	40,105	28,667	26,001

Management fees:
From PennyMac Mortgage Investment Trust	15,141	15,141	8,456	5,484
From Investment Funds	9,363	9,363	9,943	9,943

	24,504	24,504	18,399	15,427

Carried Interest from Investment Funds	10,473	10,473	12,596	24,654
Other	16,807	16,807	2,224	1,139

Total net revenue	272,965	272,965	76,659	69,229

Expenses
Compensation	124,014	124,014	47,479	25,412
Other	30,628	30,628	14,481	10,775

Total expenses	154,642	154,642	61,960	36,187

Net income	$118,323	$118,323	$14,699	$33,042

Net income attributable to preferred unit holders		$99,920	$14,507	$29,014
Net income attributable to Class C unit awards outstanding		$2,310
Net income attributable to Class C unit holders		$6
Net income attributable to common unit awards outstanding		$7,178	$152	$3,837
Net income attributable to common unit holders		$8,909	$40	$191
Pro forma information (unaudited):
Historical net income before taxes	$118,323	$118,323	$14,699	$33,042
Pro forma adjustment for taxes(2)	(7,454)

Pro forma net income attributable to controlling and non-controlling interest	110,869
Less Net Income attributable to non-controlling interest	100,574

Net Income attributable to PennyMac Financial Services, Inc. stockholders	$10,295

Earnings per unit/share
Preferred units		$1,033.49	$237.82	$645.30
Class C units		$684.70
Common units/common shares
Basic	$0.93	$942.89	$11.63	$555.59
Diluted	$0.93	$570.29	$3.88	$40.72

(1)
As described in "Organizational Structure," PennyMac Financial Services, Inc. will become the sole managing member of Private National Mortgage Acceptance Company, LLC. PennyMac Financial Services, Inc. will initially own less than 50% of the economic interest in Private National Mortgage Acceptance Company, LLC but will have 100% of the voting power and control its management immediately following this offering.

(2)
Following the Recapitalization and the Offering Transactions, PennyMac Financial Services, Inc. will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to its allocable share of any net taxable income of Private National Mortgage Acceptance Company, LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 42%, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

	Pro Forma December 31, 2012(1)	December 31, 2012	December 31, 2011	December 31, 2010
	(in thousands)
Balance Sheet Data—Condensed Consolidated
ASSETS
Cash and short-term investment, at fair value	$250,242	$65,487	$32,506	$15,241
Mortgage loans held for sale at fair value	448,384	448,384	89,857	14,720
Servicing advances	93,152	93,152	63,565	22,811
Receivable from Advised Entities	20,363	20,363	19,864	13,687
Carried interest due from Investment Funds	47,723	47,723	37,250	24,654
Mortgage servicing rights	108,975	108,975	32,124	31,957
Other	48,079	48,079	14,115	5,332

Total assets	$1,016,918	$832,163	$289,281	$128,402

LIABILITIES
Loans sold under agreements to repurchase	$393,534	$393,534	$77,700	$13,289
Note payable	53,013	53,013	18,602	3,499
Derivative liabilities	509	509	—	—
Payable to PennyMac Mortgage Investment Trust	46,779	46,779	25,595	2,842
Payable to Investment Funds	36,795	36,795	29,622	13,262
Accounts payable and accrued expenses	36,279	36,279	13,398	5,352
Liability for losses under representations and warranties	3,504	3,504	449	189

Total liabilities	570,413	570,413	165,366	38,433
Pro forma
Members' Equity/PennyMac Financial Services, Inc. stockholders' equity	66,977	261,750	123,915	89,969
Non-controlling Interest	379,528

Total Equity	446,505	261,750	123,915	89,969

Total liabilities and members' equity/Total Equity	$1,016,918	$832,163	$289,281	$128,402

(1)
The column gives effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds."

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. If any of the following risks are realized, our business, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Risks Related to Our Mortgage Banking Segment

  Regulatory Risks

We operate in a highly regulated industry and the continually changing federal, state and local laws and regulation could materially adversely affect our business, financial condition and results of operations.

        Due to the highly regulated nature of the residential mortgage industry, we are required to comply with a wide array of federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan production and servicing businesses and the fees that we may charge. These regulations directly impact our business and require constant compliance, monitoring and internal and external audits. A material failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions and damage our reputation, which could materially adversely affect our business, financial condition and results of operations.

        Federal, state and local governments have recently proposed or enacted numerous new laws, regulations and rules related to mortgage loans. Laws, regulations, rules and judicial and administrative decisions relating to mortgage loans include those pertaining to real estate settlement procedures, equal credit opportunity, fair lending, fair credit reporting, truth in lending, fair debt collection practices, service members protections, compliance with net worth and financial statement delivery requirements, compliance with federal and state disclosure and licensing requirements, the establishment of maximum interest rates, finance charges and other charges, qualified mortgages, licensing of loan officers, loan officer compensation, secured transactions, payment processing, escrow, loss mitigation, collection, foreclosure, repossession and claims-handling procedures, and other trade practices and privacy regulations providing for the use and safeguarding of non-public personal financial information of borrowers. Service providers we use must also comply with these legal requirements, including outside foreclosure counsel retained to process foreclosures.

        In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, represents a comprehensive overhaul of the financial services industry in the United States and includes, among other things (i) the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation among federal agencies, (ii) the creation of the CFPB authorized to promulgate and enforce consumer protection regulations relating to financial products and services, including mortgage lending and servicing, (iii) the establishment of strengthened capital and prudential standards for banks and bank holding companies, (iv) enhanced regulation of financial markets, including the derivatives and securitization markets, and (v) amendments to the Truth in Lending Act, or TILA, aimed at improving consumer protections with respect to mortgage originations, including disclosures, originator compensation, minimum repayment standards, prepayment considerations appraisals and servicing requirements.

        Our failure to comply with these laws, regulations and rules may result in reduced payments by borrowers, modification of the original terms of mortgage loans, permanent forgiveness of debt, delays in the foreclosure process, increased servicing advances, litigation, enforcement actions, and repurchase and indemnification obligations. Our failure to adequately supervise service providers, including outside foreclosure counsel, may also have these negative results.

        The failure of the mortgage lenders from whom loans were acquired through our correspondent lending program to comply with these laws, regulations and rules may also result in these adverse consequences. We have in place a due diligence program designed to assess areas of risk with respect to these acquired loans, including, without limitation, compliance with underwriting guidelines and applicable law. However, we may not detect every violation of law by these mortgage lenders. While we have contractual rights to seek indemnity or repurchase from these correspondent lenders, if any of these lenders are unable to fulfill their indemnity or repurchase obligations to us to a material extent, our business, financial condition and results of operations could be materially and adversely affected. In addition, our repurchase agreements that provide us with capital to purchase loans for our correspondent lending business require us to make representations that the loans sold under these agreements comply with applicable law. See "Market Risks—We leverage our operations, which may materially and adversely affect our financial condition and results of operations" on page 27 for a discussion of risks related to breaches of such representations.

        In addition, although they have not yet been enacted, the Federal Housing Finance Agency, or FHFA, proposed changes to mortgage servicing compensation structures in 2011 for servicing with GSEs, including reducing servicing fees and channeling funds toward reserve accounts for delinquent loans. Also, there continue to be changes in legislation, rulemaking and licensing in an effort to simplify the consumer mortgage experience which requires technology changes and additional implementation costs for loan originators. We expect that legislative and regulatory changes will continue in the foreseeable future, which may increase our operating expenses.

        Any of these, or other, changes in laws or regulations could adversely affect our business, financial condition and results of operations.

The creation of the CFPB and its recently issued rules will likely increase our regulatory compliance burden and associated costs, which could adversely affect our business, financial condition and results of operations.

        On July 21, 2011, the CFPB obtained rulemaking and enforcement authority pursuant to the Dodd-Frank Act and began official operations. We are subject to examination by the CFPB. The CFPB has broad enforcement powers over mortgage participants, including originators and servicers, and can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, and civil money penalties. The CFPB has been active in investigations and enforcement actions, and issued large civil money penalties in 2012.

        In addition to its regulatory authority, the CFPB has examination authority over all federal and state non-depository lending and servicing institutions, including mortgage brokers, lenders and servicers. Such examinations, as well as regulations that the CFPB might issue in the future, could ultimately increase our administrative burdens and adversely affect our business, financial condition and results of operations.

        In October 2011, January 2012 and October 2012, the CFPB issued guidelines governing, among other things, examination procedures for bank and non-bank mortgage servicers and originators and its procedures for supervising mortgage transactions. In January 2013, the CFPB issued its final rules relating to, among other things, its "Ability to Repay" rule under TILA's implementing Regulation Z, mortgage escrow account requirements and mortgage servicing requirements. For further discussion on the details of the CFPB's final rules, see "Business—Compliance and Regulatory."

        Similar to other mortgage servicers of our size, we received a general request for information from the CFPB on September 24, 2012. We responded in a timely fashion to the CFPB by providing the requested information. On February 11, 2013, we were notified by the CFPB that it would perform an examination of PLS's loan servicing and related compliance activities beginning on March 25, 2013. This examination was completed on May 2, 2013. The final outcome of the CFPB's examination is uncertain. If, as a result of its examination, the CFPB were to conclude that PLS's loan servicing or related compliance activities violate applicable law, we may be subject to significant penalties or other punitive actions that could materially and adversely affect our financial condition and results of operations. The CFPB also has the power to notify the public of violations which carries with it reputational risk. The results of CFPB examinations are shared with other regulators, which may in turn initiate their own investigations and impose additional penalties.

        The CFPB's recently enacted rules will likely increase our administrative and compliance costs. They could also greatly influence the availability and cost of residential mortgage credit, and increase servicing costs and risks. In addition, the effective dates for these new rules are aggressive in some cases and it may be difficult for us to implement the procedures necessary to comply with these new rules by the dates on which they are to become effective. These increased costs of compliance, the effect of these rules on the mortgage industry and mortgage servicing and any failure in our ability to comply with these new rules by their effective dates, could have an adverse effect on our business, financial position and results of operations.

We are highly dependent on U.S. government-sponsored entities, and any changes in these entities or their current roles could materially and adversely affect our business, liquidity, financial position and results of operations.

        Our ability to generate revenues through mortgage loan sales depends to a significant degree on programs administered by government-sponsored entities, or GSEs, such as Fannie Mae and Freddie Mac, government agencies, including Ginnie Mae, and others that facilitate the issuance of mortgage-backed securities, or MBS, in the secondary market. These GSEs and Agencies play a critical role in the residential mortgage industry and we have significant business relationships with many of them. Presently, almost all of the newly originated conforming loans that we originate directly with borrowers or assist PMT in acquiring from mortgage lenders through our correspondent lending program qualify under existing standards for inclusion in mortgage securities backed by the GSEs or Ginnie Mae. We also derive other material financial benefits from these relationships, including the assumption of credit risk by these GSEs on loans included in such mortgage securities in exchange for our payment of guarantee fees and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures.

        There is significant uncertainty regarding the future of Fannie Mae and Freddie Mac, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have. Although the U.S. Treasury has committed capital to Fannie Mae and Freddie Mac since they were placed into conservatorship, additional funding may not be provided within the required time periods or the actions of the U.S. Treasury may not be adequate for their needs. If such funding is not provided as required, the FHFA would be obligated to place Fannie Mae and Freddie Mac into receivership. Further, Fannie Mae or Freddie Mac could be placed into receivership at the discretion of the FHFA at any time under certain circumstances. If the actions of the U.S. Treasury are inadequate or pending repurchase requests by Fannie Mae and Freddie Mac to lenders prove unsuccessful, or if Fannie Mae and Freddie Mac are adversely affected by events such as ratings downgrades, foreclosure problems and delays and problems with mortgage insurers, Fannie Mae and Freddie Mac could continue to suffer losses and could fail to honor their guarantees and other obligations. In addition, the future roles of Fannie Mae and Freddie Mac remain uncertain. Their roles could be significantly reduced or eliminated and the nature of the guarantees could be considerably limited relative to historical measurements. Solvency concerns have also recently been raised regarding the FHA, which we rely on for the insurance of a significant portion of the government-insured loans that we produce. The elimination of the traditional roles of Fannie Mae, Freddie Mac or the FHA could adversely affect our business and results of operations.

        Our ability to generate revenues from newly originated loans that we assist PMT in acquiring from mortgage lenders through our correspondent lending program is highly dependent on the fact that the GSEs have not historically acquired such loans directly from mortgage lenders, but have instead relied on banks and non-bank service providers such as us to acquire, aggregate and securitize or otherwise sell such loans to investors in the secondary market. If one or more of the GSEs were to start making these purchases and sales for their own accounts, our business and results of operations could be adversely affected.

        Any discontinuation of, or significant reduction in, the operation of these GSEs or any significant adverse change in the level of activity of these GSEs in the primary or secondary mortgage markets or in the underwriting criteria of these GSEs could materially and adversely affect our business, liquidity, financial position and results of operations.

Changes in GSE guidelines or guarantees could adversely affect our business, financial condition and results of operations.

        We are required to follow specific guidelines that impact the way that we service and originate GSE loans, including guidelines with respect to:

  •
  credit standards for mortgage loans;

  •
  our staffing levels and other servicing practices;

  •
  the servicing and ancillary fees that we may charge;

  •
  our modification standards and procedures; and

  •
  the amount of non-reimbursable advances.

        In particular, the FHFA has directed the GSEs to align their guidelines for servicing delinquent mortgages that they own or that back securities which they guarantee, which can result in monetary incentives for servicers that perform well and penalties for those that do not. In addition, the FHFA has directed Fannie Mae to assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations.

        We cannot negotiate these terms with the GSEs and they are subject to change at any time. A significant change in these guidelines that has the effect of decreasing the fees we charge or requires us to expend additional resources in providing mortgage services could decrease our revenues or increase our costs, which would adversely affect our business, financial condition and results of operations.

        In addition, changes in the nature or extent of the guarantees provided by Fannie Mae and Freddie Mac or the insurance provided by the FHA could also have broad adverse market implications. The guarantee fees that we are required to pay to the GSEs for these guarantees have increased significantly over time and any future increases in these fees would adversely affect our business, financial condition and results of operations.

        Fannie Mae has indicated that it may impose annual delivery volume limits on all of its approved seller/servicers. Fannie Mae has not yet determined or announced the criteria for how these potential delivery limits may be calculated, or when they may be imposed. If a delivery limitation is imposed on PMT by Fannie Mae, it could result in a shift of business market share to Freddie Mac, and could adversely impact our gain on sale income to the extent that Freddie Mac price execution may be worse than that of Fannie Mae. Freddie Mac has indicated that it does not have any plans to establish delivery volume limits for its seller/servicers.

Changes to government mortgage modification and refinance programs could adversely affect our future revenues and costs.

        Under HAMP and similar government programs, a participating servicer may be entitled to receive financial incentives in connection with any modification plans that it enters into with eligible borrowers and subsequent success fees to the extent that a borrower remains current in any agreed upon loan modification. While we participate in and dedicate numerous resources to HAMP, changes in legislation or regulation regarding HAMP or any other government mortgage modification program or changes in the requirements necessary to qualify for refinancing mortgage loans may impact the extent to which we participate in and receive financial benefits from such programs, or may increase our operating costs and the expense of our participation in such programs.

        On October 24, 2011, the FHFA announced changes to the existing Home Affordable Refinance Program, or HARP, for certain loans sold to Fannie Mae and Freddie Mac prior to May 31, 2009. The changes to HARP are designed to increase the number of mortgage loans eligible for refinancing under the program and have meaningfully increased industry-wide loan production volumes. These changes and any additional changes that may be enacted to increase refinancing eligibility under this program will likely increase mortgage loan prepayment speeds, which would have an unfavorable impact on the valuation of our MSRs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

        HAMP is currently scheduled to expire on December 31, 2013. If HAMP is not extended, this could decrease our revenues, which would adversely affect our business, financial condition and results of operations. HARP was set to expire on December 31, 2013, but recently, the FHFA extended HARP to December 31, 2015.

        Under the Making Home Affordable plan, or MHA, a participating servicer may receive a financial incentive to modify qualifying loans, in accordance with the plan's guidelines and requirements. HARP also allows us to refinance loans with an LTV of up to 125%. This program, and the FHA's negative equity refinance program, allow us to refinance loans to existing borrowers who have little or negative equity in their homes. The FHA's negative equity refinance program is scheduled to expire on December 31, 2014, and the expiration of that program or changes in legislation or regulations regarding that program or the MHA could reduce our volume of refinancing originations to borrowers with little or negative equity in their homes.

        Changes to HAMP, HARP, the MHA and other similar programs could adversely affect our future revenues and costs.

Unlike competitors that are banks, we are subject to the licensing and operational requirements of states and other jurisdictions that result in substantial compliance costs, and our business would be adversely affected if we lose our licenses.

        Because we are not a depository institution, we do not benefit from exemptions to state mortgage banking, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements and varying compliance requirements in all fifty states, the District of Columbia and the Virgin Islands, and we are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws or increased fees or that may impose conditions to licensing that we or our personnel are unable to meet. Currently we are able to service loans in 49 states, the District of Columbia and the Virgin Islands and originate loans in 45 states and the District of Columbia, either because we are properly licensed in a particular jurisdiction or we are exempt or otherwise not required to be licensed in that jurisdiction.

        In most states in which we operate, a regulatory agency or agencies regulate and enforce laws relating to mortgage servicers and mortgage originators. These rules and regulations generally provide for licensing as a mortgage servicer, mortgage originator, loan modification processor/underwriter, or third-party debt default specialist (or a combination thereof), requirements as to the form and content of contracts and other documentation, licensing of our employees and independent contractors with whom we contract, and employee hiring background checks. They also set forth restrictions on collection practices and disclosure and record-keeping requirements, and they establish a variety of borrowers' rights. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary fees, including late fees, that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially affect our business.

        In addition, we are subject to periodic examinations by state and other regulators, which can result in increases in our administrative costs and refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by these regulators due to compliance errors, or we may lose our license. Fines and penalties incurred in one jurisdiction may cause investigations or other actions by regulators in other jurisdictions.

        We may not be able to maintain all currently requisite licenses and permits. In addition, the states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and credit facilities and have a material adverse effect on our business, financial condition and results of operations.

Agency inquiries into foreclosure practices and foreclosure delays in certain states could result in additional compliance costs on our servicing business, and may adversely impact our results of operations, financial condition and business.

        In connection with allegations of irregularities in foreclosure processes, including so-called "robo-signing" by mortgage loan servicers, certain state Attorneys General, court administrators and government agencies, as well as representatives of the federal government, have issued letters of inquiry to mortgage servicers, requesting written responses to questions regarding policies and procedures, especially with respect to notarization and affidavit procedures. If initiated against us, these requests or any subsequent administrative, judicial or legislative actions taken by these regulators, court administrators or other government entities may subject us to fines and other sanctions, including a foreclosure moratorium or suspension. In addition to these inquiries, several state Attorneys General have requested that certain mortgage servicers suspend foreclosure proceedings pending internal review to ensure compliance with applicable law. Such inquiries, if initiated against us, as well as continued court backlog and emerging court processes, may cause an extended delay in the foreclosure process in certain states.

        Also, on February 9, 2012, federal and state agencies announced a $25 billion settlement with the five largest banks that resulted from investigations of foreclosure practices, which is referred to as the "Joint Federal-State Mortgage Servicing Settlement." As part of the settlement, the banks agreed to comply with various servicing standards relating to foreclosure and bankruptcy proceedings, documentation of borrowers' account balances, chain of title, and evaluation of borrowers for loan modifications and short sales as well as servicing fees and the use of force-placed insurance.

        Although we are not a party to the above enforcement consent orders and settlements, we could be required to comply with certain requirements and terms set forth in the consent orders and settlements if (i) we subservice loans in certain circumstances for the mortgage servicers that are parties to the enforcement consent orders and settlements, (ii) the agencies begin to enforce the consent orders and settlements by looking downstream to our arrangement with certain mortgage servicers, (iii) the MSR owners for whom we subservice loans request that we comply with certain aspects of the consent orders and settlements, or (iv) we otherwise find it prudent to comply with certain aspects of the consent orders and settlements. In addition, the practices set forth in such consent orders and settlements may be adopted by the industry as a whole, forcing us to comply with them in order to follow standard industry practices, or may become required by our servicing agreements. While we have made and continue to make changes to our operating policies and procedures in light of the consent orders and settlements, further changes could be required and changes to our servicing practices may increase compliance and operating costs for our servicing business, which could materially and adversely affect our financial condition or results of operations.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

        Various U.S. federal, state and local laws have been enacted that are designed to discourage predatory lending practices. The U.S. federal Home Ownership and Equity Protection Act of 1994, or HOEPA, prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as "high-cost" loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. If any of our production loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could adversely impact our results of operations, financial condition and business.

We may be subject to certain banking regulations that may limit our business activities.

        As of December 31, 2012, The PNC Financial Services Group, Inc., or PNC, owned approximately 21% of the outstanding voting common shares of BlackRock Inc. Based on PNC's interests in and relationships with BlackRock, Inc., BlackRock, Inc. is deemed to be a non-bank subsidiary of PNC. BlackRock, Inc. is an affiliate of BlackRock Mortgage Ventures, LLC, or BlackRock, which is one of our largest equity holders and which owns approximately one-third of our equity interests prior to this offering. Due to these relationships, we are deemed to be a non-bank subsidiary of PNC, which is regulated as a financial holding company under the Bank Holding Company Act of 1956, as amended. As a non-bank subsidiary of PNC, we may be subject to certain banking regulations, including the supervision and regulation of the Federal Reserve. Such banking regulations could limit the activities and the types of businesses that we may conduct. The Federal Reserve has broad enforcement authority over financial holding companies and their subsidiaries. The Federal Reserve could exercise its power to restrict PNC from having a non-bank subsidiary that is engaged in any activity that, in the Federal Reserve's opinion, is unauthorized or constitutes an unsafe or unsound business practice, and could exercise its power to restrict us from engaging in any such activity. The Federal Reserve may also impose substantial fines and other penalties for violations that we may commit. To the extent that we are subject to banking regulation, we could be at a competitive disadvantage because some of our competitors are not subject to these limitations.

        In addition, provisions of the Dodd-Frank Act referred to as the "Volcker Rule" place limitations on the ability of bank holding companies and their affiliates to engage in sponsoring, investing in and transacting with certain investment funds, including hedge funds and private equity funds (collectively "covered funds"). The Volcker Rule will also place restrictions on proprietary trading, which could impact certain hedging activities. It is expected that the Volcker Rule will apply to us by virtue of our affiliation with PNC through BlackRock. The Volcker Rule becomes fully effective in July 2014, but final implementing regulations have not yet been issued. To the extent the Volcker Rule applies to us, it would limit our ability to sponsor or manage covered funds and to make and retain investments in covered funds, and would limit investments in covered funds by our employees, among other restrictions. In addition, the scope of the definition of "covered funds" is not yet known, and therefore these restrictions could apply to funds other than those commonly referred to as hedge funds and private equity funds, such as one or more of the funds that we currently manage, including the Investment Funds or PMT. If the Investment Funds or PMT were to be "covered funds" as defined, then, among other consequences, certain transactions between us and the Advised Entities could be limited or required to be restructured. These limitations and restrictions could disadvantage us against those competitors that are not subject to the Volcker Rule in the ability to manage covered funds and to retain employees.

  Market Risks

Our mortgage banking revenues are highly dependent on macroeconomic and United States residential real estate market conditions.

        Continuing concerns over factors including inflation, deflation, unemployment, personal and business income taxes, energy costs, geopolitical issues and the availability and cost of credit have contributed to increased volatility and unclear expectations for the economy in general and the residential real estate and mortgage markets in particular going forward. According to the S&P/Case-Shiller Home Price Index, since 2006, United States residential housing values have declined by approximately 30% and the volume of newly originated mortgages has decreased by 50%. While national housing values have increased in the last 12 months, these conditions may not have stabilized or they may worsen. A destabilization of the residential real estate and mortgage markets or deterioration in these markets may reduce our loan production volume, reduce the profitability of servicing mortgages or adversely affect our ability to sell mortgage loans that we originate or acquire, either at a profit or at all. Any of the foregoing could adversely affect our business, financial condition and results of operations.

We may not be able to continue to grow our loan production volume, which could negatively affect our business, financial condition and results of operations.

        Our loan production operations consist of our retail originations program, in which we originate mortgage loans directly with borrowers through telephone call centers or the Internet, and our correspondent lending program, in which we facilitate, in exchange for a fulfillment fee, the acquisition by PMT from correspondent sellers of newly originated mortgage loans that have been underwritten to our standards. In certain cases, we subsequently acquire those loans from PMT.

        Our correspondent lending program is relationship driven. We currently work with 140 approved mortgage lenders, but these lenders are not contractually obligated to do business with us or PMT, and our competitors also have relationships with these lenders and actively compete with us in our efforts to expand PMT's network of approved mortgage lenders. In order to increase our loan production volume, we will need to not only maintain PMT's existing relationships, but also develop PMT's relationships with additional mortgage lenders. To date, we have grown our loan production volumes with mortgage lenders by providing customer service and turn-around times in the execution of our fulfillment functions in accordance with the expectations of the mortgage lenders. If we are not able to consistently maintain this level of execution, our reputation and existing relationships with mortgage lenders could be damaged. We also plan to introduce new mortgage loan products such as Freddie Mac's Loan Prospector loans and enhanced jumbo loan products to mortgage lenders. We may not be able to maintain PMT's existing relationships or develop new relationships with mortgage lenders or our new mortgage products may not gain widespread acceptance.

        Our current volume of retail originations, which is based in large part on the refinancing of existing mortgage loans that we service, is highly dependent on interest rates and government mortgage modification programs and may decline if interest rates increase or these programs are terminated. Our retail originations platform may not succeed because of the referral-driven nature of our industry. For example, the origination of purchase money mortgage loans is greatly influenced by traditional business clients in the home buying process such as real estate agents and builders. As a result, our ability to secure relationships with such traditional business clients will influence our ability to grow our purchase money mortgage loan volume and, thus, our retail originations business. We may not be successful in establishing such relationships. In addition, to grow our retail originations business, we will need to convert leads regarding prospective borrowers into funded loans, the success of which depends on the pricing we offer relative to the pricing of our competitors and our operational ability to process, underwrite and close loans. Institutions that compete with us in this regard may have significantly greater access to capital or resources than we do, which may give them the benefit of a lower cost of operations.

        Our correspondent lending and retail origination businesses are also subject to overall market factors that can impact our ability to grow our loan production volume. For example, increased competition from new and existing market participants, reductions in the overall level of refinancing activity or slow growth in the level of new home purchase activity can impact our ability to continue to grow our loan production volume, and we may be forced to accept lower margins in our respective businesses in order to continue to compete and keep our volume of activity consistent with past or projected levels. We believe that changes in supply and demand within the marketplace have been driving lower margins in recent periods, which would be reflected in our results of operations and in our gains on mortgage loans held for sale. Although margins on gains from mortgage loans held for sale benefited from wider secondary spreads early in the fourth quarter of 2012, margins narrowed somewhat as the quarter progressed. While margins remained elevated from a historical perspective during the fourth quarter of 2012, we expect them to begin normalizing in 2013, and we have begun to see evidence of this normalization in the first quarter of 2013. If we are unable to grow our loan production volumes or if our margins become compressed, then our business, financial condition and results of operations could be adversely affected.

Our earnings may decrease because of changes in prevailing interest rates.

        Our profitability is directly affected by changes in prevailing interest rates. The following are the material risks we face related to changes in prevailing interest rates:

  •
  an increase in prevailing interest rates could adversely affect our loan production volume because refinancing an existing loan would be less attractive for homeowners and qualifying for a loan may be more difficult for consumers;

  •
  an increase in prevailing interest rates would increase the cost of servicing our outstanding debt, including debt related to servicing advances and loan production;

  •
  a decrease in prevailing interest rates may cause more borrowers to refinance existing loans that we service or may cause the expected volume of refinancings to increase, which would require us to record a higher level of amortization, impairment or both on our MSRs;

  •
  a decrease in prevailing interest rates could reduce our earnings from our custodial deposit accounts; and

  •
  an increase in prevailing interest rates could increase payments for servicing customers with adjustable rate mortgages and generate an increase in delinquency, default and foreclosure rates, resulting in an increase in our loan servicing expenses.

        Any adverse effect to our business, financial condition or results of operations as a result of changes in prevailing interest rates would be beyond our control.

We may be unable to obtain sufficient capital and liquidity to meet the financing requirements of our business.

        We will require new and continued debt financing to facilitate our anticipated growth. Accordingly, our ability to finance our operations and repay maturing obligations rests in large part on our ability to borrow money. We are generally required to renew our financing arrangements each year, which exposes us to refinancing and interest rate risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors including:

  •
  limitations imposed on us under our financing agreements that contain restrictive covenants and borrowing conditions, which may limit our ability to raise additional debt;

  •
  any decrease in liquidity in the credit markets;

  •
  prevailing interest rates;

  •
  the strength of the lenders from which we borrow, and the regulatory environment in which they operate, including proposed capital strengthening requirements;

  •
  limitations on borrowings on credit facilities imposed by the amount of eligible collateral pledged, which may be less than the borrowing capacity of the credit facility; and

  •
  accounting changes that may impact calculations of covenants in our debt agreements.

        If we are unable to obtain sufficient capital to meet the financing requirements of our business, our business, financial condition and results of operations would be materially adversely affected.

We leverage our operations, which may materially and adversely affect our financial condition and results of operations.

        We currently leverage and, to the extent available, we intend to continue to leverage our retail lending operations and our acquisitions of government-insured loans from PMT through borrowings under repurchase agreements. When we enter into repurchase agreements, we sell mortgage loans to lenders, which are the repurchase agreement counterparties, and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction. The cash that we receive from a lender when we initially sell the assets to that lender is less than the value of those assets (this difference is referred to as the haircut), so if the lender defaults on its obligation to resell the same assets back to us we could incur a loss on the transaction equal to the amount of the haircut (assuming that there was no change in the value of the assets). In addition, repurchase agreements generally allow the counterparties, to varying degrees, to determine a new market value of the collateral to reflect current market conditions. If a counterparty lender determines that the value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. Should this occur, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses. If we are unable to satisfy a margin call, our counterparty may sell the collateral, which may result in significant losses to us.

        Unlike banks, we are not subject to regulatory restrictions on the amount of our leverage. Our total borrowings are only restricted by covenants in our repurchase agreements and market conditions, and our board of directors may change our target borrowing levels at any time without the approval of our stockholders. Incurring substantial debt subjects us to the risk that our cash flow from operations may be insufficient to repurchase the assets that we have sold to the lenders under our repurchase agreements.

        Our existing repurchase agreements also impose financial and non-financial covenants and restrictions on us that limit the amount of indebtedness that we may incur, impact our liquidity through minimum cash reserve requirements, and impact our flexibility to determine our operating policies and investment strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." In our repurchase agreements we make representations about the loans sold under these agreements, including that the loans were originated in compliance with applicable law. If we default on one of our obligations under a repurchase agreement or breach our representations, the lender may be able to terminate the transaction, accelerate any amounts outstanding, require us to repurchase the loans, and cease entering into any other repurchase transactions with us. Because our repurchase agreements typically contain cross-default provisions, a default that occurs under any one agreement could allow the lenders under our other agreements to also declare a default. Additional repurchase agreements or other bank credit facilities that we may enter into in the future may contain additional covenants and restrictions. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. Any losses that we incur on our repurchase agreements could materially adversely affect our financial condition and results of operations.

Hedging against interest rate exposure may materially and adversely affect our results of operations and cash flows.

        We pursue hedging strategies to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the risks hedged, the level of interest rates, the type of investments held, and other changing market conditions. Hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities, and our interest rate hedging may fail to protect or could adversely affect us because, among other things:

  •
  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  •
  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability or asset;

  •
  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  •
  the hedging counterparty owing the money in the hedging transaction may default on its obligation to pay.

        In addition, we may fail to recalculate, re-adjust and execute hedges in an efficient manner.

        Any hedging activity, which is intended to limit losses, may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce interest rate risk, unanticipated changes in interest rates may result in worse overall investment performance than if we had not engaged in any such hedging transactions. A liquid secondary market may not exist for a hedging instrument purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. In addition, the degree of correlation between price movements of the instruments used in hedging strategies and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. Numerous regulations currently apply to hedging and any new regulations or changes in existing regulations may significantly increase our administrative or compliance costs. Our hedging agreements generally provide for the daily mark to market of our hedge exposures. If a hedge counterparty determines that its exposure to us exceeds its exposure threshold, it may initiate a margin call and require us to post collateral. If we are unable to satisfy a margin call, we would be in default of our agreement, which could materially adversely affect our business, financial condition and results of operations.

Our MSRs are highly volatile assets with continually changing values, and these changes in value, or inaccuracies in our estimates of their value, could adversely affect our financial condition and results of operations.

        The value of our MSRs is based on the cash flows projected to result from the servicing of the related mortgage loans and continually fluctuates due to a number of factors. These factors include changes in interest rates and other market conditions, which affect the number of loans that are refinanced and thus no longer result in cash flows, and the number of loans that become delinquent.

        We use internal financial models that utilize market participant data to value our MSRs for purposes of financial reporting and for purposes of determining the price that we pay to acquire loans for which we will retain MSRs. These models are complex and use asset-specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of MSRs are complex because of the high number of variables that drive cash flows associated with MSRs. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the results of the models.

        If loan delinquencies or prepayment speeds are higher than anticipated or other factors perform worse than modeled, the recorded value of certain of our MSRs may decrease, which would adversely affect our financial condition and results of operations.

Increases in delinquencies and defaults may adversely affect our business, financial condition and results of operations.

        Falling home prices across the United States have resulted in higher loan-to-value ratios, or LTVs, lower recoveries in foreclosure and an increase in loss severities above those that would have been realized had property values remained the same or continued to increase. Though housing values have stabilized in some markets, many borrowers do not have sufficient equity in their homes to permit them to refinance their existing loans, which may reduce the volume or growth of our loan production business. This may also provide borrowers with an incentive to default on their mortgage loans even if they have the ability to make principal and interest payments. Further, interest rates have remained at historical lows for an extended period of time. Borrowers with adjustable rate mortgage loans must make larger monthly payments when the interest rates on those mortgage loans adjust upward from their initial fixed rates or low introductory rates to the rates computed in accordance with the applicable index and margin. Increases in monthly payments may increase the delinquencies, defaults and foreclosures on a significant number of the loans that we service.

        Increased mortgage delinquencies, defaults and foreclosures may result in lower revenue for loans that we service for the GSEs, such as Fannie Mae or Freddie Mac, because we only collect servicing fees from GSEs for performing loans. Additionally, while increased delinquencies generate higher ancillary fees, including late fees, these fees are not likely to be recoverable in the event that the related loan is liquidated. In addition, an increase in delinquencies lowers the interest income that we receive on cash held in collection and other accounts because there is less cash in those accounts. Also, increased mortgage defaults may ultimately reduce the number of mortgages that we service.

        Increased mortgage delinquencies, defaults and foreclosures will also result in a higher cost to service those loans due to the increased time and effort required to collect payments from delinquent borrowers and to liquidate properties or otherwise resolve loan defaults if payment collection is unsuccessful, and only a portion of these increased costs are recoverable under our servicing agreements. Increased mortgage delinquencies, defaults and foreclosures may also result in an increase in our interest expense and affect our liquidity as a result of borrowing under our credit facilities to fund an increase in our advancing obligations.

A disruption in the MBS market could materially adversely affect our business, financial condition and results of operations.

        During 2012, approximately 60% of the loans that we produced were delivered to Fannie Mae or Freddie Mac to be pooled into Agency MBS securities and 39% of our loans were originated to FHA guidelines and pooled into Ginnie Mae MBS securities. Disruptions in the general MBS market have occurred in the past. Any significant disruption or period of illiquidity in the general MBS market would directly affect our own liquidity and the liquidity of PMT because no existing alternative secondary market would likely be able to accommodate on a timely basis the volume of loans that we typically sell in any given period. Accordingly, if the MBS market experiences a period of illiquidity, we might be prevented from selling the loans that we produce into the secondary market in a timely manner or at favorable prices, which could materially adversely affect our business, financial condition and results of operations.

The geographic concentration of our servicing portfolio may decrease the value of our MSRs and adversely affect our retail lending business, which would adversely affect our financial condition and results of operations.

        As of December 31, 2012, approximately 38%, 5% and 5% of the aggregate outstanding loan balance in our servicing portfolio was secured by properties located in California, Florida and Colorado, respectively. These states have experienced severe declines in property values and are experiencing a disproportionately high rate of delinquencies and foreclosures relative to other states. To the extent that these states continue to experience weaker economic conditions or greater rates of decline in real estate values than the United States generally, the concentration of loans that we service in those regions may decrease the value of our MSRs and adversely affect our retail lending business. The impact of property value declines may increase in magnitude and it may continue for a long period of time. Additionally, if states in which we have greater concentrations of business were to change their licensing or other regulatory requirements to make our business cost-prohibitive, we may be required to stop doing business in those states or may be subject to higher cost of doing business in those states, which could materially adversely affect our business, financial condition and results of operations.

  Related Party Risks

We rely on PMT as a significant source of financing for, and revenue related to, our correspondent lending business, and the termination of, or material adverse change in, the terms of this relationship, or a material adverse change to PMT or its operations, would adversely affect our business, financial condition and results of operations.

        PMT is the counterparty that currently acquires all of the newly originated mortgage loans in connection with our correspondent lending businesses. A significant portion of our income is derived from a fulfillment fee earned in connection with PMT's acquisition of conventional loans. We are able to conduct our correspondent lending business without having to incur the significant additional debt financing that would be required for us to purchase those loans from the originating lender. In the case of government-insured loans, we purchase them from PMT at PMT's cost plus a sourcing fee and fulfill them for our own account, typically by pooling the federally insured or guaranteed loans together into an MBS which Ginnie Mae guarantees. We earn interest income and gains or losses during the holding period and upon the sale of these securities, and we retain the MSRs with respect to the loans. If this relationship with PMT was terminated by PMT or PMT reduced the volume of these loans that it acquires for any reason, we would have to acquire these loans from the correspondent sellers for our own account, something that we may be unable to do, or enter into another similar counterparty arrangement with a third party, which we may not be able to enter into on terms that are as favorable to us, or at all. Also, the management agreement, the mortgage banking and warehouse services agreement and certain of the other agreements that we have entered into with PMT contain cross-termination provisions that allow PMT to terminate one or more of those agreements under certain circumstances where another one of such agreements is terminated. Accordingly, the termination of this relationship with PMT, or a material change in the terms thereof that is adverse to us, would likely adversely affect our business, financial condition and results of operations.

        We expect that PMT will continue to qualify as a REIT for U.S. federal income tax purposes. However, it is possible that PMT may not meet the requirements for qualification as a REIT. If PMT were to lose its REIT status, corporate-level income tax, including any applicable alternative minimum tax, would apply to PMT's taxable income at regular corporate rates, thereby potentially impairing PMT's financial position and its ability to raise capital. Consequently, PMT's failure to qualify as a REIT could impair PMT's ability to continue to acquire loans from correspondent sellers.

A significant portion of our loan servicing operations are conducted pursuant to subservicing contracts with PMT, and any termination by PMT of these contracts, or a material change in the terms thereof that is adverse to us, would adversely affect our business, financial condition and results of operations.

        PMT, as the owner of a substantial number of all of the MSRs or whole loans that we subservice, may, under certain circumstances, terminate our subservicing contract with or without cause, in some instances with little notice and little to no compensation. Upon any such termination, it would be difficult to replace such a large volume of subservicing in a short period of time, or perhaps at all. Accordingly, we may not generate as much revenue from subservicing for other third parties. If we were to have our subservicing terminated by PMT, or if there was a change in the terms under which we perform subservicing for PMT that was materially adverse to us, this would adversely affect our business, financial condition and results of operations.

PMT has an exclusive right to acquire the loans that are produced through our correspondent lending program, which may limit the revenues that we could otherwise earn in respect of those loans.

        Our mortgage banking and warehouse services agreement with PMT requires PLS to provide fulfillment services for correspondent lending activities exclusively to PMT as long as PMT has the legal and financial capacity to purchase correspondent loans. As a result, unless PMT sells some of these loans back to us, the revenue that we earn with respect to these loans will be limited to the fulfillment fees that we earn in connection with the production of these loans, which may be less than the revenues that we might otherwise be able to realize by acquiring these loans ourselves and selling them in the secondary loan market.

  Other Risks

We may be required to indemnify the purchasers of loans that we originate, acquire or assist in the fulfillment of, or repurchase those loans, if those loans fail to meet certain criteria or characteristics or under other circumstances.

        Our contracts with purchasers of newly originated loans that we fund through our retail lending program or acquire from PMT contain provisions that require us to indemnify the purchaser of the related loans or repurchase those loans under certain circumstances. In addition, our contracts with PMT and the Investment Funds require us to indemnify those entities with respect to loans for which we provide fulfillment services or repurchase those loans in certain instances. While our contracts vary, they generally contain provisions that require us to indemnify these parties, or repurchase these loans, if:

  •
  our representations and warranties concerning loan quality and loan characteristics are inaccurate; or

  •
  the loans fail to comply with underwriting or regulatory requirements in the current dynamic regulatory environment.

        We believe that, as a result of the current market environment, many purchasers of residential mortgage loans, including the GSEs, are particularly aware of the conditions under which loan originators or sellers must indemnify them against losses related to purchased loans, or repurchase those loans, and would benefit from enforcing any repurchase remedies they may have. Our loan sale agreements with purchasers, including the GSEs, include provisions permitting purchasers to demand that we indemnify them for losses suffered in connection with loans sold that were originated in violation of applicable law or with other defects or demand repurchase of such loans. Repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. In certain cases, we would have contractual rights to recover from the mortgage lenders from whom loans were acquired through our correspondent lending program some or all of the amount paid by us in connection with this indemnification, or contractual rights to cause these mortgage lenders to repurchase these loans from us. Depending on the volume of repurchase and indemnification requests, some of these mortgage lenders may not be able to financially fulfill their obligation to indemnify us or repurchase loans from us. If a material amount of recovery cannot be obtained from these mortgage lenders, our business, financial condition and results of operations could be materially and adversely affected. Although this exposure cannot be quantified with certainty, to recognize these potential indemnification and repurchase losses, we have recorded a liability of $3.5 million as of December 31, 2012. Because of the increase in our loan originations since 2010, we expect that indemnification and repurchase requests are likely to increase. Should home values decrease, our realized loan losses from loan indemnifications and repurchases may increase as well. As such, our indemnification and repurchase costs may increase beyond our current expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Gain on Mortgage Loans Held for Sale." If we are required to indemnify PMT, the Investment Funds or other purchasers against loans, or repurchase loans, that result in losses that exceed our reserve, this could materially adversely affect our business, financial condition and results of operations.

We depend on the accuracy and completeness of information about borrowers and counterparties and any misrepresented information could adversely affect our business, financial condition and results of operations.

        In deciding whether to approve loans or to enter into other transactions with borrowers and counterparties in our retail lending and correspondent lending businesses, we may rely on information furnished to us by or on behalf of borrowers and counterparties, including financial statements and other financial information. We also may rely on representations of borrowers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. Our controls and processes may not have detected or may not detect all misrepresented information in our loan originations or from our business clients. Any such misrepresented information could adversely affect our business, financial condition and results of operations.

The industry in which we operate is highly competitive, and is likely to become more competitive, and our inability to compete successfully or decreased margins resulting from increased competition could adversely affect our business, financial condition and results of operations.

        We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. With respect to mortgage loan production, we face competition in such areas as mortgage loan offerings, rates, fees and customer service. With respect to servicing, we face competition in areas such as fees, performance in reducing delinquencies and entering into successful modifications.

        Competition in servicing mortgage loans and in originating or acquiring newly originated mortgage loans comes from large commercial banks and savings institutions and other independent mortgage servicers and originators. Many of these institutions generally have significantly greater resources and access to capital than we do, which gives them the benefit of a lower cost of funds. Additionally, our existing and potential competitors may decide to modify their business models to compete more directly with our loan production and servicing models. For example, other non-bank loan servicers may try to leverage their servicing relationships and expertise to develop or expand a loan origination business. Since the withdrawal of a number of large participants from these markets following the financial crisis in 2008, there have been relatively few large non-bank participants. As more non-bank entities enter these markets, our mortgage banking businesses may generate lower margins in order to effectively compete.

        In addition, technological advances and heightened e-commerce activities have increased consumers' accessibility to products and services. This has intensified competition among banks and non-banks in offering mortgage loans. We may be unable to compete successfully in our industries and this could adversely affect our business, financial condition and results of operations.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances, which could adversely affect our liquidity, business, financial condition and results of operations.

        During any period in which a borrower is not making payments, we are required under most of our servicing agreements in respect of our MSRs to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds under these agreements to maintain, repair and market real estate properties on behalf of investors. As home values change, we may have to reconsider certain of the assumptions underlying our decisions to make advances and, in certain situations, our contractual obligations may require us to make advances for which we may not be reimbursed. In addition, if a mortgage loan serviced by us is in default or becomes delinquent, the repayment to us of the advance may be delayed until the mortgage loan is repaid or refinanced or a liquidation occurs. If we receive requests for advances in excess of amounts that we are able to secure from our advance credit facility or, in the case of loans that we subservice, from the owner of the MSRs and loans, we may not be able to fund these advance requests, which could materially and adversely affect our loan servicing business. A delay in our ability to collect an advance may adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition and results of operations.

Our counterparties may terminate our servicing rights, which could adversely affect our business, financial condition and results of operations.

        The owners of the loans that we service may terminate our MSRs if we fail to comply with applicable servicing guidelines. As is standard in the industry, under the terms of our master servicing agreements with the Agencies in respect of MSRs that we retain in connection with our retail loan originations, the Agencies have the right to terminate us as servicer of the loans we service on their behalf at any time (and, in certain instances, without the payment of any termination fee) and also have the right to cause us to sell the MSRs to a third party. In addition, the failure to comply with servicing standards could result in termination of our agreements with the Agencies with little or no notice and without any compensation. If the servicing rights were terminated on a material portion of our servicing portfolio, our business, financial condition and results of operations could be adversely affected.

Negative public opinion involving Countrywide Financial Corporation and certain of its former officers could damage our reputation and adversely affect our earnings.

        Certain of our executive officers are former executive officers and senior managers of Countrywide, which has been the subject of various investigations and lawsuits and ongoing negative publicity. Such executive officers include:

        Stanford Kurland, our Chairman and Chief Executive Officer, who served as a director and, from January 1979 to September 2006, was employed in a variety of positions, including president, chief financial officer and chief operating officer, at Countrywide Financial Corporation;

        David Spector, our President and Chief Operating Officer, who was the senior managing director, secondary marketing, at Countrywide Financial Corporation, where he was employed in a variety of positions from May 1990 to August 2006;

        Steve Bailey, our Chief Servicing Officer, who served as a mortgage servicing executive at Countrywide Financial Corporation (and Bank of America Corporation, as its successor) from November 2004 until February 2010 and, prior to this role, served as chief executive officer of Loan Administration for Countrywide Home Loans from May 1985 until June 2008;

        Vandad Fartaj, our Chief Capital Markets Officer, who was employed in a variety of positions at Countrywide Securities Corporation, a broker-dealer, including vice president, whole loan trading, from November 1999 to April 2008;

        Douglas Jones, our Chief Correspondent Lending Officer, who was the senior managing director, correspondent lending at Countrywide Home Loans, Inc. (and Bank of America Corporation, as its successor) from July 1997 until May 2011;

        Anne McCallion, our Chief Financial Officer, who was employed by Countrywide Financial Corporation (and Bank of America Corporation, as its successor), where she worked in a variety of positions, from July 1991 to December 2008, including deputy chief financial officer and senior managing director, finance; and

        David Walker, our Chief Credit Officer , who, from 1992 to 2007, was employed in a variety of executive positions at Countrywide Bank, N.A. and its subsidiaries, including chief credit officer for Countrywide Home Loans, Inc. and chief lending officer for Countrywide Bank, N.A.

        Any existing or future investigations, litigation or negative publicity involving Countrywide, or our officers as a result of their former association with that entity, may generate negative publicity or media attention for us or adversely impact our business.

        Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending and debt collection practices, corporate governance, and actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from media coverage, whether accurate or not. Negative public opinion or perception can tarnish or otherwise strain our working relationships with regulators and government agencies, expose us to litigation and regulatory action and adversely affect our ability to attract and retain customers, trading counterparties and employees.

Challenges to the MERS® System could materially and adversely affect our business, results of operations and financial condition.

        MERSCORP, Inc. is a privately held company that maintains an electronic registry, referred to as the MERS System that tracks servicing rights and ownership of loans in the United States. Mortgage Electronic Registration Systems, Inc., or MERS, a wholly-owned subsidiary of MERSCORP, Inc., can serve as a nominee for the owner of a mortgage loan and in that role initiate foreclosures or become the mortgagee of record for the loan in local land records. We may choose to use MERS as a nominee. The MERS System is widely used by participants in the mortgage finance industry.

        Several legal challenges in the courts and by governmental authorities have been made disputing MERS's legal standing to initiate foreclosures or act as nominee for lenders in mortgages and deeds of trust recorded in local land records. These challenges have focused public attention on MERS and on how loans are recorded in local land records. Although most legal decisions have accepted MERS as mortgagee, these challenges could result in delays and additional costs in commencing, prosecuting and completing foreclosure proceedings, conducting foreclosure sales of mortgaged properties, and submitting proofs of claim in borrower bankruptcy cases.

We may not realize all of the anticipated benefits of potential future acquisitions of MSRs, which could adversely affect our business, financial condition and results of operations.

        Our ability to realize the anticipated benefits of potential future acquisitions of servicing portfolios will depend, in part, on our ability to scale up to appropriately service any such assets. The process of acquiring these assets may disrupt our business and may not result in the full benefits expected. The risks associated with these acquisitions include, among others, unanticipated issues in integrating information regarding the new loans to be serviced into our information technology systems, and the diversion of management's attention from other ongoing business concerns. Moreover, if we inappropriately value the assets that we acquire or the value of the assets that we acquire declines after we acquire them, the resulting charges may negatively affect the carrying value of the assets on our balance sheet and our earnings. See "—Our MSRs are highly volatile assets with continually changing values, and these changes in value, or inaccuracies in our estimates of their value, could adversely affect our financial condition and results of operations." If our estimates or assumptions prove to be incorrect, we may be required to record impairment charges, which could adversely affect our earnings. Furthermore, if we incur additional indebtedness to finance an acquisition, the acquired servicing portfolio may not be able to generate sufficient cash flow to service that additional indebtedness. Unsuitable or unsuccessful acquisitions could adversely affect our business, financial condition and results of operations.

Our prime servicing portfolio, which consists primarily of recently originated loans, has a limited performance history, which makes our future results of operations more difficult to predict.

        The likelihood of mortgage delinquencies and defaults, and the associated risks to our business, including higher costs to service such loans and a greater risk that we may incur losses due to repurchase or indemnification demands, changes as loans season, or increase in age. Newly originated loans typically exhibit low delinquency and default rates as the changes in economic conditions, individual financial circumstances and other factors that drive borrower delinquency often do not appear for months or years. Highly seasoned loan portfolios, in which borrowers have demonstrated years of performance on their mortgage payments, also tend to exhibit low delinquency and default rates. Most of the loans in our prime servicing portfolio were originated in the years 2010, 2011, and 2012. As a result, we expect the delinquency rate and defaults in the prime servicing portfolio to increase in future periods as the portfolio seasons, but we cannot predict the magnitude of this impact on our results of operations. In addition, because most of the loans in our portfolios are newly originated, it may be difficult to compare our business to our competitors and others that have weathered the economic difficulties in our industry over the last several years.

  Risks Related to our Investment Management Segment

Market conditions could reduce the value of the assets that we manage, which would reduce our management and incentive fees.

        Volatile market conditions could adversely affect our investment management segment in many ways, including by reducing the value of our assets under management, which could materially reduce our management fee and incentive fee revenues and adversely affect our financial condition. A significant portion of the fees that we earn under our investment management agreements with clients are based on the value of the assets that we manage. The prices of the securities and other assets held in the portfolios that we manage and, therefore, our assets under management may decline due to any number of factors beyond our control, including, among others, a declining housing, stock or bond market, a general economic downturn, political uncertainty or acts of terrorism. The economic outlook remains uncertain and we continue to operate in a challenging business environment. If market conditions cause a decline in the value of the assets that we manage, that decline in value would result in lower management fees and potentially lower incentive fees resulting from reduced performance under our management contracts with our Advised Entities. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced and our business will be negatively affected.

The historical returns on the assets that we select and manage for our clients, and our resulting management and incentive fees, may not be indicative of future results.

        The historical returns of the assets that we manage should not be considered indicative of the future returns on those assets or future returns on other assets that we may select for investment by our Advised Entities. The investment performance that is achieved for the assets that we manage varies over time and the variance can be wide. Accordingly, the management and incentive fees that we have earned in the past based on those returns should not be considered indicative of the management or incentive fees that we may earn in the future from managing those same assets or from managing other assets for our Advised Entities. A decline in the investment performance of our managed assets will also adversely affect our ability to attract and retain clients.

We currently, and in the future may, manage assets for a small number of clients, the loss of any one of which could significantly reduce our management and incentive fees and have a material adverse effect on our results of operations.

        We currently manage the assets of only the Advised Entities, and the majority of our management and incentive fees result from our management of PMT. Although the management contract that we have entered into with PMT cannot be terminated without cause, other than pursuant to cross-termination provisions contained in other agreements that we have entered into with PMT, prior to February 1, 2017 without the payment of a termination fee, the termination of such contract and the loss of PMT as a client would significantly affect our investment management segment and negatively impact our management fees, and could have a material adverse effect on our results of operations and financial condition. Also, because the management agreements we have entered into with the Investment Funds were negotiated between related parties without the benefit of the type of negotiations normally conducted with unaffiliated third parties, the terms of these agreements, including the fees payable to us, may prove to be more favorable to us than they would be if these agreements had been negotiated with unaffiliated third parties. Accordingly, we may not generate as much revenue from management agreements that we enter into with other third parties. In addition, the Investment Funds are limited-life funds that were established in 2008 with commitment periods that ended in 2011 and terms that end in December 2016 with the possibility of three one-year extensions. Accordingly, base fees generated by the Investment Funds will continue to decline as the assets under management run-off.

Our failure to obtain consent of the Advised Entities in connection with certain dispositions by BlackRock and Highfields may cause us to breach agreements and lose management and incentive fees earned from such Advised Entities.

        Because PCM is registered under the Investment Advisers Act of 1940, as amended, which we refer to as the "Advisers Act," the management agreements between us and the Advised Entities would be terminated upon an "assignment" of these agreements without consent, which assignment may be deemed to occur in the event that PCM was to experience a direct or indirect change of control. Because BlackRock and Highfields may be deemed to control us, a significant disposition by either of them of their interest in us could trigger an "assignment." We cannot be certain that consents required to assignments of our investment management agreements will be obtained if a change of control occurs. "Assignment" of these agreements without consent could cause us to lose the management and incentive fees we earn from such Advised Entities.

Our failure to comply with the extensive amount of regulation applicable to our investment management segment could materially adversely affect our business, financial condition and results of operations.

        Our investment management segment is subject to extensive regulation in the United States, primarily at the federal level, including regulation of PCM by the SEC under the Advisers Act and regulation of PNMAC Mortgage Opportunity Fund LLC, and PNMAC Mortgage Opportunity Fund, LP under the Investment Company Act of 1940, which we refer to as the "Investment Company Act." The requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our Advised Entities and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities.

        These requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and advisory clients and general anti-fraud prohibitions. Similar requirements apply to registered investment companies and to PCM's management of those companies under the Investment Company Act which, among other things, regulates the relationship between a registered investment company and its investment adviser and prohibits or severely restricts principal transactions and joint transactions. Registered investment advisers and registered investment companies are also subject to routine periodic examinations by the staff of the SEC.

        We also regularly rely on exemptions from various requirements of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," the Investment Company Act and ERISA. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties and service providers whom we do not control. If for any reason these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, and our business could be materially and adversely affected.

        Our business combines the production and servicing of loans and investment management, which presents particular compliance challenges. For example, regulations applicable to our investment management business that are easily applied to traditional investments, such as stocks and bonds, may be more difficult to apply to a portfolio of loans, and the regulations applicable to our investment management business can require procedures that are uncommon, impractical or difficult in our loan production and servicing business.

        The failure by us to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, which could materially adversely affect our business, financial condition and results of operations. Even if an investigation or proceeding did not result in a fine or sanction or the fine or sanction imposed against us or our employees by a regulator were small in monetary amount, the adverse publicity relating to an investigation, proceeding or imposition of these fines or sanctions could harm our reputation and cause us to lose existing clients.

Changes in regulations applicable to our investment management segment could materially adversely affect our business, financial condition and results of operations.

        The legislative and regulatory environment in which we operate has undergone significant changes in the recent past. We believe that significant regulatory changes in the investment management industry are likely to continue, which is likely to subject industry participants to additional, more costly and generally more detailed regulation. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to monitor and promptly react to legislative and regulatory changes.

        Certain provisions of the Dodd-Frank Act will, and other provisions may, increase regulatory burdens and reporting and related compliance costs on our investment management segment. The scope of many provisions of the Dodd-Frank Act is being determined by implementing regulations, some of which will require lengthy proposal and promulgation periods. Moreover, the Dodd-Frank Act mandates many regulatory studies, some of which pertain directly to the investment management industry, which could lead to additional legislation or regulation. The SEC requires investment advisers such as us that are registered with the SEC and advise one or more private funds to provide certain information on Form PF about their funds and assets under management, including the amount of borrowings, concentration of ownership and other performance information. The Dodd-Frank Act will affect a broad range of market participants with whom we interact or may interact, including banks, non-bank financial institutions, rating agencies, mortgage brokers, credit unions, insurance companies and broker-dealers, and may cause us to become subject to further regulation by the Commodity Futures Trading Commission. Regulatory changes that will affect other market participants are likely to change the way in which we conduct business with our counterparties. The uncertainty regarding the continued implementation of the Dodd-Frank Act and its impact on the investment management industry and us cannot be predicted at this time but will continue to be a risk for our business.

        In addition, as a result of the recent economic downturn, acts of serious fraud in the investment management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may increase regulatory oversight of our investment management segment. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations, as well as by U.S. and non-U.S. courts. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed on us or the markets in which we trade, or whether any of the proposals will become law. Compliance with any new laws or regulations could add to our compliance burden and costs and adversely affect the manner in which we conduct business, as well as our financial condition and results of operations.

We may encounter conflicts of interest in trying to appropriately allocate our time and services between our own activities and the accounts that we manage, or in trying to appropriately allocate investment opportunities among ourselves and the accounts that we manage.

        Pursuant to our management agreements with PMT and the Investment Funds, we are obligated to provide PMT and the Investment Funds with the services of our senior management team, and the members of that team are required to devote such time to us as is necessary and appropriate, commensurate with the level of activity of PMT and the Investment Funds. The members of our senior management team may have conflicts in allocating their time and services between our operations and the activities of PMT, the Investment Funds and other entities or accounts managed by us now or in the future.

        Certain of the funds that we currently advise have, and certain of the funds that we may in the future advise may have, overlapping investment objectives, including funds which have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. In addition, we and the other entities or accounts that we manage now or in the future may participate in some of PMT's investments, which may not be the result of arm's length negotiations and may involve or later result in potential conflicts between our interests in the investments and those of PMT or such other entities.

Our failure to deal appropriately with conflicts of interest could damage our reputation and adversely affect our business.

        As we have expanded the scope of our businesses, we increasingly confront potential conflicts of interest relating to the investment activities that we manage for our clients. In addition, investors in our clients may perceive conflicts of interest regarding investment decisions for funds in which our executive officers, who have made and may continue to make personal investments, are personally invested. Similarly, conflicts of interest may exist regarding decisions about the allocation of specific investment opportunities between funds in which we receive an allocation of profits as the general partner and funds in which we do not.

        The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and as we expand the scope of our business and our client base, we must continue to monitor and address any conflicts between our interests and those of our clients. We have implemented procedures and controls to be followed when real or potential conflicts of interest arise, but it is possible that potential or perceived conflicts could give rise to the dissatisfaction of, or litigation by, investors in our client entities or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny, litigation or reputational risk incurred in connection with conflicts of interest would adversely affect our business in a number of ways, including a reluctance of counterparties to do business with us, and may adversely affect our results of operations.

The investment management industry is intensely competitive.

        The investment management industry is intensely competitive, with competition based on a variety of factors, including investment performance, management fee rates, continuity of the management team and client relationships, reputation and the continuity of buying and selling arrangements with intermediaries. A number of factors, including the following, serve to increase our competitive risks:

  •
  a number of our competitors have greater financial, technical, marketing and other resources, more comprehensive name recognition and more personnel than we do;

  •
  potential competitors have a relatively low cost of entering the investment management industry;

  •
  some investors may prefer to invest with a manager that is not publicly traded based on the perception that a publicly traded investment manager may focus on the manager's own growth to the detriment of asset performance for clients;

  •
  other industry participants, hedge funds and alternative investment managers may seek to recruit our investment professionals; and

  •
  some competitors charge lower fees for their investment services than we do.

If we are unable to compete effectively, our results of operations may be materially adversely affected.

We are subject to third-party litigation risk, which could result in significant liabilities and reputational harm to us.

        In general, we will be exposed to the risk of litigation by investors in our client funds if our management of or advice to any Advised Entity is alleged to constitute gross negligence or willful misconduct. Investors could sue us to recover amounts lost by those entities due to our alleged misconduct, up to the entire amount of loss. Further, we may be subject to litigation arising from investor dissatisfaction with the performance of entities that we manage or from allegations that we improperly exercised control or influence over those entities. In addition, we are exposed to risks of litigation or investigation relating to transactions which presented conflicts of interest that were not properly addressed. In such actions we would be obligated to bear legal, settlement and other costs (which may be in excess of available insurance coverage). In addition, although we are generally indemnified by the entities that we manage, our rights to indemnification may be challenged. If we are required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds or failure to obtain indemnification from the entities that we manage, our results of operations, financial condition and liquidity would be materially adversely affected.

  Risks Relating to Our Business in General

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

        Our servicing portfolio, measured in UPB, and annual loan production have grown from approximately $5.4 billion and $69.2 million, respectively, at and for the year ended December 31, 2010 to $28.2 billion and $22.0 billion, respectively, at and for the year ended December 31, 2012. Our rapid growth has caused, and if it continues will continue to cause, significant demands on our legal, accounting and operational infrastructure, and increased expenses. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management and mortgage lending markets and legal, accounting and regulatory developments relating to all of our business activities. Our future growth will depend, among other things, on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges in:

  •
  maintaining adequate financial and business controls,

  •
  implementing new or updated information and financial systems and procedures, and

  •
  training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

        We may not be able to manage our expanding operations effectively and we may not be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our financial statements.

        Accounting rules for mortgage loan sales and securitizations, valuations of financial instruments and MSRs, investment consolidations and other aspects of our operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders and also increase the risk of errors and restatements, as well as the cost of compliance. Changes in accounting interpretations or assumptions could impact our financial statements and our ability to timely prepare our financial statements. Although we are an emerging growth company, we are electing to comply with new public company accounting standards. Our inability to timely prepare our financial statements in the future would likely adversely affect our share price significantly.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could harm our business and the market value of our common shares.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to continue to evaluate and to report on our internal controls over financial reporting. We cannot be certain that we will be successful in continuing to maintain adequate control over our financial reporting and financial processes. Furthermore, as we rapidly grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of shares of our Class A common stock. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

The loss of the services of our senior managers could adversely affect our business.

        The experience of our senior managers is a valuable asset to us. Our management team has significant experience in the residential mortgage loan production and servicing industry and the investment management industry. We do not maintain key life insurance policies relating to our senior managers. The loss of the services of our senior managers for any reason could adversely affect our business.

Our business could suffer if we fail to attract and retain a highly skilled workforce.

        Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, in particular skilled managers, loan officers, underwriters, loan servicers and debt default specialists. Trained and experienced personnel are in high demand and may be in short supply in some areas. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. We may not be able to attract, develop and maintain an adequate skilled workforce necessary to operate our businesses and labor expenses may increase as a result of a shortage in the supply of qualified personnel. If we are unable to attract and retain such personnel, we may not be able to take advantage of acquisitions and other growth opportunities that may be presented to us and this could materially affect our business, financial condition and results of operations.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

        Our mortgage loan production business is currently dependent upon our ability to effectively interface with our borrowers, mortgage lenders and other third parties and to efficiently process loan applications and closings. The retail and correspondent lending processes are becoming more dependent upon technological advancement, such as our continued ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other borrower- or counterparty-expected conveniences. Maintaining and improving this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive and any failure to do so could adversely affect our business, financial condition and results of operations.

Technology failures could damage our business operations and increase our costs, which could adversely affect our business, financial condition and results of operations.

        The financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our customers. Security breaches, acts of vandalism and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our customers' personal information and transaction data. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the methods of attack change frequently or are not recognized until launched, and because security attacks can originate from a wide variety of sources, including third parties such as persons involved with organized crime or associated with external service providers. Those parties may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers or clients. These risks may increase in the future as we continue to increase our reliance on the Internet and use of web-based product offerings.

        A successful penetration or circumvention of the security of our systems or a defect in the integrity of our systems or cyber security could cause serious negative consequences for our business, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or operating systems and to those of our customers and counterparties. Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

        The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, the consequences of any military or other response by the United States and its allies, and other armed conflicts could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. The economic impact of these events could also adversely affect the credit quality of some of our loans and investments and the properties underlying our interests.

        We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market value of our common shares to decline or be more volatile. A prolonged economic slowdown, recession or declining real estate values could impair the performance of our investments and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot predict the severity of the effect that potential future armed conflicts and terrorist attacks would have on us. Losses resulting from these types of events may not be fully insurable.

  Risks Related to Our Organizational Structure

PennyMac Financial Services, Inc.'s only material asset after completion of this offering will be its interest in Private National Mortgage Acceptance Company, LLC and its subsidiaries, and it is accordingly dependent upon distributions from Private National Mortgage Acceptance Company, LLC and its subsidiaries to pay taxes, make payments under the tax receivable agreement or pay dividends.

        PennyMac Financial Services, Inc. will be a holding company and will have no material assets other than its ownership of New Holdings Units. PennyMac Financial Services, Inc. has no independent means of generating revenue. PennyMac Financial Services, Inc. will be required to pay tax on its allocable share of the taxable income of Private National Mortgage Acceptance Company, LLC without regard to whether Private National Mortgage Acceptance Company, LLC distributes any cash or other property to PennyMac Financial Services, Inc. PennyMac Financial Services, Inc. intends to cause Private National Mortgage Acceptance Company, LLC to make distributions to its unit holders in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by it. To the extent that PennyMac Financial Services, Inc. needs funds, and Private National Mortgage Acceptance Company, LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We will be required to pay our existing owners for certain tax benefits that we may claim arising in connection with this offering and related transactions, and the amounts we may pay could be significant.

        As described in "Organizational Structure—Recapitalization," we intend to use all of the proceeds from this offering to purchase New Holdings Units. We will enter into a tax receivable agreement with our existing owners that will provide for the payment by PennyMac Financial Services, Inc. to the existing owners of Private National Mortgage Acceptance Company, LLC of 85% of the tax benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        We expect that the payments that we may make under the tax receivable agreement will be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement or distributions to PennyMac Financial Services, Inc. by Private National Mortgage Acceptance Company, LLC are not sufficient to permit PennyMac Financial Services, Inc. to make payments under the tax receivable agreement after it has paid taxes. Furthermore, our obligations to make payments under the tax receivable agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the tax receivable agreement. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us.

In certain cases, payments under the tax receivable agreement to our existing owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

        The tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivable agreement, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired New Holdings Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the percentage specified in the tax receivable agreement of the actual benefits that we realize in respect of the tax attributes that are subject to the tax receivable agreement. Also, if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits (if any). In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, as well as our attractiveness as a target for an acquisition. In addition, we may not be able to finance our obligations under the tax receivable agreement.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the Internal Revenue Service, or IRS, to challenge a tax basis increase, PennyMac Financial Services, Inc. will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Our existing owners will initially be able to significantly influence the outcome of votes of the outstanding shares of PennyMac Financial Services, Inc., and their interests may differ from those of our public stockholders.

        Pursuant to separate stockholder agreements with BlackRock and Highfields, each of BlackRock and Highfields will have the right to nominate one or two individuals for election to our board of directors, depending on the percentage of the voting power of our outstanding shares of stock that it holds, and we are obligated to use our best efforts to cause the election of those nominees. In addition, these stockholder agreements require that we obtain the consent of BlackRock and Highfields with respect to amendments to our certificate of incorporation or bylaws, and the limited liability company agreement of Private National Mortgage Acceptance Company, LLC requires the consent of BlackRock and Highfields for us to conduct certain activities. As a result, each of BlackRock and Highfields may be able to significantly influence our management and affairs. In addition, as a result of the size of their individual equity holding they will initially be able to significantly influence the outcome of all matters requiring stockholder approval, including mergers and other material transactions, and may be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

        In addition, because they hold their ownership interest in our business through Private National Mortgage Acceptance Company, LLC, rather than through the public company, these existing owners may have conflicting interests with holders of shares of our Class A common stock. For example, our existing owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement that we will enter in connection with this offering, and whether and when PennyMac Financial Services, Inc. should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these existing owners' tax or other considerations even where no similar benefit would accrue to us. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

We may not pay dividends on our common stock in the foreseeable future.

        PennyMac Financial Services, Inc. will receive a pro rata portion of the tax distributions made by Private National Mortgage Acceptance Company, LLC following this offering. The cash received from such distributions will first be used to satisfy any tax liability of PennyMac Financial Services, Inc. and then to make any payments under the tax receivable agreement with our existing owners. The declaration, amount and payment of any dividends on shares of Class A common stock with respect to any remaining excess cash will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. We may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock. Accordingly, we may not pay any dividends on our common stock in the foreseeable future. See "Dividend Policy."

Our certificate of incorporation contains provisions renouncing our interest and expectancy in certain corporate opportunities identified by or presented to BlackRock and Highfields.

        BlackRock, Highfields and their respective affiliates are in the business of providing capital to growing companies, and may acquire interests in businesses that directly or indirectly compete with certain portions of our business. Our certificate of incorporation, in the amended and restated form that will be in effect upon the completion of the offering, provides that neither BlackRock nor Highfields nor their respective affiliates has any duty to refrain from (i) engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage, or (ii) doing business with any of our clients, customers or vendors. In the event that either of BlackRock or Highfields or their respective affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or its affiliates and for us or our affiliates other than in the capacity as one of our officers or directors, then neither BlackRock nor Highfields has any duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. Neither BlackRock nor Highfields nor any officer, director or employee thereof, shall be liable to us or to any of our stockholders (or any affiliates thereof) for breach of any fiduciary or other duty by engaging in any such activity and we waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Our separate stockholder agreements with BlackRock and Highfields provide that any amendment or repeal of the provisions related to corporate opportunities described above requires the consent of each of BlackRock and Highfields as long as it, or any of its affiliates, holds any equity interest in us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by BlackRock or Highfields to themselves or their other affiliates instead of to us. The terms of our amended and restated certificate of incorporation are more fully described in "Description of Capital Stock—Corporate Opportunity."

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

        Our certificate of incorporation and bylaws, each in the amended and restated form that will be in effect upon the completion of the offering, contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

  •
  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Class A common stock;

  •
  prohibit stockholder action by written consent unless the matter as to which action is being taken has been approved by our board of directors, which requires all stockholder actions regarding matters not approved by our board of directors to be taken at a meeting of our stockholders;

  •
  provide that our board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws, (provided that, if that action adversely affects BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, our stockholder agreements provide that such action must be approved by that entity);

  •
  establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  •
  prevent us from selling substantially all of our assets or completing a merger or other business combination that constitutes a change of control without the approval of a majority of those of our directors who are not also our officers.

        These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

  Risks Related to this Offering

An active trading market for our Class A common stock may never develop or be sustained.

        Although our Class A common stock has been approved for listing on the NYSE, an active trading market for our Class A common stock may not develop on that exchange or elsewhere or, if developed, that market may not be sustained. Accordingly, if an active trading market for our Class A common stock does not develop or is not maintained, the liquidity of our Class A common stock, your ability to sell your shares of Class A common stock when desired and the prices that you may obtain for your shares of Class A common stock will be adversely affected.

We are an "emerging growth company" and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

        Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our Class A common stock was determined by negotiation between us and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our Class A common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A common stock include:

  •
  variations in our quarterly or annual operating results;

  •
  changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

  •
  the contents of published research reports about us or our industry or the failure of securities analysts to cover our Class A common stock after this offering;

  •
  additions or departures of key management personnel;

  •
  any increased indebtedness we may incur in the future;

  •
  announcements by us or others and developments affecting us;

  •
  actions by institutional stockholders;

  •
  litigation and governmental investigations;

  •
  changes in market valuations of similar companies;

  •
  speculation or reports by the press or investment community with respect to us or our industry in general;

  •
  increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

  •
  announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

  •
  general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

        These broad market and industry factors may decrease the market price of our Class A common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our Class A common stock.

        In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Class A common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. In particular, we intend to seek opportunities to acquire loan servicing portfolios. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

        Issuing additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. In addition, the limited liability company agreement of Private National Mortgage Acceptance Company, LLC provides that new classes of units or other equity interests of Private National Mortgage Acceptance Company, LLC may be issued to third parties other than PennyMac Financial Services, Inc. following the completion of this offering only with the approval of BlackRock and Highfields as long as they, or any of their affiliates, hold any New Holding Units. Any such issuance will dilute the ownership of holders of our Class A common stock in substantially all of our operating assets. Thus, holders of our Class A common stock bear the risk that our future offerings, including any future offerings by Private National Mortgage Acceptance Company, LLC, may reduce the market price of our Class A common stock and dilute their stockholdings in us. See "Description of Capital Stock."

The market price of our Class A common stock could be negatively affected by sales of substantial amounts of our Class A common stock in the public markets.

        After this offering, there will initially be 11,111,111 shares of Class A common stock outstanding or 12,777,777 shares outstanding if the underwriters exercise their option to purchase additional shares in full. Of our issued and outstanding shares, all the Class A common stock sold in this offering will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. We will enter into an exchange agreement with the existing owners of Private National Mortgage Acceptance Company, LLC, under which each existing owner (and certain permitted transferees thereof) may, from and after the closing of this offering (subject to the terms of the exchange agreement), exchange their New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc., initially on a one-for-one basis. If all New Holdings Units were exchanged pursuant to this agreement immediately following the closing of this offering, an additional 63,111,111 shares of Class A common stock would be outstanding.

        All of the existing holders of New Holdings Units have agreed with the underwriters that, subject to customary exceptions, for a period of 180 days after the date of this prospectus, they will not directly or indirectly sell any Class A common stock, options or warrants to acquire shares of our Class A common stock, or any related security or instrument (including without limitation any New Holdings Units and any shares of Class B common stock) or cause a registration statement covering any Class A common stock to be filed, without the prior written consent of each of Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. and certain of our existing holders will be further restricted from selling shares of Class A common stock that they may acquire pursuant to the exchange agreement due to their status as our "affiliates." The market price of our Class A common stock may decline significantly when these restrictions on the sale of Class A common stock by our existing stockholders lapse due to the actual or publicly anticipated sale of this stock into the public market. A decline in the price of our Class A common stock might impede our ability to raise capital through the issuance of additional Class A common stock or other equity securities.

The future issuance of additional Class A common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

        After this offering, assuming the underwriters exercise their option to purchase additional shares in full, we will have an aggregate of 120,204,679 shares of Class A common stock authorized but unissued and not reserved for issuance under our 2013 Equity Incentive Plan or upon the exchange of New Holdings Units. We may issue all of these shares of Class A common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue Class A common stock in connection with these acquisitions. Any Class A common stock issued in connection with our incentive plans, acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

Investors in this offering will suffer immediate and substantial dilution.

        The initial public offering price of our Class A common stock will be substantially higher than the net tangible book value per share issued and outstanding immediately after this offering. Our pro forma net tangible book value per share as of December 31, 2012 was approximately $4.15 and represents the amount of book value of our total tangible assets minus the book value of our total liabilities, divided by the number of our shares of Class A common stock then issued and outstanding (assuming that all of our existing owners' equity was converted into New Holdings Units and all New Holdings Units (other than those held by PennyMac Financial Services, Inc.) were exchanged for newly-issued shares of Class A common stock on a one-for-one basis). Investors who purchase Class A common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of Class A common stock. If you purchase shares of our Class A common stock in this offering, you will experience immediate and substantial dilution of $11.98 in the net tangible book value per share. Investors that purchase Class A common stock in this offering will have purchased 15.0% of the shares issued and outstanding immediately after the offering (assuming that all of our existing owners exchanged their New Holdings Units for newly-issued shares of Class A common stock on a one-for-one basis), but will have paid 43.3% of the total consideration for those shares.

Private National Mortgage Acceptance Company, LLC will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

        We intend to use the net proceeds to us from this offering to purchase newly-issued New Holdings Units from Private National Mortgage Acceptance Company, LLC. We intend to cause Private National Mortgage Acceptance Company, LLC to use the net proceeds from this offering in the manner described in "Use of Proceeds" and Private National Mortgage Acceptance Company, LLC will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by Private National Mortgage Acceptance Company, LLC to apply these funds effectively could affect our ability to operate and grow our business.

As a public company, we will incur additional costs and face increased demands on our management.

        As a public company with shares listed on a U.S. exchange, we will need to comply with an extensive body of regulations that did not apply to us previously, including provisions of the Sarbanes Oxley Act of 2002, or SOX, regulations of the SEC and requirements of the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, particularly after we are no longer an emerging growth company. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt certain policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements and maintaining directors' and officers' liability insurance. We are currently evaluating and monitoring developments with respect to these rules, which may impose additional costs on us and materially affect our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under "Risk Factors" and include, among other things:

  •
  The continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate;

  •
  Lawsuits or governmental actions if we do not comply with the laws and regulations applicable to our businesses;

  •
  The creation of the CFPB, its recently issued and future rules and the enforcement thereof by the CFPB;

  •
  Changes in existing U.S. government-sponsored entities, their current roles or their guarantees or guidelines;

  •
  Changes to government mortgage modification programs;

  •
  The licensing and operational requirements of states and other jurisdictions applicable to our businesses, to which our bank competitors are not subject;

  •
  Foreclosure delays and changes in foreclosure practices;

  •
  Certain banking regulations that may limit our business activities;

  •
  Changes in macroeconomic and U.S. residential real estate market conditions;

  •
  Difficulties inherent in growing loan production volume;

  •
  Changes in prevailing interest rates;

  •
  Increases in loan delinquencies and defaults;

  •
  Our reliance on PMT as a significant source of financing for, and revenue related to, our correspondent lending business;

  •
  Any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all;

  •
  Our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances;

  •
  Our obligation to indemnify PMT and the Investment Funds if our services fail to meet certain criteria or characteristics or under other circumstances;

  •
  Decreases in the historical returns on the assets that we select and manage for our clients, and our resulting management and incentive fees;

  •
  The extensive amount of regulation applicable to our investment management segment;

  •
  Conflicts of interest in allocating our services and investment opportunities among ourselves and our Advised Entities;

  •
  The potential damage to our reputation and adverse impact to our business resulting from the ongoing negative publicity focused on Countrywide Financial Corporation, given the former association of certain of our officers with that entity; and

  •
  Our recent rapid growth.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET DATA

        This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

        Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

ORGANIZATIONAL STRUCTURE

        The diagram below depicts our organizational structure immediately following this offering.

Recapitalization

        Currently, the capital structure of Private National Mortgage Acceptance Company, LLC consists of four different classes of limited liability company units (common units, Class B common units, Class C common units and preferred units). Each of these classes (other than the preferred units) has different amounts of aggregate distributions above which its holders share in future distributions. Prior to the completion of this offering, the limited liability company agreement of Private National Mortgage Acceptance Company, LLC will be amended and restated to, among other things, modify its capital structure by converting all existing classes of limited liability company units into New Holdings

Units. The amendment and restatement of the limited liability company agreement of Private National Mortgage Acceptance Company, LLC, including the recapitalization of the outstanding units to be effected thereby, requires the approval of Private National Mortgage Acceptance Company, LLC, BlackRock, Highfields and each other holder of preferred units of Private National Mortgage Acceptance Company, LLC.

        The allocation of New Holdings Units among our existing owners will be determined pursuant to the distribution provisions of the existing limited liability company agreement of Private National Mortgage Acceptance Company, LLC based upon the liquidation value of Private National Mortgage Acceptance Company, LLC, assuming it was liquidated at the time of this offering with a value implied by the initial public offering price of the shares of Class A common stock sold in this offering. Immediately following this recapitalization but prior to the "Offering Transactions" described below, there will be 63,111,111 New Holdings Units issued and outstanding. The New Holdings Units received by our officers and employees in respect of units that are subject to service-based vesting requirements will remain subject to such service-based vesting requirements. New Holdings Units received by our officers and employees in respect of units that are currently vested will be vested. See "Executive and Director Compensation."

        We refer to the foregoing transactions, collectively, as the "Recapitalization."

Incorporation of PennyMac Financial Services, Inc.

        PennyMac Financial Services, Inc. was incorporated as a Delaware corporation on December 31, 2012. PennyMac Financial Services, Inc. has not engaged in any business or other activities except in connection with its formation. The amended and restated certificate of incorporation of PennyMac Financial Services, Inc. authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in "Description of Capital Stock."

        In connection with this offering and the acquisition of an interest in Private National Mortgage Acceptance Company, LLC, PennyMac Financial Services, Inc. will issue shares of Class B common stock to Private National Mortgage Acceptance Company, LLC, which will, in connection with the Recapitalization, distribute one share of that Class B common stock to each of our existing owners, each of which provides its owner with no economic rights but entitles the holder, without regard to the number of shares of Class B common stock held by such holder, to one vote on matters presented to stockholders of PennyMac Financial Services, Inc. for each New Holdings Unit held by such holder, as described in "Description of Capital Stock—Common Stock—Class B Common Stock." Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        We and our existing owners will enter into an exchange agreement under which, subject to the terms of the exchange agreement, they (or certain permitted transferees thereof) will have the right or, under certain circumstances, the obligation to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

Offering Transactions

        At the time of this offering, PennyMac Financial Services, Inc. intends to purchase New Holdings Units from Private National Mortgage Acceptance Company, LLC at a purchase price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discount per share. Regardless of the initial public offering price per share of Class A common stock in this offering, PennyMac Financial Services, Inc. will purchase a number of newly-issued New Holdings Units from Private National Mortgage Acceptance Company, LLC equal to the number of shares of Class A common stock sold in this offering using the entire amount of proceeds that it receives from this offering. Private National Mortgage Acceptance Company, LLC will bear all of the expenses of this offering, including underwriting discounts.

        Accordingly, at the time of this offering PennyMac Financial Services, Inc. will purchase from Private National Mortgage Acceptance Company, LLC 11,111,111 newly-issued New Holdings Units for an aggregate of $187.5 million (or 12,777,777 New Holdings Units for an aggregate of $215.6 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

        The unit holders of Private National Mortgage Acceptance Company, LLC (other than PennyMac Financial Services, Inc.) may (subject to the terms of the exchange agreement) initially exchange their New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis. These exchanges are expected to result in increases in the tax basis of the assets of Private National Mortgage Acceptance Company, LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that PennyMac Financial Services, Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with our existing owners that will provide for the payment by PennyMac Financial Services, Inc. to our existing owners of 85% of the amount of the benefits, if any, that PennyMac Financial Services, Inc. is deemed to realize as a result of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PennyMac Financial Services, Inc. and not of Private National Mortgage Acceptance Company, LLC. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        In connection with its acquisition of New Holdings Units, PennyMac Financial Services, Inc. will become the sole managing member of Private National Mortgage Acceptance Company, LLC and, through Private National Mortgage Acceptance Company, LLC and its subsidiaries, operate our business. Accordingly, although PennyMac Financial Services, Inc. will initially have a minority economic interest in Private National Mortgage Acceptance Company, LLC, PennyMac Financial Services, Inc. will have 100% of the voting power and control the management of Private National Mortgage Acceptance Company, LLC, subject to certain exceptions. See "Certain Relationships and Related Party Transactions—Private National Mortgage Acceptance Company, LLC Limited Liability Company Agreement."

        We refer to the foregoing transactions as the "Offering Transactions."

        As a result of the transactions described above:

  •
  the investors in this offering will collectively own 11,111,111 shares of our Class A common stock (or 12,777,777 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and PennyMac Financial Services, Inc. will hold 11,111,111 New Holdings Units (or 12,777,777 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  our existing owners will hold 63,111,111 New Holdings Units;

  •
  the investors in this offering will collectively have 15.0% of the voting power in PennyMac Financial Services, Inc. (or 16.8% if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  our existing owners, through their holdings of our Class B common stock, will have 85.0% of the voting power in PennyMac Financial Services, Inc. (or 83.2% if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

        Our post-offering organizational structure will allow our existing owners to retain their equity ownership in Private National Mortgage Acceptance Company, LLC, an entity that is intended to be classified as a partnership for United States federal income tax purposes (and not as an association, taxable mortgage pool or publicly traded partnership, each of which could be taxable as a corporation), in the form of New Holdings Units. Investors in this offering will, by contrast, hold their equity ownership in PennyMac Financial Services, Inc., a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that our existing owners generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. Our existing owners and, following the offering, PennyMac Financial Services, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Private National Mortgage Acceptance Company, LLC. We do not believe that our organizational structure gives rise to any significant benefit or detriment to our business or operations. Under the tax receivable agreement, PennyMac Financial Services, Inc. and its stockholders will retain approximately 15% of the marginal tax benefits that PennyMac Financial Services, Inc. is deemed to realize as a result of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

        As noted above, we will enter into an exchange agreement with the existing owners of Private National Mortgage Acceptance Company, LLC. Under the exchange agreement, each existing owner (and certain permitted transferees thereof) may elect or, under certain circumstances, is obligated (subject to the terms of the exchange agreement) to exchange their New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. As a holder exchanges its New Holdings Units, PennyMac Financial Services, Inc.'s interest in Private National Mortgage Acceptance Company, LLC will be correspondingly increased. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

        Our existing owners will also hold shares of Class B common stock of PennyMac Financial Services, Inc. Although these shares have no economic rights, they will allow our existing owners to exercise voting power at PennyMac Financial Services, Inc., the managing member of Private National Mortgage Acceptance Company, LLC, at a level that is consistent with their overall equity ownership of our business. Under the amended and restated certificate of incorporation of PennyMac Financial Services, Inc., each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Unit held by such holder. Accordingly, as our existing owners exchange New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc. pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

Holding Company Structure

        PennyMac Financial Services, Inc. will be a holding company, and its sole material asset will be an equity interest in Private National Mortgage Acceptance Company, LLC. As the sole managing member of Private National Mortgage Acceptance Company, LLC, PennyMac Financial Services, Inc. will operate and control all of the business and affairs of Private National Mortgage Acceptance

Company, LLC and, through Private National Mortgage Acceptance Company, LLC and its subsidiaries, conduct our business.

        PennyMac Financial Services, Inc. will consolidate the financial results of Private National Mortgage Acceptance Company, LLC and its subsidiaries, and the ownership interest of the other members of Private National Mortgage Acceptance Company, LLC will be reflected as a non-controlling interest in PennyMac Financial Services, Inc.'s consolidated financial statements.

        Pursuant to the amended and restated limited liability company agreement of Private National Mortgage Acceptance Company, LLC, PennyMac Financial Services, Inc. will have the right to determine when distributions will be made to the members of Private National Mortgage Acceptance Company, LLC and the amount of any such distributions, other than with respect to tax distributions as described below. If PennyMac Financial Services, Inc. authorizes a distribution, such distribution will be made to the members of Private National Mortgage Acceptance Company, LLC pro rata in accordance with the percentages of their respective limited liability company interests.

        The holders of limited liability company interests in Private National Mortgage Acceptance Company, LLC, including PennyMac Financial Services, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Private National Mortgage Acceptance Company, LLC. Except as otherwise required by Section 704(c) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, to account for the difference between the fair market value and the adjusted tax basis of the assets of Private National Mortgage Acceptance Company, LLC on the date of this offering, net profits and net losses of Private National Mortgage Acceptance Company, LLC will generally be allocated to its members (including PennyMac Financial Services, Inc.) pro rata in accordance with their respective limited liability company interests. The limited liability company agreement provides for quarterly cash distributions to the holders of limited liability company interests of Private National Mortgage Acceptance Company, LLC if PennyMac Financial Services, Inc. determines that the taxable income of Private National Mortgage Acceptance Company, LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we are required to cause Private National Mortgage Acceptance Company, LLC to make quarterly cash distributions to the holders of limited liability company interests of Private National Mortgage Acceptance Company, LLC for purposes of funding their tax obligations in respect of the income of Private National Mortgage Acceptance Company, LLC that is allocated to them. Generally, these tax distributions will be computed based on the taxable income of Private National Mortgage Acceptance Company, LLC multiplied by an assumed tax rate determined by us.

        See "Certain Relationships and Related Party Transactions—Private National Mortgage Acceptance Company, LLC Limited Liability Company Agreement."

USE OF PROCEEDS

        The net proceeds to us from the sale of the shares of our Class A common stock offered by us will be approximately $187.5 million, after deducting underwriting discounts and commissions. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $215.6 million, after deducting underwriting discounts and commissions.

        We intend to use the net proceeds to us from this offering to purchase newly-issued New Holdings Units from Private National Mortgage Acceptance Company, LLC, as described under "Organizational Structure—Recapitalization." Accordingly, we will not retain any of these proceeds. We intend to cause Private National Mortgage Acceptance Company, LLC to use these proceeds primarily to provide capital to grow our mortgage banking business and for general corporate purposes. Private National Mortgage Acceptance Company, LLC will also use these proceeds to pay the expenses of this offering. Private National Mortgage Acceptance Company, LLC will have broad discretion over the uses of such proceeds.

 DIVIDEND POLICY

        Other than tax-related distributions and distributions made to enable the payment of subscriptions receivable and repayment of certain advances made in lieu of bonuses in prior years, Private National Mortgage Acceptance Company, LLC has not made any distributions to our existing owners during 2011, 2012 or to date during 2013. Tax-related distributions aggregated $15.0 million in 2011 and $15.8 million in 2012. On February 6, 2013, distributions of $5.8 million were made to enable the payment of subscriptions receivable and repayment of certain advances made in lieu of bonuses in prior years. Subscriptions receivable are amounts due from certain existing holders that are holders of preferred units. PennyMac Financial Services, Inc. will receive a pro rata portion of the tax distributions made by Private National Mortgage Acceptance Company, LLC following this offering. The cash received from such distributions will first be used to satisfy any tax liability of PennyMac Financial Services, Inc. and then to make any payments under the tax receivable agreement with our existing owners.

        The declaration, amount and payment of any dividends on shares of Class A common stock with respect to any remaining excess cash will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. We may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our Class A common stock.

        PennyMac Financial Services, Inc. is a holding company and has no material assets other than its ownership of New Holdings Units in Private National Mortgage Acceptance Company, LLC. We intend to cause Private National Mortgage Acceptance Company, LLC to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Private National Mortgage Acceptance Company, LLC makes such distributions to PennyMac Financial Services, Inc., the other holders of New Holdings Units will be entitled to receive equivalent distributions.

CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2012 on:

  •
  a historical basis for Private National Mortgage Acceptance Company, LLC; and

  •
  a pro forma basis for PennyMac Financial Services, Inc. giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds."

        You should read this table together with the information contained in this prospectus, including "Organizational Structure," "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2012
	Actual	Pro Forma
	(Dollar amounts in thousands except share and per share data)
Cash and short term investments, at fair value	$65,487	$250,242

Loans sold under agreements to repurchase	393,534	393,534
Note payable	53,013	53,013
Members' capital(1)	97,148	—
Members' equity attributable to common units from equity incentive plan	22,270	—
Stock subscription receivable	(4,842)	—
Class A common stock, par value $0.0001 per share, 200,000,000 shares authorized on a pro forma basis; 11,111,111 shares issued and outstanding on a pro forma basis	—	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized on a pro forma basis; 60 shares issued and outstanding on a pro forma basis	—	—
Additional paid-in capital	—	66,976
Retained earnings	147,174	—

Total members'/PennyMac Financial Services, Inc. stockholders' equity	261,750	66,977
Non-controlling interest in PennyMac Financial Services, Inc.	—	379,528

Total equity	261,750	446,505

Total capitalization	$708,297	$893,052

(1)
Represents the investment of existing unit holders in Private National Mortgage Acceptance Company, LLC.

 DILUTION

        If you invest in shares of our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to our existing owners.

        Our pro forma net tangible book value as of December 31, 2012 was approximately $261.8 million, or $4.15 per share of Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share of Class A common stock represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the Recapitalization and assuming that all of the holders of New Holdings Units in Private National Mortgage Acceptance Company, LLC (other than PennyMac Financial Services, Inc.) exchanged their New Holdings Units for newly-issued shares of Class A common stock on a one-for-one basis.

        After giving effect to the transactions described under "Unaudited Pro Forma Consolidated Financial Information," including the application of the proceeds from this offering as described in "Use of Proceeds," our pro forma net tangible book value as of December 31, 2012 would have been $446.5 million, or $6.02 per share of Class A common stock. This represents an immediate increase in net tangible book value of $1.87 per share of Class A common stock to our existing owners and an immediate dilution in net tangible book value of $11.98 per share of Class A common stock to investors in this offering.

        The following table illustrates this dilution on a per share of Class A common stock basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock:

Initial public offering price per share		$18.00
Pro forma net tangible book value per share as of December 31, 2012	$4.15
Increase per share attributable to this offering	1.87

Pro forma net tangible book value per share, as adjusted to give effect to this offering		6.02

Dilution in pro forma net tangible book value per share to new investors in this offering		$11.98

        Because our existing owners do not own any Class A common stock or other economic interests in PennyMac Financial Services, Inc., we have presented dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering after giving effect to the Recapitalization and assuming that all of the holders of New Holdings Units in Private National Mortgage Acceptance Company, LLC (other than PennyMac Financial Services, Inc.) exchanged their New Holdings Units for newly-issued shares of Class A common stock on a one-for-one basis in order to more meaningfully present the dilutive impact on the investors in this offering.

        If the underwriters exercise their option to purchase additional shares in full, pro forma net tangible book value, as adjusted to give effect to this offering, will increase to $6.26 per share, representing an increase to existing holders of $2.11 per share, and there will be an immediate dilution of $11.74 per share to investors purchasing shares in this offering.

        The following table summarizes, on the same pro forma basis as of December 31, 2012, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share of Class A common stock paid by our existing owners and by new investors purchasing shares of Class A common stock in this offering, assuming that all of the holders of New Holdings Units in Private National Mortgage Acceptance Company, LLC (other than PennyMac Financial Services, Inc.) exchanged their New Holdings Units for shares of our Class A common stock on a one-for-one basis.

	Shares of Class A Common Stock Purchased		Total Consideration
					Average Price Per Share of Class A Common Stock
	Number	Percent	Amount	Percent
			(in thousands)
Existing owners	63,111,111	85.0%	$261,750	56.7%	$4.15
Investors in this offering	11,111,111	15.0%	200,000	43.3%	18.00

Total	74,222,222	100%	$461,750	100.0%

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2012 present our consolidated results of operations giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transactions occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2012 presents our consolidated financial position giving pro forma effect to the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds," as if such transactions occurred on December 31, 2012. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of Private National Mortgage Acceptance Company, LLC.

        The unaudited pro forma consolidated financial information should be read together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

        The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of PennyMac Financial Services, Inc. that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial position had the Recapitalization and Offering Transactions described under "Organizational Structure" and the use of the estimated net proceeds from this offering as described under "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date.

        The pro forma adjustments principally give effect to:

  •
  the purchase by PennyMac Financial Services, Inc. of 11,111,111 New Holdings Units of Private National Mortgage Acceptance Company, LLC with the proceeds of this offering and the related effects of the tax receivable agreement as described in "Certain Relationships and Related Party Transactions—Tax Receivable Agreement;" and

  •
  in the case of the unaudited pro forma consolidated statements of income, a provision for corporate income taxes on the income attributable to PennyMac Financial Services, Inc. at an effective rate of 42%, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

        The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional 1,666,666 shares of Class A common stock from us.

PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

	Private National Mortgage Acceptance Company, LLC Actual	Pro Forma Adjustments(1)	PennyMac Financial Services, Inc. Pro Forma
	(in thousands, except unit data)
Revenue
Net gains on mortgage loans held for sale at fair value	$118,170		$118,170
Fulfillment fees from PennyMac Mortgage Investment Trust	62,906		62,906
Net servicing income:
Loan servicing fees
From PennyMac Mortgage Investment Trust	18,608		18,608
From Investment Funds	11,716		11,716
Mortgage servicing rebate (to) from Investment Funds	(885)		(885)
From non-affiliates	20,673		20,673
From borrowers—ancillary fees	2,245		2,245

	52,357		52,357
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(12,252)		(12,252)

Net servicing income	40,105		40,105

Management fees:
From PennyMac Mortgage Investment Trust	15,141		15,141
From Investment Funds	9,363		9,363

	24,504		24,504

Carried Interest from Investment Funds	10,473		10,473
Other	16,807		16,807

Total net revenue	272,965		272,965

Expenses
Compensation	124,014		124,014
Other	30,628		30,628

Total expenses	154,642		154,642

Net income	$118,323		$118,323

Net income attributable to preferred unit holders	$99,920	$(99,420)
Net Income attributable to Class C unit awards outstanding	$2,310	$(2,310)
Net Income attributable to Class C unit holders	$6	$(6)
Net income attributable to common unit awards outstanding	$7,178	$(7,178)
Net income attributable to common unit holders	$8,909	$(8,909)
Pro forma information (unaudited):
Historical net income before taxes	$118,323		$118,323
Pro forma adjustment for taxes(2)		(7,454)	(7,454)

Pro forma net income attributable to the controlling and non-controlling interest(3)			110,869
Less: Net income attributable to non-controlling interest(1)		100,574	100,574

Net income attributable to PennyMac Financial Services, Inc. stockholders			$10,295

Earnings per unit/shares:
Preferred units	$1,033.49
Class C units	$684.70
Common units/common shares:
Basic(3)	$942.89		$0.93
Diluted(4)	$570.29		$0.93
Weighted average units outstanding:
Preferred units	96,682
Class C units	3,382
Common units:
Basic(3)	9,448		11,111,111
Diluted(4)	15,622		74,103,258

PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2012

(1)
As described in "Organizational Structure," PennyMac Financial Services, Inc. will become the sole managing member of Private National Mortgage Acceptance Company, LLC. PennyMac Financial Services, Inc. will initially own 15.0% of the economic interest in Private National Mortgage Acceptance Company, LLC. but will have 100% of the voting power and control the management of Private National Mortgage Acceptance Company, LLC. Immediately following this offering, the non-controlling interest will be 85.0%. Net income attributable to the non-controlling interest will represent 85.0% of income before income taxes ($118.3 million). These amounts have been determined based on the assumption that the underwriters' option to purchase additional shares is not exercised. If the underwriters' option to purchase additional shares is exercised the ownership percentage held by the non-controlling interest would decrease to 83.2%.

(2)
Following the Recapitalization and the Offering Transactions, PennyMac Financial Services, Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of Private National Mortgage Acceptance Company, LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of 42.0%, which includes provision for U.S. federal income taxes and uses our estimate of the weighted average statutory rates apportioned to each state and local jurisdiction.

(3)
The shares of Class B common stock of PennyMac Financial Services, Inc. do not share in PennyMac Financial Services, Inc. earnings and are therefore not allocated any net income attributable to the controlling and non-controlling interests. As a result, the shares of Class B common stock are not considered participating securities and are therefore not included in the weighted average shares outstanding for purposes of computing net income available per share.

(4)
For purposes of applying the as-if converted method for calculating diluted earnings per share, we assumed an exchange of New Holding Units for Class A common stock. Such exchange is affected by the allocation of income or loss associated with the exchange of New Holding Units for Class A common stock and accordingly the effect of such exchange has been included for calculating diluted pro forma net income (loss) available to Class A common stock per share. Giving effect to the exchange of all New Holdings Units for shares of Class A common stock and dilutive unvested New Holdings Unit Stock based compensation awards, diluted pro forma net income (loss) available to Class A common stock per share would be computed as follows:

Pro forma income before income taxes	$118,323,000
Adjusted pro forma income taxes	49,695,660	(a)

Adjusted pro forma net income	$68,627,340	(b)

Weighted average shares of Class A common stock outstanding (assuming the exchange of all New Holdings Units for shares of Class A common stock)	74,103,258	(c)

Pro forma diluted net income (loss) available to Class A common stock per share	$0.93

(a)
Represents the implied provision for income taxes assuming the full exchange of all New Holding Units of Private National Mortgage Acceptance Company, LLC for shares of Class A common stock of PennyMac Financial Services, Inc. using the same method applied in calculating pro forma tax provision.

(b)
Assumes elimination of all non-controlling interest due to the assumed exchange of all New Holding Units of Private National Mortgage Acceptance Company, LLC for shares of Class A common stock of PennyMac Financial Services, Inc. as of the beginning of the period (January 1, 2012).

(c)
The unvested units are converted to New Holdings Units based on the treasury stock method and an as-if converted method is used to give effect to the exchange agreement for the diluted weighted average share calculation.

PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2012

	Private National Mortgage Acceptance Company, LLC Actual	Pro Forma Adjustments(1)	PennyMac Financial Services, Inc. Pro Forma
	(in thousands, except unit data)
ASSETS
Cash(2)	$12,323	$184,755	$197,078
Short-term investment, at fair value	53,164		53,164
Mortgage loans held for sale at fair value	448,384		448,384
Servicing advances	93,152		93,152
Receivable from Investment Funds	3,672		3,672
Receivable from PennyMac Mortgage Investment Trust	16,691		16,691
Derivative assets	27,290		27,290
Carried Interest due from Investment Funds	47,723		47,723
Investment in PennyMac Mortgage Investment Trust, at fair value	1,897		1,897
Mortgage servicing rights, at fair value	19,798		19,798
Mortgage servicing rights, at lower of cost or fair value	89,177		89,177
Furniture, fixtures, equipment and building improvements, net	5,065		5,065
Capitalized software, net	795		795
Other	13,032		13,032

Total assets	$832,163	$184,755	$1,016,918

LIABILITIES
Mortgage loans sold under agreements to repurchase	$393,534		$393,534
Notes payable	53,013		53,013
Derivative liabilities	509		509
Payable to PennyMac Mortgage Investment Trust	46,779		46,779
Payable to Investment Funds	36,795		36,795
Accounts payable and accrued expenses	36,279		36,279
Liability for losses under representations and warranties	3,504		3,504

Total liabilities	570,413		570,413

MEMBERS' EQUITY
Preferred units, 96,682 units authorized, subscribed, issued and outstanding as of December 31, 2012	$97,148	$(97,148)
Members' equity attributable to common units from equity compensation plan(3)(4)	22,270	(22,270)
Stock subscription receivable(3)(4)	(4,842)	4,842
Class A common stock; authorized to issue 200,000,000 shares, par value $0.0001 per share; 11,111,111 shares issued on a pro forma basis(2)		1	1
Class B common stock; authorized to issue 1,000 shares, par value $0.0001 per share; 60 shares issued on a pro forma basis
Retained earnings(3)(4)	147,174	(147,174)
Additional paid-in capital(4)		184,754
		(117,778)	66,976

Total members' equity / stockholders' equity PennyMac Financial Services, Inc.(3)	261,750	(194,773)	66,977
Non-controlling interest(4)(5)		379,528	379,528

Total Equity(4)(2)	$261,750	$184,755	$446,505

Total liabilities and equity	$832,163	$184,755	$1,016,918

(1)
As described in "Organizational Structure," PennyMac Financial Services, Inc. will become the sole managing member of Private National Mortgage Acceptance Company, LLC. PennyMac Financial Services, Inc. will initially have 15.0%

 PENNYMAC FINANCIAL SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2012

economic interest in Private National Mortgage Acceptance Company, LLC, but will have 100% of the voting power and control the management of Private National Mortgage Acceptance Company, LLC. As a result, PennyMac Financial Services, Inc. will consolidate the financial results of Private National Mortgage Acceptance Company, LLC and will record non-controlling interest on the PennyMac Financial Services, Inc. consolidated balance sheet. Immediately following the Offering Transactions, the non-controlling interest, based on the assumptions to the pro forma financial information, will be $379.5 million. Pro forma non-controlling interest represents 85.0% of the pro forma equity of Private National Mortgage Acceptance Company, LLC of $446.5 million.

(2)
Reflects the net effect on cash and cash equivalents of the receipt of offering proceeds of $187.5 million described in "Use of Proceeds" net of estimated unreimbursed expenses.

(3)
Represents the members' equity of the existing unit holders in Private National Mortgage Acceptance Company, LLC.

(4)
Represents an adjustment to stockholders' equity reflecting the following:

(a)
par value for Class A common stock and Class B common stock to be outstanding following this offering;

(b)
an increase of $184.8 million of additional paid-in capital as a result of estimated net proceeds from this offering;

(c)
a decrease of $117.8 million of additional paid-in capital to allocate a portion of PennyMac Financial Services, Inc.'s equity to the non-controlling interest; and

(d)
the elimination of Private National Mortgage Acceptance Company, LLC members' equity of $261.8 million upon consolidation.

(5)
The increase in non-controlling interest reflects the following:

(a)
an increase from the reclassification of Private National Mortgage Acceptance Company, LLC members' equity of $261.8 million to non-controlling interest upon consolidation; and

(b)
an increase of $117.8 million from the proportional allocation of additional paid-in capital of PennyMac Financial Services, Inc.'s equity to the non-controlling interest.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

        The following selected historical condensed consolidated financial data of Private National Mortgage Acceptance Company, LLC should be read together with "Organizational Structure," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus. Private National Mortgage Acceptance Company, LLC will be considered our predecessor for accounting purposes, and its consolidated financial statements will be our historical consolidated financial statements following this offering.

        We derived the selected historical consolidated statement of income data of Private National Mortgage Acceptance Company, LLC for the fiscal years ended December 31, 2012, 2011 and 2010 and the selected historical consolidated balance sheet data as of December 31, 2012 and 2011 from the audited consolidated financial statements of Private National Mortgage Acceptance Company, LLC which are included elsewhere in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2010 has been derived from audited consolidated financial statements of Private National Mortgage Acceptance Company, LLC not included in this prospectus.

	Year ended December 31,
	2012	2011	2010
	(in thousands, except unit data)
Statements of Income Data—Condensed Consolidated
Revenue
Net gains on mortgage loans held for sale at fair value	$118,170	$13,029	$2,008
Fulfillment fees from PennyMac Mortgage Investment Trust	62,906	1,744	80
Net servicing income:
Loan servicing fees
From PennyMac Mortgage Investment Trust	18,608	13,204	2,989
From Investment Funds	11,716	14,523	9,474
Mortgage servicing rebate (to) from Investment Funds	(885)	(2,772)	1,162
From non-affiliates	20,673	11,493	11,431
From borrowers—ancillary fees	2,245	1,657	1,345

	52,357	38,105	26,401
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(12,252)	(9,438)	(400)

Net servicing income	40,105	28,667	26,001

Management fees:
From PennyMac Mortgage Investment Trust	15,141	8,456	5,484
From Investment Funds	9,363	9,943	9,943

	24,504	18,399	15,427

Carried Interest from Investment Funds	10,473	12,596	24,654
Other	16,807	2,224	1,059

Total net revenue	272,965	76,659	69,229

Expenses
Compensation	124,014	47,479	25,412
Other	30,628	14,481	10,775

Total expenses	154,642	61,960	36,187

Net income	$118,323	$14,699	$33,042

Net income attributable to preferred unit holders	$99,920	$14,507	$29,014
Net income attributable to Class C unit awards outstanding	$2,310
Net income attributable to Class C unit holders	$6
Net income attributable to common unit awards outstanding	$7,178	$152	$3,837
Net income attributable to common unit holders	$8,909	$40	$191
Earnings per unit
Preferred units	$1,033.49	$237.82	$645.30
Class C units	$684.70	$—	$—
Common units:
Basic	$942.89	$11.63	$555.59
Diluted	$570.29	$3.88	$40.72
Weighted average units outstanding:
Preferred units	96,682	61,003	44,962
Class C units	3,382	—	—
Common units:
Basic	9,448	3,470	345
Diluted	15,622	10,410	4,704

	December 31, 2012	December 31, 2011	December 31, 2010
	(in thousands)
Balance Sheet Data—Condensed Consolidated
ASSETS
Cash and short term investment, at fair value	$65,487	$32,506	$15,241
Mortgage loans held for sale at fair value	448,384	89,857	14,720
Servicing advances	93,152	63,565	22,811
Receivable from Advised Entities	20,363	19,864	13,687
Carried interest due from Investment Funds	47,723	37,250	24,654
Mortgage servicing rights	108,975	32,124	31,957
Other	48,079	14,115	5,332

Total assets	$832,163	$289,281	$128,402

LIABILITIES
Loans sold under agreements to repurchase	$393,534	$77,700	$13,289
Note payable	53,013	18,602	3,499
Derivative liabilities	509	—	—
Payable to PennyMac Mortgage Investment Trust	46,779	25,595	2,842
Payable to Investment Funds	36,795	29,622	13,262
Accounts payable and accrued expenses	36,279	13,398	5,352
Liability for losses under representations and warranties	3,504	449	189

Total liabilities	570,413	165,366	38,433
MEMBERS' EQUITY	261,750	123,915	89,969

Total liabilities and members' equity	$832,163	$289,281	$128,402

OPERATING METRICS
Net assets under management of the Advised Entities	$1,792,490	$1,166,095	$883,338
Mortgage loans serviced (unpaid balance)	$28,152,549	$7,736,608	$5,358,819
Number of mortgage loans serviced	123,453	36,395	26,022

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read this discussion together with the consolidated financial statements, related notes and other financial information included in this prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus. These risks could cause our actual results to differ materially from any future performance suggested below. Accordingly, you should read "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Overview

        We are a specialty financial services firm that operates in two segments: mortgage banking and investment management.

  Mortgage Banking

        Our mortgage banking segment is comprised of three primary businesses: correspondent lending, retail lending, and loan servicing.

  •
  Correspondent Lending.  Our correspondent lending business manages, on behalf of PMT and for our own account, the acquisition of newly originated, prime credit quality, first-lien residential mortgage loans that have been underwritten to investor guidelines. PMT acquires, from approved correspondent sellers, newly originated loans, primarily "conventional" residential mortgage loans guaranteed by the GSEs and "government-insured" residential mortgage loans insured or guaranteed by the FHA or the VA and eligible to back securities guaranteed by Ginnie Mae. For conventional loans, we perform fulfillment activities for PMT and earn a fee for each loan sold by PMT. In the case of government-insured loans, we purchase them from PMT at PMT's cost plus a sourcing fee and fulfill them for our own account.

  •
  Retail Lending.  Our retail lending business originates new prime credit quality, first-lien residential conventional and government-insured mortgage loans on a national basis to allow customers to purchase or refinance their homes. We conduct this business through a consumer direct model, which relies on the Internet and call center-based staff to acquire and interact with customers across the country. We do not have a "brick and mortar" branch network and have been developing our consumer direct operations with call centers strategically positioned across the United States. We use sophisticated telephony and lead-management software to improve conversion rates, deliver outstanding customer service, manufacture high-quality loans and lower costs.

  •
  Loan Servicing.  Our loan servicing business performs loan administration, collection, and default activities, including the collection and remittance of loan payments; response to customer inquiries; accounting for principal and interest; holding custodial (impound) funds for the payment of property taxes and insurance premiums; counseling delinquent mortgagors; and supervising foreclosures and property dispositions. We service a diverse portfolio of loans both as the owner of MSRs and on behalf of other MSR or mortgage owners. We provide prime servicing for prime loans, conventional and government-insured loans, as well as special servicing for distressed whole loans that have been acquired as investments by our Advised Entities, and loans in "private-label" MBS securities, which are securities issued by institutions that are not affiliated with any Agency.

        During the year ended December 31, 2012, we managed PMT's acquisition of approximately $21.5 billion in unpaid principal balance of newly originated, prime credit quality, first-lien residential mortgage loans, of which we purchased approximately $8.4 billion of government-insured loans from PMT for our own account. We also originated $534.5 million of residential mortgage loans through our retail channel during the year ended December 31, 2012. During the year ended December 31, 2012, we increased our portfolio of loans that we serviced or subserviced from approximately $7.7 billion to approximately $28.2 billion.

        During the year ended December 31, 2011, we managed PMT's acquisition of approximately $1.3 billion of newly originated, prime credit quality, first-lien residential mortgage loans, of which we purchased $548.6 million of government-insured loans from PMT for our own account. We also originated $148.8 million of residential mortgage loans through our retail channel during the year ended December 31, 2011. During the year ended December 31, 2011, we increased our portfolio of loans that we serviced or subserviced from approximately $5.4 billion to $7.7 billion.

  Investment Management

        We are an investment manager through our wholly-owned subsidiary, PCM. PCM currently manages PMT and the Investment Funds, which had combined net assets of approximately $1.8 billion as of December 31, 2012. For these activities, we earn management fees as a percentage of net assets and incentive compensation based on investment performance. To date, we have achieved strong investment performance in all Advised Entities largely through the successful execution of PCM's strategy of investing in distressed mortgage loans.

Observations on Current Market Opportunities

        Our business is affected by macroeconomic conditions in the United States, including economic growth, unemployment rates, the residential housing market and interest rate levels and expectations. During 2012, the U.S. economy continued its pattern of modest growth as reflected in recent economic data. Real U.S. gross domestic product, as reported by the Bureau of Economic Analysis, expanded at an annual rate of 2.2% for 2012 as compared to a revised 1.8% annual rate for 2011. The seasonally adjusted national unemployment rate, as reported by the Bureau of Labor Statistics, was 7.8% at December 31, 2012, the fourth consecutive month the rate was below 8% and equaling the previous lowest rate for the year, and compares to an unemployment rate of 8.5% at December 31, 2011. Declining unemployment may, however, be partially reflective of a declining workforce labor participation rate. Despite the decline below 8% as of September 2012, the persistently high monthly unemployment rate, which had been above 8% since February 2009, continues to be reflected in high delinquency rates on single family residential mortgage loans. As reported by the Federal Reserve, during the first three quarters of 2012 charge-off and delinquency rates on loans and leases at commercial banks ranged from a low of 10.3% for the first quarter to a high of 10.6% for the third quarter, a modest reduction from the recent high of 11.26% during the first quarter of 2010.

        Residential real estate activity appears to be modestly improving. The seasonally adjusted annual rate of existing home sales for December 2012, as reported by the National Association of Realtors®, or NAR, was 12.1% higher than for December 2011. The national median existing home price for all housing types in December 2012, as reported by the NAR, was $180,800, an 11.5% increase from December 2011, and represents the 10th consecutive month of year-over-year price gains as well as the largest year-over-year price increase reported in any one month since November 2005. Foreclosure filings, as reported by RealtyTrac, on a national level decreased 3% during 2012 as compared to 2011 and declined 36% from the foreclosure filings peak in 2010 with December 2012 filings representing a 68 month low. However, foreclosure activity in 2012 increased from 2011 in 25 states, primarily those states with longer judicial foreclosure processes as lenders began catching up with their foreclosure backlogs. Nationwide, the average time to foreclose increased to 414 days during the fourth quarter of 2012 from 348 days in the fourth quarter of 2011. As of January 2013, 26% of all homes with outstanding mortgages had a balance owed that was at least 25% more than the value of the homes collateralizing such loans, down from 28% of all homes with outstanding mortgages in January 2012 as reported by RealtyTrac.

        Thirty-year fixed rate mortgage interest rates ranged from a high of 4.08% to a low of 3.31% during 2012 with the low of 3.31% representing an all-time record low for the thirty-year fixed rate mortgage as reported by Freddie Mac's Weekly Primary Mortgage Market Survey. The average annual interest rate for the thirty-year fixed rate mortgage in 2012 was 3.66% compared to 4.45% in 2011.

        In our capacity as an investment manager, we continue to see substantial volumes of distressed residential mortgage loan sales by a limited number of sellers, which remain primarily sales of nonperforming loan pools, with a small but increasing number of sales of troubled but performing loans. During 2012, we reviewed 96 mortgage loan pools on behalf of PMT with unpaid principal balances totaling approximately $19.7 billion and one pool of real estate acquired in settlement of loans totaling approximately $30.1 million for potential purchase. We managed the acquisition on behalf of PMT of distressed mortgage loans with unpaid principal balances totaling $1.1 billion during 2012, of which $952.3 million was acquired from or through one or more subsidiaries of Citigroup Inc.

        During 2011, we reviewed on behalf of PMT and the Investment Funds 88 mortgage loan pools with unpaid principal balances totaling approximately $13.6 billion for potential purchase. During 2011, we managed the acquisitions on behalf of PMT and the Investment Funds of distressed mortgage loans with unpaid principal balances totaling $2.0 billion, of which $1.7 billion was acquired from or through one or more subsidiaries of Citigroup Inc.

        In recent periods we have seen increased competition from new and existing market participants in both our correspondent lending and retail origination businesses, as well as reductions in the overall level of refinancing activity. We believe that this change in supply and demand within the marketplace has been driving lower production margins in recent periods, which will be reflected in our results of operations in our gains on mortgage loans held for sale. Although margins on gains from mortgage loans held for sale benefitted from wider secondary spreads (the difference between interest rates charged to borrowers and yields on mortgage-backed securities in the secondary market) early in the fourth quarter of 2012, margins narrowed somewhat as the quarter progressed. While production margins remained elevated from a historical perspective during the fourth quarter of 2012, we expect them to begin normalizing towards their long-term averages in 2013, and we have begun to see evidence of this normalization in the first quarter of 2013.

  Reporting Metrics and Prospective Trends

        We expect our results of operations to be affected by various factors, many of which are beyond our control. Our primary sources of income are from:

  •
  net servicing income;

  •
  gains on mortgage loans held for sale, including commitments to purchase or originate mortgage loans and the related hedging instruments;

  •
  management fees from PMT and the Investment Funds and carried interest from the Investment Funds; and

  •
  fulfillment fees from PMT.

  Net Servicing Income

        We service loans either through subservicing arrangements with PMT and the Investment Funds or for our own account as a result of our purchase of MSRs and our retention of MSRs associated with the loans that we originate or purchase for sale. Net servicing income includes the fees that we earn as well as the amortization, impairment and changes in fair value that we recognize from holding MSRs. A significant component of our net servicing income is driven by the changes in the fair value of the MSRs that we hold. Changes in the fair value of MSRs are significantly influenced by prepayment expectations and actual prepayments relating to the underlying loans.

  Loans Serviced for PMT

        Under the terms of our prior loan servicing agreement with PennyMac Operating Partnership, L.P., the operating partnership subsidiary of PMT, servicing fee rates for the historical periods presented in the consolidated financial statements included in this prospectus were based on the risk characteristics of the mortgage loans serviced and total servicing compensation was established at levels that management believed was competitive with those charged by other servicers or special servicers, as applicable.

  •
  Subservicing fee rates for distressed loans owned by PMT ranged between 30 and 100 basis points per year of the unpaid principal balance of such loans we subserviced for PMT for all periods prior to February 1, 2013. We were also entitled to certain customary market-based fees and charges, including boarding and deboarding fees, ancillary fees, activity fees, liquidation and disposition fees, assumption, modification fees and late charges, as well as interest on funds on deposit in custodial accounts. In the event we either effected a refinancing of a loan on PMT's behalf and not through a third-party lender and the resulting loan was readily saleable, or originated a loan to facilitate the disposition of real estate that PMT had acquired in settlement of a loan, we were entitled to receive market-based fees and compensation from PMT.

  •
  Subservicing fee rates for mortgage loans acquired by PMT through our correspondent lending business and in respect of which PMT retains the MSRs ranged between 4 and 20 basis points per year of the unpaid principal balance of such loans for all periods prior to February 1, 2013. We were also entitled to other customary market-based fees and charges.

        Effective February 1, 2013, we amended our loan servicing agreement with PMT and established servicing fees at fixed per-loan monthly amounts based on the delinquency, bankruptcy and foreclosure status of the serviced loan or the real estate acquired in settlement of a loan. Amounts for the historical periods presented in the consolidated financial statements included in this prospectus do not reflect the amended agreement, as it was not in effect during the historical periods presented. However, we do not expect the amendment to have a significant effect on the level of fees that we record for loans serviced for PMT. See the description of the new terms of the loan servicing agreement under "Certain Relationships and Related Party Transactions—Servicing Agreements."

  Loans Serviced for Investment Funds

        Our servicing agreements with the Investment Funds generally provide for fee revenue of between 45 and 100 basis points of unpaid principal balance per year, which varies depending on the type and quality of the loans being serviced. We are also entitled to certain customary market-based fees and charges.

        Under the servicing agreements between us and one of the Investment Funds, on December 31, 2011 and at the end of every calendar year thereafter, we will also rebate to the fund an amount equal to the cumulative profit, if any, of the servicing operations attributable to the fund's assets, and, conversely, charge the fund if a loss has been incurred in order to effect overall "at cost" pricing with respect to loan servicing activities for such assets.

        Under the agreements, we will also rebate to the Investment Funds 50% of any profit generated from loan originations resulting from the refinancing of, or modification activities with respect to, loans that we subservice on behalf of the Investment Funds. This arrangement was changed effective January 1, 2012 with respect to one of the Investment Funds, whereby we settled our accrued servicing fee rebate with the fund and amended the related servicing agreement to charge scheduled servicing fees in place of the previous "at cost" servicing arrangement. We record the net rebate amounts as earned or incurred.

        On our account, as well as on behalf of PMT and the Investment Funds, we participate in HAMP (and other similar mortgage loan modification programs). HAMP establishes standard loan modification guidelines for "at risk" homeowners and provides incentive payments to certain participants, including loan servicers, for achieving modifications and successfully remaining in the program. Our loan servicing agreements entitle us to retain any incentive payments that we receive and to which we are entitled under HAMP; provided, however, that with respect to any such incentive payments paid to us under HAMP in connection with a mortgage loan modification for which we previously were paid an incentive fee by PMT or the Investment Funds, we will reimburse PMT or the Investment Fund an amount equal to the lesser of such modification fee or such incentive payments.

  Loans Serviced for Non-affiliates

        Our servicing agreements with non-affiliates were initially primarily special servicing arrangements with non-affiliated entities in support of mortgage securitizations and provided for servicing fees of approximately 50 basis points per year of the UPB of the loans. Beginning late in 2011, as our correspondent lending activities began to grow, the primary composition of our servicing for non-affiliates began to shift from special servicing to prime servicing—primarily of government-insured or guaranteed loans included in pools of loans securing Ginnie Mae-guaranteed securities that we originated through our correspondent lending activities and sold to third parties on a servicing-retained basis. Such loans have contractual servicing fee rates ranging from 19 to 44 basis points net of guarantee fees. As with other servicing arrangements, we are also entitled to ancillary fees such as late charges and other fees allowable for government-insured or guaranteed loans.

  Valuation, Amortization, Impairment and Change in Estimated Fair Value of Mortgage Servicing Rights

        MSRs represent the value of a contract that obligates us to service the mortgage loans on behalf of the owner of the loan in exchange for servicing fees and the right to collect certain ancillary income from the borrower. We recognize MSRs at our estimate of the fair value of the contract to service the loans.

        How much of the MSR we realize in cash depends upon how our initial estimates of the future cash flows accruing to the MSRs are realized. As economic fundamentals influencing the loans change, our estimate of the fair value of the related MSR we retain will also change. As a result, we will record changes in fair value as a component of net servicing income for the MSRs we carry at fair value, and we may recognize changes in fair value relating to our MSRs carried at the lower of amortized cost or fair value depending on the relationship of the asset's fair value to its amortized cost at the measurement date. See "Note 9—Fair Value" in the Notes to Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010 for key assumptions used in determining the fair value of MSRs at the time of the initial recognition and at period end for the periods covered by our financial statements.

        After the initial recognition of MSRs, we account for such assets based on the initial interest rates of the mortgage loans underlying the respective MSRs. We account for MSRs differently based on whether the interest rates of the mortgage loans underlying such assets are above 4.5% because we have concluded that mortgage loans with initial interest rates of 4.5% or less present different risks to us than MSRs relating to mortgage loans with initial interest rates of more than 4.5% and, therefore, require a different risk management approach. Our risk management efforts relating to originated MSRs relating to mortgage loans with initial interest rates of 4.5% or less are aimed at moderating the effects of non-interest rate risks on fair value, such as the effect of changes in home prices on the assets' values. Our risk management efforts in connection with MSRs relating to mortgage loans with initial interest rates of more than 4.5% are aimed at moderating the effects of changes in interest rates on the assets' values.

        We account for MSRs relating to mortgage loans with initial interest rates of more than 4.5% at fair value. Changes in the fair value of MSRs carried at fair value are included in current period results of operations as a component of net servicing income.

        We account for MSRs relating to mortgage loans with initial interest rates of less than or equal to 4.5% using the amortization method. Under the amortization method, we amortize the cost of MSRs in proportion to, and over the period of, net servicing income for the mortgage loans underlying the respective assets.

        We also evaluate MSRs accounted for using the amortization method for impairment with reference to the assets' fair value at the measurement date. Impairment occurs when the current fair value of the MSR falls below the asset's carrying value (carrying value is the amortized cost reduced by any related valuation allowance). If MSRs are impaired, the impairment is recognized in current period income and the carrying value of the MSRs is adjusted through a valuation allowance. If the value of impaired MSRs subsequently increases, we recognize the increase in value in current period income and, through a reduction in the valuation allowance, adjust the carrying value of the MSRs to a level not in excess of amortized cost.

        When evaluating MSRs for impairment, we stratify the assets by predominant risk characteristic including loan type (fixed-rate or adjustable-rate) and note rate. We stratify fixed-rate loans into note rate pools of 50 basis points for note rates between 3.0% and 4.5% and a single pool for note rates below 3%. We evaluate adjustable-rate mortgage loans with initial interest rates of 4.5% or less in a single pool.

        We periodically review the various impairment strata to determine whether the value of the impaired MSRs in a given stratum is likely to recover. When we deem recovery of the value to be unlikely in the foreseeable future, a write-down of the cost of the MSRs for that stratum to its estimated recoverable value is charged to the valuation allowance.

        Amortization and impairment of MSRs accounted for using the amortization method are included in current period results of operations as a component of net servicing income.

        For more information on the key assumptions used in determining the fair value of MSRs at the time of initial recognition for the historical periods presented in the consolidated financial statements included in this prospectus, see "Note 9—Fair Value—Mortgage Servicing Rights" in the Notes to Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010.

  Gain on Mortgage Loans Held for Sale

        When we sell our mortgage loans, we record a gain or loss which is determined by the nature and terms of the transaction. The gain or loss that we realize on the sale of loans acquired through our mortgage lending activities is primarily determined by the price paid for purchased loans or the terms of originated loans, the effect of any hedging and other risk management activities that we undertake, the sales price of the loan and the value of any MSRs received in the transaction. Gain on mortgage loans held for sale is significantly influenced by mortgage loan prepayment activity which is, in turn, significantly influenced by the level and direction of mortgage interest rates. Certain of these factors are beyond our control.

        Our gain on mortgage loans held for sale includes both cash and non-cash elements. We receive proceeds on sale that include both cash and our estimate of the value of MSRs. We also provide an estimate of our losses relating to representations and warranties that we make to the investors.

        We recognize the fair value of loan commitments we make to borrowers and commitments to PMT to purchase government-insured loans. We refer to these commitments as interest rate lock commitments, or IRLCs. We recognize the value of these commitments upon their issuance, which is generally before we purchase the mortgage loans subject to the commitment. We presently issue interest rate lock commitments with commitment periods ranging to sixty days. The value that we assign to an IRLC is estimated based on our estimated gain on sale of a mortgage loan funded under the commitment, adjusted for the probability that the loan will fund or be purchased within the terms of the IRLC. The IRLC is subject to changes in fair value as the loan approaches funding, as market interest rates for similar loans change and as our assessment of the probability of the funding of mortgage loans at similar points in the origination process changes. The value of an IRLC can be either positive or negative, depending on the relationship of the mortgage loan's interest rates to current market rates for similar mortgage loans.

        The primary factor influencing the probability that the loan will fund within the terms of the IRLC is the change, if any, in mortgage interest rates subsequent to the commitment date. In general, the probability of funding increases if current rates rise and decreases if current rates fall. This is due primarily to the relative attractiveness of current mortgage interest rates compared to the applicant's committed rate. The probability that a loan will fund within the terms of the IRLC is also influenced by the source of the application, age of the application, purpose of the loan (purchase or refinance) and the application approval rate. We have developed closing ratio estimates using empirical data that take into account all of these variables, as well as renegotiations of rate and point commitments that tend to occur when mortgage interest rates fall. These closing ratio estimates are used to calculate the aggregate balance of loans that we expect to fund within the terms of the IRLCs.

        We manage the risk created by IRLCs relating to mortgage loans and by our inventory of mortgage loans held for sale by entering into forward sale agreements to sell the mortgage loans and by the purchase and sale of MBS options and futures. Such agreements are accounted for as derivative instruments.

        We account for our derivative financial instruments as free-standing derivatives. We do not designate our forward sale agreements or options and futures for hedge accounting. We recognize all of our derivative financial instruments on the balance sheet at fair value with changes in the fair value being reported in current period income as a component of net gain on mortgage loans held for sale.

        We also provide for our estimate of the fair value of future losses that we may be required to incur as a result of our breach of representations and warranties provided to the purchasers of the loans we have sold. The representations and warranties require adherence to investor or insurer origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law.

        In the event of a breach of our representations and warranties, we may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor, or may become ineligible to receive any of the benefits provided by the insurer with respect to such mortgage loans. In such cases, we bear any subsequent credit loss on the mortgage loans. Our losses from representations and warranties may be reduced by any recourse that we have to correspondent lenders that, in turn, had sold such mortgage loans to us through PMT and breached similar or other representations and warranties. In such event, we generally have the right to seek a repurchase or indemnity from that originator through PMT.

        We record a provision for losses relating to such representations and warranties as part of our loan sale transactions. The method we use to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimated future defaults and loan repurchase rates, the potential severity of loss in the event of defaults and the probability of reimbursement by the correspondent loan seller. We establish a liability at the time loans are sold and continually update our liability estimate.

        The level of the liability for losses from representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor repurchase demand strategies, and other external conditions that may change over the lives of the underlying loans. Our representations and warranties are generally not subject to stated limits of exposure. However, we believe that the current unpaid principal balance of loans that we have sold to date represents the maximum exposure to repurchases related to representations and warranties.

        We evaluate the adequacy of our liability for losses from representations and warranties based on our loss experience and our assessment of future losses to be incurred relating to loans that we have previously sold and which remain outstanding at the balance sheet date. As our portfolio of loans sold subject to representations and warranties grows and as economic fundamentals change, such adjustments can be material. However, we believe that our current estimates adequately approximate the future losses to be incurred on our servicing portfolio of mortgage loans sold subject to such representations and warranties.

        For more information on our estimates of our liability for representations and warranties for the historical periods presented in the consolidated financial statements included in this prospectus, see "Note 17—Liability for Representations and Warranties" in the Notes to Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010.

  Management Fees and Carried Interest

        In our investment management activities, we earn management fees from PMT and we earn management fees and carried interest from the Investment Funds.

        The management fees that we are entitled to receive from PMT have two components: a base component and a performance incentive component. Under our prior management agreement with PMT, which was effective during the historical periods presented in the consolidated financial statements included in this prospectus, the terms of the two components were as follows:

  •
  Base component.  The base component was calculated at the annual rate of 1.5% of shareholders' equity (as defined in the management agreement). Effective May 16, 2012, we amended our management agreement with PMT to change the way that shareholders' equity was measured for purposes of calculating the base component of our management fee. Previously, the measure of PMT's shareholders' equity excluded unrealized gains, losses or other non-cash items reflected in PMT's financial statements. To better align the base component of our management fee with PMT's investment strategy, we amended the management agreement to base the management fee on shareholders' equity computed using United States generally accepted accounting principles, or U.S. GAAP. The effect of this modification had been to increase the base management fee that we received from PMT since the agreement was amended.

  •
  Performance incentive component.  The performance incentive fee was calculated at 20% per year of the amount by which "core earnings" (as defined in the management agreement, "core earnings" generally represented PMT's net income, adjusted for the effects of unrealized gains and losses recognized in earnings), on a rolling four-quarter basis and before the incentive fee, exceeded an 8% "hurdle rate." PMT's "core earnings" (as defined) did not exceed the 8% hurdle rate and we therefore did not recognize the incentive component of our management fees.

        Effective February 1, 2013 we amended the terms of our management agreement with PMT. The amendment reduced the annual rate of the base component of the management fee applicable to shareholders' equity in excess of $2.0 billion and it changed the basis on which the performance incentive portion of our management fee is calculated from "core earnings," as defined under the prior agreement, to earnings as determined in accordance with U.S. GAAP. As a result of this change, we expect to earn and recognize the performance incentive portion of our management fee on a prospective basis. See the new terms of this agreement at "Certain Relationships and Related Party Transactions—Management Agreements."

        For periods through December 31, 2011, the management fees that we received from the Investment Funds were based on the respective funds' capital commitments. For subsequent periods, the management fees have been based on the lesser of the funds' net asset values or aggregate capital contributions. The base management fees accrue at annual rates ranging from 1.5% to 2.0% of the applicable amounts on which they are based.

        The carried interest that we recognize from the Investment Funds is determined by the Investment Funds' performance and our contractual rights to share in the Investments Funds' returns in excess of the preferred returns accruing to the investors, if any. We recognize carried interest as a participation in the profits in the Investment Funds after the investors in the Investment Funds have achieved a preferred return as defined in the fund agreements. After the investors have achieved the preferred returns specified in the respective fund agreements, a "catch up" return accrues to us until we receive a specified percentage of the preferred return. Thereafter, we participate in future returns in excess of the preferred return at the rates specified in the fund agreements.

        The investment period for the Investment Funds ended on December 31, 2011. The amount of the carried interest that we will receive depends on the Investment Funds' future performance. As a result, the amount of carried interest recorded by us at period end is subject to adjustment based on future results of the Investment Funds. We expect to collect the carried interest when the Investment Funds liquidate. The Investment Funds will continue in existence through December 31, 2016, subject to three one-year extensions by PCM at its discretion, in accordance with the terms of the agreements that govern the Investment Funds.

  Fulfillment Fees from PennyMac Mortgage Investment Trust

        In connection with our correspondent lending business, we provide certain mortgage banking services to PMT, including fulfillment and disposition-related services, for a fulfillment fee based on a percentage of the UPB of the mortgage loans sold to non-affiliates. In general, the fulfillment fee for such services is based on the type of mortgage loan acquired by PMT and equal to a percentage of the unpaid balance of such mortgage loan.

        Effective February 1, 2013, we terminated our prior amended and restated mortgage banking services agreement with PMT and entered into a new mortgage banking and warehouse services agreement and on March 1, 2013, we amended Exhibit A to the new agreement. The new agreement, as amended, provides for the reimbursement of a portion of the fulfillment fee applicable to PMT's acquisition of mortgage loans in excess of specified monthly thresholds. In the event that PMT acquires mortgage loans with an aggregate UPB in any month greater than $2.5 billion but less than or equal to $5 billion, we have agreed to discount the amount of such fulfillment fees by reimbursing PMT in an amount equal to the product of (i) .025%, (ii) the amount of unpaid principal balance in excess of $2.5 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to mortgage loans for which we collected fulfillment fees in such month. In the event that PMT acquires mortgage loans in any month with an aggregate UPB greater than $5 billion, we have agreed to discount the amount of such fulfillment fees by reimbursing PMT in an amount equal to the product of (i) .05%, (ii) the amount of unpaid principal balance in excess of $5.0 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to mortgage loans for which we collected fulfillment fees in such month. See a further description of the terms of this agreement under "Certain Relationships and Related Party Transactions—Other Agreements with PMT."

  Expenses

        We incur compensation and overhead expenses necessary to run our business. The level of these expenses depends, in part, on the nature and amount of assets that we manage for our investment management clients, the volume of mortgage loans and mix of such loans between performing and distressed mortgage loans that we service, and the level of loan origination and purchase activity that we manage and conduct for our own account. Many of these expenses (such as certain technology costs and the cost of experienced specialized managers and staff necessary to manage and execute the specialized activities in which we engage) are fixed and require us to operate at an adequate level of activity to operate profitably.

        The following is a summary of the composition of expenses included in the various expense line items:

  •
  Compensation includes salaries, incentive awards, employee benefits and non-cash equity-based compensation that we award certain members of our management.

  •
  Professional services includes expenses that we incur in our loan servicing and origination quality control functions (such as property valuation reviews and third-party underwriting reviews), legal fees and fees we pay for accounting and auditing services.

  •
  Occupancy includes our lease costs, utilities, maintenance and security expenses related to the operation of our facilities.

  •
  Technology includes software licenses and data service subscriptions and telephone and data communications costs.

  •
  Interest includes the expense that we incur in financing our inventory of mortgage loans held for sale and our loan servicing advances.

  •
  Servicing includes expenses related to customer mailings, unreimbursed direct servicing expenses, tax service expenses, document imaging and other expenses directly related to our servicing of mortgage loans.

  •
  Loan origination includes the unreimbursed portion of direct out-of-pocket expenses that we incur in the loan origination process, including collateral review expenses, credit reports and other expenses paid to non-affiliates.

        Our management agreement with PMT provides us with the right to allocate a portion of certain overhead charges to PMT based on PMT's assets as a percentage of the total assets we manage. For the actual expenses allocated to PMT in the historical periods presented in the consolidated financial statements included in this prospectus, refer to the discussion and tables under "—Results of Operations—Expenses Allocated to PMT."

Other Factors Influencing Our Results

        Prepayment Speeds.    Prepayment speeds, as reflected by the constant prepayment rate, vary according to interest rates, the type of investment, conditions in the housing and financial markets, competition and other factors, none of which can be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans and, as a result, prepayment speeds tend to decrease. This can extend the period over which we earn servicing income but reduce the demand for new mortgage loans. When interest rates fall, prepayment speeds tend to increase, thereby decreasing the value of MSRs and shortening the period over which we earn servicing income but increasing the demand for new mortgage loans.

        Changing Interest Rate Environment.    Generally, when interest rates rise, the value of mortgage loans and interest rate lock commitments decrease while the value of hedging instruments related to such loans and commitments increases. When interest rates fall, the value of mortgage loans and interest rate lock commitments increases and the value of hedging instruments related to such loans and commitments decrease. Decreasing interest rates also precipitate increased loan refinancing activity by borrowers seeking to benefit from lower mortgage interest rates.

        Changing Home Prices Affect REO Property Disposition Proceeds.    The state of the real estate market and home prices at the time of sale will determine proceeds from the sale of REO properties. Generally, rising home prices are expected to positively affect our results from REO properties for loans serviced under agreements whereby we retain some risk on REO sales. Conversely, declining real estate prices are expected to negatively affect our results from REO properties. We cannot predict future home prices with any certainty.

        Risk Management Effectiveness—Credit Risk.    We are subject to the risk of potential credit losses on all of the residential mortgage loans that we hold for sale or investment as well as for losses incurred by investors in mortgage loans that we sell to them as a result of breaches of representations and warranties we make as part of the loan sales. The representations and warranties require adherence to investor or guarantor origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law. The level of mortgage loan repurchase losses is dependent on economic factors, investor repurchase demand strategies, and other external conditions that may change over the lives of the underlying loans.

        Risk Management Effectiveness—Interest Rate Risk.    Because changes in interest rates may significantly affect our activities, our operating results will depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks, including risk arising from the change in value of our inventory of mortgage loans held for sale and commitments to fund mortgage loans and related hedging derivative instruments, as well the effects of changes in interest rates on the value of our investment in MSRs. See "—Quantitative and Qualitative Disclosures about Market Risk" for a discussion on the effects of changes in interest rates on the recorded value of our MSRs.

        Liquidity.    Our ability to operate profitably is dependent on both our access to capital to finance our assets and our ability to profitably sell and service mortgage loans. An important source of capital for the residential mortgage industry is warehouse financing facilities. These facilities provide funding to mortgage loan producers until the loans are sold to investors or securitized in the secondary mortgage loan market. Our ability to hold loans pending sale and/or securitization depends, in part, on the availability to us of adequate financing lines of credit at suitable interest rates. During any period in which a borrower is not making payments, if we own the MSR then we may be required to advance our own funds to meet contractual principal and interest remittance requirements for investors and advance costs of protecting the property securing the investors' loan and the investors' interest in the property. We finance a portion of these advances under bank lines of credit. The ability to obtain capital to finance our servicing advances at appropriate interest rates influences our ability to profitably service delinquent loans. See "—Liquidity and Capital Resources" and "—Off-Balance Sheet Arrangements and Aggregate Contractual Obligations—Debt Obligations."

        Servicing Effectiveness.    In cases where we own the MSR, our servicing fee rates for loans serviced for non-affiliates are generally at specified servicing rates that do not change with a loan's performance status. As a mortgage loan becomes delinquent and moves through the delinquency process to settlement through acquisition of the property or partial payoff, the loan requires greater effort on our part to service. Increased mortgage delinquencies, defaults and foreclosures will therefore result in a higher cost to service those loans due to the increased time and effort required to collect payments from delinquent borrowers. Therefore, how efficiently we are able to maintain the credit quality of our portfolio of serviced mortgage loans and address the mortgage loans where the borrower has defaulted influences the level of expenses that we incur in the mortgage loan servicing process.

Critical Accounting Policies

        We have identified the following to be our most critical accounting policies:

  Valuation of Financial Instruments

        We have elected to record our non-cash financial assets at fair value and group them in three levels, based on the markets in which the assets are traded and the observability of the assumptions used to determine fair value. These levels are:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing an asset or liability and are developed based on market data obtained from sources independent of us. These may include quoted prices for similar assets or liabilities, interest rates, prepayment speeds, credit risk and others.

  •
  Level 3—Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect our assumptions about the factors that market participants use in pricing an asset or liability, and are based on the best information available under the circumstances.

        The valuation method used to estimate fair value may produce a fair value measurement that may not be indicative of ultimate realizable value. Furthermore, while we believe our valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

  Mortgage Loans Held for Sale and Related Derivative Financial Instruments

        We have elected to have mortgage loans held for sale accounted for at fair value, with changes in fair value recognized in current period income. We have elected to record mortgage loans held for sale at fair value so changes in fair value will be reflected in results of operations as they occur and more timely reflect the results of our performance. Accordingly, changes in the estimated fair value of mortgage loans are recognized in current period income. All changes in fair value, including changes arising from the passage of time, are recognized as a component of net gains on mortgage loans held for sale at fair value. We classify mortgage loans held for sale at fair value as "Level 2" fair value financial statement items.

  •
  Mortgage loans that are saleable into active markets are categorized as "Level 2" fair value financial statement items and their fair values are estimated using their quoted market price or market price equivalent.

  •
  Loans that are not saleable into active markets are categorized as "Level 3" fair value financial statement items, and their fair values are estimated using a discounted cash flow valuation model. Inputs to the model include current interest rates, loan amount, payment status and property type, and forecasts of future interest rates, home prices, prepayment speeds, defaults and loss severities. The estimates of value are made by our financial analysis and valuation group and reviewed and approved by our senior management valuation committee.

        Our interest rate lock commitments are categorized as a "Level 3" fair value financial statement item. Inputs to the estimation of the fair value of interest rate lock commitments include the pull-through rate and MSR value, which we classify as "Level 3" inputs. Changes in the value of interest rate lock commitments are included in gain on mortgage loans held for sale at fair value. Beginning in the fourth quarter of 2012, we began using a portion of our interest rate lock commitments as an economic hedge of our MSRs.

        The derivative financial instruments that we acquire to manage the price risk arising from making interest rate lock commitments and holding mortgage loans held for sale at fair value are categorized as "Level 2" financial statement items and their fair values are estimated using quoted market prices or market price equivalents. Changes in the fair value of derivatives used to manage price risk are included in gain on mortgage loans held for sale at fair value in our consolidated statement of income.

  Mortgage Servicing Rights

        We recognize MSRs initially at their estimated fair values, either from sales of mortgage loans where we retain the right to service the loan in the sale transaction, or from the purchase of MSRs. MSRs arise from contractual agreements between us and the investors (or their agents) in mortgage securities and mortgage loans. Under these contracts, we are responsible for loan servicing functions in exchange for fees and other remuneration. The servicing functions typically performed include, among other responsibilities, collecting and remitting loan payments; responding to borrower inquiries; accounting for principal and interest; holding custodial (impound) funds for payment of property taxes and insurance premiums; counseling delinquent mortgagors; and supervising the acquisition of real estate collateralizing the mortgage loans in settlement thereof and property dispositions.

        The value of MSRs is derived from the net positive cash flows associated with the servicing contracts. We receive servicing fees ranging generally from 0.25% to 0.38% annually on the remaining outstanding principal balances of the loans subject to the servicing contracts. The servicing fees are collected from the monthly payments made by the mortgagors. We generally receive other remuneration including rights to various mortgagor-contracted fees such as late charges, collateral reconveyance charges and loan prepayment penalties, and we are generally entitled to retain the interest earned on funds held pending remittance for mortgagor payments.

        The fair value of MSRs is difficult to determine because MSRs are not actively traded in stand-alone markets. Considerable judgment is required to estimate the fair values of these assets and the exercise of such judgment can significantly affect our income. MSR values are estimated by our financial analysis and valuation group and are reviewed and approved by our senior management valuation committee. Therefore, we classify our MSRs as "Level 3" fair value financial statement items.

        We use a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting servicing cash flows discounted at a rate that we assume market participants would use in their determinations of value. The cash flow and prepayment assumptions used in our discounted cash flow model are based on market factors which we believe are consistent with assumptions and data used by market participants valuing similar MSRs.

        The key assumptions used in the valuation of MSRs include mortgage prepayment speeds, cost to service the loans and discount rates. These variables can, and generally do, change from period to period as market conditions change.

        Our subsequent accounting for MSRs is based on the class of MSRs. We have identified two classes of MSRs: originated MSRs backed by mortgage loans with initial interest rates of less than or equal to 4.5% and MSRs backed by mortgage loans with initial interest rates of more than 4.5%. Originated MSRs backed by mortgage loans with initial interest rates of less than or equal to 4.5% are accounted for using the amortization method. MSRs backed by loans with initial interest rates of more than 4.5% are accounted for at fair value with changes in fair value recorded in current period income. We distinguish between these classes of MSRs due to the differing factors that can cause changes in prepayment speeds of the underlying loans, which in turn cause changes in the fair value of the MSRs.

  MSRs Accounted for Using the MSR Amortization Method

        We amortize MSRs accounted for using the amortization method. MSR amortization is determined by applying the ratio of the net MSR cash flows projected for the current period to the estimated total remaining net MSR cash flows. The estimated total net MSR cash flows are determined at the beginning of each month using prepayment assumptions applicable at that time.

        We assess MSRs accounted for using the amortization method for impairment monthly. Impairment occurs when the current fair value of the MSR falls below the asset's carrying value (carrying value is the amortized cost reduced by any related valuation allowance). If MSRs are impaired, we recognize the impairment in current-period income and adjust the carrying value of the

MSRs through a valuation allowance. If the value of impaired MSRs subsequently increases, we recognize the increase in value in current-period income and we adjust the carrying value of the MSRs through a reduction in the valuation allowance. Carrying value is not increased above amortized cost.

        We stratify our MSRs by predominant risk characteristic when evaluating for impairment. For purposes of performing our MSR impairment evaluation, we stratify our servicing portfolio on the basis of certain risk characteristics, including loan type (fixed-rate or adjustable-rate) and note rate. We stratify fixed-rate loans into note rate pools of 50 basis points for note rates between 3.0% and 4.5% and a single pool for note rates below 3%. If the fair value of MSRs in any of the note rate pools is below the carrying value of the MSRs for that pool, we recognize impairment to the extent of the difference between the estimated fair value and the existing valuation allowance for that pool.

        We periodically review the various impairment strata to determine whether the value of the impaired MSRs in a given stratum is likely to recover. When we deem recovery of the value to be unlikely in the foreseeable future, a write-down of the cost of the MSRs for that stratum to its estimated recoverable value is charged to the valuation allowance.

        Amortization and impairment of MSRs are included in current period results of operations as a component of net servicing income.

  MSRs Accounted for at Fair Value

        Changes in fair value of MSRs accounted for at fair value are recognized in current period results of operations as a component of net servicing income.

  Carried Interest Due from Investment Funds

        We may earn carried interest from each of the Investment Funds in which we have a general partnership interest or other carried interest arrangement. See "—Reporting Metrics and Prospective Trends—Net Servicing Income" and "—Reporting Metrics and Prospective Trends—Management Fees and Carried Interest." We determine the amount of carried interest to be recorded each period based on the cash flows that would be produced assuming termination of the Investment Funds' agreements at each period end.

        The amount of the carried interest received by us depends on the Investment Funds' future performance. As a result, the amount of carried interest recorded by us at period end is subject to adjustment based on future results of the Investment Funds and may be reduced as a result of subsequent performance. However, we are not required to pay guaranteed returns to the Investment Funds and the amount of carried interest will only be reversed to the extent of amounts previously recognized.

  Stock-Based Compensation

        We have historically had three formal equity compensation plans:

  •
  A common equity compensation plan under which up to 15% of Private National Mortgage Acceptance Company, LLC's total equity may be issued to key members of management in the form of common units. Common units are subordinate to our preferred units. The common units vest over a three-or four-year period. Vesting of four-year awards starts on the grantees' date of hire. Vesting of three-year awards begins on the award date. Several of our key management members have received common units.

  •
  A Class C common equity plan that provides for awards of up to 3% of Private National Mortgage Acceptance Company, LLC's total equity to key management members in our correspondent lending business. Class C common units vest over four years and upon the satisfaction of certain performance thresholds.

  •
  The 2011 Equity Incentive Plan under which we will grant common equity units of Private National Mortgage Acceptance Company, LLC to key employees. These common units are fully vested upon their grant date, which occurs following a period of service to the Company. The first units earned under the 2011 Equity Incentive Plan will be issued in 2013 and effective as of January 1, 2013.

        In addition, we have allowed certain of our employees to purchase preferred units of equity, which are subject to repurchase rights upon a termination of employment, but were not issued under one of the plans listed above.

        No further awards will be made under these plans following the consummation of this offering. We recognize compensation expense relating to our common equity compensation plans with reference to the fair value of the common units we award. The fair value of the common units is estimated by discounting forecasted cash flows (dividends and value from a hypothetical sale of the Company) to the holders of the units. We use assumptions that we believe would be used by market participants when valuing our Company. The assumptions we use to forecast the cash flows include: our short and long-term growth rates, discount rate, and the percentage of our income that we distribute.

        We estimate the fair value of awards under the Class C common equity plan and the 2011 Equity Incentive Plan using an option pricing approach. Under this approach, our various classes of units are valued as call options based on their respective claims on our assets. The characteristics of the unit classes, as determined by the unit agreements and our limited liability company agreement, determine the respective units' claims on our assets relative to each other and the other components of our capital structure. We perform periodic valuations to establish the fair value of awards under the Class C common equity plan and the 2011 Equity Incentive Plan.

        We amortize the fair value of share-based awards to compensation expense using a graded vesting method. Under the graded vesting calculation, compensation expense is recognized over the requisite service period for each separate vesting of a previously granted award.

        We have elected to opt out of the extended transition period for an emerging growth company under the JOBS Act to comply with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. This election is irrevocable.

Results of Operations

        Set forth below is a summary of our results of operations for the periods indicated.

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$118,170	$13,029	$2,008
Loan origination fees	9,634	669	734
Fulfillment fees from PennyMac Mortgage Investment Trust	62,906	1,744	80
Net servicing income:
Loan servicing fees:
From PennyMac Mortgage Investment Trust	18,608	13,204	2,989
From Investment Funds	11,716	14,523	9,474
Mortgage servicing rebate (to) from Investment Funds	(885)	(2,772)	1,162
From non-affiliates	20,673	11,493	11,431
From borrowers—ancillary fees	2,245	1,657	1,345

Total	52,357	38,105	26,401
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(12,252)	(9,438)	(400)

Net servicing income	40,105	28,667	26,001

Management fees:
From PennyMac Mortgage Investment Trust	15,141	8,456	5,484
From Investment Funds	9,363	9,943	9,943
Carried interest from Investment Funds	10,473	12,596	24,654
Interest	6,354	1,532	195
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	817	23	130
Other	2	—	—

Total net revenue	272,965	76,659	69,229

Expenses
Compensation	124,014	47,479	25,412
Interest	7,879	1,875	790
Professional services	5,568	3,867	2,244
Technology	4,455	1,979	1,959
Servicing	3,642	2,344	2,167
Loan origination	2,953	185	150
Occupancy	1,521	1,985	938
Other	4,610	2,246	2,527

Total expenses	154,642	61,960	36,187

Net income	$118,323	$14,699	$33,042

  Comparison of the years ended December 31, 2012 and 2011 (dollar amounts under this caption are in thousands)

        Net gains on mortgage loans held for sale at fair value increased $105,141 from $13,029 for the year ended December 31, 2011 to $118,170 for the year ended December 31, 2012. The increase was due to growth in the volume of mortgage loans that we sold during 2012 as compared to 2011. The net gain for the year ended December 31, 2011 included $8,253 in fair value of MSRs received as part of proceeds on sales. The net gain for the year ended December 31, 2012 included $90,472 in fair value of MSRs received as part of proceeds on sales.

        We recognized gains on mortgage loans held for sale as summarized below.

	Year ended December 31,
	2012	2011
	(in thousands)
Cash gain (loss) on sale:
Loan proceeds	$78,671	$182
Hedging activities	(70,916)	(8,578)

	7,755	(8,396)

Non-cash changes in fair value:
Change in fair value of commitments to fund mortgage loans	16,035	7,919
Mortgage servicing rights received as proceeds on sale	90,472	8,253
Provision for representations and warranties on loans sold	(3,055)	(259)
Change in fair value relating to loans held for sale and hedging instruments at year-end:
Loans	4,030	393
Hedging instruments	2,933	5,119

Total non-cash changes in fair value relating to loans and hedging instruments held at year-end	6,963	5,512

Total non-cash changes in fair value	110,415	21,425

	$118,170	$13,029

Fair value of loans sold during the period	$9,117,550	$655,853

At year end:
Fair value of mortgage loans held for sale	$448,384	$89,857

Commitments to fund and purchase mortgage loans	$1,576,174	$324,752

        Loan origination fees increased $8,965 from $669 for the year ended December 31, 2011 to $9,634 for the year ended December 31, 2012. The increase was due to growth in the volume of loans produced and originated.

        Fulfillment fees from PennyMac Mortgage Investment Trust increased $61,162 from $1,744 for the year ended December 31, 2011 to $62,906 for the year ended December 31, 2012. The increase was due to growth in the volume of loans for which we provided fulfillment services to PMT.

        Total loan servicing fees increased $14,252 from $38,105 for the year ended December 31, 2011 to $52,357 for the year ended December 31, 2012. The increase was due to an increase of $5,404 in loan servicing fees from PMT due to growth in the volume of loans we subservice for PMT, an increase of $9,180 in loan servicing fees from non-affiliates due to growth in our portfolio of loans serviced as a result of our increasing sales of mortgage loans with servicing rights retained and an increase of $588 in ancillary fees due to growth in the portfolio of mortgage loans serviced, partially offset by a decrease in loan servicing fees from Investment Funds of $2,807. This decrease was due to the decrease in the principal balance in the Investment Funds' mortgage loan portfolios as these portfolios liquidate following the end of the related commitment periods on December 31, 2011.

        Set forth below is information about our loan servicing portfolio as of December 31, 2012 and 2011.

	December 31,
	2012	2011
	(in thousands)
Loans serviced at period end (unpaid balance):
Prime servicing:
Subserviced for our Advised Entities—Originated	$12,920,209	$496,404
Owned MSRs—Originated	9,410,344	968,406
Owned MSRs—Acquisitions	990,461	1,402,676

Total Prime servicing	23,321,014	2,867,486
Special servicing:
Subserviced for our Advised Entities—Acquisitions	3,559,893	3,382,205
Owned MSRs—Acquisitions	1,271,642	1,486,917

Total Special servicing	4,831,535	4,869,122

Total loans serviced	$28,152,549	$7,736,608

        The amount of the mortgage servicing rebate to the Investment Funds decreased $1,887 from $2,772 for the year ended December 31, 2011 to $885 for the year ended December 31, 2012. In both 2012 and 2011, we waived a portion of servicing fees charged to the Investment Funds in addition to the amount resulting from the application of an "at cost" servicing fee. We decreased the waiver to Investment Funds relating to the "at cost" servicing fee from $2,462 for the year ended December 31, 2011 to $536 for the year ended December 31, 2012.

        Amortization, impairment and change in estimated fair value of mortgage servicing rights decreased $2,814 from $(9,438) for the year ended December 31, 2011 to $(12,252) for the year ended December 31, 2012. The decrease was due to growth in our investment in MSRs which increases the level of assets subject to amortization, compounded by decreases in prevailing mortgage interest rates during the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease in mortgage interest rates caused decreases in the fair value of our investment in MSRs and we recognized impairment resulting from this decrease in fair value.

        Management fees from PennyMac Mortgage Investment Trust increased $6,685 from $8,456 for the year ended December 31, 2011 to $15,141 for the year ended December 31, 2012. The increase was due to increases in PMT's shareholders' equity upon which the management fee is based. Management fees from Investment Funds decreased $580 from $9,943 for the year ended December 31, 2011 to $9,363 for the year ended December 31, 2012. The decrease was due to decreases in the Investment Funds' net asset values as a result of the end of the Investment Funds' commitment periods at December 31, 2011 as well as subsequent distributions to the funds' investors, which together reduced the investment base on which the management fees are based.

        Carried interest from Investment Funds decreased $2,123 from $12,596 for the year ended December 31, 2011 to $10,473 for the year ended December 31, 2012. The decrease was due to the close of the Investment Funds' commitment periods.

        Interest income increased $4,822 from $1,532 for the year ended December 31, 2011 to $6,354 for the year ended December 31, 2012. The increase was due to the increase in our average inventory of mortgage loans held for sale as a result of the growth in our loan production activities, and primarily relates to the interest that we earned on mortgage loans during the period for which we held the loans pending sale.

        Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust increased $794 from $23 for the year ended December 31, 2011 to $817 for the year ended

December 31, 2012. The increase was primarily due to an increase of $765 in appreciation in the value of our investment in common shares of PMT accompanied by a $29 increase in dividend income on that investment. As of both December 31, 2012 and 2011, we held 75,000 common shares of PMT.

        Compensation expense increased $76,535 from $47,479 for the year ended December 31, 2011 to $124,014 for the year ended December 31, 2012. The increase was due to the development of and growth in our mortgage banking segment as well as growth in the level of assets serviced for PMT and the Investment Funds. Below is a summary of our average and year-end headcount (including temporary and contract personnel) for the respective years and year-ends:

	Year ended December 31,
	2012	2011
Average headcount	732	317

Year-end headcount	1,028	435

        Interest expense increased $6,004 from $1,875 for the year ended December 31, 2011 to $7,879 for the year ended December 31, 2012. The increase in interest expense reflects increases in borrowings incurred to finance the growth of our loan production activities and, to a lesser extent, to finance our servicing advances and a portion of our own MSRs.

        Professional services expense increased $1,701 from $3,867 for the year ended December 31, 2011 to $5,568 for the year ended December 31, 2012. The increase was due to growth in the size of our operations.

        Technology expense increased $2,476 from $1,979 for the year ended December 31, 2011 to $4,455 for the year ended December 31, 2012. The increase was due to growth in the size of our operations.

        Servicing expense increased $1,298 from $2,344 for the year ended December 31, 2011 to $3,642 for the year ended December 31, 2012. The increase was due to growth in our mortgage servicing portfolio.

        Loan origination expense increased $2,768 from $185 for the year ended December 31, 2011 to $2,953 for the year ended December 31, 2012. The increase was due to growth in our loan origination volume.

        Occupancy expense decreased $464 from $1,985 for the year ended December 31, 2011 to $1,521 for the year ended December 31, 2012. The decrease was primarily due to the non-recurrence of a lease abandonment charge of $1,155 we recorded during the year ended December 31, 2011. We incurred this charge due to our relocation from our previous corporate facility, which we had outgrown.

        Other expense increased $2,364 from $2,246 for the year ended December 31, 2011 to $4,610 for the year ended December 31, 2012. The increase was due to growth in the size of our operations.

  Expenses Allocated to PMT

        Expense amounts allocated to PMT during the year ended December 31, 2012 and 2011 are summarized below:

	Year ended December 31,
Income statement caption	2012	2011
	(in thousands)
Occupancy	$1,374	$1,091
Technology	1,158	1,094
Depreciation and amortization	590	324
Other	1,067	1,472

Total expenses allocated to PMT	$4,189	$3,981

        The amount of total expenses that we allocated to PMT increased $208 from $3,981 in the year ended December 31, 2011 to $4,189 for the year ended December 31, 2012. The increase was due to growth in our overhead expenses, partly offset by a reduction of PMT's assets in relation to the total assets that we manage, resulting in a smaller portion of our overhead expenses being allocated to PMT.

  Comparison of the years ended December 31, 2011 and 2010 (dollar amounts under this caption are in thousands)

        Net gains on mortgage loans held for sale at fair value increased $11,021 from $2,008 for the year ended December 31, 2010 to $13,029 for the year ended December 31, 2011. The increase was due to growth in the volume of mortgage loans we sold during 2011 as compared to 2010. The net gain for the year ended December 31, 2010 included approximately $1,174 in fair value of MSRs received as part of the proceeds on sales. The net gain for the year ended December 31, 2011 included approximately $8,253 in fair value of MSRs received as part of the proceeds on sales. We recognized gains on mortgage loans held for sale as summarized below:

	Year ended December 31,
	2011	2010
	(in thousands)
Cash gain (loss) on sale:
Loan proceeds	$182	$(221)
Hedging activities	(8,578)	(315)

	(8,396)	(536)

Non-cash changes in fair value:
Change in fair value of commitments to fund mortgage loans	7,919	(24)
Mortgage servicing rights received as proceeds on sale	8,253	1,174
Provision for representations and warranties on loans sold	(259)	(51)
Change in fair value relating to loans held for sale and hedging instruments at year-end:
Loans	393	1,099
Hedging instruments	5,119	346

Total non-cash changes in fair value relating to loans and hedging instruments held at year-end	5,512	1,445

Total non-cash changes in fair value	21,425	2,544

	$13,029	$2,008

Fair value of loans sold during the period	$655,853	$56,494

At year end:
Fair value of mortgage loans held for sale	$89,857	$14,720

Commitments to fund and purchase mortgage loans	$324,752	$16,922

        Loan origination fees decreased $65 from $734 for the year ended December 31, 2010 to $669 for the year ended December 31, 2011. The decrease was due to decreases in the level of activity in one of our initial loan origination programs that had significant origination fees, partially offset by increased levels of originations in other loan programs.

        Fulfillment fees from PennyMac Mortgage Investment Trust increased $1,664 from $80 for the year ended December 31, 2010 to $1,744 for the year ended December 31, 2011. The increase was due to growth in the volume of loans for which we provided fulfillment services to PMT.

        Total loan servicing fees increased $11,704 from $26,401 for the year ended December 31, 2010 to $38,105 for the year ended December 31, 2011. The increase was due to an increase of $10,215 in loan servicing fees from PennyMac Mortgage Investment Trust due to growth in the volume of loans we subservice for PMT, an increase of $5,049 in loan servicing fees from Investment Funds due to growth, both in the volume of mortgage loans we serviced on behalf of the Investment Funds and to growth in activity-based fees we receive from the funds for successful completion of workouts and liquidations of distressed mortgage loans, an increase of $62 in loan servicing fees from non-affiliates due to growth in our portfolio of mortgage loans serviced for non-affiliates, and an increase of $312 in ancillary fees due to growth in the size of our mortgage servicing portfolio.

        Set forth below is information about our loan servicing portfolio as of December 31, 2011 and 2010.

	December 31,
	2011	2010
	(in thousands)
Loans serviced at year end (unpaid balance):
Prime servicing:
Subserviced for our Advised Entities—Originated	$496,404	$3,865
Owned MSRs—Originated	968,406	158,353
Owned MSRS—Acquisitions	1,402,676	1,428,970

Total Prime servicing	2,867,486	1,591,188
Special servicing:
Subserviced for our Advised Entities—Acquisitions	3,382,205	2,097,141
Owned MSRS—Acquisitions	1,486,917	1,670,490

Total Special servicing	4,869,122	3,767,631

Total loans serviced	$7,736,608	$5,358,819

        Mortgage servicing rebate from Investment Funds decreased $3,934 from $1,162 for the year ended December 31, 2010 to $(2,772) for the year ended December 31, 2011. The decrease was due to decreases in our per-loan servicing costs as a result of scaling efficiencies we are realizing through the growth in our mortgage servicing operations.

        Amortization, impairment and change in estimated fair value of mortgage servicing rights increased $9,038 from $(400) for the year ended December 31, 2010 to $(9,438) for the year ended December 31, 2011. The increase was due to growth in our investment in MSRs which increases the level of assets subject to amortization, compounded by decreases in prevailing mortgage interest rates during 2011 as compared to 2010. This decrease in mortgage interest rates caused decreases in the fair value of our investment in MSRs, and we recognized the resulting decrease in fair value.

        Management fees from PennyMac Mortgage Investment Trust increased $2,972 from $5,484 for the year ended December 31, 2010 to $8,456 for the year ended December 31, 2011. The increase was due to increases in PMT's shareholders' equity upon which the management fee is based. Management fees from Investment Funds remained even at $9,943 for both the year ended December 31, 2010 and the year ended December 31, 2011.

        Carried interest from Investment Funds decreased $12,058 from $24,654 for the year ended December 31, 2010 to $12,596 for the year ended December 31, 2011. We began recording carried interest during the year ended December 31, 2010. During the year ended December 31, 2010, the Investment Funds realized strong performance and we recognized the "catch up" component of our carried interest. Our carried interest in the year ended December 31, 2010 includes both the "catch up" component, totaling approximately $7.8 million and our ratable sharing of the return to the funds in excess of the preferred returns to the funds. Our carried interest income decreased during the year ended December 31, 2011 due in part to the absence of the "catch up" component.

        Interest income increased $1,337 from $195 for the year ended December 31, 2010 to $1,532 for the year ended December 31, 2011. The increase was due to the increase in our average inventory of mortgage loans held for sale as a result of the growth in our loan production activities, and primarily relates to the interest that we earned on mortgage loans during the period for which we held the loans pending sale.

        Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust decreased $107 from $130 for the year ended December 31, 2010 to $23 for the year ended December 31, 2011. The decrease was primarily due to a $188 decrease in the value of our investment in common shares of PMT, offset by a $80 increase in dividend income on that investment. As of both December 31, 2011 and 2010, we held 75,000 common shares of PMT.

        Compensation expense increased $22,067 from $25,412 for the year ended December 31, 2010 to $47,479 for the year ended December 31, 2011. The increase was due to the development of and growth in our mortgage banking segment as well as growth in the level of assets serviced for PMT and the Investment Funds. Below is a summary of our average and year-end headcount (including temporary and contract personnel) for the respective years and year-ends:

	Year ended December 31,
	2011	2010
Average headcount	317	191

Year-end headcount	435	244

        Interest expense increased $1,085 from $790 for the year ended December 31, 2010 to $1,875 for the year ended December 31, 2011. The increase in interest expense was due to an increase in borrowing incurred to finance the growth in our loan production activities and, to a lesser extent, to finance our servicing advances and a portion of our MSRs.

        Professional services expense increased $1,623 from $2,244 for the year ended December 31, 2010 to $3,867 for the year ended December 31, 2011. The increase was due to growth in the size of our operations and the portfolio we service and manage.

        Technology expense increased $20 from $1,959 for the year ended December 31, 2010 to $1,979 for the year ended December 31, 2011. The increase was due to growth in the size of our operations.

        Servicing expense increased $177 from $2,167 for the year ended December 31, 2010 to $2,344 for the year ended December 31, 2011. The increase was due to growth in the size of our mortgage servicing portfolio.

        Loan origination expense increased $35 from $150 for the year ended December 31, 2010 to $185 for the year ended December 31, 2011. The increase was due to growth in the volume of mortgage loans we originated or purchased during 2011 as compared to 2010.

        Occupancy expense increased $1,047 from $938 for the year ended December 31, 2010 to $1,985 for the year ended December 31, 2011. The increase was due to growth in the size of our operations.

        Other expense decreased $281 from $2,527 for the year ended December 31, 2010 to $2,246 for the year ended December 31, 2011. The decrease was due to increases in the amount of other expense we allocate to PMT in excess of growth in other expense during the year ended December 31, 2011.

  Expenses Allocated to PMT

        Expense amounts allocated to PMT during the years ended December 31, 2011 and 2010 are summarized below:

	Year ended December 31,
Income statement caption	2011	2010
	(in thousands)
Occupancy	$1,091	$401
Technology	1,094	474
Depreciation and amortization	324	115
Other	1,472	428

Total expenses allocated to PMT	$3,981	$1,418

        The amount of total expenses that we allocated to PMT increased $2,563 from $1,418 in the year ended December 31, 2010 to $3,981 in the year ended December 31, 2011. The increase was due to growth in our overhead expenses, growth of PMT's assets in relation to the total assets that we manage, resulting in a larger portion of our overhead expenses being allocated to PMT, and the non-recurrence of a waiver by us of our right to recover allocated expenses from PMT for a portion of 2010. During PMT's startup period and through March 31, 2010, we did not charge PMT for its allocated expenses. Such waived expenses totaled approximately $500 for the year ended December 31, 2010. We did not waive any other charges during PMT's startup period and through March 31, 2010 or thereafter. We do not intend to waive the recovery of allocated expenses in the future.

Other Operating Metrics (dollar amounts under this caption are in thousands)

        Set forth below is a summary of other operating metrics as of and for the dates indicated.

	As of and year ended December 31,
	2012	2011	2010
	(in thousands)
Operating Metrics
Net assets under management:
PennyMac Mortgage Investment Trust	$1,201,336	$546,017	$319,913
Investment Funds	591,154	620,078	597,248

Total net assets under management	$1,792,490	$1,166,095	$917,161

Mortgage loans serviced (unpaid balance):
Servicing rights owned by PLS	$11,181,868	$3,649,502	$3,242,579
Subservicing	16,552,939	4,002,722	2,101,450
Mortgage loans held for sale	417,742	84,384	14,790

Total mortgage loans serviced	$28,152,549	$7,736,608	$5,358,819

Mortgage loan production (unpaid balance):
Government-insured or guaranteed loans acquired from PMT	$8,351,599	$548,589	$3,268
Retail production	534,467	148,812	65,919

Total mortgage loan production	$8,886,066	$697,401	$69,187

Mortgage loan fulfillment volume (unpaid balance)	$12,422,435	$505,317	$24,067

  Comparison of operating metrics as of December 31, 2012 and 2011

        Net assets under management for PennyMac Mortgage Investment Trust increased $655,319 from $546,017 as of December 31, 2011 to $1,201,336 as of December 31, 2012. The increase was due to increases in PMT's shareholders' equity as a result of share offerings by PMT, supplemented by PMT's retained earnings.

        Net assets under management for Investment Funds decreased $28,924 from $620,078 as of December 31, 2011 to $591,154 as of December 31, 2012. The decrease was due to runoff of the Investment Funds' net assets and to distributions made by the funds to their investors during the period, following the end of the Investment Funds' commitment periods at December 31, 2011.

        Mortgage loans serviced (unpaid balance) under servicing rights owned by PLS increased $7,532,366 from $3,649,502 as of December 31, 2011 to $11,181,868 as of December 31, 2012. The increase was due to growth in our portfolio of loans serviced as a result of our sales of mortgage loans with servicing rights retained during 2012.

        Mortgage loans serviced (unpaid balance) under subservicing arrangements increased $12,550,217 from $4,002,722 as of December 31, 2011 to $16,552,939 as of December 31, 2012. The increase was due to growth in the volume of loans we subservice for PMT as the result of growth of PMT's servicing portfolio arising from the correspondent lending operations we manage on its behalf.

        Mortgage loans held for sale (unpaid balance) increased $333,358 from $84,384 as of December 31, 2011 to $417,742 as of December 31, 2012. The increase was due to growth in the volume of mortgage loans we originated or purchased, resulting in an increased inventory of mortgage loans at period end.

        Mortgage loan production (government-insured or guaranteed loans acquired from PMT) increased $7,803,010 from $548,589 as of December 31, 2011 to $8,351,599 as of December 31, 2012. The increase was due to growth in the volume of mortgage loans we purchased from PMT through our correspondent activities.

        Mortgage loan retail production increased $385,655 from $148,812 as of December 31, 2011 to $534,467 as of December 31, 2012. The increase was primarily due to growth in our portfolio of loans serviced and the resulting growth in our recapture refinance activity.

  Comparison of operating metrics as of December 31, 2011 and 2010

        Net assets under management for PennyMac Mortgage Investment Trust increased $226,104 from $319,913 as of December 31, 2010 to $546,017 as of December 31, 2011. The increase was due to increases in PMT's shareholders' equity as a result of share offerings by PMT supplemented by PMT's retained earnings.

        Net assets under management for Investment Funds increased $22,830 from $597,248 as of December 31, 2010 to $620,078 as of December 31, 2011. The increase was due to growth in the investment net asset values primarily as a result of their profitable operations.

        Mortgage loans serviced (unpaid balance) under servicing rights owned by PLS increased $406,923 from $3,242,579 as of December 31, 2010 to $3,649,502 as of December 31, 2011. The increase was due to growth in our portfolio of loans serviced as a result of our sales of mortgage loans with servicing rights retained.

        Mortgage loans serviced (unpaid balance) under subservicing arrangements increased $1,901,272 from $2,101,450 as of December 31, 2010 to $4,002,722 as of December 31, 2011. The increase was primarily due to growth in the volume of loans we subservice for PMT as the result of growth of PMT's servicing portfolio arising from the correspondent lending operations we manage on its behalf.

        Mortgage loans held for sale increased $69,594 from $14,790 as of December 31, 2010 to $84,384 as of December 31, 2011. The increase was due to growth in the volume of mortgage loans we originated or purchased, resulting in an increased inventory of mortgage loans at period end.

        Mortgage loan production (government-insured or guaranteed loans acquired from PMT) increased $545,321 from $3,268 as of December 31, 2010 to $548,589 as of December 31, 2011. The increase was due to growth in the volume of mortgage loans we purchased from PMT through our correspondent activities.

        Mortgage loan retail production increased $82,893 from $65,919 as of December 31, 2010 to $148,812 as of December 31, 2011. The increase was primarily due to growth in our portfolio of loans serviced and the resulting growth in our recapture refinance activity.

Balance Sheet Analysis (dollar amounts under this caption are in thousands)

        Following is a summary of key balance sheet items as of the dates presented:

	December 31,
	2012	2011
	(in thousands except unit data)
ASSETS
Cash and short-term investments	$65,487	$32,506
Mortgage loans held for sale at fair value	448,384	89,857
Servicing advances	93,152	63,565
Receivable from Advised Entities	20,363	19,864
Carried Interest due from Investment Funds	47,723	37,250
Mortgage servicing rights	108,975	32,124
Other assets	48,079	14,115

Total assets	$832,163	$289,281

LIABILITIES
Borrowings	$446,547	$96,302
Payable to affiliates	83,574	55,217
Other liabilities	40,292	13,847

Total liabilities	570,413	165,366

MEMBERS' EQUITY	261,750	123,915

Total liabilities and members' equity	$832,163	$289,281

  Comparison of balance sheet data as of December 31, 2012 and 2011

        Total assets increased $542,882 from $289,281 at December 31, 2011 to $828,646 at December 31, 2012. The increase was primarily due to an increase of $358,527 in mortgage loans held for sale at fair value due to growth in the volume of mortgage loans that we originated or purchased, resulting in an increased inventory of mortgage loans at period end, an increase of $76,851 in mortgage servicing rights due to growth in the volume of mortgage loans that we sold with servicing rights retained, resulting in an increase in our investment in MSRs, and an increase of $33,964 in other assets due to growth in the size of our operations, and an increase of $99 in receivables from Advised Entities due to settlements of amounts outstanding at period end.

        Total liabilities increased by $405,047 from $165,366 as of December 31, 2011 to $570,413 as of December 31, 2012. The increase was due to additional borrowings of $350,245 to finance our asset growth.

  Comparison of balance sheet data as of December 31, 2011 and 2010

        Total assets increased $160,879 from $128,402 as of December 31, 2010 to $289,281 as of December 31, 2011. The increase was primarily due to an increase of $17,265 in cash and short-term investments due to growth in the size of our operations, an increase of $75,137 in mortgage loans held for sale at fair value due to growth in the volume of mortgage loans that we originated or purchased during 2011 as compared to 2010, and an increase of $40,754 in servicing advances due to growth in the size of our mortgage servicing portfolio.

        Total liabilities increased by $126,933 from $38,433 as of December 31, 2010 to $165,366 as of December 31, 2011. The increase was due, in part, to additional borrowings of $79,514 and capital contributions from the issuance of additional preferred units of $15,100 to finance our asset growth.

Cash Flows (dollar amounts under this caption are in thousands)

  Comparison of Year Ended December 31, 2012 and 2011

        Our cash flows resulted in a net decrease in cash of $4,142 during the year ended December 31, 2012. The negative cash flows arose primarily due to growth in our operations. Cash used in operating activities totaled $308,057 during the year ended December 31, 2012. The decrease in cash flows was primarily due to the growth in our mortgage loan inventory as originations and purchases of loans exceeded cash proceeds from loan sales by $346,438.

        Net cash used by investing activities was $45,535 for the year ended December 31, 2012. This use of cash reflects the growth of our short-term investment portfolio totaling $37.1 million.

        Net cash provided by financing activities was $349,450 for the year ended December 31, 2012. Cash provided by financing activities was primarily due to the sale of loans under agreements to repurchase exceeding repurchases of loans sold under agreements to repurchase by $315,834 in order to finance our growth of our mortgage loan inventory.

  Comparison of Years Ended December 31, 2011 and 2010

        Our cash flows resulted in a net increase in cash of $10,538 during 2011. The positive cash flows arose primarily due to growth in our operations. Cash used in operating activities totaled $74,718 during 2011. This use was primarily due to originations and purchases of mortgage loans held for sale exceeding cash proceeds from loan sales by $75,417. Cash used by operating activities during 2010 totaled $12,647, and also reflects the effects of growth in our mortgage loan inventory.

        Net cash used by investing activities was $12,389 for 2011. This use of cash reflects the growth of our investment portfolio. We used cash to purchase short-term investments, resulting in a $6,727 increase in balance during 2011. This contrasts with cash used by investing activities totaling $7,176 during 2010, primarily resulting from the purchase of $11,974 in mortgage servicing rights.

        Net cash provided by financing activities was $97,645 for 2011. Cash provided by financing activities was primarily due to proceeds from sale of loans under agreements to repurchases exceeding repurchase of loans sold under agreements to repurchase by $77,700 in order to finance our growth of our mortgage loan inventory, increases in the note payable of $15,103 and $18,908 in capital contributions from the payment of preferred unit subscriptions during the year ended December 31, 2011.

        Our cash flows resulted in a net increase in cash of $2,987 for 2010. The positive cash flows arose primarily due to cash provided by financing activities exceeding cash used by investing and operating activities. Cash used by operating activities totaled $12,647 during 2010. This use of cash was primarily due to the cash requirements related to the growth in our balance sheet accounts relating to our operations.

        Net cash used by investing activities was $7,176 for the year ended December 31, 2010. This use of cash primarily reflects the purchase of mortgage servicing rights, offset by reductions in the level of our short-term investments of $5,630 as we converted this asset to operating assets.

        Net cash provided by financing activities was $22,810 for 2010. These funds were primarily the result of $16,074 in borrowing under agreements to repurchase and $8,967 in capital contributions resulting from the issuance of preferred units.

Liquidity and Capital Resources (dollar amounts under this caption are in thousands)

        Our liquidity reflects our ability to meet our current obligations (including our operating expenses and, when applicable, the retirement of, and margin calls relating to, our debt, and margin calls relating to hedges on our commitments to purchase or originate mortgage loans), fund new originations and purchases, and make investments as we identify them. We expect our primary sources of liquidity to be through cash flows from business activities, earnings on our investments and proceeds from borrowings and/or additional equity offerings. Assuming that we are able to renew or increase our warehouse facilities and credit financing in the ordinary course of business, we believe that our current liquidity is sufficient to meet our liquidity needs for at least the next twelve months. However, no assurance can be given that we will be able to do so.

        Our current leverage strategy is to finance our assets where we believe such borrowing is prudent and appropriate. Our borrowing activities are in the form of sales of mortgage loans under agreements to repurchase, and a note payable secured by mortgage servicing rights and servicing advances.

        Our repurchase agreements represent the sales of mortgage loans together with agreements for us to buy back the mortgage loans at a later date. During the year ended December 31, 2012, the average balance outstanding under agreements to repurchase mortgage loans totaled $172,729, and the maximum daily amount outstanding under such agreements totaled $441,245. During the year ended December 31, 2011, the average balance outstanding under agreements to repurchase mortgage loans totaled $24,905, and the maximum daily amount outstanding under such agreements totaled $127,593.

        The difference between the maximum and average daily amounts outstanding was due to increases in the sizes and utilization of our existing facilities and our entry into a new credit facility during the quarter ended June 30, 2012, all in support of the growth in our mortgage loan production, investments and correspondent lending activities.

        All of our borrowings discussed above have short-term maturities. The transactions relating to mortgage loans under agreements to repurchase mature between June 25, 2013 and the earlier to occur of October 31, 2014 or the rolling maturity date that is 364 days from any particular date of determination and provide for the repurchase from major financial institution counterparties based on the estimated fair value of the mortgage loans sold. Our note payable secured by mortgage servicing rights and loan servicing advances at fair value has a maturity date that is the earlier to occur of October 31, 2014 or the rolling maturity date that is 364 days from any particular date of determination.

        PLS' debt financing agreements require it to comply with various financial covenants. The most significant covenants currently include the following:

  •
  profitability during each calendar quarter;

  •
  a minimum of $20 million in unrestricted cash and cash equivalents;

  •
  a minimum tangible net worth of $90 million;

  •
  a maximum ratio of total liabilities to tangible net worth of less than 10:1; and

  •
  at least one other warehouse or repurchase facility that finances amounts and assets similar to those being financed under our existing debt financing agreements.

        Although these financial covenants limit the amount of indebtedness that we may incur and impact our liquidity through minimum cash reserve requirements, we believe that these covenants currently provide us with sufficient flexibility to successfully operate our business and obtain the financing necessary to achieve that purpose.

        With respect to our role as subservicer for the Advised Entities, we are also subject to certain covenants under their respective debt agreements. These covenants are similar to those above, with the additional covenant that we must maintain a minimum servicing portfolio of $5 billion in UPB.

        Our debt financing agreements also contain margin call provisions that, upon notice from the applicable lender at its option, require us to transfer cash or, in some instances, additional assets in an amount sufficient to eliminate any margin deficit. A margin deficit will generally result from any decline in the market value (as determined by the applicable lender) of the assets subject to the related financing agreement. Upon notice from the applicable lender, we will generally be required to satisfy the margin call on the day of such notice or within one business day thereafter, depending on the timing of the notice.

        We continue to explore a variety of additional means of financing our continued growth, including debt financing through bank warehouse lines of credit and additional repurchase agreements. However, there can be no assurance as to how much additional financing capacity such efforts will produce, what form the financing will take or whether such efforts will be successful.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

  Off-Balance Sheet Arrangements and Guarantees

        As of December 31, 2012, we have not entered into any off-balance sheet arrangements or guarantees.

  Contractual Obligations

        As of December 31, 2012, we had on-balance sheet contractual obligations of $393.5 million to finance assets under agreements to repurchase with maturities between January 4, 2013 and September 23, 2013. All agreements to repurchase that matured between December 31, 2012 and the date of this prospectus have been renewed or extended. We also had a contractual obligation of $53.0 million relating to a note payable secured by mortgage servicing rights and loan servicing advances at fair value and with a maturity date that is the earlier to occur of October 31, 2014 or the rolling maturity date that is 364 days from any particular date of determination. We also lease our primary office facilities under an agreement that expires on February 28, 2017 and we license certain software to support our loan servicing operations.

        Payments under these agreements are summarized below:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Software licenses(1)	$8,118	$2,952	$5,166	$—	$—
Office lease	12,551	2,758	6,277	3,516	—
Loans sold under agreements to repurchase	393,534	393,534	—	—	—
Note payable	53,013	53,013	—	—	—

Total	$467,216	$452,257	$11,443	$3,516	$—

(1)
Software licenses include both volume and activity-based fees that are dependent on the number of loans serviced during each period and include a base fee of approximately $452,000 per year. Estimated payments for software licenses above are based on the number of loans currently serviced by us, which totaled approximately 123,000 at December 31, 2012. Future amounts due may significantly fluctuate based on changes in the number of loans serviced by us. For the year ended December 31, 2012, software license fees totaled $2.1 million. All figures contained in this footnote are in actual amounts and not in thousands (in contrast to the table above).

        The amount at risk (the fair value of the assets pledged plus the related margin deposit, less the amount advanced by the counterparty and accrued interest) relating to our assets sold under agreements to repurchase is summarized by counterparty below as of December 31, 2012:

Counterparty	Amount at risk
(in thousands)
Bank of America, N.A.	$22,101
Credit Suisse First Boston Mortgage Capital LLC	15,624
Citibank, N.A.	14,164

Total	$51,889

  Debt Obligations

        As described further above in "Liquidity and Capital Resources," we currently finance certain of our assets through borrowings with major financial institution counterparties in the form of sales of mortgage loans under agreements to repurchase, and a note payable secured by mortgage servicing rights and loan servicing advances at fair value. The borrower under each of these facilities is PLS, and all obligations thereunder are guaranteed by Private National Mortgage Acceptance Company, LLC.

        Under the terms of these agreements, PLS is required to comply with certain financial covenants, as described further above in "Liquidity and Capital Resources," and various non-financial covenants customary for transactions of this nature. As of December 31, 2012, we were in compliance in all material respects with these covenants.

        The agreements also contain margin call provisions that, upon notice from the applicable lender, require us to transfer cash or, in some instances, additional assets in an amount sufficient to eliminate any margin deficit. Upon notice from the applicable lender, we will generally be required to satisfy the margin call on the day of such notice or within one business day thereafter, depending on the timing of the notice.

        In addition, the agreements contain events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events and defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for these types of transactions. The remedies for such events of default are also customary for these types of transactions and include the acceleration of the principal amount outstanding under the agreements and the liquidation by our lenders of the mortgage loans or other collateral then subject to the agreements.

        All of PLS's borrowings discussed above have short-term maturities that expire as follows:

Counterparty(1)	Outstanding Indebtedness(2)	Committed Amount	Maturity Date
	(in thousands)
Bank of America, N.A.	$143,233	$150,000	January 2, 2014
Citibank, N.A.	$121,200	$150,000	June 25, 2013
Credit Suisse First Boston Mortgage Capital LLC	$122,252	$150,000	September 23, 2013
Credit Suisse First Boston Mortgage Capital LLC	$53,013	$117,000	The earlier to occur of October 31, 2014 or the rolling maturity date that is 364 days from any particular date of determination

(1)
The borrowings with Bank of America, N.A., Citibank, N.A. and Credit Suisse First Boston Mortgage Capital LLC (maturing September 23, 2013) are in the form of sales of mortgage loans under agreements to repurchase. On March 28, 2013, the master repurchase agreement with Bank of America, N.A. was amended to increase the committed amount to $300.0 million. On May 3, 2013, the master repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC was amended and restated, which increased the committed amount to $300 million and changed the maturity date to the earlier to occur of October 31, 2014 or the rolling maturity date that is 364 days from any particular date of determination. The borrowing with Credit Suisse First Boston Mortgage Capital LLC (rolling maturity date) is in the form of a note payable secured by mortgage servicing rights and servicing advances.

(2)
Represents outstanding indebtedness reduced by cash collateral as of December 31, 2012.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, real estate values and other market-based risks. The primary market risks to which we are exposed are credit risk, interest rate risk, prepayment risk, inflation risk and market value risk.

  Credit Risk

        We are subject to credit risk in connection with our loan sales activities. Our loan sales are generally made with contractual representations and warranties, which, if breached, can require us to repurchase the mortgage loan or reimburse the investor for any losses incurred because of that breach. These breaches are generally evidenced when the borrower defaults on a loan. The amount of our liability for losses due to representations and warranties to the loans' investors is not limited. We include a provision for potential losses due to recourse as part of our recognition of loan sales, based initially on our estimate of the fair value of such obligation. We review our loss experience relating to representations and warranties and adjust our liability estimate when necessary. We believe that residual loan credit quality is primarily determined by the borrowers' credit profiles and loan characteristics.

        In the event of a significant rising interest rate environment or economic downturn, defaults could increase and result in credit losses arising from claims under our representations and warranties, which could materially and adversely affect our business, financial condition and results of operations.

  Interest Rate Risk

        Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. Changes in interest rates affect both the fair value of, and interest income we earn from, our mortgage-related investments. This effect is most pronounced with fixed-rate mortgage assets. In general, rising interest rates negatively affect the fair value of our interest rate lock agreements and inventory of mortgage loans held for sale.

        Our operating results will depend, in part, on differences between the income from our investments and our financing costs. Presently our debt financing is based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement.

        We engage in interest rate risk management activities in an effort to reduce the variability of income caused by changes in interest rates. To manage this price risk resulting from interest rate risk, we use derivative financial instruments acquired with the intention of moderating the risk that changes in market interest rates will result in unfavorable changes in the value of our interest rate lock commitments and inventory of mortgage loans held for sale. We do not use derivative financial instruments for purposes other than in support of our risk management activities.

  Prepayment Risk

        To the extent that the actual prepayment rate on the mortgage loans underlying our MSRs differs from what we projected when we initially recognized the MSRs and when we measured fair value as of the end of each reporting period, the carrying value of our investment in MSRs will be affected. In general, an increase in prepayment expectations will accelerate the amortization of our MSRs accounted for using the amortization method and decrease our estimates of the fair value of both the MSRs accounted for using the amortization method and those accounted for using the fair value method, thereby reducing net servicing income.

  Inflation Risk

        Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors will influence our performance more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Furthermore, our consolidated financial statements are prepared in accordance with GAAP and any distributions that Private National Mortgage Acceptance Company, LLC may make to its members will be determined by us as the managing member of Private National Mortgage Acceptance Company, LLC based primarily on our taxable income and, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair value without considering inflation.

  Market Value Risk

        Our mortgage loans held for sale are reported at their estimated fair values. The fair value of these assets fluctuates primarily due to changes in interest rates.

        The following sensitivity analyses are limited in that they were (i) performed at a particular point in time, (ii) only contemplate certain movements in interest rates, (iii) do not incorporate changes in interest rate volatility or changes in the relationship of one interest rate index to another, (iv) are subject to the accuracy of various models and assumptions used, including prepayment forecasts and discount rates, and (v) do not incorporate other factors that would affect our overall financial performance in such scenarios, including operational adjustments made by management to account for changing circumstances. For these reasons, the following estimates should not be viewed as an earnings forecast.

  Mortgage Servicing Rights

        The following tables summarize the estimated change in fair value of MSRs accounted for using the amortization method as of December 31, 2012, given several shifts in pricing spreads, prepayment speed and annual per-loan cost of servicing:

Pricing spread rate shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$99,032	$94,873	$92,913	$89,214	$87,466	$84,158
Change in fair value:
$	$8,004	$3,845	$1,885	$(1,814)	$(3,562)	$(6,870)
%	8.79%	4.22%	2.07%	-1.99%	-3.91%	-7.55%

Prepayment speed shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$98,656	$94,711	$92,839	$89,277	$87,583	$84,354
Change in fair value:
$	$7,627	$3,683	$1,811	$(1,751)	$(3,446)	$(6,674)
%	8.38%	4.05%	1.99%	-1.92%	-3.79%	-7.33%

Per-loan servicing cost shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$94,880	$92,954	$91,991	$90,065	$89,102	$87,176
Change in fair value:
$	$3,852	$1,926	$963	$(963)	$(1,926)	$(3,852)
%	4.23%	2.12%	1.06%	-1.06%	-2.12%	-4.23%

        The following tables summarize the estimated change in fair value of MSRs accounted for using the fair value method as of December 31, 2012, given several shifts in pricing spreads, prepayment speed and annual per-loan cost of servicing:

Pricing spread rate shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$7,918	$7,664	$7,544	$7,315	$7,206	$6,998
Change in fair value:
$	$490	$237	$116	$(113)	$(222)	$(430)
%	6.59%	3.19%	1.57%	-1.52%	-2.98%	-5.78%

Prepayment speed shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$8,529	$7,946	$7,679	$7,190	$6,965	$6,551
Change in fair value:
$	$1,101	$518	$252	$(238)	$(462)	$(877)
%	14.83%	6.98%	3.39%	-3.20%	-6.23%	-11.81%

Per-loan servicing cost shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$7,735	$7,581	$7,505	$7,351	$7,275	$7,121
Change in fair value:
$	$307	$153	$77	$(77)	$(153)	$(307)
%	4.13%	2.06%	1.03%	-1.03%	-2.06%	-4.13%

        The following tables summarize the estimated change in fair value of purchased MSRs backed by distressed mortgage loans accounted for using the fair value method as of December 31, 2012, given several shifts in pricing spreads, prepayment speed and annual per-loan cost of servicing:

Pricing spread rate shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$13,731	$13,018	$12,686	$12,068	$11,780	$11,240
Change in fair value:
$	$1,361	$648	$316	$(302)	$(590)	$(1,130)
%	11.00%	5.23%	2.56%	-2.44%	-4.77%	-9.14%

Prepayment speed shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$13,519	$12,929	$12,646	$12,097	$11,841	$11,330
Change in fair value:
$	$1,149	$558	$276	$(273)	$(529)	$(1,040)
%	9.29%	4.51%	2.23%	-2.21%	-4.28%	-8.41%

Per-loan servicing cost shift in %	-20%	-10%	-5%	+5%	+10%	+20%
	(dollar amounts in thousands)
Fair value	$13,530	$12,950	$12,660	$12,080	$11,790	$11,211
Change in fair value:
$	$1,159	$580	$290	$(290)	$(580)	$(1,159)
%	9.37%	4.69%	2.34%	-2.34%	-4.69%	-9.37%

INDUSTRY

        We conduct our business in the residential mortgage industry in the United States. We participate directly in two distinct, but related, sectors of the mortgage industry: residential mortgage loan production and residential mortgage loan servicing, which includes being the owner of the MSR and subservicing on behalf of other MSR or mortgage owners. We also provide investment management services to entities that have been organized to invest in residential mortgages and related assets.

Originations Industry Overview

        Residential mortgage originations in 2012 have been increasing due to, among other things, government quantitative easing programs that have helped drive primary mortgage interest rates to historic lows, government refinance programs such as HARP, and a recovering housing market. However, despite this recent growth, origination volumes remain well below pre-recession levels (high of $3.8 trillion in 2003). According to the Mortgage Bankers Association, total residential mortgage originations in the United States were expected to reach $1.8 trillion in 2012, 71% of which were expected to be refinancings. This represents an increase of 22% over the originations in 2011. The refinance-driven origination growth is expected to change in the next two years as refinance volume drops and purchase volume gradually recovers.

  Purchase vs. Refinance Mortgage Originations ($bn)

Source: Mortgage Bankers Association.

        In recent years, mortgages guaranteed by Fannie Mae or Freddie Mac, or insured by Agencies such as the FHA and the VA, have comprised a substantial majority of mortgage originations. As a percentage of the overall market, these Agency originations have increased from 36% in 2006 to 87% in 2012. We anticipate the eventual reduction of the Agencies' market share and the recovery of non-Agency production, specifically in the prime jumbo product.

        The U.S. residential mortgage market consists of a primary mortgage market that links borrowers and lenders and a secondary mortgage market that links lenders and investors. In the primary mortgage market, residential mortgage lenders such as mortgage banking companies, commercial banks, savings institutions, credit unions and other financial institutions originate or provide mortgages to borrowers. Lenders obtain liquidity for originations in a variety of ways, including by selling mortgages or mortgage-related securities into the secondary mortgage market. Banks that originate mortgage loans also have access to customer deposits to fund loan originations. The secondary mortgage market consists of institutions engaged in buying and selling mortgages in the form of whole loans, which represent mortgages that have not been securitized, and mortgage-related securities. The GSEs and a government agency, Ginnie Mae, participate in the secondary mortgage market by purchasing mortgage loans and mortgage-related securities for investment (in the case of the GSEs) and by issuing (directly or through approved issuers) guaranteed mortgage-related securities.

        The mortgage industry experienced significant consolidation in the years leading up to and during the financial crisis with large banks holding the majority of origination and servicing market share. Recently, however, the top five originators (all commercial banks) have come under significant pressure to reduce their exposure to the residential mortgage business as a result of regulatory scrutiny, punitive capital treatment of MSRs and headline risks associated with the industry. Consequently, their market share has diminished, which has created significant opportunities for non-bank participants such as us.

  Loan Originations Process

        Residential mortgage loans are generally originated through a retail lending network or wholesale mortgage brokers, and may be subsequently sold to a correspondent mortgage aggregator. A retail lending network consists of a centralized retail platform and/or distributed retail branches. A centralized retail platform is a telephone and/or electronic platform with multiple loan officers in one location. Typical loan origination sources for a retail lending network include real estate agents, homebuilders, credit unions, banks, the Internet and refinancings from existing servicing portfolios. In a retail lending network, the lender controls all loan origination processes, including sourcing the borrower, taking the application and setting the interest rate, ordering the appraisal and underwriting, processing, closing and funding the loan. In an integrated mortgage banking business, retail originations can help maximize the return from a lender's servicing portfolio. When the lender refinances a loan in its servicing portfolio, it replaces the old MSR with a new one and extends the life of the servicing cash flows associated with that loan.

        Loans sourced by mortgage brokers are funded by a lender partner and generally closed in the lender's name. The mortgage broker's role is to identify the applicant, assist in completing the loan application, gather necessary information and documents and serve as the liaison to the borrower through the lending process. The lender reviews and underwrites the application submitted by the mortgage broker, approves or denies the application, sets the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions required by the lender, funds the loan. Mortgage brokers conduct their own marketing, employ their own personnel to complete the loan applications and maintain contact with the borrowers.

        Correspondent mortgage aggregators acquire loans from retail or wholesale mortgage originators and in turn sell them on the secondary market. For example, in our business PMT and (in the case of government loans) PLS act as correspondent aggregators. Correspondent loans can be sold individually or in pools to the correspondent aggregators. The loans are underwritten and funded by the mortgage originator, but the loan programs are usually based on terms approved by the correspondent aggregator. Mortgage originators may offer an array of products for multiple correspondent aggregators, and act as an extension for those aggregators.

        The length of time from the origination or purchase of a mortgage loan to its sale or securitization generally ranges from 7 to 60 days, depending on a variety of factors including loan volume, product type, interest rates and capital markets conditions. An important source of capital for the residential mortgage industry is warehouse lending typically in the form of a credit facility provided by a bank or broker-dealer. These facilities provide funding to mortgage loan originators and aggregators until the loans are sold to investors in the secondary mortgage loan market.

  Types of Mortgage Loans

        Mortgage loans generally fall into one of the following three categories: prime conforming mortgage loans, government-insured residential mortgage loans and non-conforming mortgage loans.

        Prime Conforming Mortgage Loans:    These are prime credit quality first-lien mortgage loans (such as mortgage loans that, in the event of default, have priority over all other liens or claims) secured by single-family residences that meet or "conform" to the underwriting standards established by Fannie Mae or Freddie Mac for inclusion in their guaranteed mortgage securities programs.

        Government-Insured Residential Mortgage Loans:    These are first-lien mortgage loans secured by single-family residences that are insured by the FHA or guaranteed by the VA and securitized into Ginnie Mae securities.

        Non-Conforming Mortgage Loans:    Non-conforming mortgage loans include both prime non-conforming mortgage loans and non-prime mortgage loans. Prime non-conforming mortgage loans are prime credit quality first-lien mortgage loans secured by single-family residences that either (i) do not conform to the underwriting standards established by Fannie Mae or Freddie Mac, because they have original principal amounts exceeding Fannie Mae and Freddie Mac limits, which are commonly referred to as jumbo mortgage loans, or (ii) have alternative documentation requirements and property or credit-related features (such as higher loan-to-value or debt-to-income ratios) but are otherwise considered prime credit quality due to other compensating factors. Non-prime mortgage loans are first-lien and certain junior lien mortgage loans secured by single-family residences, made to individuals with credit profiles that do not qualify for a prime loan, have credit-related features that fall outside the parameters of traditional prime mortgage loans or have performance characteristics that otherwise expose lenders to comparatively higher risk of loss.

  Securitization

        Over the last few decades, the complexity of the market for residential mortgage loans in the United States has dramatically increased. In the past, a borrower seeking credit for a home purchase would typically have obtained financing from a financial institution, such as a bank, savings association or credit union. These institutions would generally have held a majority of their originated mortgage loans as interest-earning assets on their balance sheets and would have performed all activities associated with servicing the loans.

        Now, institutions that originate mortgage loans generally hold a smaller portion of such loans as assets on their balance sheets and instead sell a significant portion of the loans that they originate to third parties. Fannie Mae and Freddie Mac are currently the largest purchasers of home mortgage loans. Under a process known as securitization, the GSEs and financial institutions typically package residential mortgage loans into pools that are sold to securitization trusts. These securitization trusts fund the acquisition of mortgage loans by issuing securities, known as mortgage-backed securities, which entitle the owner of such securities to receive a portion of the interest and principal collected on the mortgage loans in the pool. The purchasers of the mortgage-backed securities are typically large institutions, such as pension funds, mutual funds and insurance companies. The packaging of mortgage loans into a pool, the servicing of such mortgage loans and the terms of the mortgage-backed securities issued by the securitization trust are governed by the applicable GSE's Seller/Servicer Guide.

Servicing Industry Overview

        According to the Federal Reserve, there were approximately $10.0 trillion in residential mortgage loans outstanding in the United States as of December 31, 2012. Each mortgage loan must be serviced by a loan servicer. Owners of MSRs generally earn a contractual per-loan fee of 25 to 50 basis points per annum on the UPB of loans serviced, as well as incentive fees and associated ancillary fees, such as late fees. Subservicers service loans on behalf of other MSR or mortgage owners, and generally receive a contractual monthly fee on a per-loan basis. A loan servicer can create value for both itself and the mortgage owner and, in the case of a subservicing arrangement, for the owner of the MSRs, by increasing the number of borrowers that remain current in their repayment obligations. Loan owners may include a lender, third-party investor or, in the case of a securitized pool of mortgages, a residential MBS trust.

        Loan servicing predominantly involves loan administration, collection and default activities, including the collection and remittance of loan payments, response to customer inquiries, accounting for principal and interest, holding custodial (impound) funds for the payment of property taxes and insurance premiums, counseling delinquent mortgagors and supervising foreclosures and property dispositions.

        Generally speaking, in a weak economic and credit environment with elevated delinquencies and defaults, servicing is operationally more challenging and more capital-intensive as servicers need to add and train staff to manage the increase in delinquent borrowers. In addition, servicers are generally required to make advances on delinquent mortgage loans for principal and interest payments, taxes, insurance, legal fees and property maintenance fees, all of which are typically recovered upon foreclosure or liquidation. Based on information from the Mortgage Bankers Association, as of December 31, 2012, approximately 6.78% of mortgages in the United States were in the process of foreclosure or were 90 or more days delinquent. As an example of more normalized levels, this rate was 1.8% in the third quarter of 2005.

  Loan Servicing Landscape

        The majority of loan servicing in the United States is performed by the nation's money center banks such as Bank of America, Wells Fargo, JPMorgan Chase and Citigroup, which together serviced 48% of all outstanding mortgage loans on one-to-four-family residences as of December 31, 2012. These traditional bank servicers primarily service conventional, performing (non-delinquent) mortgages and are most effective at routine account management of portfolios with low delinquencies that require limited interaction with the borrowers. In the current environment of elevated delinquencies, foreclosures, liquidation proceedings and REO activity, however, traditional servicers are experiencing higher operating costs, and their performance metrics are declining.

        In contrast to the traditional bank servicing model, the special servicing model emphasizes increased borrower contact in an effort to improve loan performance and reduce loan defaults and foreclosures, thereby minimizing credit losses and maximizing cash flows. The special servicing model functions well in environments characterized by elevated delinquencies, foreclosures, liquidation proceedings and REO activity. We believe there are a limited number of servicers such as us that are able to operate both traditional and special servicing activities effectively in a variety of market environments. We believe that having a comprehensive set of servicing capabilities enables us to address a broader range of market opportunities and deliver superior servicing results for assets that we manage on behalf of our investment management clients, as well as for our own account.

  Advances

        In the course of servicing delinquent loans, servicers are required to make advances that are reimbursable from collections on the related mortgage loan, or in the event of a non-recoverable advance, from collections on other mortgage loans in the related mortgage pool. In the case of subservicing, the advances are typically required on an intra-month basis and the subservicer is entitled to reimbursement from the owner of the MSRs.

        There are generally three types of advances, as defined below: P&I Advances, T&I Advances and Corporate Advances.

        P&I Advances:    Advances to cover scheduled payments of principal and interest that have not been timely paid by borrowers. P&I Advances serve to smooth the cash flows paid to holders of securities issued by the residential MBS trust.

        T&I Advances:    Advances to pay specified expenses associated with the preservation of a mortgaged property or the liquidation of defaulted mortgage loans, including, but not limited to, property taxes, insurance premiums or other property related expenses that have not been timely paid by borrowers.

        Corporate Advances:    Advances to pay costs and expenses incurred in loan foreclosure and REO preservation and sale, including attorneys' and other professional fees and expenses incurred in connection with foreclosure and liquidation or other legal proceedings arising in the course of servicing mortgage loans.

        A servicer may decide to stop making P&I Advances prior to a liquidation of the mortgage loan if the servicer deems future P&I Advances to be non-recoverable. In this circumstance, T&I Advances and Corporate Advances will likely continue in order to preserve the existing value of the mortgage loan and complete the foreclosure and REO sale process.

        Servicers of GSE securities are reimbursed by the GSE for their advances upon completion of the foreclosure sale at which point the mortgage loan is repurchased out of the MBS trust by the GSE. Servicers of GSE securities are not responsible for managing REO properties. Conversely, servicers of non-Agency MBS are obligated under the servicing agreement to make advances through liquidation of the related REO properties.

        Advances are non-interest bearing assets. Non-bank servicers typically utilize securitizations or match funded liabilities to finance their advances. The securitizations are generally non-recourse to the servicer, and the advances are financed at a discount to par value accounting for the non-interest bearing nature of the asset.

  The Foreclosure Process

        If a borrower defaults on a mortgage loan, the owner of the mortgage loan, or the servicer on its behalf, is entitled to foreclose on the property in order to sell it to repay the loan. The foreclosure process is generally initiated when the loan becomes 90 days or more delinquent.

        State foreclosure laws establish certain procedures that servicers must follow in conducting foreclosures and establish minimum time periods for various aspects of the foreclosure process. These laws and their associated timelines vary widely by state. States generally follow one of two methods for their foreclosure process: judicial, with a judge presiding over the process in a court proceeding; or statutory, with the process being conducted outside the courtroom in accordance with state law. Foreclosure proceedings generally take longer and are more costly to complete in states that follow the judicial foreclosure process, primarily because of the additional legal work involved.

        Foreclosure timelines increase as the number of delinquent mortgage loans increase. In addition, various state banking regulators and attorneys general have publicly announced that they have initiated inquiries into banks and servicers regarding compliance with legal procedures in connection with mortgage foreclosures and, in the case of the Joint Federal-State Mortgage Servicing Settlement, have entered into a settlement in connection with mortgage foreclosure issues. These activities raise the possibility that governmental authorities, including regulators and judicial bodies, could implement further measures, including foreclosure moratoria that could further increase foreclosure timelines. All else being equal, an increase in foreclosure timelines would adversely affect servicers by lengthening the amount of time that servicing advances are outstanding and, consequentially, increasing the financing costs related to those servicing advances.

        Servicing standards for the foreclosure process continue to develop. The servicing rules issued by the CFPB on January 17, 2013 prohibit a servicer from initiating a foreclosure action or proceeding to a foreclosure judgment or sale in a pending action where the borrower has submitted a completed loss mitigation application to the servicer. Moreover, a number of states, including California,

Massachusetts and Washington, have revised their foreclosure laws to require the suspension of a foreclosure action until all of the loss mitigation options are exhausted. New state laws are also addressing "robo-signing" concerns by creating new requirements to validate the evidence of the right to foreclose and the accuracy of the foreclosure documents. We believe that additional states will adopt similar requirements.

  Foreclosure Alternatives

        The owner of a mortgage loan, or the servicer acting on its behalf, may elect to remediate borrower delinquencies through loss mitigation and home retention strategies that rely on alternatives to foreclosure. Under the terms of many pooling and servicing agreements mortgage servicers are permitted, on behalf of the owner of the mortgage loan, to negotiate with a borrower to modify the terms of the loan. These modifications can include principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. In addition, a servicer can agree to the liquidation of a loan, commonly known as a short sale, where a portion of the outstanding principal of the loan is forgiven as part of a sale of the underlying property to a third party, or the owner of the mortgage loan can take title to and possession of the underlying property and cancel the foreclosure with the consent of the borrower, a process commonly known as a deed-in-lieu of foreclosure. Certain governmental and Agency-sponsored programs also provide economic incentives for servicers to implement strategies to avoid or delay foreclosures.

        In response to the rising level of foreclosures, in February 2009 the U.S. Department of the Treasury established the Making Home Affordable plan, or MHA. Several programs designed to keep borrowers in their homes have been implemented under MHA, including the Home Affordable Modification Program, or HAMP, and the Home Affordable Refinance Program, or HARP. HAMP provides financial incentives to loan servicers and borrowers to successfully modify qualifying residential mortgages. Under HAMP, servicers receive an up-front fee of $1,000 for each completed modification and an additional $500 if the loan is current but is at risk of imminent default while the borrower is in the HAMP trial period, typically a three-month period in which no foreclosure sales can occur and the borrower's ability to meet the modified loan's terms and conditions is gauged. Servicers also receive success fees of as much as $1,000 each year for up to three years, which accrue monthly and are paid annually on the anniversary of the month in which the trial period plan was executed. The annual incentives are predicated on the borrower remaining in good standing, meaning that the borrower must not be more than two months delinquent at any time during the year.

        Effective June 1, 2012, HAMP was extended through December 2013 and expanded to include "Tier 2" loan modifications which cover: homeowners who are applying for a modification on a home that is not their primary residence, but the property is rented or intended for rental; homeowners who previously did not qualify for HAMP because their debt-to-income ratio was 31% or lower; homeowners who previously received a HAMP trial period plan, but defaulted in their payments; and homeowners who previously received a HAMP permanent modification, but defaulted in their payments. This extension and expansion of HAMP, known as HAMP 2, expands the pool of loans eligible for loan modification.

        On October 24, 2011, the FHFA announced changes to HARP for certain loans sold to Fannie Mae and Freddie Mac. The changes to HARP are designed to increase the number of mortgage loans eligible for refinancing under the program. Specifically, these changes eliminate the maximum loan-to-value ratio and appraisal requirements and reduce risk-based pricing and other fees to borrowers. The FHFA further announced that it is waiving certain lender representations and warranties for loans refinanced under the program. To be eligible for refinance under these changes to HARP, the loan must have been sold to Fannie Mae or Freddie Mac prior to May 31, 2009, and the loan must be current at the time of refinance with no late payments in the past six months and no more than one late payment in the past twelve months. In addition to these changes, the FHFA announced that HARP will continue through December 31, 2013. These changes are expected to increase mortgage loan prepayment speeds, which would likely have an unfavorable impact on the valuation of our mortgage servicing rights; however, increased prepayment speeds will allow for an increase in loan origination volumes.

        Servicing standards for the loss mitigation process continue to develop. As part of the CFPB's servicing rules issued on January 17, 2013, servicers are required to make good faith efforts to establish contact with borrowers by the 36th day of delinquency to discuss the availability of the foreclosure prevention options. The rules also require continuity of contact between servicers and delinquent borrowers to advise and assist with the loss mitigation and foreclosure processes. Upon receipt of a timely and completed application, servicers are required to consider the borrower for all foreclosure prevention options and advise the borrower of its decisions relating to these options before proceeding to a foreclosure sale. Similar laws are developing in states such as California, Massachusetts and Washington to establish foreclosure prevention requirements, including the requirements discussed above.

Regulatory and Legislative Factors

        We believe that many banks are currently under tremendous pressure to exit, or reduce their exposure to, the mortgage banking business as a result of increased regulatory scrutiny and capital requirements, headline risk associated with sizeable legal settlements and potentially significant earnings volatility. As a result of the severe dislocation in the U.S. housing market and the related fallout, regulatory and legislative attention on the mortgage industry has increased. Numerous legislative and regulatory actions have been proposed, including the following:

Increased Capital Requirements

•

Pending Basel III standards if adopted as proposed, would impose material capital charges for banks holding mortgage servicing assets, including substantially higher risk weightings for lower quality mortgage assets and increased MSR risk weightings of 250%, with limitations on capital qualification

Dodd-Frank

•

Requires any "securitizer" to retain a minimum 5% unhedged piece of the credit risk unless loans meet the "Qualified Residential Mortgage" definition, adds certain blackout periods to customer access when outsourcing fulfillment functions and creates the CFPB

•

The Qualified Mortgage rule safe harbor limits mortgage loans to 43% DTI, loans' annual percentage rates, or APRs, below the "higher-priced" threshold of 150 basis points over the Average Prime Offer Rate, or APOR, 3% fees and costs cap, and eligibility for purchase by the GSEs or Agencies

SAFE Act	• Mandates a nationwide licensing and registration system for residential mortgage loan originators
Joint Federal-State Mortgage Servicing Settlement

•

$25 billion settlement between Bank of America, JPMorgan Chase, Wells Fargo, Citigroup and Ally and 49 state Attorneys General and the HUD regarding servicing and foreclosure practices including monetary penalties and requires changes in servicing practices

New CFPB Servicer Rules

•

Requires servicers to provide monthly mortgage statements with a detailed breakdown of payments, interest rate adjustment notices, prompt crediting of payments and payoff statements, force placed insurance requirements, error resolution and information requests from borrowers, policy and procedure requirements, early notices about foreclosure prevention options, continuity of contact for troubled borrowers, and loss mitigation procedures

Consent Orders

•

Requires servicers to implement a single point of contact, or SPOC, for delinquent borrowers, stronger vendor management controls, procedures governing the parallel use of loss mitigation and foreclosure practices, as well as staffing levels and training

Regulatory Scrutiny & Headline Risk

•

Mortgage settlements with residential MBS holders

•

"Robo-signing" headlines

•

Robust loan put-back from GSEs

•

Servicing requirements regarding delinquent mortgages

•

Modification of servicing compensation related to Fannie Mae and Freddie Mac loans

•

New regulations from the recently formed CFPB

•

Additional litigation brought by Attorneys General of nonparticipating states

•

Forced place insurance risk

        We believe the aforementioned factors will disproportionately adversely affect the largest bank originators and servicers. Additionally, we believe there are a limited number of non-bank mortgage companies such as us who may be less affected by such factors and are thus positioned to capitalize upon these opportunities by providing a high level of service with sufficient scale to comply with the new regulatory and legislative standards.

  Reform of GSEs

        On September 7, 2008, the FHFA placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in their respective debt and MBS. The U.S. government has expressed interest in reforming and significantly reducing the participation of the GSEs in the residential mortgage market. We believe that a reduction in the GSEs' participation will create opportunities for private capital in the non-Agency loan market and that we are well positioned to take advantage of such opportunities.

        At the direction of the Federal Housing Finance Agency, or FHFA, Freddie Mac and Fannie Mae have jointly modified their representation and warranty frameworks with respect to all loans with settlement dates of January 1, 2013 or later. Under the new selling representation and warranty frameworks, once a mortgage has established an acceptable payment history (generally 36 months) and if it meets certain eligibility criteria, these GSEs will not exercise their remedies, including the issuance of a repurchase request, in connection with a seller/servicer's breaches of certain selling representations and warranties.

        In addition to the market opportunities that we have identified and that we believe will continue to present themselves, numerous government programs and initiatives, such as HARP and HAMP, continue to provide advantages for integrated mortgage originators and servicers with specialized expertise.

Investment Management Industry Overview

        Investment management is the professional management of securities and other assets on behalf of individual and institutional investors. Traditional investment managers, such as separate account and mutual fund managers, generally engage in managing and advising investment portfolios of equity and fixed income securities. The investment objectives of these portfolios include maximizing total return, capital appreciation and current income or tracking the performance of a particular index. Performance is typically evaluated over various time periods based on investment returns relative to the appropriate market index or peer group. Managers are generally compensated based on a percentage of assets under management. Investors generally have unrestricted access to their capital through market transactions in the case of closed-end funds and exchange-traded funds, or through withdrawals in the case of separate accounts and mutual funds, or open-end funds.

        Alternative investment managers such as managers of hedge funds, private equity funds, venture capital funds, real estate funds, mezzanine funds and distressed funds, utilize a variety of investment strategies to achieve returns within certain stipulated risk parameters and investment criteria. These returns are typically evaluated on an absolute basis, rather than benchmarked in relation to an index. The compensation structure for alternative investment managers may include investment management fees on committed or contributed capital, transaction and advisory fees as capital is invested (typically for private equity funds) and carried interest or performance fees tied to achieving certain absolute return hurdles. Unlike traditional investment managers, alternative investment managers may limit investors' access to funds once committed or invested for fixed periods or until the investments have been realized. Many of these funds are limited-life vehicles similar to our Investment Funds.

        Externally-managed mortgage REITs such as PMT are alternative investment vehicles with permanent capital that are specifically designed to invest in mortgage-related assets on a tax-efficient basis. REITs generally are not subject to U.S. federal income taxes to the extent that they distribute annually at least 90% of their REIT taxable income to their stockholders. The manager of a mortgage REIT receives a base management fee that is typically a percentage of the stockholders' equity of the REIT and is a stable income stream since the invested capital is not subject to outflows. The manager may also receive an incentive fee which entitles it to share the excess profit above a certain hurdle rate with the stockholders of the REIT. The revenue streams of the manager are often protected by a management contract with a high barrier to exit in the form of a termination fee, typically defined as a multiple of the average annual management fee earned by the manager over a period prior to the termination.

        The mortgage REIT sector has benefited in recent years from significant inflows of new capital driven by investor demand for yield product in an environment of historically low interest rates. According to Dealogic, over the three-year period starting January 1, 2010 and ending December 31, 2012, residential mortgage REITs have raised approximately $30 billion in initial public offerings and follow-on offerings of common stock. Companies in the sector have grown through frequent incremental equity raises. PMT has been a beneficiary of these favorable capital-raising trends, which has allowed us to grow net assets under management and fee revenues in our Investment Management segment.

BUSINESS

Our Company

        We are a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital, and our management's deep experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

        We were founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. Since our founding we have pursued opportunities to acquire and manage residential mortgage loans and established what we believe to be a best-in-class mortgage platform. We have relied on the know-how of our management team and built a de novo operating platform to our specifications using industry-leading technology, processes and procedures to address the stringent requirements of residential mortgage lending and servicing in the post-financial crisis market. We believe that this approach has resulted in a specialized mortgage platform that is "legacy-free" and highly scalable (that is, it can be expanded on a cost efficient basis within a time frame that meets the demands of our business) to support the continued growth of our business.

        We conduct our business in two segments: mortgage banking and investment management. Our principal mortgage banking subsidiary, PLS, is a leading non-bank producer and servicer of mortgage loans in the United States. PLS is a seller/servicer for Fannie Mae and Freddie Mac, each of which is a GSE. It is also an approved issuer of securities guaranteed by Ginnie Mae, a lender of the FHA, a lender/servicer of the VA, and a servicer for HAMP. PLS is licensed (or exempt or otherwise not required to be licensed) to originate residential mortgage loans in 45 states and the District of Columbia and to service loans in 49 states, the District of Columbia and the U.S. Virgin Islands.

        Our principal investment management subsidiary, PCM, is an SEC registered investment adviser. It manages PMT, a mortgage REIT listed on the NYSE. PCM also manages our Investment Funds. Our Advised Entities have been some of the leading non-bank investors in distressed mortgage loans since 2008, investing in loans with over $5.5 billion of unpaid principal balances, or UPB. As of December 31, 2012, our Advised Entities had combined net assets of approximately $1.8 billion.

        We conduct some of our activities for our own account and some for our Advised Entities. We earn significant fee income and carried interest from the activities we conduct for our Advised Entities; such fees include investment management fees, incentive fees, subservicing fees for servicing loan portfolios and fulfillment fees for mortgage banking services provided to PMT in connection with our correspondent lending program. Our relationships with our Advised Entities also allow us to pursue some market opportunities with reduced capital intensity, with PLS and PCM providing operational expertise and our Advised Entities providing investment capital for mortgage-related assets.

        Our systems and processes have been designed to be highly scalable to accommodate the continued rapid growth of our businesses. To date our growth has been organic, drawing upon experienced personnel known to us in the mortgage industry, which has allowed us to be methodical and consistent in our operations and to establish and maintain a disciplined corporate culture that is focused on excellence.

Our Company Structure

Mortgage Banking Segment

        As summarized below, our mortgage banking segment is comprised of three primary businesses: correspondent lending, retail lending, and loan servicing.

  Correspondent Lending

        Our correspondent lending business manages, on behalf of PMT and for our own account, the acquisition of newly originated, prime credit quality, first-lien residential mortgage loans that have been underwritten to investor guidelines. PMT acquires, from approved correspondent sellers, newly originated loans, primarily "conventional" residential mortgage loans guaranteed by the GSEs and "government-insured" residential mortgage loans insured or guaranteed primarily by the FHA or the VA.

        For conventional loans, we perform fulfillment activities for PMT and earn a fee for each loan acquired by PMT. Fulfillment activities include reviews of loan data, documentation and appraisals to assess loan quality and risk, correspondent seller performance and credit monitoring procedures, and the subsequent sale and securitization of loans through secondary mortgage markets on behalf of PMT. PMT earns interest income and gains or losses during the holding period and upon the sale or securitization of these conventional loans and retains the associated mortgage servicing rights, or MSRs. PLS provides loan subservicing for PMT's retained MSRs and earns a subservicing fee.

Correspondent Conventional Lending

        In the case of government-insured loans, we purchase them from PMT at PMT's cost plus a sourcing fee. We fulfill the government loans for our own account. We typically pool the federally insured or guaranteed loans together into a mortgage-backed security, or MBS, which Ginnie Mae guarantees. We earn interest income and gains or losses during the holding period and upon the sale of these securities, and we retain the associated MSRs.

Correspondent Government Lending

        We have grown our correspondent lending business through purchases from approved mortgage originators that meet specific criteria related to management experience, financial strength, risk management controls and loan quality. Our management team has prior experience with the majority of these mortgage originators. As of December 31, 2012, we had approved 140 sellers on PMT's behalf, primarily independent mortgage originators and small banks located across the United States. PMT purchased approximately $21.5 billion of loans in 2012, including $13.0 billion of conventional loans and $8.4 billion of government-insured loans. In the fourth quarter of 2012, with $10.0 billion in production, PMT was the fourth largest correspondent lender in the United States as ranked by Inside Mortgage Finance.

  Retail Lending

        Our retail lending business originates new prime credit quality, first-lien residential conventional and government-insured mortgage loans on a national basis to allow customers to purchase or refinance their homes. We conduct this business through a consumer direct model, which relies on the Internet and call center-based staff, rather than a traditional branch network, to acquire and interact with customers across the country. Effective marketing, call center staff, procedures, training and technology are all important to growing our retail lending business. We use sophisticated telephony and lead-management software to improve conversion rates, deliver outstanding customer service, and lower costs. In 2012, we originated $534 million of residential mortgage loans in our retail lending business, a 259% growth rate compared to 2011.

        Our existing servicing portfolio is our main source of leads for new originations. These portfolio-based originations include: refinancing loans to proactively protect our servicing portfolio from run-off, which we refer to as "recapture;" refinancing loans from the restructure of distressed loans acquired by our Advised Entities; and purchasing loans to facilitate the sale of REO properties held by our Advised Entities. In addition, we are growing our non-portfolio originations by sourcing prospective customers through consumer marketing and community and professional relationships.

Retail Lending

        For loans originated via our retail lending business, we conduct our own fulfillment, earn interest income and gains or losses during the holding period and upon the sale or securitization of these loans, and retain the associated MSRs (subject to sharing 30% of such MSRs with PMT in the case of retail originated loans that refinance a loan for which the related MSR was held by PMT).

  Loan Servicing

        Our loan servicing business performs loan administration, collection, and default activities, including the collection and remittance of loan payments, responding to customer inquiries, accounting for principal and interest, holding custodial (impound) funds for the payment of property taxes and insurance premiums, counseling delinquent mortgagors, modifying loans and supervising foreclosures and our property dispositions.

        We service loans for which we own the MSRs and we service loans on behalf of other MSR or mortgage owners which we refer to as "subservicing." The owner of MSRs acts on behalf of mortgage loan owners and has the contractual right to receive a stream of cash flows (expressed as a percentage of UPB) in exchange for performing specified mortgage servicing functions and temporarily advancing funds to cover payments on delinquent and defaulted mortgages. As a subservicer, we earn a contractual fee on a per-loan basis and the right to any ancillary fees, and we are reimbursed for any servicing advances we make on delinquent or defaulted mortgages. We presently subservice only for our Advised Entities.

        We characterize our servicing business as either "Prime Servicing" or "Special Servicing."

  Prime Servicing.    Our prime servicing includes servicing or subservicing activities for loans that are prime credit quality and generally exhibit low delinquency and default rates. This portfolio includes conventional and government-insured loans. Prime servicing generally tends to be lower cost and benefits from significant economies of scale. As of December 31, 2012, our prime servicing portfolio comprised over 100,000 loans, most of which are recent originations, with an aggregate UPB of approximately $23.3 billion. We own the MSRs to over 50,000 of these loans (or approximately 45% of our total prime portfolio as measured by UPB), most of which are serviced for Ginnie Mae securitizations and were produced by us through our correspondent and retail lending businesses. In addition, we subservice approximately 50,000 conventional loans (or approximately 55% of our total prime portfolio as measured by UPB), the MSRs to which are owned by PMT.

  Special Servicing.    Our special servicing includes servicing activities for distressed whole loans that have been acquired as investments by our Advised Entities, as well as for loans in "private-label" MBS securities, which are securities that are not guaranteed by or otherwise affiliated with any government agency. Special servicing utilizes a "high-touch" model to establish and maintain borrower contact and facilitate loss mitigation strategies. Our general strategy is to try to keep defaulted borrowers in their homes. Under certain circumstances, we offer loss mitigation options that include loan modification through the use of federally sponsored loan modification programs (such as HAMP) or otherwise to reflect both the borrowers' current financial condition and the value of their homes. When loan modifications and other efforts are unable to cure a default, we seek to avoid foreclosure and timely acquire and/or liquidate the property securing the mortgage loan where possible and pursue alternative property resolutions including "short sales," in which the borrower agrees to sell the property for less than the loan balance and the difference is forgiven, and deeds-in-lieu of foreclosure, in which the borrower agrees to convey the property deed outside of foreclosure proceedings. As of December 31, 2012, we provided special servicing to approximately 16,000 distressed whole loans with an aggregate UPB of approximately $3.6 billion and approximately 7,000 loans in "private-label" securities with an aggregate UPB of approximately $1.3 billion. Our special servicing fees typically include a base servicing fee and activity-based fees for the successful completion of default-related services.

        The following table shows the UPB and other information for certain categories of loans within our servicing portfolio:

	December 31,
	2012	2011	2010
Prime Servicing Portfolio
Subserviced for our Advised Entities—Originated
Unpaid Principal Balance (in millions)	$12,920	$496	$4
Loan count	50,327	1,905	22
Avg. loan balance (in thousands)	$257	$261	$176
Avg. coupon	3.70%	4.23%	4.76%
Avg. FICO credit score	763	770	714
30+ days delinquent (% of loans)	0.37%	0.26%	0.00%
Owned MSRs—Originated
Unpaid Principal Balance (in millions)	$9,410	$968	$158
Loan count	44,393	4,480	599
Avg. loan balance (in thousands)	$212	$216	$264
Avg. coupon	3.68%	4.38%	4.86%
Avg. FICO credit score	711	728	755
30+ days delinquent (% of loans)	1.55%	1.00%	1.00%
Owned MSRs—MSR Acquisitions
Unpaid Principal Balance (in millions)	$990	$1,403	$1,429
Loan count	5,984	7,966	7,474
Avg. loan balance (in thousands)	$166	$176	$191
Avg. coupon	5.32%	5.34%	5.41%
Avg. FICO credit score	729	732	744
30+ days delinquent (% of loans)	5.53%	4.77%	3.73%
Total Prime Servicing Portfolio
Unpaid Principal Balance (in millions)	$23,320	$2,867	$1,591
Loan count	100,704	14,351	8,095
Special Servicing Portfolio
Subserviced for our Advised Entities
Unpaid Principal Balance (in millions)	$3,560	$3,382	$2,097
Loan count	15,590	13,894	8,956
Avg. loan balance (in thousands)	$228	$243	$234
Avg. coupon	6.24%	6.58%	7.10%
Avg. FICO credit score	637	640	638
30+ days delinquent (% of loans)	73.33%	77.17%	76.30%
Owned MSRs—MSR Acquisitions
Unpaid Principal Balance (in millions)	$1,272	$1,487	$1,671
Loan count	7,159	8,150	8,971
Avg. loan balance (in thousands)	$178	$182	$186
Avg. coupon	6.21%	6.29%	6.38%
Avg. FICO credit score	696	697	698
30+ days delinquent (% of loans)	19.60%	19.50%	17.25%
Total Special Servicing Portfolio
Unpaid Principal Balance (in millions)	$4,832	$4,869	$3,768
Loan count	22,749	22,044	17,927
Total Servicing Portfolio
Unpaid Principal Balance (in millions)	$28,152	$7,737	$5,359

Loan count	123,453	36,395	26,022

        We have grown our mortgage servicing portfolio primarily through organic mortgage loan production in our correspondent lending and retail lending businesses, supplemented by the opportunistic acquisition by our Advised Entities of distressed pools of residential whole loans, which we subservice, and our own MSR acquisitions. As of December 31, 2012, we serviced or subserviced approximately 123,000 loans with an aggregate UPB of approximately $28.2 billion. The majority of these loans are serviced for Fannie Mae, Freddie Mac or Ginnie Mae securitizations.

        The following charts detail the percentages of the aggregate UPB in our prime and special servicing and prime subservicing portfolios, and our total servicing portfolio by investor as of December 31, 2012:

Total Servicing Portfolio Total = $28.2 billion in UPB	Total Servicing Portfolio by Investor Total = $28.2 billion in UPB

        The following charts detail the percentages of the aggregate UPB in our prime and special servicing portfolios by product type as of December 31, 2012:

Prime Servicing Portfolio by Product Type Total = $23.3 billion in UPB	Special Servicing Portfolio by Product Type Total = $4.8 billion in UPB

        The following charts detail the percentages of the aggregate UPB in our prime and special servicing portfolios by geography as of December 31, 2012:

Prime Servicing Portfolio by State Total = $23.3 billion in UPB	Special Servicing Portfolio by State Total = $4.8 billion in UPB

Investment Management Segment

        We are an investment manager through our wholly-owned subsidiary PCM. PCM currently manages PMT and the Investment Funds, which had combined net assets of approximately $1.8 billion as of September 30, 2012. For these activities, we earn management fees as a percentage of net assets and incentive compensation based on investment performance. The Investment Funds are limited-life private funds established in August 2008, whose commitment periods ended in 2011. As of December 31, 2012, these funds had aggregate equity value of $591 million and had generated total returns of 43%, net of all fees, expenses and carried interest, since their inception. The term of each of these funds ends in December 2016 with the possibility of three one-year extensions. Subject to contractual restrictions with PMT, we may establish additional private investment vehicles to invest in distressed loans or pursue related mortgage strategies, for which we would provide investment management services as well.

        PMT was formed as a Maryland real estate investment trust in May 2009 and consummated an initial public offering in August 2009. PMT's shareholders' equity has grown through a combination of retained earnings and new equity raised through follow-on public offerings and other sales of its common stock. Since its initial public offering, PMT has raised new equity of approximately $200 million in 2011 and approximately $600 million in 2012. As of December 31, 2012, PMT had shareholders' equity of $1,201 million. For the years ended December 31, 2012, 2011 and 2010, PMT reported returns on average shareholders' equity of 16%, 13% and 8%, respectively. Our relationship with PMT provides a partner with long-term investment capital and enhances our ability to both support our existing business and to pursue potential growth initiatives.

Market Opportunity

        The U.S. residential mortgage industry is one of the largest financial markets in the world, with approximately $10 trillion of outstanding debt and average annual origination volume of $1.7 trillion for the five years ending December 31, 2012. Dislocations from the financial crisis have led many of the largest financial institutions to reduce their participation in the mortgage market through asset sales and by exiting businesses, and the industry remains in a period of significant transformation. In addition, increasing capital requirements for banks have resulted in competitive advantages for non-bank participants relative to the banks that have traditionally held the majority of the market share in mortgage originations and servicing.

        The residential mortgage industry is characterized by high barriers to entry, including: the necessity for approvals required to sell loans to and service loans for the GSEs and Ginnie Mae; state licensing requirements; sophisticated infrastructure, technology, and processes required for successful operations; and financial capital requirements. We believe that we are one of the few new enterprises well positioned to lead in the rapidly evolving mortgage industry.

Our Competitive Strengths

  Leading Non-bank Residential Mortgage Specialist with Integrated, Complementary Capabilities

        We are a leading non-bank residential mortgage specialist that has developed highly complementary capabilities in residential mortgage production, servicing and investment management. In 2012, we produced $22.0 billion of mortgage loans, including $10.0 billion acquired by PMT through correspondent lending in the fourth quarter during which it ranked among the top four correspondent lenders nationwide. In loan servicing, we provide prime and special servicing, with strong expertise in distressed assets that require high levels of borrower contact and specialized operations and technology focused on loss mitigation and default related processes. As of December 31, 2012, we serviced approximately 123,000 loans with an aggregate UPB of approximately $28.2 billion. In addition, our Advised Entities are leading non-bank investors in distressed mortgage loans.

        We believe that we are one of the few non-bank market participants with such a broad range of capabilities. Our leading industry position and synergistic businesses position us favorably in the rapidly evolving mortgage industry. For example, our loan production businesses and investment management activities result in the growth of our servicing business, our special servicing capabilities enhance investment management performance through execution of loss mitigation programs and our origination platform mitigates run-off of our servicing portfolios through refinance recapture.

  Profitable Businesses with Significant Growth Potential

        We have been profitable every year except for our first year of operations and have a track record of generating meaningful returns on equity for our equityholders. Since our inception, we have made substantial investments in infrastructure, technology, and operations that have subsequently facilitated significant growth in our business volumes and profits. For 2012, our net income grew 705% to $118.3 million as compared to 2011 resulting in a return on average equity of 66.8%, which was largely driven by growth in our correspondent lending production. During 2012, our correspondent lending production totaled $21.5 billion, a 1,587% increase versus 2011, and our servicing portfolio totaled approximately $28.2 billion in UPB as of December 31, 2012, a 264% increase versus a year earlier. We believe that there is significant growth potential yet to be tapped within our existing businesses and also through our expansion into adjacent related businesses as described in "—Our Growth Strategies." Our historical profitability has generated internal cash flows that can be used to fund additional growth in our operations.

  Legacy-free, Specialized and Scalable Operating Platform

        We believe we have a superior mortgage banking platform. Since our formation in 2008, we have utilized state-of-the-art technology combined with best-in-class processes to address the complexity of conducting mortgage banking activities in the post-crisis environment. Unlike many other competing platforms in the market, our platform is not overburdened by "legacy" portfolios which are either distressed or have potentially significant repurchase obligations to the GSEs or liability to other non-Agency investors in connection with loans originated prior to the recent financial crisis that fail to meet required underwriting standards; nor is it constrained by the inherent limitation of old existing systems and operations that are not able to accommodate large numbers of delinquent loans. Instead, our operating platform is legacy-free, highly scalable and specifically designed to address the needs of our businesses. It provides centralized and streamlined processes and infrastructure across all of the critical areas for mortgage management, including correspondent and retail lending, underwriting, quality control, secondary marketing and capital markets, portfolio strategy, servicing, finance and other supporting functions. Many of these functions are proprietary, including our loan-level analytics platform for distressed loan management which we call "LENESM" (Loan Enhancement Normalization Engine).

        Our primary operations center is located in southern California, home to thousands of experienced and qualified mortgage professionals. We have been able to grow our platform in part due to our ability to hire many high-quality employees affected by dislocations in the mortgage market. In 2012, we opened new operations centers in Pasadena, California and Tampa, Florida, an area that also has a deep base of experienced mortgage professionals, to support the growth of our retail lending and correspondent lending businesses, respectively. We believe that our platform enables us to scale our business quickly with cost efficiency and systems integrity, adapt to the latest regulatory changes, and maintain a competitive advantage in meeting the needs of the mortgage market.

  Seasoned Management with Deep Industry Experience and Aligned Interests

        Our management team has extensive experience managing all aspects of the residential mortgage business through a variety of credit cycles and market conditions. Stanford Kurland, our chairman and chief executive officer, is an accomplished financial services executive with more than 36 years of experience in mortgage banking and was a former president and chief operating officer of Countrywide Financial Corporation until September 2006. Our 47 senior-most executives have on average 23 years of relevant industry experience. Many of them have experience in managing other public companies and have also worked together for over a decade. In addition, our management owns approximately one-third of our equity prior to this offering and will own 25.8% of the New Holdings Units outstanding immediately following this offering, creating a significant alignment of interests between our management and stockholders. Such a deep, extensive and interest-aligned management team has delivered a successful execution of our strategy, demonstrated by our profitable growth in a relatively short period of time. We also believe that our seasoned, experienced management team is a significant competitive advantage for us as the mortgage industry continues its transformation and enters new market cycles.

  Long-standing Relationships with Critical Institutional Partners

        The mortgage industry is characterized by high barriers to entry, including extensive institutional relationships needed to conduct and grow business. Our senior management and business development teams have long-standing relationships with our critical institutional partners. These partners include: the GSEs to whom we sell and for whom we service loans; leading banks and broker-dealers who provide us with financing and mortgage-related assets for acquisition by our Advised Entities; and leading independent mortgage originators who sell loans to PMT through our correspondent lending business. We have successfully turned such relationships into our competitive advantage over other new entrants in our businesses.

  Synergistic Partnership with PennyMac Mortgage Investment Trust

        We have established a synergistic partnership with PMT, the public REIT that is externally managed by our investment management subsidiary, PCM, and whose mortgage assets are serviced by our mortgage banking subsidiary, PLS. PMT is intended to be a tax-efficient vehicle for investing in mortgages and mortgage-related assets and has a track record of raising new capital in a cost-effective manner. As we provide mortgage banking related operational, infrastructure and risk management services and investment management expertise to PMT, PMT as a long-term investment vehicle provides us with efficient access to the capital markets and helps reduce balance sheet constraints as we grow our business. For example, in our correspondent lending business for conventional loans, PMT funds the loans until their sale or securitization, for which we perform fulfillment activities before and after the acquisition of the loans, and retains the resulting MSR assets, for which we provide subservicing. This mutually beneficial partnership facilitates our activities across the residential mortgage market, particularly given the capital-intensive nature of mortgage origination, servicing and investment.

Our Growth Strategies

        Since our establishment during the financial crisis, we have demonstrated our ability to apply our residential mortgage expertise and operating capabilities to multiple business opportunities. In the initial years of our operation, for example, we identified distressed investing as an attractive opportunity and we raised and deployed capital through a series of successful transactions. As the mortgage market presented opportunities in new loan production and servicing, we expanded our management and capabilities to profitably capitalize on these businesses as well.

        As a non-bank mortgage company, we believe that we are well positioned to continue to take advantage of future industry changes as the market shifts away from the large banks to specialized firms. For example, we are not subject to stringent regulatory capital constraints on retaining certain mortgage-related assets that could prove beneficial as the residential mortgage market develops following the recent financial crisis. Examples of industry changes that may create future business opportunities for us include, among others, GSE reform and the re-emergence of a robust jumbo mortgage loan market for loans in amounts above conventional conforming loan limits.

        We expect to drive near-term growth in the following ways:

  Grow our Servicing Portfolio Organically and through Opportunistic Acquisitions

        We expect to grow our servicing portfolio primarily on an organic basis, as our correspondent government-insured lending and retail lending production adds new prime servicing for owned MSRs, and correspondent conventional lending adds new subservicing. Our correspondent and retail loan production in the fourth quarter of 2012 was $41.0 billion in UPB on an annualized basis, significantly larger than our outstanding servicing portfolio which totaled $28.2 billion in UPB as of December 31, 2012. We will supplement our organic growth by adding new special servicing through continued distressed loan acquisitions by our Advised Entities. We may also opportunistically pursue the acquisition of third-party residential mortgage servicing portfolios. These acquisitions may be pursued in partnership with PMT, which may co-invest in the MSRs through the purchase of a portion of the servicing fee cash flows.

  Grow Correspondent Lending through Expanding Seller Relationships

        We expect to grow our correspondent lending business by selectively increasing the number of sellers from which we purchase loans and cautiously increasing the volume of loans that we purchase from our existing sellers as we continue to increase the breadth of approved loan products that we offer and expand into additional geographic markets in the United States. Over the past few years, a number of large banks have exited or reduced the size of their correspondent lending businesses, creating an opportunity for non-bank entities to gain market share. We believe that we are well positioned to take advantage of this opportunity based on our management expertise in the correspondent lending business, our relationships with correspondent sellers, and our supporting systems and processes.

  Grow Retail Lending through Portfolio Refinance and Non-Portfolio Originations

        We expect to grow our retail lending business by leveraging our growing servicing portfolio through refinance activities as well as increasing our non-portfolio originations. As our servicing portfolio grows, we will have a greater number of leads to pursue, which we believe will lead to greater recapture activity. At the same time, we are making significant investments in technology, personnel and marketing to increase our non-portfolio originations. We believe that our national call center model and our technology will enable us to drive origination process efficiencies and best-in-class customer service.

Our Platform

        We believe that we have a unique operating platform comprised of industry-leading functional capabilities that support the multiple businesses we presently operate in and position us favorably to take advantage of future opportunities in the U.S. residential mortgage markets. These functions include: correspondent and retail loan production; capital markets and secondary marketing; centralized credit activities, including product development and credit policy, underwriting and appraisals, and quality control activities; portfolio strategy; loan servicing; information technology; compliance and regulatory; and other supporting functions.

Loan Production

        Although our loan production activities are specialized for the particular needs of our correspondent and retail lending businesses, these businesses share a common, company-wide approach to loan manufacturing, and rely on centralized functions including credit and secondary marketing to provide critical capabilities. For example, product development is coordinated by our central credit function and pricing is coordinated by our secondary marketing function, working in close collaboration with our correspondent and retail units. Underwriting and appraisal review activities are conducted by our central credit function. As a result, the key capabilities in the correspondent and retail production units are the processes and systems to successfully acquire and manage customers, acquire new loans, and fulfill the loans to our standards for eventual sale or securitization.

  Correspondent Lending

        Our loan production capabilities for correspondent lending are focused in three major areas: client approval, monitoring, and management; products and pricing; and loan fulfillment.

        Client selection is a key component of our correspondent lending business model. Clients consist of independent mortgage companies, financial institutions, and home builders. Clients share our core values of manufacturing quality, mutual profitability, responsible lending and regulatory compliance. The approval process includes a review of information such as the correspondent originator's legal structure, organizational structure, resumes of key managers, policies and procedures for key areas, quality control results, and investor scorecards. Applicants must meet minimum eligibility requirements including financial requirements, state licensing, agency approvals, and acceptable background checks. We negotiate and execute a loan purchase agreement for each approved client. Ongoing client monitoring activities include regular reviews of government insuring, accounts receivables, outbound repurchase activity, client scorecards, and client-specific metrics such as run-off. Clients who exceed or fall below certain thresholds are subject to further review and a remediation plan. In addition, we require officer compliance certifications on a quarterly basis, and re-certifications on an annual basis, for each client, including financial statements, quality control reports, and production volume reports.

        Counterparty management activities are governed by a policy established by our central credit function. Under the policy, a client approval committee approves the criteria related to client approvals, monitoring and re-certifications. The committee meets on a quarterly basis to review new approvals, terminations and decisions made as a result of the monitoring activities.

        Pricing activities are coordinated by a products and pricing group that is responsible for all pricing-related activities including margin management, product development, transaction management, sales support, vendor management, web site enhancement and maintenance, and reporting and system development. The correspondent lending unit distributes pricing each day to its clients, utilizing a break-even loan price determined by our central secondary marketing function and building in appropriate margins. Pricing and margin management is a shared responsibility of the products and pricing group and correspondent sales team. Pricing policies and procedures are developed, maintained, and monitored by products and pricing, while many of the customer-level pricing decisions are set by the sales team. We use a variety of tools that allow our sales team to determine pricing for each seller independently. We monitor interest-rate lock volumes (with associated revenue at the loan level) in real time throughout each business day in order to optimize volume and revenue opportunities. We offer a full suite of conventional and government-insured products to our approved clients, with periodic rollouts of new products and enhancements to the base offerings from the GSEs, FHA and VA. Correspondent sellers deliver loans to PMT through "best efforts" transactions, in which PMT bears the risk that the seller is unable to close, fund and deliver the loan, and through "mandatory" transactions, in which the seller commits to deliver a funded loan to PMT. In 2013, we expect to introduce an assignment of trade process, or AOT, in which a seller fills a forward MBS trade it has previously entered into with a third-party broker-dealer by delivering loans to PMT.

        We provide sales support through a pricing help desk and a customer care email function, which are staffed and trained to respond to all pricing, commitment, or product related questions. The GoPennyMac.com website operates as a communication tool with our clients, as well as a means to lock single loans and upload files. Our transaction management team is responsible for all commitment-related activities, from initial lock through acquisition and potential post-closing reconciliation.

        The loan acquisition process is conducted by a loan fulfillment group that is responsible for ensuring all required loan data is available in our electronic systems, validating that the data is supported by underlying documents in the loan file, evaluating key areas of credit, risk and adherence to consumer and regulatory compliance, and escalating loans for additional review according to our credit policy. In addition, the loan fulfillment group validates that the loan collateral is received through a third-party document custodian as well as confirms wire details for final funding of loans.

        The loan fulfillment group works closely with our central credit function to ensure that the loans acquired meet investor guidelines and state and federal regulations, and that we meet our clients' expectations for service. We have successfully scaled the fulfillment operations to support the growth of our correspondent lending business and are positioned for further growth through our bi-coastal operating centers located in Tampa, Florida and Moorpark, California.

  Retail Lending

        Our loan production capabilities for retail lending focus on our call center operations and industry-leading technology designed to maximize the effectiveness of our operations. Our retail unit consists of multiple call centers staffed with loan officers and processors who interact with consumers across the United States. We utilize a technology-focused approach in sophisticated telephony systems, lead-management connectivity, automated pricing, paperless workflow, lending compliance and state-based routing, which is a system that automatically routes calls identified as originating from a specific state to one of our mortgage originators licensed in that state. We believe that these systems allow us to improve conversion rates, deliver quality customer service, manufacture high-quality loans, and lower costs.

        In order to maximize our ability to capture servicing portfolio-based originations, our retail unit has instituted disciplined operational processes to capitalize on the referrals generated by our servicing unit. For refinance opportunities, these processes focus on achieving high contact rates and optimizing the customer experience to maximize the recapture rate. For purchase loans to facilitate the sale of REO properties and short sales, our retail unit includes a dedicated sales team to prequalify and provide financing to high-quality buyers.

        The retail unit also works in partnership with our portfolio strategy function in several important ways. The retail business originates refinance loans from the restructure of distressed loans acquired by our Advised Entities, which is an effective strategy pursued by our portfolio strategy group in distressed loan management. In sourcing leads for non-portfolio originations, the retail unit relies on a data-driven analytical approach to consumer marketing overseen by our portfolio strategy group.

Capital Markets and Secondary Marketing

        Capital markets and secondary marketing is a critical capability that spans our mortgage banking and investment management businesses. The capital markets unit is responsible for the overall investment activities conducted by us and for our Advised Entities. Potential investment assets include Agency mortgage loans and MBS, non-Agency loans and asset-backed securities, or ABS, mortgage servicing rights, and distressed whole loans. In our loan production activities, our secondary marketing group is responsible for maximizing proceeds through sale or securitization of the loans that we produce.

        All of these activities are managed using industry-leading financial analytics and valuation models. In addition, we have a dedicated analysis and valuation group focused on valuing and forecasting the performance of financial instruments that we own, manage, or evaluate for purchase. We use specialized valuation and forecast models, both proprietary and third-party, for different mortgage-related assets such as performing residential mortgage loans, distressed and non-performing residential mortgage loans, mortgage servicing rights, and residential mortgage-backed securities. We continuously update, calibrate and validate our models using a combination of data from internal sources as well as market information and external data providers. In addition to valuation and forecasting, we utilize these analytical tools to identify trends and monitor the performance of our investments owned by us and our Advised Entities.

  Capital Markets

        Our capital markets unit is organized into four major disciplines:

  Trading—responsible for the acquisition of whole loans for the related investment strategy, and securitization execution for MBS and ABS.

  Risk Management—responsible for our overall market and interest rate risk, which includes our mortgage pipeline and inventory, MSRs, held loan portfolios, and hedging strategies and counterparty exposure.

  Operations—responsible for our warehouse line management and funding process, the pooling of Agency eligible loans with the delivery of required loan data, and settlement and trade verification processes.

  Transaction Management—responsible for the negotiation and settlement of all non-Agency acquisitions, acquisition due diligence, and trade agreements.

        Our investment activities are governed by our investment committee, which meets on an as-needed basis to review contemplated purchases and sales of whole loan portfolios, securities, and MSR portfolios. The investment committee includes members of our executive management and senior capital markets and investment professionals with substantial expertise in pricing and trading mortgages and mortgage-related assets. Our investment process is focused on meeting the investment objectives of the Company and our Advised Entities while maintaining adequate balance between risk and return.

  Secondary Marketing

        The key capabilities that comprise secondary marketing include pricing, pooling and delivery, counterparty risk management, interest rate risk management, best execution analysis, forward instrument eligibility, data validation and system interface.

        We use a formulaic approach to determine loan pricing: revenues minus our expenses minus our required profit margin equals the loan price. Our revenue consists of the proceeds that we can obtain upon the sale of the loan, origination fees, and the value that we attribute to the mortgage servicing rights. Our primary expenses include hedging costs, origination expenses, overhead expenses, interest expense, and reserves established for potential repurchase claims. Our secondary marketing group calculates loan pricing each day and disseminates it to the correspondent and retail loan origination systems. The production units take the price provided by our secondary marketing group and adjust it to account for adjustments set by the GSEs, such as Fannie Mae's 0.25% adverse market delivery charge and loan-level price adjustments that are assessed based on loan-specific attributes such as loan-to-value ratio and the credit score of the borrower.

        We utilize our models to group, or pool, loans according to the best price execution for a given loan, with similar loans pooled together to form an Agency security. We use the GSEs' systems to securely transmit loan-level data, and mortgage notes are shipped directly to a third-party document custodian for safekeeping. Our document custodian reviews all of the loan documents for accuracy and completeness and certifies the loans or pool of loans. We seek to pool, securitize and settle our loans in an operationally efficient manner in order to minimize the aging of loans.

        When we enter into an interest rate lock, we assume interest rate risk for the duration of the lock period. In order to manage the interest rate risk, we have a policy that governs allowable lock periods, lock expirations, lock extensions, renegotiations and cancellations. We utilize hedging to reduce the interest rate risk embedded in our loan origination pipeline; we do not enter into speculative interest rate trades. We continuously monitor our interest rate positions and make hedging decisions subject to senior management review.

Credit

        Our credit function is focused on managing credit exposures across the company, with an emphasis on loan production. It is managed centrally and is comprised of product development and credit policy; underwriting and appraisal; and quality control functions.

  Product Development and Credit Policy

        We carefully construct our product menu to manage our credit exposure. In our correspondent and retail lending businesses, we primarily produce standard conventional conforming loans, Desktop Underwriter Refi Plus loans, FHA Section 203b loans and FHA Streamline Refinances, in accordance with Fannie Mae, Freddie Mac and FHA guidelines, as applicable. During 2012, approximately 60% of the loans that we produced were delivered to Fannie Mae or Freddie Mac and 39% of our loans were originated to FHA guidelines and pooled into Ginnie Mae securities. We also intend to increase our production of jumbo mortgage loans, which are loans with an initial principal balance greater than the conventional conforming loan limits. These loans would likely be securitized.

        We utilize our credit policies to manage our credit exposure, primarily by setting minimum guidelines for credit scores and debt-to-income ratios for both conventional and FHA loans.

  Underwriting and Appraisal

        The underwriting and appraisal activities for correspondent and retail lending are managed by our Chief Underwriter, who reports to the Chief Credit Officer. For those loan programs where an automated underwriting decision is applicable, such as through Desktop Underwriter, or DU, Fannie Mae's automated underwriting system, we require an "Accept/Eligible" response, the most favorable approval decision. For those loan programs where a decision from DU is not applicable, loans are underwritten according to the applicable GSE Seller Guide or the applicable FHA Mortgagee Letters.

        In retail lending, all loans are underwritten by underwriters who are directly employed by us. All appraisals are obtained from appraisal management companies and all appraisals are reviewed by licensed appraisers who are directly employed by us.

        In correspondent lending, all loans are audited by auditors who are directly employed by us and samples of loans are selected for more detailed pre-purchase underwriting reviews and pre-purchase appraisal reviews. Not all pre-purchase underwriting reviews or pre-purchase appraisal reviews are completed by individuals who are employees of ours. When a pre-purchase underwriting review is outsourced, the review is completed by a nationally recognized contract underwriting firm whose work is re-reviewed by one of our underwriters before a final decision on the loan is made. We also rely on additional controls in correspondent lending including the loan purchase agreement between us and the correspondent seller, the seller approval process and the seller monitoring process.

  Quality Control

        We maintain a staff of quality control underwriters and processors to manage our underwriting quality control activities. These activities comply with Fannie Mae, Freddie Mac and FHA standards and are generally reviewed by Fannie Mae and Freddie Mac on an annual basis. Loans produced through our correspondent and retail lending businesses are reviewed as part of random, discretionary and targeted quality control samples. The scope of the quality control review validates all of the activities performed by the underwriter and also requires a new credit report, re-verifications of income and assets and a re-validation of the appraised value on 10% of the quality control sample. The result of the quality control review is a rating which assesses the overall compliance with the applicable underwriting guidelines. The most negative ranking is "Unsatisfactory." Unsatisfactory loans generally have significant underwriting defects and have a high probability of resulting in an investor repurchase request. During 2012, the percentage of loans rated Unsatisfactory has remained less than 1%.

Portfolio Strategy

        Portfolio strategy is a dedicated function that we have developed which is responsible for maximizing the value of mortgage assets once they have been acquired by us or our Advised Entities. In this role, our portfolio strategy group has a particular focus on the distressed mortgage loans that we manage for our Advised Entities and designs and implements strategies including loan restructures, modifications, and alternatives to foreclosures that are executed in our special servicing business. Our portfolio strategy group is also responsible for the data-driven analytical approach to consumer marketing which is utilized by our retail lending business.

        A core element of our distressed loan management strategy is to work with borrowers to avoid foreclosure where possible, cure loan defaults and prevent future defaults. Where prudent, we strive to restructure existing mortgage loans on terms that allow the borrower to retain ownership and remain in his or her home by performing on the modified mortgage loan terms. We use proprietary loan-level models and tools, with appropriate consideration of the borrowers' specific economic situation and the requirements of the loan owner, to modify loans and enable the borrowers to continue to make payments on the modified mortgage loan. Moreover, we solicit delinquent and non-delinquent borrowers for refinance programs, which include options for debt forgiveness.

        Upon acquiring a distressed loan, our portfolio strategy team coordinates an attempt by the servicing unit to open a line of communication with the borrower and to conduct an initial interview. We use PLS's call center along with strategic marketing campaigns and partnerships with real estate agents to establish contact with borrowers. In 2012, we were successful 62% of the time in making contact and conducting an initial interview. The results of the initial interview generally provide us with additional information on the borrower's financial condition, an understanding of the borrower's reason or reasons for delinquency or hardship and additional information regarding the borrower's property condition. Based on the information acquired during the initial interview, information from property assessments and portfolio and loan modification guidelines established by us or the mortgage loan investor, we select from among a range of appropriate resolution options as directed by our proprietary loan-level tools. The standardization of our portfolio strategy through the use of proprietary technology is designed to ensure that modifications or other approaches improve economic value relative to foreclosure, mitigate the risk of disparate impacts and create an improved customer experience. The range of options includes structured repayment plans, special forbearance of defaults, payoffs, deeds in lieu of foreclosure, foreclosures, principal payment deferments or interest payment deferments, changes in the interest rate, forgiveness of principal and other loan modifications through a variety of structures, including refinancing. Specifically, we offer the FHA "negative equity" refinance program to both performing and non-performing borrowers, which provides principal reduction and fixed 30-year mortgages at prevailing market interest rates. In such a refinance, the borrower owed more on the old loan than the current property value and the excess unpaid principal amount is typically forgiven.

        Portfolio strategy and marketing are also critical capabilities in the pursuit of new loan originations and refinancings through our retail lending business. We use proprietary models to identify refinance-eligible borrowers from our servicing portfolio, and we solicit these borrowers using a combination of approaches including direct-mail, email, and our website. We regularly analyze and review lead and application trends in order to optimize recapture rates from our servicing portfolio. Customer retention and acquisition activities are supported by industry-leading technology which provides lead management and lead distribution capabilities to our retail call center, as well as analytical tools to increase the efficiency of marketing expenditures.

Loan Servicing

        We have developed sophisticated capabilities to service both performing and delinquent loans through our servicing subsidiary, PLS. These capabilities are critical for both the Prime Servicing and Special Servicing categories of our servicing business and allow us to deliver strong performance to support our loan production businesses and enhance investment performance for our Advised Entities.

  Non-Default Servicing

        Non-default servicing is comprised of all activities related to the servicing of performing loans. These activities include the entry of a loan into our servicing system, which we refer to as "loan boarding," escrow administration, special loans, document control, customer communications, payoffs, lien release, tax services and the customer call center. Loans are boarded through an electronic loan interface, or ELI, application. The process and controls built into ELI allow us to board servicing transfers of various sizes, from fewer than 100 loans to over 10,000. Our loan boarding team has quality control checks in place to ensure boarding accuracy and to identify data anomalies and illogical conditions. All loan file documentation, outbound communications, and inbound correspondence are stored in our imaging system and are available for viewing on demand. All correspondence is tracked from receipt to completion through a workflow tracking system. Escalated issues are also tracked and reported each month allowing us to identify drivers, trends and training opportunities. Tax servicing is primarily conducted by our staff, with limited geographies addressed by a third-party vendor. We believe that in-house tax servicing affords us greater control over the tax bill payment process while reducing costs through increased efficiency.

        Our call center serves as a primary contact point for our non-defaulted customers. Our inbound call center technology allows for the automated routing of calls based on loan status or customer selection. We have established specialty queues which improve efficiency and the customer experience by allowing the customer to interact with a representative most skilled at a particular type of inquiry. The call center uses a portal screen to log each inquiry and the disposition of each call. This proprietary system which we call the Loan Administration Mortgage Portal, or LAMP, also provides nearly complete loan servicing information without the need to navigate a number of different systems screens. If an inquiry requires assistance from another area, another proprietary system, the Loan Administration Follow-Up Application, or LAFA, is used to track that item through to completion. We continue to expand our offerings on our interactive voice response, or IVR, system and website, to provide more options to those customers who prefer automated service. We strongly emphasize call quality in the call center, and all customer calls are recorded. Recorded calls are used to identify procedural and training opportunities. Calls are reviewed as part of a quality monitoring program which requires a minimum number of monitoring for every representative each month based on performance. Feedback from these reviews, both positive and constructive, is provided to the representatives.

  Default Servicing

        Default servicing focuses on servicing delinquent loans. It is more personnel intensive than non-default servicing as it requires more frequent and lengthier borrower communications as well as additional work related to potential solutions for resolving the delinquent loan. Our default group works in close partnership with our portfolio strategy function and retail production unit in refinancing distressed loans. Our default group is comprised of several operational areas including collections, loan modifications, short sales and deeds-in-lieu of foreclosure, bankruptcy, foreclosure and REO.

        Collections efforts are structured to notify borrowers of their delinquency and collect payments to bring loans current when possible. We utilize proprietary systems designed to determine the appropriate resolution strategy based on borrower-provided information for those who are unable to make their delinquent payments. We also employ calling campaigns designed by a dedicated group of our analysts to target borrowers in early-stage delinquency. These campaigns are monitored daily to ensure compliance with collections regulations and to assess their effectiveness.

        When a borrower is unable to make payments on a loan, we seek to restructure the loan through modification, which includes the use of federally sponsored loan modification programs such as HAMP. Through modification, the borrower keeps the same loan, but under restructured terms that improve either the ability or willingness to pay. In 2012, we were successful at converting HAMP trial modifications to permanent modifications 97.5% of the time, one of the highest conversion rates among all HAMP servicers as published in the most recent MHA Performance Report. We also had a recidivism rate of 6% at year-end, well below the industry average, for loans that re-defaulted within six months of their permanent conversion. In certain instances, we are able to offer borrowers an FHA "negative equity" refinance, where the borrower is offered a new loan at market rates. As of January 1, 2013, PLS was the third largest originator of these loans in the country.

        When loan resolution through home retention is not an option and the current property value is less than the amount owed, we seek to offer loss mitigation resolutions such as short sales or deeds-in-lieu of foreclosure, which help the borrower avoid foreclosure. In a short sale, the borrower agrees to sell the home to a third-party buyer at current market value while the investor agrees to forgive the remaining UPB. In a deed-in-lieu of foreclosure, the borrower agrees to transfer the deed and clean title of the home to the investor outside of the foreclosure process. The ultimate resolution of the asset is then handled by our REO group. Both short sales and deeds-in-lieu of foreclosure are typically preferable to the foreclosure process, which can be costly and time-consuming.

        We have developed short sale and modification processing systems, including proprietary systems, that provide workflow and management tools which allow us to make decisions regarding individual cases quickly and within the appropriate guidelines. In the case of short sales, a borrower portal allows both borrowers and real estate agents the ability to directly upload documents to our system for review. This allows our reviewer to instantly access documents as they are submitted, provides the customer with assurance that the documentation was received, and facilitates a self-service view of the short sale decision process.

        In late-stage delinquencies (that is, for borrowers more than 90 days past due), we will initiate foreclosure proceedings in accordance with state foreclosure guidelines. We work with licensed state attorneys and trustees on a vendor-managed platform to manage the foreclosure process for individual loans. In the event that a borrower chooses to file bankruptcy, the borrower is assigned to a bankruptcy specialist who will administer the bankruptcy plan proceedings in accordance with applicable law and in conjunction with an outsourcing firm.

        Our REO group manages properties in the servicing portfolio that have completed the foreclosure or the deed-in-lieu of foreclosure process. We use both internal and external resources to manage the disposition of the REO properties. The primary goal of the REO team is to liquidate the properties at fair value within an acceptable timeframe, securing the lowest possible loss. Our REO group currently realizes net proceeds upon liquidation that average approximately 96% of the property's fair market value.

  Servicing Administration

        Our servicing unit includes a group dedicated to compliance-related functions including federal, state, and investor compliance, policies and procedures, and audit management. This servicing administration group focuses on identifying all upcoming changes to regulations or policies, documenting these changes and then working with each function impacted across the servicing unit to make sure that all processes, communications, and controls are updated to account for the changes. We conduct post-implementation testing to ensure that all the changes are effective. In addition, we monitor all internal and external audits to ensure that timely and consistent documentation is provided to all parties. Any findings or observations are monitored by this group for prompt remediation. We believe that the dedicated focus and attention on compliance and audits results in a better controlled environment.

Information Technology

        Our information technology, or IT, function is centralized, with dedicated resources assigned to each of our major organizational units. This structure ensures the consistent use of similar technologies and solutions across the Company. As a legacy-free platform that is not based on old existing IT systems, we have designed our IT systems to take advantage of some of the latest technologies at low cost. We utilize technology, from call center routing systems to comprehensive valuation tools, to enhance the efficiency and effectiveness of our business operations.

        We maintain two high-availability (Tier 3) SAS-70 Type II certified data centers located in Los Angeles, California and Chandler, Arizona. We have a 100% virtualized server environment coupled with extensive use of virtual desktop and thin-client technologies that we believe provides us with efficiency, agility, and fault tolerance at a low cost. Our data networks provide fast and reliable service by using enterprise-grade components and top-tier communications carriers with redundancy. To reduce costs and shorten application development time, we generally begin by purchasing off-the-shelf software solutions and also utilizing open-source solutions whenever possible. When off-the-shelf solutions do not meet our needs, we utilize an agile development approach for proprietary applications which results in frequent value-added updates or system enhancements and reduces the risk associated with longer-term or large-scale projects. Across our infrastructure, we believe that we have implemented a comprehensive set of security controls and defensive capabilities to prevent, detect and manage security incidents. Our IT staff has extensive experience in the mortgage industry, which we believe enables rapid and cost-effective design, development and implementation of IT solutions that meet our business needs.

Compliance and Regulatory

        Our business is subject to extensive federal, state and local regulation. Our loan production and loan servicing operations are primarily regulated at the state level by state licensing authorities and administrative agencies, with additional oversight from the CFPB. We, along with certain of our employees who engage in regulated activities, must apply for licensing as a mortgage banker or lender, loan servicer and debt collector pursuant to applicable state law. These state licensing requirements typically require an application process, fulfillment fees, background checks and administrative review. Our servicing operations are licensed (or exempt or otherwise not required to be licensed) to service mortgage loans in 49 states, the District of Columbia and the U.S. Virgin Islands. Our retail lending business is licensed to originate loans in 45 states and the District of Columbia. From time to time, we receive requests from states and other agencies for records, documents and information regarding our policies, procedures and practices regarding our loan production and loan servicing business activities, and undergo periodic examinations by state regulatory agencies. We incur significant ongoing costs to comply with these licensing and examination requirements.

        While the U.S. federal government does not primarily regulate loan production, the federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 requires all states to enact laws that require all individuals acting in the United States as mortgage loan originators be individually licensed or registered if they intend to offer mortgage loan products. These licensing requirements include enrollment in the Nationwide Mortgage Licensing System, application to state regulators for individual licenses, a minimum of 20 hours of pre-licensing education, an annual minimum of eight hours of continuing education and the successful completion of both national and state exams.

        In addition to licensing requirements, we must comply with a number of federal consumer protection laws, including, among others:

  •
  the Servicemembers Civil Relief Act, which provides, among other things, interest and foreclosure protections for service members on active duty;

  •
  the Gramm-Leach-Bliley Act and Regulation P thereunder, which require us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters;

  •
  the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications;

  •
  the Truth in Lending Act, or TILA, and Regulation Z thereunder, which require certain disclosures to mortgagors regarding the terms of their mortgage loans;

  •
  the Real Estate Settlement Procedures Act and Regulation X thereunder, which requires certain disclosures to mortgagors regarding the costs of mortgage loans, the administration of tax and insurance escrows, the transferring of mortgage loans, the response to consumer complaints, and payments between lenders and vendors of certain settlement services;

  •
  the Fair Credit Reporting Act and Regulation V thereunder, which regulate the use and reporting of information related to the credit history of consumers;

  •
  the Equal Credit Opportunity Act and Regulation B thereunder, which prohibit discrimination on the basis of age, race and certain other characteristics, in the extension of credit;

  •
  the Homeowners Protection Act, which requires the cancellation of private mortgage insurance once certain equity levels are reached, sets disclosure and notification requirements, and requires the return of unearned premiums;

  •
  the Home Mortgage Disclosure Act and Regulation C thereunder, which require financial institutions to report certain public loan data;

  •
  The National Flood Insurance Reform Act of 1994, which provides for lenders to require from borrowers or to purchase flood insurance on behalf of borrower/owners of properties in special flood hazard area.

  •
  the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics; and

  •
  Regulation AB under the Securities Act, which requires certain registration, disclosure and reporting for MBS.

        Many of these laws are further impacted by the SAFE Act and implementation of new rules by the CFPB under the Dodd-Frank Act. On January 10, 2013, the CFPB issued its final "Ability to Repay" rule under TILA's implementing Regulation Z, which will require lenders to verify a consumer's ability to repay a mortgage loan. The rule will become effective on January 10, 2014, and creates a "Qualified Mortgage," or QM, using as its criteria (i) a debt-to-income, or DTI, ratio not to exceed 43%, (ii) points and fees paid by the borrower generally may not exceed 3% of the amount borrowed, and (iii) no loan features such as negative amortization, interest-only payments, terms exceeding 30 years, or balloon payments. In addition, "no-doc" loans, where the lender does not verify income or assets, cannot be QMs. Under a temporary exception, loans eligible to be purchased, guaranteed or insured by the Agencies will be QMs even if they do not meet the QM criteria. This exception will phase out as the Agencies issue their own QM rules, if the GSEs exit conservatorship, and in any event after seven years. The rule provides a "safe harbor" for QM loans, meaning that lenders who originate or hold loans meeting the QM standards will have special protection from liability.

        Also on January 10, 2013, the CFPB issued its final mortgage escrow account rule relating to the establishment of mandatory escrow accounts on higher-priced mortgage loans. The final rule is effective June 1, 2013. This rule implements changes to earlier regulations and lengthens the time that mandatory escrow accounts must be maintained on higher-priced mortgage loans from one year to five years and exempts certain types of transactions from the escrow requirement. A creditor or servicer may not cancel escrow accounts required under the rule except upon either the termination of the loan or receipt of a consumer's request to cancel the escrow account no earlier than five years after consummation, whichever happens first. The creditor or servicer may not cancel the escrow account unless the unpaid principal balance is less than 80% of the security property's original value and the consumer is not delinquent or in default on the loan at the time of the request.

        Also on January 10, 2013, the CFPB issued its final rule increasing protections for consumers who take out high-cost mortgages. The rule expands the official definition of high-cost mortgages, and becomes effective on January 10, 2014. Under this rule, a mortgage will be considered high-cost if it is (i) a first mortgage with an APR that is more than 6.5 percentage points higher than the average prime offer rate, (ii) a second mortgage with an APR more than 8.5 percentage points higher than the average prime offer rate for a similar second mortgage, (iii) a loan of less than $20,000 with borrower-paid points and fees that exceed the lesser of 8% of the loan amount or $1,000, or (iv) a loan of $20,000 or more with points and fees that exceed 5% of the loan amount. This rule also bans certain features from high-cost mortgages, such as prepayment penalties, loan modification fees, and most fees charged to a borrower who requests a payoff statement. Balloon payments would also be banned, except in special circumstances.

        On January 17, 2013, the CFPB issued its final rules relating to mortgage servicing, which will become effective on January 10, 2014. These rules address the following nine major servicing topics: (i) periodic billing statements with timing, form and content requirements; (ii) interest rate adjustment notices for ARM loans that must be provided to consumers prior to payment changes from rate changes; (iii) prompt crediting of payments and timing requirements for payoff statements; (iv) force placed insurance notice, coverage and cancellation requirements; (v) procedural requirements for error resolution and information requests from consumers; (vi) policy and procedure requirements for servicing functions and document management; (vii) early intervention notice requirements with delinquent borrowers about loss mitigation options; (viii) continuity of contact between servicer personnel and delinquent borrowers throughout the loss mitigation process; and (ix) loss mitigation procedures and restrictions on "dual tracking" of foreclosure alternatives with the foreclosure process.

        On January 18, 2013, the CFPB issued final rules related to appraisals for higher-priced mortgage loans and consumer access to appraisals. These rules are effective January 18, 2014. The rule on appraisals for higher-price mortgages prohibits creditors from making such mortgage loans unless certain conditions are met, including obtaining a written appraisal based on a full interior appraisal. The rule on appraisal access requires creditors to notify consumers within a certain time period of their right to receive a copy of the appraisal and requires creditors to provide copies of the appraisal and other written valuation.

        On January 20, 2013, the CFPB issued is final loan originator compensation rules which, among other things, create compensation restrictions and qualifications for loan originators. Under the rule, loan originators are prohibited from basing their compensation on "any transaction's terms or conditions" and dual compensation is generally prohibited. The rule mandates certain qualifications for loan originators, such as licensing, and requires loan originator organizations to ensure compliance with the Secure and Fair Enforcement for Mortgage Licensing Act, where applicable. The rule also prohibits the use of mandatory arbitration clauses in both mortgage and home equity loan agreements. The financing of single premiums or fees for credit insurance in connection with a consumer credit transaction secured by a dwelling is prohibited by the rule. The provisions of the rule prohibiting mandatory arbitration clauses and financing of single-premium credit insurance are effective June 1, 2013, and all other provisions of the rule are effective January 10, 2014.

        The CFPB also plans to finalize or introduce other mortgage-related rules in 2013, including its proposal to combine certain disclosures that consumers receive in connection with applying for, and closing on, a mortgage loan under TILA and the Real Estate Settlement Procedures Act. On February 11, 2013, the CFPB issued a bulletin to provide guidance to servicers about the potential risks to consumers arising from servicing transfers. The bulletin sets forth the areas of focus for the CFPB in connection with servicing transfers and the requirement that servicers create written plans for managing consumer risk from such transfers.

        We are committed to complying with all applicable laws, regulations and contractual agreements. We believe that compliance is best managed by integrating responsibility within each department's activities to promote management and employee ownership. Accordingly, we have implemented a matrixed approach to the integration of our Compliance Program that utilizes expertise within the organization and defines clear responsibilities for the Program; specifically, business units are responsible for defining and managing compliance performance through process-based controls/risk remediation and reporting. Centralized monitoring and independent review, control testing/validation and regulation interpretation is performed by our Corporate Quality Control, Enterprise Risk Management & Regulatory Compliance, Internal Audit and Legal groups.

        We have established a Compliance Committee to oversee the Compliance Program, engender a culture conducive to ethical conduct and compliance throughout the Company, proactively identify and respond to changes in our risk profile and regulatory environment, and establish compliance program standards, articulated in compliance policies. The Committee has identified Compliance Officers throughout the organization to oversee specific areas of compliance. Committee membership includes senior management from all divisions and meets monthly to remain updated on recurring and rotational topics.

        We administer a role-centric Compliance Training Program to promote a shared and contemporary understanding of compliance issues and regulations affecting the mortgage industry among our workforce. Compliance awareness is introduced with on-boarding training and reinforced through mandatory coursework.

        During 2012, our loan origination and servicing operations were reviewed by Fannie Mae, Freddie Mac, the U.S. Department of the Treasury, the FDIC and by many of the states where we are licensed. There were no significant findings of violations of law from any of these reviews.

Intellectual Property

        We hold registered trademarks with respect to the name PennyMac®, the swirl design appearing in certain PennyMac drawings and logos and various additional designs and word marks relating to the PennyMac name. We do not otherwise rely on any copyright, patent or other form of registration to protect our rights in our intellectual property. Our other intellectual property includes proprietary know-how and technological innovations, such as our proprietary loan-level analytics "LENESM" (Loan Enhancement Normalization Engine) for distressed loan management, and other trade secrets that we have developed to maintain our competitive position.

Competition

        Given the diverse and specialized nature of our businesses, we do not believe we have a direct competitor for the totality of our business. We compete with a number of nationally-focused companies in each of our businesses.

        In our mortgage banking segment, we compete with large financial institutions and with other independent residential mortgage loan producers and servicers, such as Wells Fargo, JP Morgan Chase, Bank of America, Citigroup, U.S. Bank, Quicken Loans, Nationstar Mortgage, Ocwen Financial Corporation and Walter Investment Management Corp. In our correspondent and retail lending businesses, we compete on the basis of product offerings, technical knowledge, manufacturing quality, speed of execution, rate and fees. In our servicing business, we compete on the basis of experience in the residential loan servicing business, quality of high-touch special servicing and historical servicing performance.

        In our investment management segment, we compete for capital with both traditional and alternative investment managers. We compete on the basis of historical track record of risk-adjusted returns, experience of investment management team, the return profile of prospective investment opportunities and on the level of fees and expenses.

Facilities

        Our corporate offices are located at 6101 Condor Drive, Moorpark, California 93021, in a 142,000 square foot leased facility. This location, along with an adjacent property located at 5898 Condor Drive, Moorpark, California 93021, house our primary mortgage banking and investment management operations as well as our administrative offices.

        We lease six additional locations throughout the country generally housing loan production activities. Our retail lending business occupies 32,000 square feet in Pasadena, CA and 30,000 square feet in Sacramento, CA for telemarketing and loan processing. We also have three branches located in Egan, MN, Henderson, NV and Honolulu, HI devoted to loan production. We also lease 20,000 square feet in Tampa, FL devoted to our correspondent lending business.

        None of our leases extend beyond five years and the financial commitments are immaterial to the scope of our operations.

Employees

        As of December 31, 2012, we had 907 full-time and three part-time employees, all of whom are based in the United States. We also employ 101 full-time contractors. None of our employees is represented by a labor union and we consider our employee relations to be good.

Legal Proceedings

        From time to time, we may be exposed to litigation relating to our products and operations. We are not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our financial conditions or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages and positions of the directors and executive officers of PennyMac Financial Services, Inc.:

Name	Age	Position(s)
Stanford Kurland	60	Chairman of the Board of Directors and Chief Executive Officer
David Spector	50	President and Chief Operating Officer and Director
Steve Bailey	51	Chief Servicing Officer
Andrew Chang	35	Chief Business Development Officer
Vandad Fartaj	38	Chief Capital Markets Officer
Jeffrey Grogin	52	Chief Administrative and Legal Officer and Secretary
Douglas Jones	56	Chief Correspondent Lending Officer
Anne McCallion	58	Chief Financial Officer
David Walker	57	Chief Credit Officer
Matthew Botein	40	Director
James Hunt	61	Director
Joseph Mazzella	60	Director
Farhad Nanji	34	Director
John Taylor	62	Director
Mark Wiedman	42	Director

  Executive Officers

        Stanford Kurland.    Mr. Kurland has been the Chairman and Chief Executive Officer of PennyMac Financial Services, Inc. since its formation and has been the Chairman and Chief Executive Officer of Private National Mortgage Acceptance Company, LLC since its formation in January 2008. In addition, Mr. Kurland has been the Chairman of the Board of Trustees of PennyMac Mortgage Investment Trust since July 2009, the Chairman of PNMAC Capital Management, LLC since March 2008, and the Chairman of PennyMac Loan Services, LLC since its formation in February 2008. Before founding the Company, from January 1979 to September 2006, Mr. Kurland served as a director and held several executive positions, including president, chief financial officer and chief operating officer, at Countrywide Financial Corporation, a diversified financial services company. Mr. Kurland holds a B.S. from California State University, Northridge. We believe Mr. Kurland is qualified to serve on our board of directors because he is our Chief Executive Officer and an accomplished financial services executive with more than 30 years of experience in the mortgage banking arena.

        David Spector.    Mr. Spector has been the President and Chief Operating Officer of PennyMac Financial Services, Inc. since its formation and has been President and Chief Investment Officer of Private National Mortgage Acceptance Company, LLC since January 2008. In addition, Mr. Spector has been a member of the board of trustees of PennyMac Mortgage Investment Trust since May 2009, a member of the board of directors of PNMAC Mortgage Opportunity Fund, LP since May 2008, and a member of the board of directors of PNMAC Mortgage Opportunity Fund, LLC since May 2008. Before joining the Company, Mr. Spector was co-head of global residential mortgages for Morgan Stanley, a global financial services firm, based in London. Before joining Morgan Stanley in September 2006, Mr. Spector was the senior managing director, secondary marketing, at Countrywide Financial Corporation, where he was employed from May 1990 to August 2006. Mr. Spector has also been a member of the board of directors of PennyMac Financial Services, Inc. since its formation. Mr. Spector holds a B.A. from the University of California, Los Angeles. We believe Mr. Spector is qualified to serve on our board of directors because he is our President and Chief Operating Officer and an

experienced executive with broad mortgage banking expertise in portfolio investments, interest rate and credit risk management, and capital markets activity that includes pricing, trading and hedging.

        Steve Bailey.    Mr. Bailey has been the Chief Servicing Officer of PennyMac Financial Services, Inc. since its formation and has been the Chief Servicing Officer of Private National Mortgage Acceptance Company, LLC since April 2010. Mr. Bailey is responsible for directing our loan servicing and retail origination operation, including the implementation of the methods and programs directed at improving the value of acquired loans, as well as setting and managing performance goals for all aspects of the servicing and loan administration functions. Prior to joining the Company, Mr. Bailey served as a mortgage servicing executive at Countrywide Financial Corporation (and Bank of America Corporation, as its successor) from November 2004 until February 2010. Prior to this role, Mr. Bailey served as Chief Executive Officer of Loan Administration for Countrywide Home Loans following a progressive career in a variety of management and leadership positions in servicing operations from May 1985 until June 2008. Mr. Bailey holds a B.M. from the University of Southern California.

        Andrew Chang.    Mr. Chang has been the Chief Business Development Officer of PennyMac Financial Services, Inc. since its formation and has been the Chief Business Development Officer of Private National Mortgage Acceptance Company, LLC since May 2009. Mr. Chang was formerly the Chief Fund Administration Officer of Private National Mortgage Acceptance Company, LLC from January 2008 to May 2009. Mr. Chang is responsible for sourcing investment opportunities and overseeing our corporate development activities. From June 2005 to May 2008, Mr. Chang was a director at BlackRock, Inc., a global investment manager, and a senior member in its advisory services practice, specializing in financial strategy and risk management for banks and mortgage companies. Before joining BlackRock, Mr. Chang was a management consultant and engagement manager at McKinsey & Company, a global consulting firm, from September 1999 to May 2005, advising large global financial institutions in the areas of strategy, operational performance and organization. Mr. Chang holds an A.B. from Harvard University.

        Vandad Fartaj.    Mr. Fartaj has been the Chief Capital Markets Officer of PennyMac Financial Services, Inc. since its formation. In addition, Mr. Fartaj has been the Chief Capital Markets Officer of Private National Mortgage Acceptance Company, LLC since March 2010. He previously served as Managing Director, Capital Markets at Private National Mortgage Acceptance Company, LLC from April 2008 to March 2010. Mr. Fartaj is responsible for all capital markets and investment activities, including asset valuation, trading, hedging, secondary marketing, and risk management. Prior to joining the Company, he was employed in a variety of positions, including vice president, whole loan trading, at Countrywide Securities Corporation, a broker-dealer, where he was employed from November 1999 to April 2008. Mr. Fartaj holds a B.A. from the University of California, Los Angeles.

        Jeffrey Grogin.    Mr. Grogin has been the Chief Administrative and Legal Officer and Secretary of PennyMac Financial Services,  Inc. since its formation and has been the Chief Administrative and Legal Officer and Secretary of Private National Mortgage Acceptance Company, LLC since its formation in January 2008. Mr. Grogin is responsible for overseeing our legal management and affairs, administration and human resources. Mr. Grogin began his legal career in 1987 as an associate with Gibson, Dunn & Crutcher where he worked on mergers and acquisitions, securities and mortgage banking related matters. Thereafter, from 1991 to 2002 he was a founding and managing partner of Samaha Grogin, LLP, a niche law firm representing local, national, and international clients in specialized litigation and complex transactional matters. In 2000, Mr. Grogin became chief executive officer and general counsel for Snood, LLC, a software game publisher. Mr. Grogin holds a B.S. from the University of Florida and a J.D. from Loyola Law School.

        Douglas Jones.    Mr. Jones has been the Chief Correspondent Lending Officer of PennyMac Financial Services, Inc. since its formation and has been the Chief Correspondent Lending Officer of Private National Mortgage Acceptance Company, LLC since June 2011. Mr. Jones is responsible for all business activities and production within our correspondent lending business. Prior to joining the Company, Mr. Jones was the senior managing director, correspondent lending at Countrywide Home Loans, Inc. (and Bank of America Corporation, as its successor) from July 1997 until May 2011, where he was responsible for managing and overseeing the company's correspondent and warehouse lending operations. Mr. Jones holds a B.A. from California State University, Sacramento.

        Anne McCallion.    Ms. McCallion has been the Chief Financial Officer of PennyMac Financial Services, Inc. since its formation and has been the Chief Financial Officer of Private National Mortgage Acceptance Company, LLC since May 2009. Ms. McCallion is responsible for overseeing our financial management, reporting and controls, compliance, and tax management. Prior to joining the Company, Ms. McCallion was employed by Countrywide Financial Corporation (and Bank of America Corporation, as its successor), where she worked in a variety of executive positions, including deputy chief financial officer and senior managing director, finance, from July 1991 to December 2008. From January 2009 to March 2009, Ms. McCallion was an independent financial consultant. Ms. McCallion holds a B.S. from Gannon University and an M.B.A. from Ashland University.

        David Walker.    Mr. Walker has been the Chief Credit Officer of PennyMac Financial Services, Inc. since its formation and has been the Chief Credit Officer of Private National Mortgage Acceptance Company, LLC since its formation in January 2008 and its Chief Operating Officer since June 2011. Mr. Walker is responsible for credit, new loan underwriting and modification standards, portfolio management and technology. Prior to this role, Mr. Walker served as chief credit officer at New World Financial, a mortgage lender, from April 2007 to January 2008. From 1992 to 2007, Mr. Walker was employed in a variety of executive positions at Countrywide Bank, N.A. and its subsidiaries, including chief credit officer for Countrywide Home Loans, Inc. and chief lending officer for Countrywide Bank, N.A., where he was responsible for the bank's lending, credit and portfolio management activities. Mr. Walker holds a B.A. from California State University, Fullerton and an M.B.A. from the University of Southern California.

  Directors

        Biographical information for Mr. Kurland and Mr. Spector is provided above under "Executive Officers." Certain biographical information for our other directors is set forth below.

        Matthew Botein.    Mr. Botein has been a member of the board of directors of PennyMac Financial Services, Inc. since its formation and has been the Vice Chairman of the board of directors of Private National Mortgage Acceptance Company, LLC since 2009. In addition, Mr. Botein has been a member of the board of trustees of PennyMac Mortgage Investment Trust since August 2009. Since November 2009, Mr. Botein has been employed at BlackRock, Inc., a global investment manager, where he currently holds the position of managing director and co-head of BlackRock Alternative Investors, as well as the title of Chief Investment Officer for alternative investments. He previously served as chairman of Botein & Co., LLC, a private investment and advisory firm, from July 2009 through November 2009 and as a managing director and member of the Management Committee of Highfields Capital Management LP, an investment management firm, where he worked from April 2003 through July 2009. He also currently serves on the board of Northeast Bancorp, a bank holding company. He previously served on the board of directors of Aspen Insurance Holdings Limited, First American Corporation and CoreLogic, Inc. Mr. Botein holds an A.B. from Harvard College and an M.B.A. from the Harvard Business School. We believe Mr. Botein is qualified to serve on our board of directors as a result of his considerable experience in the financial services industry, where he has managed portfolio investments in the banking, insurance, asset management, capital markets, and financial processing sectors.

        James Hunt.    Mr. Hunt has been a member of the board of directors of PennyMac Financial Services, Inc. since April 26, 2013. Mr. Hunt currently serves as Chairman of the Board, Chief

Executive Officer and Chief Investment Officer of THL Credit, Inc., an externally-managed, non-diversified closed-end management investment company, and of THL Credit Advisors, a registered investment advisor that provides administrative services to THL Credit, Inc., since April 2010 and has held similar executive positions with predecessor entities. Previously, Mr. Hunt co-founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to co-founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of THL Credit, Inc. and Lender Processing Services, Inc., and formerly served on the boards of Primus Guaranty, Ltd. and Fidelity National Information Services, Inc. Mr. Hunt received a BBA from the University of Texas at El Paso and an MBA from the University of Pennsylvania's Wharton School. In determining that Mr. Hunt should serve as a director, our board considered his experience in managing financial services companies and in capital markets.

        Joseph Mazzella.    Mr. Mazzella has been a member of the board of directors of PennyMac Financial Services, Inc. since its formation and has been a member of the board of directors of Private National Mortgage Acceptance Company, LLC since May 2008. Mr. Mazzella is a Managing Director and the General Counsel of Highfields Capital Management LP, an investment management firm, which he joined in 2002. Prior to joining Highfields, Mr. Mazzella was a partner at the law firm of Nutter, McClennen & Fish, L.L.P., in Boston, Massachusetts. Prior to private practice, he was an attorney at the Securities & Exchange Commission from 1978 to 1980, and before that served as a clerk in the Superior Court of the District of Columbia. Mr. Mazzella has served on multiple public company boards of directors, including Alliant Techsystems, Inc. and Data Transmission Networks Corporation, and he served as Chairman of the Board of Insurance Auto Auctions, Inc. Mr. Mazzella received a B.A. from City College of New York and a J.D. from Rutgers University School of Law. We believe Mr. Mazzella is qualified to serve on our board of directors because he is an experienced executive and director with strong business and legal backgrounds in the financial services industry.

        Farhad Nanji.    Mr. Nanji has been a member of the board of directors of PennyMac Financial Services, Inc. since its formation and has been a member of the board of directors of Private National Mortgage Acceptance Company, LLC since January 2010. Mr. Nanji is a Managing Director of Highfields Capital Management LP, an investment management firm, which he joined in 2006 where he focuses on portfolio investments in distressed securities, restructurings, structured credit and global financial services. Prior to joining Highfields, Mr. Nanji was an associate with HighVista Strategies, an investment management firm. Before that, he served as an engagement manager in the financial institutions group at McKinsey & Company. Mr. Nanji received an M.B.A. from Harvard Business School and a B.Com. degree from McGill University. We believe Mr. Nanji is qualified to serve on our board of directors because of his valuable expertise in the mortgage and financial services businesses.

        John Taylor.    Mr. Taylor has been a member of the board of directors of PennyMac Financial Services, Inc. since March 4, 2013. Prior to his retirement in September 2011, Mr. Taylor was a senior audit partner in KPMG LLP's financial services practice, where he served as the lead audit engagement partner for publicly held banking and finance clients for 25 years. He also currently serves on the board of directors of Wilshire Bancorp, Inc. (WIBC), a bank holding company, and Wilshire State Bank, a California state-chartered commercial bank. Mr. Taylor received a B.S. from the University of Southern California, and is a licensed certificate public accountant in the state of California. We believe Mr. Taylor is qualified to serve on our board of directors because of his extensive experience in providing professional accounting and auditing services to the financial services industry.

        Mark Wiedman.    Mr. Wiedman has been a member of the board of directors of PennyMac Financial Services, Inc. since its formation and has been a member of the board of directors of Private National Mortgage Acceptance Company, LLC since May 2008. Mr. Wiedman has been the global head of BlackRock, Inc.'s iShares business since September 2011 and is a member of BlackRock's

Global Operating Committee. Previously, Mr. Wiedman was the head of Corporate Strategy for BlackRock and led the clients and advisory team within the Financial Markets Advisory Group in BlackRock Solutions, a group which advises financial institutions and governments on managing their capital markets exposures and businesses. Prior to joining BlackRock in 2004, Mr. Wiedman, as executive director, led the global product development and strategy group at Morgan Stanley Investment Management. He previously was a management consultant at McKinsey & Company, a global consulting firm, advising financial institutions in the United States, Europe and Japan. He also served as senior advisor and chief of staff for the Under Secretary for Domestic Finance at the US Treasury Department. Mr. Wiedman previously served on the board of trustees of PennyMac Mortgage Investment Trust. He has taught as an adjunct associate professor of law at Fordham University in New York and Renmin University in Beijing. Mr. Wiedman earned an A.B. degree from Harvard College and a J.D. degree from Yale Law School. We believe Mr. Wiedman is qualified to serve on our board of directors because of his numerous years of experience in the financial industry and deep understanding of our business.

Composition of the Board of Directors after this Offering

        Our amended and restated bylaws will provide that our board of directors will consist of the number of directors that our board of directors may determine from time to time, up to a maximum of 10 directors. Our separate stockholder agreements with BlackRock and Highfields will provide that our board of directors will consist of no more than nine directors as long as those entities and their affiliates hold at least 10% of the voting power of our outstanding shares of capital stock. Those agreements will also provide that each of BlackRock and Highfields will have the right to nominate two individuals for election to our board of directors as long as it, together with its affiliates, holds at least 15% of the voting power of our outstanding shares of capital stock, and the right to nominate one individual for election to our board of directors as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock. We, in turn, are obligated to use our best efforts to ensure that these nominees are elected. Our board of directors currently consists of eight directors. Our board of directors consists of (i) Messrs. Botein and Wiedman, the two directors designated by BlackRock, (ii) Messrs. Nanji and Mazzella, the two directors designated by Highfields, (iii) Messrs. Taylor and Hunt, independent directors, (iv) our president and chief operating officer and (v) our chief executive officer. Our board of directors has determined that Messrs. Botein, Mazzella, Nanji, Taylor, Wiedman and Hunt are independent for the purpose of serving on our board of directors under the independence standards promulgated by the NYSE.

Board Committees

        Our board of directors has established the following committees: an audit committee, a compensation committee, a governance and nominating committee, a related-party matters committee and a finance committee. The initial composition and responsibilities of each committee are described below. Our separate stockholder agreements with Blackrock and Highfields will provide that each of BlackRock and Highfields, as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock, will have the right to nominate one member of each committee of our board of directors. Pursuant to those agreements, as long as those nominees meet the independence standards applicable to those committees, we will appoint them as members of those committees. Members will serve on these committees until their resignation or, subject to the terms of the stockholder agreements, until otherwise determined by our board of directors.

  Audit Committee

        Our audit committee will provide oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee will be responsible for the following: assisting the board of directors in oversight of the independent auditors' qualifications, independence and performance; the engagement, retention and compensation of the independent auditors; reviewing the scope of the annual audit; reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviewing our risk assessment and risk management processes; establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and approving audit and permissible non-audit services provided by our independent auditor. In addition, our audit committee will oversee our internal audit function.

        The initial members of our audit committee are John Taylor, who is the chair of the committee, Farhad Nanji and Matthew Botein. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Mr. Taylor is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Messrs. Taylor and Nanji are independent directors of our audit committee as defined under the applicable rules and regulations of the SEC and the NYSE. While our board of directors determined that Mr. Botein is not independent for purposes of serving on the audit committee, we intend to rely on the NYSE's transition rules applicable to companies completing an initial public offering.

  Compensation Committee

        Our compensation committee will adopt and administer the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our compensation committee will also be responsible for making recommendations regarding non-employee director compensation to the full board of directors. In addition, among other things, our compensation committee will evaluate annually, in consultation with the board of directors, the performance of our chief executive officer, review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluate the performance of these executives in light of those goals and objectives. Our compensation committee will also adopt and administer our equity compensation plans. The initial members of our compensation committee are Matthew Botein, who is the chair of the committee, Farhad Nanji and James Hunt. All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC and the NYSE.

  Governance and Nominating Committee

        Our governance and nominating committee will be responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our governance and nominating committee will oversee our corporate governance guidelines, approve our committee charters, oversee compliance with our code of business conduct and ethics, contribute to succession planning, review actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the related-party matters committee and oversee the board self-evaluation process. The initial members of our governance and nominating committee are James Hunt, who is the chair of the committee, Joseph Mazzella and Mark Wiedman. All of the members of our governance and nominating committee are independent under the applicable rules and regulations of the NYSE.

  Related-Party Matters Committee

        Our related-party matters committee will review and approve certain transactions, and resolve other potential conflicts of interest, between us or any of our subsidiaries, on the one hand, and PMT, the Investment Funds and any other non-wholly-owned entity that we manage or over which we have control (whether through ownership, voting power, contract or otherwise), on the other hand. Among other matters, the related-party matters committee will review and approve any amendments of or extensions to our agreements with PMT. The initial members of our related-party matters committee are Joseph Mazzella, who is the chair of the committee, Mark Wiedman and John Taylor.

  Finance Committee

        Our finance committee will assist our board of directors in fulfilling its oversight responsibilities relating to our financial objectives, policies, procedures and activities, including the review of our capital structure, source of funds, liquidity and financial position. The initial members of our finance committee are Farhad Nanji, who is the chair of the committee, Matthew Botein and James Hunt.

  Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. The code of business conduct and ethics will be available on our website. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

        The following table presents compensation awarded in 2012 to our principal executive officer and our two other most highly compensated persons serving as executive officers as of December 31, 2012 or paid to or accrued for those executive officers for services rendered during 2012. We refer to these executive officers as our "named executive officers."

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Stanford Kurland	2012	950,000	3,029,604	354,257	43,797	4,163,754
Chairman and Chief Executive Officer
David Spector	2012	500,000	1,986,128	0	37,272	2,523,400
President and Chief Operating Officer
Douglas Jones	2012	300,000	690,706	0	244,171	1,234,877
Chief Correspondent Lending Officer

(1)
Each amount shown represents the total amount of the bonus earned by the named executive officer during 2012, whether or not paid in 2012.

(2)
The amount shown represents the full grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC TOPIC 718"), of $140,353 with respect to 324.14 common units granted to Mr. Kurland by Private National Mortgage Acceptance Company, LLC on January 1, 2012, which common units will be converted into 150,791 New Holdings Units following the Recapitalization, and $213,904 with respect to 35.55 preferred units purchased by Mr. Kurland for $35,550 on November 1, 2012, which preferred units will be converted into 14,143 New Holdings Units following the Recapitalization. Private National Mortgage Acceptance Company, LLC granted Mr. Kurland such common units, and permitted him to purchase such preferred units, in consideration for his forfeiture of a portion of the common units that were allocated to him under our 2011 Equity Incentive Plan and will be issued prior to the completion of this offering. Mr. Kurland forfeited such portion of the common units allocated to him in order to facilitate the participation of certain newly-hired executives in our 2011 Equity Incentive Plan.

(3)
All Other Compensation for all three named executive officers consists of health insurance premiums and gross-up payments for the payment of self-employment taxes by each named executive officer. The Company paid gross-up payments to the named executive officers in the following amounts: $20,397 for Mr. Kurland, $13,872 for Mr. Spector, and $25,894 for Mr. Jones. Private National Mortgage Acceptance Company, LLC paid health insurance premiums to the named executive officers in the following amounts: $23,400 for Mr. Kurland, $23,400 for Mr. Spector, and $13,427 for Mr. Jones.

With respect to Mr. Jones, All Other Compensation also includes a $10,000 contribution paid by Private National Mortgage Acceptance Company, LLC to his 401(k) plan and 15,000 restricted share units awarded to Mr. Jones by PMT, consistent with its compensation program and philosophy, and recorded by Private National Mortgage Acceptance Company, LLC as a portion of its compensation expense and PCM's management fees. The restricted share units were granted on May 16, 2012 and have a full grant date fair value of $194,850 as determined in accordance with FASB ASC TOPIC 718. The restricted share units vest ratably over a four-year period beginning on the one-year anniversary of the grant date and entitle Mr. Jones to receive dividend equivalents during the vesting period.

In addition to the amounts shown in All Other Compensation, restricted share units were awarded to Mr. Kurland and Mr. Spector by PMT, consistent with its compensation program and philosophy. The restricted share units were granted on May 16, 2012 and have full grant date fair values, as determined in accordance with FASB ASC TOPIC 718, of $1,867,000 and $1,250,890 for Mr. Kurland and Mr. Spector, respectively. The restricted share units vest ratably over a four-year period beginning on the one-year anniversary of the grant date and entitle each named executive officer to receive dividend equivalents during the vesting period.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

Name	Number of securities that have not vested(1)	Market value of securities that have not vested(2)	Other Awards
Stanford Kurland	4,750.78	$28,404,914
David Spector	1,027.04	6,140,672
Douglas Jones	1,539.06	8,489,476

(1)
With respect to Mr. Kurland, the amount shown represents 4,750.78 common units granted to Mr. Kurland that vest as follows: 511.35 units granted on September 22, 2009, all of which vest on September 22, 2013; 1,022.72 units granted on June 1, 2010, 340.91 of which vest on June 1, 2013 and 681.81 of which vest on June 1, 2014; 957.48 units granted on August 18, 2010, 319.16 of which vest on August 18, 2013 and 638.32 of which vest on August 18, 2014; 14.65 units granted on September 30, 2011, 6.89 of which vest on September 30, 2013 and 7.76 of which vest on September 30, 2014; 1,920.44 units granted on October 17, 2011, 902.91 of which vest on October 17, 2013 and 1,017.53 of which vest on October 17, 2014; and 324.14 units granted on January 1, 2012, 81.04 of which vest on January 1, 2014, 81.04 of which vest on January 1, 2015, and 162.07 of which vest on January 1, 2016. Following the Recapitalization, these common units will be converted in the aggregate into 2,273,247 New Holdings Units with identical vesting schedules.

With respect to Mr. Spector, the amount shown represents 1,027.04 common units granted to Mr. Spector that vest as follows: 102.25 units granted on September 22, 2009, all of which vest on September 22, 2013; 204.53 units granted on June 1, 2010, 68.18 of which vest on June 1, 2013 and 136.35 of which vest on June 1, 2014; 331.22 units granted on August 18, 2010, 110.41 of which vest on August 18, 2013 and 220.81 of which vest on August 18, 2014; 3.91 units granted on September 30, 2011, 1.72 of which vest on September 30, 2013 and 2.19 of which vest on September 30, 2014; and 385.14 units granted on October 17, 2011, 169.53 of which vest on October 17, 2013 and 215.61 of which vest on October 17, 2014. Following the Recapitalization, these common units will be converted in the aggregate into 490,876 New Holdings Units with identical vesting schedules.

With respect to Mr. Jones, the amount shown represents 1,319.19 Class C common units granted to Mr. Jones on June 1, 2011, 219.86 of which vest on June 1, 2013, 439.73 of which vest on June 1, 2014, and 879.46 of which vest on June 1, 2015. Following the Recapitalization, these common units will be converted in the aggregate into 669,606 New Holdings Units with identical vesting schedules.

(2)
With respect to Messrs. Kurland and Spector, the amounts shown represent the market value of Private National Mortgage Acceptance Company, LLC common units on December 31, 2012, or $5,979 per unit, multiplied by the applicable number of unvested common units held by each such named executive officer on such date. With respect to Mr. Jones, the amount shown represents the market value of Private National Mortgage Acceptance Company, LLC Class C common units on December 31, 2012, or $5,516 per unit, multiplied by the number of unvested Class C common units held by Mr. Jones on such date.

Salaries and Bonuses

        We do not currently have formal written policies with respect to salaries and bonuses. Instead, our board of directors assesses salary and bonus recommendations made by our senior management after reviewing such recommendations alongside our performance and financial condition for the year and carefully evaluating each executive officer's performance during the year. In addition, our board of directors considers an executive officer's leadership qualities, business responsibilities and length of career with us in determining the appropriate amounts of salary and bonus compensation. In 2012, our board of directors also undertook a formal review of relevant market compensation data before determining salary adjustments and bonus amounts. To date, salary adjustments and bonuses for our executive officers have been approved by our board of directors on a discretionary basis in those instances where it desires to reward outstanding performance during the fiscal year by our executive officers, or where market compensation conditions otherwise dictate a need for retention purposes.

Pension Benefits

        We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

        We do not offer any nonqualified deferred compensation plans.

Employment Agreements

        On April 20, 2013, we entered into an employment agreement with Stanford Kurland, pursuant to which he will continue to serve as the chairman of our board of directors and the Chief Executive Officer of PennyMac Financial Services, Inc. and Private National Mortgage Acceptance Company, LLC. On that same date, we entered into an employment agreement with David Spector, pursuant to which he will continue to serve as a member of our board of directors and as the President and Chief Operating Officer of PennyMac Financial Services, Inc. and the President and Chief Investment Officer of Private National Mortgage Acceptance Company, LLC. The terms of these agreements are described below.

        The employment agreements, each of which have a three year term, provide Mr. Kurland with an annual base salary of $900,000 and Mr. Spector with an annual base salary of $500,000, in each case, increased annually at a rate determined by our board of directors and compensation committee. Each of these executives will also be entitled to receive both cash and equity incentive compensation each year during the term of his employment agreement, awarded at levels determined by our board of directors and compensation committee based on annual performance targets. Equity granted will be subject to vesting, but any unvested awards shall immediately vest upon the death or disability of the executive, a termination by us other than for cause (as defined in the employment agreement), a termination by the executive for good reason (as defined in the employment agreement), or the expiration of the term of the employment agreement before any new agreement is reached. All options granted will be exercisable, subject only to vesting provisions, for a period of ten years from the date of grant, and will be eligible for cashless exercise in all circumstances. All of the compensation and benefits must, at a minimum, be targeted based on performance at a level commensurate with the total compensation paid to the top 25% of executives holding comparable positions in companies of comparable size and sophistication. The agreements also provide for the accrual of twenty days of paid time off at the executive's regular base pay rate during each year of the term, medical benefits, reimbursement for expenses related to tax advice and financial counseling not to exceed $25,000, an automobile allowance of up to $1,500 per month, reimbursement of reasonable business expenses, and participation in such other benefits programs as are provided to our executives generally.

        Each of these employment agreements provides for compensation and obligations in the event of certain terminations of employment. Upon a termination due to death or disability, a termination by us without cause, or a termination by the executive for good reason, in addition to any other amounts required by law to be paid to him, the executive would be entitled to the pro rata portion of any bonus earned but unpaid for the year during which the agreement is terminated, and we will generally reimburse the executive or his estate for any amounts paid by him or his estate for coverage of him and his family under our group health medical benefits plan pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for as long as the executive or his family is eligible to receive such benefits under COBRA. Upon a termination due to death, the executive's estate will also receive severance payments equal to his base salary for a period of 6 months following such termination. Upon the expiration of the term of the employment agreement or upon a termination by us other than for cause or a termination by the executive for good reason, the executive will also serve as a consultant to us for an eighteen-month period commencing on the termination date. During the consulting period, the executive will receive in monthly installments, payments equal to one-twelfth of the executive's median annual base salary and one-twelfth of the executive's median annual incentive compensation, as calculated based on the executive's annual base salary and target incentive compensation for the year in which the termination date occurs and his annual base salary and actual incentive compensation for the two preceding years, provided that such compensation will cease if the executive engages in services for a business that competes with ours.

        Each employment agreement also provides that for 18 months following a termination of employment, the executive will not, directly or indirectly, solicit or induce any of our employees, consultants, independent contractors, agents or representatives of the Company, or those of our affiliates, to discontinue employment or engagement with us or our affiliates, or otherwise interfere with those relationships.

Employee Benefit and Stock Plans

  Existing Equity Incentive Plans

        All of the common units of Private National Mortgage Acceptance Company, LLC outstanding as of the date of this prospectus were issued under our initial Equity Incentive Plan. Under the terms of this plan and related award agreements that have been entered into with recipients, these common units generally either vest over a three-year period beginning on the date of issuance or over a four-year period beginning on the date on which we hired the recipient, in either case as long as the recipient remains employed by us. These common units issued under this plan and related award agreements will remain outstanding following the offering and continue to vest pursuant to the applicable vesting schedule. We do not intend to issue any additional common units under this plan.

        All of the outstanding Class C common units are subject to terms set forth in an exhibit to the limited liability company agreement of Private National Mortgage Acceptance Company, LLC, which terms effectively constitute a separate equity incentive plan with respect to our Class C common units. In general, 12.5% of a recipient's Class C common units vest on each of the first and second anniversaries of the date of issuance, and 25% and 50% of the units vest on the third anniversary and fourth anniversary, respectively, of the date of issuance.

        Prior to the completion of this offering, additional common units will be issued under our 2011 Equity Incentive Plan to members of our management. Discretionary awards of common units are granted under this plan based on the Company's performance and the performance of the participating individuals, in each case in accordance with parameters set forth in the plan. This plan provides that all common units issued will be vested in full upon issuance.

        Each of the three plans described above provides that all units held by a recipient under that plan shall be forfeited and canceled following the termination of the employment of that recipient for "Cause," as defined in the limited liability company agreement of Private National Mortgage Acceptance Company, LLC. Each of these plans also provides that Private National Mortgage Acceptance Company, LLC will have the right to repurchase vested units issued under that plan for a price representing the fair market value, as defined in the limited liability company agreement of Private National Mortgage Acceptance Company, LLC, of those units following the termination of the employment of the holder of those units for any reason other than "Cause." All unvested units issued under any plan are forfeited upon the termination of the recipient's employment for any reason.

        No additional common units, Class C common units or other units of equity interest in Private National Mortgage Acceptance Company, LLC will be issuable under any of these plans following the amendment and restatement of the limited liability company agreement of Private National Mortgage Acceptance Company, LLC prior to the completion of this offering. In addition, that amendment and restatement will eliminate all of our existing repurchase rights with respect to vested units issued under these plans upon their conversion into New Holdings Units. The forfeiture and vesting provisions described above with respect to unvested units issued under these plans will remain in effect following the completion of this offering with respect to the New Holdings Units into which those units have been converted. No vesting of any units will be accelerated in connection with the Recapitalization or this offering.

        We have also allowed certain of our employees to purchase preferred units of Private National Mortgage Acceptance Company, LLC from time to time under terms set forth in its limited liability company agreement. To facilitate some of these purchases, we extended loans to certain of these employees on terms set forth in that limited liability company agreement. All of these preferred units were fully vested upon issuance, but remain subject to repurchase rights upon a termination of the holder's employment with us. If that termination is for "Cause," as defined in the limited liability company agreement of Private National Mortgage Acceptance Company, LLC, then we have the right to repurchase that holder's preferred units for a price equal to the lesser of (i) the unreturned face amount, which equals the consideration paid for the preferred unit less the amount of distributions previously made in respect of the preferred units, and (ii) the current fair value, as defined in that limited liability company agreement.

        Following a termination by us of a holder's employment for any reason other than for "Cause" or a termination of employment by the holder for "Good Reason," we have a repurchase right for which the repurchase price is the unreturned face value of the preferred units if the holder was employed with us for less than two years, and is the current fair value of the preferred units if the holder was employed by us for four years or more. If such termination occurs after the holder has been employed by us for two years or more, but less than three years, then the repurchase price for 75% of the preferred units held by the terminated employee is the unreturned face amount and the repurchase price for the other 25% of the preferred units is the current fair value. If such termination occurs after the holder has been employed by us for three years or more, but less than four years, then the repurchase price for 50% of the preferred units held by the terminated employee is the unreturned face amount and the repurchase price for the other 50% of the preferred units is the current fair value.

        The amendment and restatement of the limited liability company agreement of Private National Mortgage Acceptance Company, LLC prior to the completion of this offering will eliminate all of our existing repurchase rights with respect to preferred units, other than those in connection with a termination for "Cause," upon their conversion into New Holdings Units. In addition, all loans extended to an employee in connection with the purchase of preferred units will be effectively paid off and eliminated as part of the Recapitalization by reducing the number of New Holdings Units into which that employee's preferred units are converted by the number of New Holdings Units that together have a value equal to the current outstanding principal balance of, and unpaid interest accrued on, those loans. Any such loans made to executive officers have been repaid prior to the initial filing of the registration statement of which this prospectus is a part.

  2013 Equity Incentive Plan

        The following is a summary of the material terms of the 2013 Equity Incentive Plan, which will be in effect upon the completion of this offering. It does not purport to be complete and is qualified by reference to the full text of the 2013 Equity Incentive Plan, which we will file as an exhibit to our registration statement of which this prospectus is a part.

        The 2013 Equity Incentive Plan provides for the grant of incentive stock option and nonstatutory stock options, stock appreciation rights, restricted stock and stock unit awards, performance units, stock grants and qualified performance-based awards, which we collectively refer to as "awards" in connection with the 2013 Equity Incentive Plan. Directors, officers and other employees of the Company and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2013 Equity Incentive Plan. The purpose of the 2013 Equity Incentive Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants to promote the success of our business.

  Administration

        Under its terms, the 2013 Equity Incentive Plan is administered by the compensation committee of the board of directors. The board of directors itself may also exercise any of the powers and responsibilities under the 2013 Equity Incentive Plan. Subject to the terms of the 2013 Equity Incentive Plan, the plan administrator (the board or its compensation committee) will select the recipients of awards and determine, among other things, the:

  •
  number of shares of common stock covered by the awards and the dates upon which such awards become exercisable or any restrictions lapse, as applicable;

  •
  type of award and the exercise or purchase price and method of payment for each such award;

  •
  vesting period for awards, risks of forfeiture and any potential acceleration of vesting or lapses in risks of forfeiture; and

  •
  duration of awards.

        All decisions, determinations and interpretations by the compensation committee with respect to the 2013 Equity Incentive Plan and the terms and conditions of or operation of any award are final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the 2013 Equity Incentive Plan or any award.

  Available Shares

        The aggregate number of shares of our common stock which may be issued or used for reference purposes under the 2013 Equity Incentive Plan or with respect to which awards may be granted, subject to the automatic increase provisions described below, may not exceed 23,047,133 shares, including (i) 19,140,700 shares issuable under this plan in exchange for New Holdings Units held by our employees who are existing owners immediately following this offering pursuant to the exchange agreement and (ii) a general pool of 3,906,433 shares for all other awards, which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2013 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the number of shares covered by such awards will again be available for the grant of awards under the 2013 Equity Incentive Plan. In addition, (i) shares used to pay the exercise price of a stock option and (ii) shares delivered to or withheld by us to pay the withholding taxes related to an award do not count as shares issued under the 2013 Equity Incentive Plan.

        The general pool of 3,906,433 shares of common stock initially authorized under the 2013 Equity Incentive Plan also will be increased each January 1 starting in 2014 by an amount equal to the lesser of (i) 1.75% of our outstanding common stock on a fully diluted basis as of the end of our immediately preceding fiscal year, (ii) 1,322,024 shares, and (iii) any lower amount determined by our board.

  Eligibility for Participation

        Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2013 Equity Incentive Plan. The selection of participants is within the sole discretion of the compensation committee.

  Incentive Stock Options

        Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Code and will be granted pursuant to incentive stock option agreements. The plan administrator will determine the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. In addition, incentive options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the stock underlying the option determined on the date of grant.

  Nonstatutory Stock Options

        Nonstatutory stock options are not intended to qualify as incentive stock options under Section 422 of the Code and will be granted pursuant to nonstatutory stock option agreements. The plan administrator will determine the exercise price for a nonstatutory stock option, which may not be less than the fair market value of the stock underlying the option determined on the date of grant.

  Stock Appreciation Rights

        A stock appreciation right, or a SAR, entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. SARs may be granted in tandem with a stock option, such that the recipient has the opportunity to exercise either the stock option or the SAR, but not both. The base exercise price (above which any appreciation is measured) will not be less than 50% of the fair market value of the common stock on the date of grant of the SAR or, in the case of an SAR granted in tandem with a stock option, the exercise price of the related stock option. The administrator may pay that amount in cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR will be determined by the administrator at the time of the grant of award and will be reflected in the award agreement.

  Restricted Stock and Stock Units

        A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units) at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions are typically based on continuing employment. During the period of restriction, participants holding shares of restricted stock shall, except as otherwise provided in an individual award agreement, have full voting and dividend rights with respect to such shares. Participants holding restricted stock units may be entitled to receive payments equivalent to any dividends declared with respect to the common stock referenced in the grant of the restricted stock units, but only following the close of the applicable restriction period and then only if the underlying common stock has been earned. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

  Performance Units

        A performance unit award is a contingent right to receive predetermined shares of our common stock if certain performance goals are met. The value of performance units will depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock, or a combination of both. Furthermore, based on the level of performance, the number of shares issued upon achievement of specified levels of performance could be more than the number of performance units.

        The Compensation Committee has discretion to select the length of any applicable restriction or performance period, the kind and/or level of the applicable performance goal, and whether the performance goal is to apply to us, one of our subsidiaries or any division or business unit, or to the recipient, provided that any performance goals be objective and otherwise meet the requirements of Section 162(m) of the Code. Generally, a recipient will be eligible to receive payment under a qualified performance-based award only if the applicable performance goal or goals are achieved within the applicable performance period, as determined by the Committee.

  Stock Grants

        A stock grant is an award of shares of common stock without restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation. Stock grants are made without any forfeiture conditions.

  Qualified Performance-Based Awards

        Qualified performance-based awards include performance criteria intended to satisfy Section 162(m) of the Code. Section 162(m) of the Code limits our federal income tax deduction for compensation to certain specified senior executives to $1 million dollars, but excludes from that limit "performance-based compensation." Any form of award permitted under the 2013 Plan, other than restricted stock, restricted stock units and stock grants, may be granted as a qualified performance-based award, but in each case will be subject to satisfaction of performance goals or (in the case of stock options) based on continued service. The performance criteria used to establish performance goals are limited to the following: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service.

  Transferability

        Awards granted under the 2013 Equity Incentive Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the compensation committee may provide for the transferability of nonstatutory stock options at the time of grant or thereafter to certain family members.

  Adjustment for Corporate Actions

        In the event of any change in the outstanding shares of common stock as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar distribution with respect to the shares of common stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares subject to the 2013 Plan, (ii) the numbers and kinds of shares or other securities subject to then outstanding awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding stock options or SARs (without change in the aggregate purchase price as to which such stock options or SARs remain exercisable), and (iv) the repurchase price of each share of restricted stock then subject to a risk of forfeiture in the form of a Company repurchase right. Any such adjustment in awards will be determined and made by the Compensation Committee in its sole discretion.

  Transactions

        In the event of a transaction, including (i) any merger or consolidation of the Company, (ii) any sale or exchange of all of the common stock of the Company, (iii) any sale, transfer or other disposition of all or substantially all of the Company's assets, or (iv) any liquidation or dissolution of the Company, the compensation committee may, with respect to all or any outstanding stock options and SARS, (1) provide that such awards will be assumed, or substantially equivalent rights shall be provided in substitution therefore, (2) provide that the recipient's unexercised awards will terminate immediately prior to the consummation of such transaction unless exercised within a specified period following written notice to the recipient, (3) provide that outstanding awards shall become exercisable in whole or in part prior to or upon the transaction, (4) provide for cash payments, net of applicable tax withholdings, to be made to the recipients, (5) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds net of the exercise price of the awards and any applicable tax withholdings, or (6) any combination of the foregoing. With respect to outstanding awards other than stock options or SARs, upon the occurrence of a transaction other than a liquidation or dissolution of the Company which is not part of another form of transaction, the repurchase and other rights of the Company under each such award will transfer to the Company's successor. Upon the occurrence of such a liquidation or dissolution of the Company, all risks of forfeiture and performance goals applicable to such other awards will automatically be deemed terminated or satisfied, unless specifically provided to the contrary in the award. Any determinations required to carry out any of the foregoing will be made by the Compensation Committee in its sole discretion.

  Change of Control

        Subject to any contrary provisions in any applicable award agreement, upon the occurrence of a change of control:

  •
  all outstanding unvested awards and awards subject to a risk of forfeiture, other than awards conditioned on the achievement of performance goals, will immediately become vested in full and no longer be subject to any risk of forfeiture unless they are assumed or otherwise continued in a manner satisfactory to the Committee, or substantially equivalent rights are provided in substitution for such awards, in each case by the acquiring or succeeding entity or one of its affiliates; and

  •
  if a pro rata portion of the performance goals under awards conditioned on the achievement of performance goals or other business objectives has been achieved as of the effective date of the change of control, then such performance goals or other business objectives shall be deemed satisfied as of such change of control with respect to a pro rata portion of the number of shares subject to the original award. The pro rata portion of the performance goals or other business objectives and the number of shares subject to the original awards shall each be based on the length of time within the performance period which has elapsed prior to the change of control. The pro rata portion of any award deemed earned in this manner will be paid out within 30 days following the change of control. The remaining portion of such an award that is not eligible to be deemed earned as of the change of control will be deemed to have been satisfied, earned, or forfeited as of the change of control in such amounts as the Committee shall determine in its sole discretion unless that remaining portion is assumed by the acquiring or succeeding entity or one of its affiliates, which will be deemed to occur if that remaining portion is subjected to

    (i) comparable performance goals based on the post-change of control business of the acquiror or succeeding entity or one if its affiliates, and (ii) a measurement period using a comparable period of time to the original award, each in a manner satisfactory to the Committee.

        A change of control is defined as the occurrence of any of the following: (1) a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by one or more persons who held securities possessing more than 50% of the total combined voting power of the Company immediately prior to the transaction; (2) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 20% of the total combined voting power of the Company, unless pursuant to a tender or exchange offer that the Company's board of directors recommends stockholders accept; (3) over a period of no more than 36 consecutive months there is a change in the composition of the Company's board such that a majority of the board members ceases to be composed of individuals who either (i) have been board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining board members who have been board members continuously since the beginning of that period; or (4) a majority of the board members vote in favor of a decision that a change of control has occurred.

  Amendment and Termination

        Our board of directors may at any time amend any or all of the provisions of the 2013 Equity Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise. Unless otherwise required by law or specifically provided in the 2013 Equity Incentive Plan, the rights of a participant under awards granted prior to any amendment, suspension or termination may not be adversely affected without the consent of the participant. The 2013 Equity Incentive Plan expires after ten years.

  Allocation of Awards; Plan Benefits.

        It is not presently possible to determine the dollar value of award payments that may be made or the number of options, shares of restricted stock, restricted stock units, or other awards that may be granted under the 2013 Equity Incentive Plan in the future, or the individuals who may be selected for such awards because awards under the 2013 Equity Incentive Plan are granted at the discretion of the Compensation Committee.

  401(k) Plan

        Following the offering, Private National Mortgage Acceptance Company, LLC will continue to maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation subject to applicable annual Code limits. Under the 401(k) plan, Private National Mortgage Acceptance Company, LLC makes matching contributions to participants equal to 100% of the participant's elective deferrals, up to a maximum of 4% of the participant's annual compensation. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

  •
  for any breach of a duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper benefit; or

  •
  for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

        Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

        Our amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        In addition, our amended and restated bylaws also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

        The amended and restated limited liability company agreement of Private National Mortgage Acceptance Company, LLC also provides that Private National Mortgage Acceptance Company, LLC indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the amended and restated limited liability company agreement of Private National Mortgage Acceptance Company, LLC are not exclusive.

        We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, would require us to indemnify each director and officer to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws for expenses such as, among other things, attorneys' fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. In addition, our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive. We also maintain directors' and officers' liability insurance.

        The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by us for any such violation is unenforceable.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Non-Employee Director Compensation

        No compensation was paid to or earned by our non-employee directors during our 2012 fiscal year. Following the closing of this offering, we intend to consider and adopt a compensation policy for non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of the directors, executive officers or holders of more than 5% of the membership interests of Private National Mortgage Acceptance Company, LLC, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Recapitalization Transactions

        Prior to the consummation of this offering, we will consummate the Recapitalization transactions described under "Organizational Structure" pursuant to the agreements filed as exhibits to the registration statement of which this prospectus forms a part.

Exchange Agreement

        We will enter into an exchange agreement with our existing owners that will entitle them to exchange their New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. Our existing owners will be able to exercise their exchange rights at any time following our initial public offering. In addition, we can require our existing owners to exercise their exchange rights (i) in connection with a change of control of PennyMac Financial Services, Inc. or (ii) if no holder of New Holdings Units (other than PennyMac Financial Services, Inc.) holds 3% or more of all New Holdings Units, in each case unless the cash and, in the case of a change of control, marketable securities that they would receive in connection with such exchange (including the after-tax value of amounts received pursuant to the tax receivable agreement and any amounts advanced to them by us, which advanced amounts will be repaid upon the sale of the Class A common stock received in the exchange) would not be sufficient to cover the taxes that our existing owners would become liable for as a result of such exchange. Even if that cash would not be sufficient to cover their taxes, we can still require our existing owners to exchange if no holder holds more than 3% of all New Holdings Units by electing to effect the exchange at 110% of the exchange rate otherwise in effect. We can also require an existing owner who is an officer or employee to exercise his or her exchange rights, upon the termination of his or her employment. If PennyMac Financial Services, Inc. has distributed excess cash or property to its stockholders prior to an exchange of New Holdings Units by an existing owner pursuant to the exchange agreement, then upon such exchange such existing owner will also receive, in respect of each share of Class A common stock issued in such exchange, the amount of such excess cash or property that was distributed in each such prior distribution in respect of each share of Class A common stock outstanding at the time of such prior distribution. Excess property consists of any property, other than cash, that was not distributed to PennyMac Financial Services, Inc. by Private National Mortgage Insurance Company, LLC. Excess cash consists of any amount by which the cumulative amount of all cash distributed by PennyMac Financial Services, Inc. to its stockholders exceeds (i) the cumulative amount of all cash distributed to PennyMac Financial Services, Inc. by Private National Mortgage Insurance Company, LLC, less (ii) the cumulative amount of all cash payments made by PennyMac Financial Services, Inc. for any purpose other than repaying debt or making distributions to its stockholders, each measured as of the time of the exchange of New Holdings Units. The exchange agreement provides, however, that voluntary exchanges must be for the lesser of a stated minimum number of New Holdings Units or all of the vested New Holdings Units held by such existing owner. The exchange agreement also provides that an existing owner will not have the right to exchange New Holdings Units if PennyMac Financial Services, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Private National Mortgage Acceptance Company, LLC to which the existing owner may be subject. PennyMac Financial Services, Inc. may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Private National Mortgage Acceptance Company, LLC is not treated as a "publicly traded partnership" for United States federal income tax purposes. All shares of Class A common stock issued upon exchange of New Holdings Units will also be subject to contractual lock-up agreements with the underwriters of this offering. See "Shares Eligible for Future Sale—Lock-Up Agreements."

Stockholder Agreements

        We will enter into separate stockholder agreements with BlackRock and Highfields which will provide that our board of directors will consist of no more than nine directors as long as those entities and their affiliates hold at least 10% of the voting power of our outstanding shares of capital stock. Those agreements will also provide that each of BlackRock and Highfields will have the right to nominate two individuals for election to our board of directors as long it, together with its affiliates, holds at least 15% of the voting power of our outstanding shares of capital stock, and the right to nominate one individual for election to our board of directors as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock. We, in turn, are obligated to use our best efforts to ensure that these nominees are elected. In addition, those agreements will provide that each of BlackRock and Highfields, as long as it, together with its affiliates, holds at least 10% of the voting power of our outstanding shares of capital stock, will have the right to nominate one member of each committee of our board of directors. As long as those nominees meet the independence standards applicable to those committees, we will appoint them as members of those committees. Those agreements will also provide that neither our certificate of incorporation nor our bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long it, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock.

Registration Rights Agreement

        We will enter into a registration rights agreement with BlackRock, Highfields and our other existing owners pursuant to which BlackRock, Highfields and certain permitted transferees will have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of our Class A common stock delivered in exchange for New Holdings Units held by them. Any such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

        Demand Registration Rights.    BlackRock and Highfields and certain permitted transferees will each have the right to demand that we register their Class A common stock for resale, subject to the conditions set forth in the registration rights agreement, no more than three times in any twelve month period. Six months after the closing of this offering, BlackRock and Highfields and certain permitted transferees will have the right under the registration rights agreement to require that we register their Class A common stock for resale. Such registration demand must reasonably be expected to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million. Each of BlackRock and Highfields and certain permitted transferees will have the right to participate in any such demand registrations. We will not be obligated to effect a demand registration within 120 days of the effective date of a registration statement filed by us. We may postpone the filing of a registration statement for up to 60 days once in any 12-month period if our board of directors determines in good faith that the filing would reasonably be expected to materially adversely affect any material financing or acquisition of ours or require premature disclosure of information that would reasonably be expected to be materially adverse to us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        Piggyback Registration Rights.    BlackRock, Highfields, certain of their permitted transferees and the minority stockholders which are parties to the agreement will each have the right to "piggyback" on any registration statements that we file on an unlimited basis, subject to the conditions set forth in the registration rights agreement. If we register any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration for resale by them, subject to specified limitations and exceptions.

        S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, the stockholders with S-3 registration rights under the registration rights agreement and certain permitted transferees can request that we register their shares for resale. Any registration must be reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $10 million, and no more than three demands for an S-3 registration may be made in any 12-month period. If we are eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If we are not eligible as a WKSI or are otherwise ineligible to utilize the automatic shelf registration process, then we are required to use our reasonable efforts to have the shelf registration statement declared effective.

Tax Receivable Agreement

        As described above, the unit holders of Private National Mortgage Acceptance Company, LLC (other than PennyMac Financial Services, Inc.) may (subject to the terms of the exchange agreement) exchange their New Holdings Units for shares of Class A common stock of PennyMac Financial Services, Inc., initially on a one-for-one basis. Private National Mortgage Acceptance Company, LLC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of New Holdings Units for shares of Class A common stock occurs, which may result in a special adjustment for PennyMac Financial Services, Inc. with respect to the tax basis of the assets of Private National Mortgage Acceptance Company, LLC at the time of an exchange of New Holdings Units, which adjustment affects only PennyMac Financial Services, Inc., which we refer to as the "corporate taxpayer." The subsequent exchanges are expected to result in special increases for the corporate taxpayer in the tax basis of the assets of Private National Mortgage Acceptance Company, LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

        We will enter into a tax receivable agreement with our existing owners that will provide for the payment from time to time by the corporate taxpayer to our existing owners of 85% of the amount of the net tax benefits, if any, that the corporate taxpayer is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of New Holdings Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of the corporate taxpayer and not of Private National Mortgage Acceptance Company, LLC. For purposes of the tax receivable agreement, the tax benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of Private National Mortgage Acceptance Company, LLC as a result of the exchanges, and had the corporate taxpayer not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) the corporate taxpayer exercises its right to terminate the tax receivable agreement in exchange for an early termination payment in an amount based on the present value of the anticipated future tax benefits (calculated with certain assumptions) or (ii) the corporate taxpayer breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

  •
  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Private National Mortgage Acceptance Company, LLC at the time of each exchange;

  •
  the price of shares of our Class A common stock at the time of the exchange—the tax basis increase in assets of Private National Mortgage Acceptance Company, LLC for the corporate taxpayer, as well as any related increase in allocations of tax deductions to the corporate taxpayer, is directly proportional to the price of shares of our Class A common stock at the time of the exchange;

  •
  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

  •
  the amount and timing of our income—the corporate taxpayer will be required to pay 85% of the net tax benefits as and when those benefits are treated as realized under the terms of the tax receivable agreement. If the corporate taxpayer does not have taxable income, the corporate taxpayer generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

        We expect that the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to PennyMac Financial Services, Inc. by Private National Mortgage Acceptance Company, LLC are not sufficient to permit PennyMac Financial Services, Inc. to make payments under the tax receivable agreement after it has paid taxes. Furthermore, our obligations to make payments under the tax receivable agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the tax receivable agreement. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us.

        In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to exchanged or acquired New Holdings Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As a result, (i) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual net tax benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (ii) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future net tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, as well as our attractiveness as a target for an acquisition.

        Decisions made by our existing owners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments.

        Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Payments not made when due under the tax receivable agreement generally would accrue interest at a rate of LIBOR plus 500 basis points. However, in the event that we do not have sufficient cash available to make a payment under the tax receivable agreement when that payment is due, under certain circumstances we may elect to defer that payment for up to two years. Payments that are deferred pursuant to this election would accrue interest at a rate of LIBOR plus 350 basis points.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the tax receivable agreement (except to the extent such amounts can be applied against future amounts that would otherwise be due under the tax receivable agreement). As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the tax receivable agreement.

Private National Mortgage Acceptance Company, LLC Limited Liability Company Agreement

        As a result of the Recapitalization and Offering Transactions, PennyMac Financial Services, Inc. will hold New Holdings Units in Private National Mortgage Acceptance Company, LLC and will be the sole managing member of Private National Mortgage Acceptance Company, LLC. Accordingly, PennyMac Financial Services, Inc. will operate and control all of the business and affairs of Private National Mortgage Acceptance Company, LLC and, through Private National Mortgage Acceptance Company, LLC and its operating entity subsidiaries, conduct our business.

        Pursuant to the limited liability company agreement of Private National Mortgage Acceptance Company, LLC as it will be in effect at the time of this offering, PennyMac Financial Services, Inc. has the right to determine when distributions will be made to unit holders of Private National Mortgage Acceptance Company, LLC and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the unit holders of Private National Mortgage Acceptance Company, LLC pro rata in accordance with the percentages of their respective limited liability company interests.

        The unit holders of Private National Mortgage Acceptance Company, LLC, including PennyMac Financial Services, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Private National Mortgage Acceptance Company, LLC. Except as otherwise required under Section 704(c) of the Code, net profits and net losses of Private National Mortgage Acceptance Company, LLC will generally be allocated to its unit holders (including PennyMac Financial Services, Inc.) pro rata in accordance with their respective limited liability company interests. The limited liability company agreement of Private National Mortgage Acceptance Company, LLC will provide for quarterly cash distributions, which we refer to as "tax distributions," to the holders of the New Holdings Units if PennyMac Financial Services, Inc., as the sole managing member of Private National Mortgage Acceptance Company, LLC, determines that the taxable income of Private National Mortgage Acceptance Company, LLC gives rise to taxable income for such holders. Generally, these quarterly tax distributions will be computed based on the taxable income of Private National Mortgage Acceptance Company, LLC multiplied by an assumed tax rate determined by us. Tax distributions will be made only to the extent that all distributions from Private National Mortgage Acceptance Company, LLC for the relevant year were insufficient to cover such tax liabilities.

        The limited liability company agreement of Private National Mortgage Acceptance Company, LLC will also provide that substantially all expenses incurred by or attributable to PennyMac Financial Services, Inc. (such as expenses incurred in connection with this offering), but not including obligations incurred under the tax receivable agreement by PennyMac Financial Services, Inc. and income tax expenses of PennyMac Financial Services, Inc., will be borne by Private National Mortgage Acceptance Company, LLC.

        The limited liability company agreement of Private National Mortgage Acceptance Company, LLC will generally provide that at any time we issue a share of our Class A common stock or any other equity security, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to Private National Mortgage Acceptance Company, LLC and Private National Mortgage Acceptance Company, LLC will issue to us one New Holdings Unit with respect to such issuance of Class A common stock (or another equity interest in Private National Mortgage Acceptance Company, LLC with respect to other equity issuances by us). Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, then Private National Mortgage Acceptance Company, LLC will redeem from us the same number of New Holdings Units (subject to any change in the initial exchange rate provided for in the exchange agreement) at the same price.

        Other than PennyMac Financial Services, Inc., in its capacity as managing member, holders of the New Holdings Units will have no voting rights with respect to Private National Mortgage Acceptance Company, LLC, except that (i) the managing member shall not create additional classes of units or securities for issuance to any party other than PennyMac Financial Services, Inc. and (ii) the managing member and Private National Mortgage Acceptance Company, LLC shall take no action or enter into any agreement that would limit the ability of Private National Mortgage Acceptance Company, LLC to make tax distributions or the ability of the managing member to make payments under the tax receivable agreement, provided that the managing member and Private National Mortgage Acceptance Company, LLC may enter into credit, financing or warehousing or similar agreements that limit or prohibit the making of tax distributions or payments under the tax receivable agreement if there is a default or event of default or if such distributions could result in a default or event of default thereunder, in each case without the consent of each of BlackRock and Highfields, as long as it, together with its affiliates, holds any New Holdings Units.

        Also, as long as BlackRock or Highfields, together with its affiliates, holds at least 3% of the number of New Holdings Units outstanding immediately following the closing of this offering and the related purchase of New Holdings Units by us with the proceeds of this offering, Private National Mortgage Acceptance Company, LLC may not, without the consent of that holder, make any dilutive issuance (generally any issuance of units to us other than an issuance of New Holdings Units to us in connection with the issuance by us of an equivalent number of shares of Class A common stock as described above) of any units other than New Holdings Units to us. Further, as long as BlackRock or Highfields, together with its affiliates, holds any New Holdings Units, Private National Mortgage Acceptance Company, LLC may not, without the consent of that holder, make any dilutive issuance of any units to us if such issuance, together with all other such issuances made during the 365 day period ending on the date of such issuance, would cause the percentage of New Holdings Units (together with all other common equity securities of Private National Mortgage Acceptance Company, LLC) held by all members of Private National Mortgage Acceptance Company, LLC other than us to decrease by more than 0.5% during that period (ignoring, for the purposes of this calculation, units purchased by those members pursuant to the following sentence). Concurrently with each dilutive issuance, each member of Private National Mortgage Acceptance Company, LLC will have the right to purchase, at the same price and on the same terms on which we are purchasing units in that dilutive issuance, up to the number of the same type of units as would be necessary for that member to beneficially own the same percentage of all such units outstanding immediately after the dilutive issuance as that member beneficially owned immediately prior to the dilutive issuance.

        Holders of New Holdings Units will also have consent rights for amendments to the limited liability company agreement of Private National Mortgage Acceptance Company, LLC that materially and adversely affect the rights or duties of a holder on a discriminatory and non-pro rata basis. In addition, so long as either BlackRock or Highfields continues to own, together with its affiliates, a number of New Holdings Units representing more than 10% of the New Holdings Units outstanding immediately after this offering, its consent will be required for any amendment to the limited liability company agreement of Private National Mortgage Acceptance Company, LLC. The consent of BlackRock and Highfields and any other member to whom BlackRock or Highfields has transferred Class A units in compliance with the amended and restated limited liability company agreement will also be required to any amendment that (i) reduces such holder's tax distributions, (ii) limits such holder's ability to exercise its rights under the exchange agreement, (iii) requires such holder to make a capital contribution, (iv) increases such holder's obligations or permits the appointment of a new managing member other than a successor to PennyMac Financial Services, Inc. permitted under the limited liability company agreement of Private National Mortgage Acceptance Company, LLC, (v) reduces or eliminates fiduciary duties of the managing member or officers, (vi) restricts or eliminates permitted transfers of New Holdings Units, (vii) reduces or eliminates indemnification or exculpation provisions, or (viii) changes certain provisions regarding the issuance of units by Private National Mortgage Acceptance Company, LLC or shares by us. In addition, the consent of BlackRock and Highfields will be required to convert the legal form of Private National Mortgage Association Company, LLC into a corporation, or treat it as other than a partnership for United States federal income tax purposes.

Management Agreements

        Our subsidiary, PCM, enters into investment management agreements with investment companies or funds that invest in residential mortgage assets. Presently, PCM is party to management agreements with the Investment Funds and with PMT.

        These management agreements require us to oversee the business affairs of the Investment Funds and PMT in conformity with the investment policies that are approved and monitored by such client's board or management. We are responsible for the client's day-to-day management and perform such services and activities related to the client's assets and operations as may be appropriate.

        PMT Management Agreement.    Effective February 1, 2013, we renewed our management agreement with PMT and PennyMac Operating Partnership, L.P. through February 1, 2017 and amended and restated its terms in order to better align the base and performance incentive components of our management fee with PMT's investment strategy. Pursuant to the terms of the amended and restated management agreement between PCM and PMT, PCM collects a base management fee and may collect a performance incentive fee, both payable quarterly and in arrears. The initial term of this management agreement expires, on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        The base management fee is calculated at a defined annualized percentage of "shareholder's equity." "Shareholders' equity" is defined as the sum of the net proceeds from any issuances of PMT's equity securities since its inception (weighted for the time outstanding during the measurement period); plus PMT's retained earnings at the end of the quarter; less any amount that PMT pays for repurchases of its common shares (weighted for the time held during the measurement period); and excluding one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between PCM and PMT's independent trustees and approval by a majority of PMT's independent trustees.

        The base management fee is equal to the sum of (i) 1.5% per annum of shareholders' equity up to $2 billion, (ii) 1.375% per annum of shareholders' equity in excess of $2 billion and up to $5 billion, and (iii) 1.25% per annum of shareholders' equity in excess of $5 billion. The base management fee is paid in cash.

        The performance incentive fee is calculated at a defined annualized percentage of the amount by which "net income," on a rolling four-quarter basis and before the incentive fee, exceeds certain levels of return on "equity." "Net income," for purposes of determining the amount of the performance incentive fee, is defined as net income or loss computed in accordance with GAAP and certain other non-cash charges determined after discussions between PCM and PMT's independent trustees and approval by a majority of PMT's independent trustees. "Equity" is the weighted average of the issue price per common share of all of PMT's public offerings, multiplied by the weighted average number of common shares outstanding (including restricted share units) in the four-quarter period.

        The performance incentive fee is calculated quarterly and escalates as net income (stated as a percentage return on equity) increases over certain thresholds. On each calculation date, the threshold amounts represent a stated return on equity, plus or minus a "high watermark" adjustment. The performance fee payable for any quarter is equal to: (a) 10% of the amount by which net income for the quarter exceeds (i) an 8% return on equity plus the high watermark, up to (ii) a 12% return on equity; plus (b) 15% of the amount by which net income for the quarter exceeds (i) a 12% return on equity plus the high watermark, up to (ii) a 16% return on equity; plus (c) 20% of the amount by which net income for the quarter exceeds a 16% return on equity plus the high watermark.

        The high watermark starts at zero and is adjusted quarterly. The quarterly adjustment reflects the amount by which the net income in that quarter exceeds or falls short of the lesser of 8% and the 30-year Fannie Mae current coupon MBS Yield (the target yield) for such quarter. If the net income is lower than the target yield, the high watermark is increased by the difference. If the net income is higher than the target yield, the high watermark is reduced by the difference. Each time a performance incentive fee is earned, the high watermark returns to zero. As a result, the threshold amounts required for PCM to earn a performance incentive fee are adjusted cumulatively based on the performance of PMT's net income over (or under) the target yield, until the net income in excess of the target yield exceeds the then-current cumulative high watermark amount, and a performance incentive fee is earned. The performance incentive fee may be paid in cash or in common shares of PMT (subject to a limit of no more than 50% paid in common shares), at PMT's option.

        Under this management agreement, PCM is entitled to reimbursement of its organizational and operating expenses, including third-party expenses, incurred on PMT's behalf.

        In general, the parties to this management agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PCM in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under this management agreement if (a) PMT or PCM requests such negotiation after a determination by PMT or PCM that the rates of compensation payable to PCM differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of this management agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of such fee amendment will be determined by final and binding arbitration procedures set forth in this management agreement.

        Under this management agreement, PCM may be entitled to a termination fee under certain circumstances. Specifically, the termination fee is payable for (1) PMT's termination of the management agreement without cause, (2) PCM's termination of the management agreement upon a default by PMT in the performance of any material term of the management agreement that has continued uncured for a period of 30 days after receipt of written notice thereof or (3) PCM's termination of the management agreement after PMT's termination without cause (excluding a non-renewal) of the mortgage banking and warehouse services agreement, the MSR recapture agreement, or the amended and restated flow servicing agreement, each of which is described below. The termination fee is equal to three times the sum of (a) the average annual base management fee, and (b) the average annual (or, if the period is less than 24 months, annualized) performance incentive fee earned by PCM, in each case during the 24-month period before termination.

        PMT may terminate this management agreement without the payment of any termination fee under certain circumstances, including, among other circumstances, in the event of uncured material breaches by PCM of this management agreement, upon a change in control of PCM (defined to include a 50% change in the shareholding of PCM in a single transaction or related series of transactions or Stanford Kurland's failure to continue as chief executive officer of PCM to the extent his suitable replacement (in PMT's discretion) has not been retained by PCM within six months thereof) or upon the termination of the mortgage banking and warehouse services agreement or the MSR recapture agreement by PLS without cause.

        This management agreement also provides that, prior to the undertaking by PCM or its affiliates of any new investment opportunity or any other business opportunity requiring a source of capital with respect to which PCM or its affiliates will earn a management, advisory, consulting or similar fee, PCM will present to PMT that new opportunity and the material terms on which PCM proposes to provide services before pursuing that opportunity with third parties.

        We earned approximately $15.1 million, $8.5 million and $5.5 million in base management fees, and no performance incentive fees, in fiscal years 2012, 2011 and 2010, respectively, under our management agreements with PMT.

        Investment Funds Management Agreements.    We have investment management agreements with the Investment Funds pursuant to which we receive management fees consisting of base management fees and carried interest. The Investment Funds' management fees were based on the capital commitments of the respective funds from their inception through December 31, 2011, at which time the commitment period for each of the Investment Funds ended. Since the end of the commitment periods, the base management fees are based on the lesser of the funds' net asset values or aggregate capital contributions. The base management fees accrue at annual rates ranging from 1.5% to 2.0% of the applicable amounts on which they are based.

        We also recognize carried interest as a participation in the profits of the Investment Funds after their investors have achieved a preferred return of 8.0%, compounded annually and as defined in the management agreements. After the investors have achieved such preferred return, a "catch up" return accrues to us until we receive a specified percentage of such preferred return, taken together with our portion thereof. Thereafter, we participate in future returns in excess of the preferred return rate at the rate of 20.0%.

        The amount of the carried interest that we will receive depends on the Investment Funds' future performance. As a result, the amount of carried interest recorded by us at period end is subject to adjustment based on future results of the Investment Funds. We expect to collect the carried interest when the Investment Funds liquidate. The Investment Funds will continue in existence through December 31, 2016, subject to three one-year extensions by PCM at its discretion, in accordance with the terms of the limited liability company and limited partnership agreements that govern the Investment Funds.

        We earned from the Investment Funds approximately $9.4 million, $9.9 million and $9.9 million in base management fees, and approximately $10.5 million, $12.6 million and $24.7 in carried interest, in fiscal years 2012, 2011 and 2010, respectively, under our management agreements with the Investment Funds. We did not earn any performance incentive fees during these periods under these management agreements.

Servicing Agreements

        Our subsidiary, PLS, enters into servicing agreements with investment companies or funds that invest in residential mortgage loans pursuant to which we provide servicing for our clients' portfolio of residential mortgage loans. Presently, PLS is party to servicing agreements with the Investment Funds and PMT.

        The loan servicing to be provided by us under the servicing agreements includes collecting principal, interest and escrow account payments, if any, with respect to mortgage loans, as well as managing loss mitigation, which may include, among other things, collection activities, loan workouts, modifications, foreclosures and short sales. We may also engage in certain loan origination activities that include refinancing mortgage loans and arranging financings that facilitate sales of REO properties.

        PMT Loan Servicing Agreement.    Effective February 1, 2013, we amended our loan servicing agreement with PMT and established servicing fees that change the nature of the fees that we earn to fixed per-loan monthly amounts based on the delinquency, bankruptcy and foreclosure status of the serviced loan or the real estate acquired in settlement of a loan. The loan servicing agreement was further amended on March 1, 2013. The initial term of this servicing agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        The base servicing fees for distressed whole loans are calculated based on a monthly per-loan dollar amount, with the actual dollar amount for each loan based on the delinquency, bankruptcy and/or foreclosure status of such loan or the related underlying real estate. Presently, the base servicing fees for distressed whole loans range from $30 per month for current loans up to $125 per month for loans that are severely delinquent and in foreclosure.

        The base servicing fees for loans subserviced on behalf of PMT are also calculated through a monthly per-loan dollar amount, with the actual dollar amount for each loan based on whether the mortgage loan is a fixed-rate or adjustable-rate loan. Presently, the base servicing fees for loans subserviced on behalf of PMT are $7.50 per month for fixed-rate loans and $8.50 per month for adjustable-rate mortgage loans. To the extent that these loans become delinquent, PLS is entitled to an additional servicing fee per loan falling within a range of $10 to $75 per month and based on the delinquency, bankruptcy and foreclosure status of the loan or the related underlying real estate.

        PLS is also entitled to customary ancillary income and certain market-based fees and charges, including boarding and deboarding fees, liquidation and disposition fees, and assumption, modification and origination fees.

        Except as otherwise provided in the MSR Recapture Agreement, when PLS effects a refinancing of a loan on PMT's behalf and not through a third-party lender and the resulting loan is readily saleable, or PLS originates a loan to facilitate the disposition of the real estate acquired by PMT in settlement of a loan, PLS is entitled to receive from PMT market-based fees and compensation consistent with pricing and terms PLS offers unaffiliated third parties on a retail basis.

        To the extent that PLS participates in HAMP (or other similar mortgage loan modification programs), PLS is entitled to retain any incentive payments made to it and to which it is entitled under HAMP, provided that with respect to any incentive payments paid to PLS in connection with a mortgage loan modification for which PMT previously paid PLS a modification fee, PLS is required to reimburse PMT an amount equal to the incentive payments.

        In addition, because PMT does not have any employees or infrastructure, PLS is required to provide a range of services and activities significantly greater in scope than the services provided in connection with a customary servicing arrangement. For these services, PLS receives from PMT a supplemental fee of $25 per month for each distressed whole loan and $3.25 per month for each other subserviced loan.

        In general, the parties to this servicing agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under this servicing agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of this servicing agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of that fee amendment will be determined by final and binding arbitration procedures set forth in this servicing agreement.

        No automatic renewal of this servicing agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate this servicing agreement without cause if either of the mortgage banking and warehouse services agreement or the MSR recapture agreement is terminated by PMT without cause as provided in each such agreement or the management agreement is terminated by PMT without cause as provided in such agreement and (ii) PMT has the right to terminate the servicing agreement without cause if either of the mortgage banking and warehouse services agreement or the MSR recapture agreement is terminated by PLS without cause or the management agreement is terminated by PCM as provided in such agreement. This servicing agreement is further subject to termination under other circumstances, generally including (a) in whole, at the election of either party following a specified default or other for-cause event on the part of the other, (b) in part with respect to one or more individual loans, at the election of PMT in connection with a sale of such loan(s) or if such loan(s) become seriously delinquent or the real estate is acquired on behalf of the lender, and (c) in whole at the election of PLS or PMT if PMT or PLS, respectively, defaults in its obligations under the MSR recapture agreement. PMT is required to pay release fees to PLS in connection with certain terminations.

        Under this loan servicing agreement, PLS is entitled to reimbursement for all customary, bona fide reasonable and necessary out of pocket expenses incurred by PLS in connection with the performance of its servicing obligations.

        Investment Funds Loan Servicing Agreements.    Our servicing agreements with the Investment Funds generally provide for fee revenue of between 50 and 100 basis points of unpaid principal balance per year, the amount of which varies depending on the type and quality of the loans being serviced. We are also entitled to certain customary market-based fees and charges. Under the servicing agreements between us and the Investment Funds, on December 31, 2011 and the end of every calendar year thereafter, we are required to rebate to the Investment Funds an amount equal to the cumulative profit, if any, of the servicing operations attributable to the Investment Funds' assets, and, conversely, charge the Investment Funds if a loss has been incurred in order to effect overall "at cost" pricing with respect to loan servicing activities for those assets. Under these agreements, we also will rebate to the Investment Funds 50% of any profit generated from loan origination and modification activities. We record the net rebate amounts as earned or incurred.

        This arrangement was modified, effective January 1, 2012, with respect to one of the Investment Funds. At that time, we settled our accrued servicing fee rebate and amended our servicing agreement with such fund to charge scheduled servicing fees in place of the previous "at cost" servicing arrangement.

        We earned approximately $31.4 million, $25.0 million and $13.6 million in loan servicing fees in fiscal years 2012, 2011 and 2010, respectively, in connection with work performed for PMT and the Investment Funds.

Other Agreements with PMT

        PMT Mortgage Banking and Warehouse Services Agreement.    Pursuant to the terms of the current mortgage banking and warehouse services agreement, PLS provides PMT with certain mortgage banking services, including fulfillment and disposition-related services, with respect to loans acquired by PMT from correspondent lenders, and certain warehouse lending services, including fulfillment and administrative services, with respect to loans financed by PMT for its warehouse lending clients. Pursuant to the mortgage banking and warehouse services agreement, PLS has agreed to provide such services exclusively for PMT's benefit, and PLS and its affiliates are prohibited from providing such services for any other third party. However, such exclusivity and prohibition shall not apply, and certain other duties instead will be imposed upon PLS, if PMT is unable to purchase or finance mortgage loans as contemplated under the mortgage banking and warehouse services agreement for any reason. The initial term of the mortgage banking and warehouse services agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        In consideration for the mortgage banking services provided by PLS with respect to PMT's acquisition of mortgage loans, PLS is entitled to a fulfillment fee based on the type of mortgage loan acquired by PMT and equal to a percentage of the unpaid principal balance of such mortgage loan. Presently, the applicable percentages are (i) .50% for Fannie Mae or Freddie Mac mortgage loans, (ii) .88% for loans underwritten in accordance with the Ginnie Mae Mortgage-Backed Securities Guide, (iii) .80% for HARP mortgage loans with a loan-to-value ratio of 105% or less, (iv) 1.20% for HARP mortgage loans with a loan-to-value ratio of greater than 105%, and (v) .50% for any mortgage loans other than those described in clauses (i)-(iv). Presently, PMT does not hold the Ginnie Mae approval required to issue Ginnie Mae MBS and act as a servicer. Accordingly, under the mortgage banking and warehouse services agreement we currently purchase loans underwritten in accordance with the Ginnie Mae Mortgage-Backed Securities Guide "as is" and without recourse of any kind from PMT at its cost less an administrative fee plus accrued interest and a sourcing fee of three basis points.

        In the event PMT acquires mortgage loans with an aggregate UPB in any month greater than $2.5 billion and less than or equal to $5 billion, PLS has agreed to discount the amount of such fulfillment fees by reimbursing PMT in an amount equal to the product of (i) .025%, (ii) the amount of unpaid principal balance in excess of $2.5 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to mortgage loans for which we collected fulfillment fees in such month. In the event that PMT acquires mortgage loans in any month with an aggregate UPB greater than $5 billion, we have agreed to discount the amount of such fulfillment fees by reimbursing PMT in an amount equal to the product of (i) .05%, (ii) the amount of unpaid principal balance in excess of $5.0 billion, and (iii) the percentage of the aggregate unpaid principal balance relating to mortgage loans for which we collected fulfillment fees in such month.

        In consideration for the mortgage banking services provided by PLS with respect to PMT's acquisition of mortgage loans under its early purchase program, PLS is entitled to fees that accrue (i) at a rate equal to $25,000 per annum and (ii) in the amount of $50 for each mortgage loan that PMT acquires.

        In consideration for the warehouse services provided by PLS with respect to mortgage loans financed by PMT for its warehouse lending clients, with respect to each facility, PLS is entitled to fees that accrue (i) at a rate equal to $25,000 per annum and (ii) in the amount of $50 for each mortgage loan financed thereunder.

        Where PMT offers both an early purchase program and a warehouse facility to the same client, PLS shall only be entitled to one per anum fee of $25,000, and it shall only be able to collect one $50 fee per loan, whether or not such loan is subject to both the warehouse facility and the early purchase program.

        Notwithstanding any provision of the mortgage banking and warehouse services agreement to the contrary, if it becomes reasonably necessary or advisable for PLS to engage in additional services in connection with post-breach or post-default resolution activities for the purposes of a correspondent lending agreement, a warehouse agreement or a re-warehouse agreement, then PMT has generally agreed with PLS to negotiate in good faith for additional compensation and reimbursement of expenses to be paid to PLS for the performance of such additional services.

        In general, the parties to the mortgage banking and warehouse services agreement have agreed to negotiate in good faith to amend the provisions of the mortgage banking and warehouse services agreement relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under the mortgage banking and warehouse services agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of the mortgage banking and warehouse services agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of that fee amendment will be determined by final and binding arbitration procedures set forth in the mortgage banking and warehouse services agreement.

        No automatic renewal of the mortgage banking and warehouse services agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate the mortgage banking and warehouse services agreement without cause if the MSR recapture agreement is terminated by PMT without cause as provided in such agreement, the servicing agreement is terminated by PMT without cause as provided in such agreement or the management agreement is terminated by us without cause as provided in such agreement, and (ii) PMT has the right to terminate the mortgage banking and warehouse services agreement without cause if the MSR recapture agreement or the servicing agreement is terminated by PLS without cause as provided in each such agreement or the management agreement is terminated by PCM without cause as provided in such agreement. The mortgage banking and warehouse services agreement is further subject to termination under other circumstances, generally including at the election of either party following a specified default or other for-cause event on the part of the other. In the case of a non-renewal or termination of the mortgage banking and warehouse services agreement, PMT will be entitled under certain circumstances to require that PLS continue to provide correspondent lending services for a specified number of months following the scheduled expiration or termination, in which case the then current fee structure and exclusivity obligations applicable to such services would remain in effect.

        In connection with the execution of the mortgage banking and warehouse services agreement, PMT and PLS entered into an agreement terminating, effective on February 1, 2013, the amended and restated mortgage banking services agreement, dated as of November 1, 2010 (as amended, supplemented or otherwise modified), between PMT and PLS and mutually waived any and all notice and timing requirements applicable to such termination.

        We earned approximately $62.9 million, $1.7 million and $80,000 in fulfillment fees in fiscal years 2012, 2011 and 2010, respectively, under our mortgage banking and warehouse services agreements with PMT, and we paid to PMT approximately $2.5 million, $0.2 million and $0 in sourcing fees in fiscal years 2012, 2011 and 2010, respectively.

        MSR Recapture Agreement.    PLS has also entered into an MSR recapture agreement with PMT. Pursuant to the terms of the MSR recapture agreement, if PLS refinances via its retail lending business loans for which PMT previously held the MSRs, PLS is generally required to transfer and convey to PMT, without cost to PMT, the MSRs with respect to new mortgage loans originated in those refinancings (or, under certain circumstances, other mortgage loans) that have an aggregate unpaid principal balance that is not less than 30% of the aggregate unpaid principal balance of all the loans so originated. The initial term of the MSR recapture agreement expires, on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the agreement.

        In general, the parties to the MSR recapture agreement have agreed to negotiate in good faith to amend the provisions thereof relating to the compensation of PLS in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided under the MSR recapture agreement if (a) either party requests such negotiation after a determination by either party that the rates of compensation payable to PLS differ materially from such market rates of compensation and (b) various conditions relating to the timing and frequency of such requests are satisfied, including the condition that no request be made before the second anniversary of the execution of the MSR recapture agreement. If the parties are unable to reach agreement on the terms of a fee amendment within thirty days of the delivery of the relevant fee negotiation request, the terms of such fee amendment will be determined by final and binding arbitration procedures set forth in the MSR recapture agreement.

        No automatic renewal of the MSR recapture agreement will occur upon the conclusion of the initial term or any renewal period if PMT or PLS delivers to the other party a notice of nonrenewal at least 180 days in advance. In addition, (i) PLS has the right to terminate the MSR recapture agreement without cause if the mortgage banking and warehouse services agreement is terminated by PMT without cause as provided in such agreement, the servicing agreement is terminated by PMT without cause as provided in such agreement or the management agreement is terminated by us without cause as provided in such agreement, and (ii) PMT has the right to terminate the MSR recapture agreement without cause if the mortgage banking and warehouse services agreement or the servicing agreement is terminated by PLS without cause as provided in each such agreement or the management agreement is terminated by PCM without cause as provided in such agreement. In addition, if PMT exercises its right to terminate the servicing agreement without cause in connection with sales of one or more mortgage loans serviced thereunder, PLS will be entitled to terminate the MSR recapture agreement solely with respect to such mortgage loans. Following any termination of the MSR recapture agreement, PLS is prohibited from taking action with respect to the refinancing of the mortgage loans involved in the termination, subject to various exceptions, including an exception with respect to generalized advertising not targeted exclusively to the borrowers under such mortgage loans.

        Spread Acquisition and MSR Servicing Agreement.    Pursuant to a spread acquisition and MSR servicing agreement entered into by PLS and PMT on February 1, 2013, PMT may acquire from PLS the rights to receive certain excess servicing spread arising from mortgage servicing rights acquired by PLS, in which case PLS generally would be required to service or subservice the related mortgage loans. The terms of each transaction under this spread acquisition and MSR servicing agreement will be subject to the terms of such agreement as modified and supplemented by the terms of a confirmation executed in connection with such transaction. As of the date hereof, no acquisition has occurred, and no confirmation has been executed, under this spread acquisition and MSR servicing agreement.

        Reimbursement Agreement.    In connection with the initial public offering of common shares of PMT, on August 4, 2009 our subsidiary, PCM, entered into an agreement with PMT pursuant to which PMT agreed to reimburse PCM for the $2.9 million payment that PCM made to the underwriters for PMT's initial public offering if PMT satisfied certain performance measures over a specified period of time. We refer to this as the "Conditional Reimbursement." The reimbursement agreement provides for the reimbursement of PCM of the Conditional Reimbursement if PMT is required to pay PCM performance incentive fees under the amended and restated management agreement described above, at a rate of $10 in reimbursement for every $100 of performance incentive fees earned. The reimbursement of the Conditional Reimbursement is subject to a maximum reimbursement in any particular 12 month period of $980,422 and the maximum amount that may be reimbursed under the agreement is $2.9 million. In the event that the termination fee is payable to PCM under the amended and restated management agreement and PCM has not received the full amount of the reimbursements and payments under the reimbursement agreement, this amount will be paid in full. The term of the reimbursement agreement expires on February 1, 2019.

        Confidentiality Agreement.    Pursuant to the Confidentiality Agreement, we agreed to standard confidentiality obligations with PMT and agreed that we and certain of our affiliates shall be prohibited from pursuing an acquisition of PMT, and PMT shall be prohibited from pursuing an acquisition of us, except through negotiations with our respective boards, for a period of three years.

Our Investment in PMT

        We received dividends of $167,000, $138,000 and $58,000 in fiscal years 2012, 2011 and 2010, respectively, as a result of our investment in common shares of PMT.

Management Investments in Private National Mortgage Acceptance Company, LLC

        Certain executive officers have been provided with the opportunity to purchase units in Private National Mortgage Acceptance Company, LLC. The numbers of units offered for purchase to such executive officers were determined based upon the recommendation of our Chief Executive Officer and approval by the board of directors of Private National Mortgage Acceptance Company, LLC based upon the individual's position and other relevant factors.

        We previously extended loans to certain of our executive officers to facilitate the acquisitions of such units. In addition, in 2010 advances against future distributions were made to certain members of our management in lieu of cash bonuses relating to 2009. All such loans and advances made to our executive officers have been repaid prior to the initial filing of the registration statement of which this prospectus forms a part.

        The following table sets forth the aggregate number and dollar amount of preferred units in Private National Mortgage Acceptance Company, LLC purchased by our executive officers, and the aggregate dollar amount of loans or advances made by us to our executive officers, in the last three years, in each case where the aggregate amount of all such purchases, loans or advances exceeded $120,000 in any year:

	2012	2011	2010
Stanford Kurland
Number of preferred units purchased	1,599.53	2,813.98	750.00
Aggregate purchase price	$1,599,530	$2,813,980	$750,000
Purchase loans	—	—	—
Other loans and advances	—	—	—
David Spector
Number of preferred units purchased	248.05	446.29	118.95
Aggregate purchase price	$248,045	$446,295	$118,950
Purchase loans	$248,045	$350,045	—
Other loans and advances	—	—	$400,000
Steve Bailey
Number of preferred units purchased	106.35	191.35	255.00
Aggregate purchase price	$106,350	$191,350	$255,000
Purchase loans	$106,350	$106,350	$255,000
Other loans and advances	$75,000	$75,000	$37,500
Andrew Chang
Number of preferred units purchased	171.41	308.41	82.20
Aggregate purchase price	$171,410	$308,410	$82,200
Purchase loans	$171,410	$234,910	—
Other loans and advances	—	—	$200,000
Vandad Fartaj
Number of preferred units purchased	159.84	287.59	273.45
Aggregate purchase price	$159,840	$287,590	$273,450
Purchase loans	$159,840	$212,040	$196,800
Other loans and advances	—	—	$200,000
Jeffrey Grogin
Number of preferred units purchased	91.10	233.81	29.70
Aggregate purchase price	$91,095	$233,805	$29,700
Purchase loans	$91,095	$214,905	—
Other loans and advances	—	—	$200,000

	2012	2011	2010
Anne McCallion
Number of preferred units purchased	138.01	318.22	52.20
Aggregate purchase price	$138,010	$318,220	$52,200
Purchase loans	—	—	—
Other loans and advances	—	—	$200,000
David Walker
Number of preferred units purchased	205.51	369.76	163.95
Aggregate purchase price	$205,505	$369,755	$163,950
Purchase loans	$205,505	$205,505	$65,400
Other loans and advances	—	—	$200,000

Other Transactions With Related Persons

  Related Party Employment Relationships

        Presently, we employ Mr. Kurland's brother-in-law, Robert Schreibman. We established Mr. Schreibman's compensation in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. None of the executive officers has a material interest in this employment relationship nor do any of them share a home with Mr. Schreibman. Mr. Schreibman does not report directly to any of our executive officers.

        We have employed Mr. Schreibman since 2008, as a Director, Asset Management, for the following approximate amounts: in 2012, $242,280 in base salary and bonus; in 2011, $206,684 in base salary and bonus; and in 2010, $212,520 in base salary and bonus. In addition, on October 17, 2011, Mr. Schreibman purchased from us pursuant to a company loan 116.36 of our preferred units, with a market value of $1,068 per unit, at a purchase price of $1,000 per unit, and we granted Mr. Schreibman 63.98 common units with a market value of $68 per unit. Mr. Schreibman has also been entitled to receive employee benefits generally available to all employees.

        Presently, we also employ Mr. Vandad Fartaj's brother, Vala Fartaj. We established Mr. Vala Fartaj's compensation in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. None of the executive officers has a material interest in this employment relationship nor do any of them share a home with Mr. Vala Fartaj. Mr. Vala Fartaj does not report directly to any of our executive officers.

        We have employed Mr. Vala Fartaj since 2008, as a Director, Mortgage Trading, for the following approximate amounts: in 2012, $229,698 in base salary and bonus and a gross-up payment for the payment of self-employment taxes in the amount of $1,608; in 2011, $220,802 in base salary and bonus and a gross-up payment for the payment of self-employment taxes in the amount of $2,631.78; and in 2010, $175,000 in base salary and bonus. In addition, on October 25, 2010, we granted Mr. Vala Fartaj 85.32 common units with a market value of $279 per unit and, on October 17, 2011, we granted Mr. Vala Fartaj 63.89 common units with a market value of $68 per unit. Mr. Vala Fartaj has also been entitled to receive employee benefits generally available to all employees.

  PNMAC Foodservice Agreement with Me N U Kitchen, LLC

        In August 2011, we entered into a foodservice agreement with Me N U Kitchen, LLC, or MNU. MNU is a limited liability company, the membership and percentage interests of which are held equally in fifty percent increments by Ashley Rubinstein, a daughter of Mr. Kurland, and Marci Grogin, the wife of Mr. Grogin.

        Pursuant to the terms of the foodservice agreement, MNU provides onsite foodservice (including cafeteria and catering services) to us and our employees on a contract basis. For these services, we pay MNU a monthly management fee equal to the greater of (a) $15,000 (or, during months in which our headcount is less than 600, $10,000), or (b) one-half of an adjusted profit that is calculated based on the fair value of food served by MNU without charge or at a standard discount, in either case to our officers, employees or business partners.

        For its services in 2012 and 2011 we paid MNU management fees of $60,000 and $152,500, respectively. Ms. Rubinstein also received payments of $19,870 in 2012 and $3,500 in 2011 (for the period between August 2011 and year end), and Mrs. Grogin received payments of $3,500 in 2012 and $5,500 in 2011 (for the period between August 2011 and year end).

        In addition, we do not charge MNU rent, its portion of utilities (including telephone and internet availability) or maintenance charges for the equipment it uses in connection with its use of the cafeteria and kitchen facilities, and we are required to bear certain other defined costs and expenses associated with MNU's operation of its foodservice business. The aggregate amount of such costs and expenses was $148,522 in 2012 and $83,190 in 2011 (for the period between August 2011 and year end). We also purchased an off-the-shelf "Point of Sale" system for $32,163 and pay on MNU's behalf a monthly hosting and maintenance charge of $370.

  Other Agreements and Arrangements

        PCM paid approximately $124,000, $124,000 and $123,000 in 2012, 2011 and 2010, respectively, to BlackRock Financial Management, Inc., an affiliate of BlackRock, as a fee for use of the BlackRock Solutions AnSer and Market Data analytics software.

Related Party Transactions Policy

        In connection with this offering, we adopted a policy that specifically governs related party transactions. The policy generally prohibits any related party transaction unless it is approved by our related-party matters committee in accordance with the policy. With certain exceptions, a related party transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PennyMac Financial Services, Inc. (including any of its subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000 in the aggregate in any calendar year, and in which any related party has, had or will have a direct or indirect interest. A related party is any person who is, or at any time since the beginning of our last fiscal year was one of our directors or executive officers or a nominee to become one of our directors; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; and any immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any of the foregoing persons); and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        The related party transactions policy governs the process for identifying potential related party transactions and seeking review, approval or ratification of such transactions. In addition, each of our directors and executive officers will be required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We will review these questionnaires and, if we determine that it is necessary, discuss any reported transactions with our entire board of directors in accordance with the related party transactions policy.

Indemnification of Directors and Officers

        Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. In addition, our amended and restated certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

        In addition, prior to the completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. In addition, our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

        The amended and restated limited liability company agreement of Private National Mortgage Acceptance Company, LLC also provides that Private National Mortgage Acceptance Company, LLC indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the amended and restated limited liability company agreement of Private National Mortgage Acceptance Company, LLC are not exclusive.

        There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of New Holdings Units by (1) each person known to us to beneficially own more than 5% of the outstanding membership interests of Private National Mortgage Acceptance Company, LLC, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group.

        The number of New Holdings Units outstanding and the percentage of beneficial ownership before the Offering Transactions set forth below is based on the number of New Holdings Units to be issued and outstanding immediately prior to the consummation of this offering after giving effect to the Recapitalization. No shares of our Class A common stock will be issued and outstanding at that time. The number of New Holdings Units and the percentage of beneficial ownership after the Offering Transactions set forth below is based on shares of our Class A common stock and of New Holdings Units to be issued and outstanding immediately after the Offering Transactions. Beneficial ownership reflected in the table below includes the total New Holdings Units held by the individual and his or her personal planning vehicles. Beneficial ownership is determined in accordance with the rules of the SEC.

        Except as otherwise indicated below, the address for each person or entity listed in the table is c/o PennyMac Financial Services, Inc., 6101 Condor Drive, Moorpark, California 93021.

	New Holdings Units Beneficially Owned(1)
	Prior to the Offering		After the Offering		% of Total Voting Power After the Offering(2)(3)
Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders
BlackRock Mortgage Ventures, LLC(4)	21,670,647	34.34%	21,670,647	29.20%	29.20%
HC Partners LLC	20,169,732	31.96%	20,169,732	27.17%	27.17%
Kurland Family Investments, LLC(5)	8,314,990	13.18%	8,314,990	11.20%	11.20%
Directors and Named Executive Officers
Stanford Kurland(6)	8,599,338	13.63%	8,599,338	11.59%	11.59%
David Spector(7)	1,699,729	2.69%	1,699,729	2.29%	2.29%
Douglas Jones	793,767	1.26%	793,767	1.07%	1.07%
Matthew Botein	1,218,552	1.93%	1,218,552	1.64%	1.64%
James Hunt	—	*	—	*	*
Joseph Mazzella(8)	331,052	*	331,052	*	*
Farhad Nanji	122,109	*	122,109	*	*
John Taylor	—	*	—	*	*
Mark Wiedman	54,556	*	54,556	*	*
Executive officers and directors as a group (15 persons)	17,692,007	28.03%	17,692,007	23.84%	23.84%

*
Represents less than 1%.

(1)
Subject to the terms of the exchange agreement, the New Holdings Units are exchangeable for shares of our Class A common stock on a one-for-one basis from and after the closing of this offering. See "Certain Relationships and Related Party Transactions—Exchange Agreement." The percentage of New Holdings Units after the Offering Transactions treats New Holdings Units held by PennyMac Financial Services, Inc. as outstanding.

(2)
Represents the percentage of voting power of the Class A common stock and Class B common stock of PennyMac Financial Services, Inc. voting together as a single class. See "Description of Capital Stock—Common Stock."

(3)
Our existing owners will hold shares of our Class B common stock. Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Unit held by such holder. Accordingly, our existing owners collectively have a number of votes in PennyMac Financial Services, Inc. that is equal to the aggregate number of New Holdings Units that they hold. See "Description of Capital Stock—Common Stock—Class B Common Stock."

(4)
BlackRock Mortgage Ventures, LLC is indirectly wholly-owned by BlackRock, Inc. BlackRock, Inc. controls the voting and investment power with respect to the securities held by BlackRock Mortgage Ventures, LLC and, therefore, may be deemed to be the beneficial owner of the New Holdings Units held by that entity.

(5)
Stanford Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the New Holdings Units held by that entity.

(6)
Mr. Kurland's holdings include 8,314,990 New Holdings Units owned by Kurland Family Investments, LLC.

(7)
Mr. Spector's holdings include 465,604 New Holdings Units owned by ST Family Investment Company LLC.

(8)
Does not include 407,031 New Holdings Units owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity and, therefore, would not be deemed to be the beneficial owner of the New Holdings Units held by that entity.

        As discussed under "Organizational Structure—Recapitalization," the allocation of New Holdings Units among our existing owners will be determined pursuant to the distribution provisions of the existing limited liability company agreement of Private National Mortgage Acceptance Company, LLC based upon the liquidation value of Private National Mortgage Acceptance Company, LLC, assuming it was liquidated at the time of this offering with a value implied by the initial public offering price of the shares of Class A common stock sold in this offering. The parties shown in the table will collectively hold 59,532,386 New Holdings Units after giving effect to the Recapitalization but prior to the Offering Transactions, 59,532,386 New Holdings Units (or 80.2%) immediately following the Offering Transactions assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock and 59,532,386 New Holdings Units (or 78.4%) immediately following the Offering Transactions assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

        Upon consummation of this offering, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, par value $0.0001 per share, 1,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

  Class B Common Stock

        Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each New Holdings Unit in Private National Mortgage Acceptance Company, LLC held by such holder. Accordingly, the unit holders of Private National Mortgage Acceptance Company, LLC collectively have a number of votes in PennyMac Financial Services, Inc. that is equal to the aggregate number of New Holdings Units that they hold.

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PennyMac Financial Services, Inc.

        As our existing owners exchange New Holdings Units for shares of Class A common stock, the voting power afforded to them by their shares of Class B common stock is automatically and correspondingly reduced.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the voting rights, if any, of the holders of the series;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

  •
  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by our company or any other entity;

  •
  restrictions, if any, upon issuance of indebtedness of our company so long as any shares of the series are outstanding; and

  •
  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        The General Corporation Law of Delaware does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of our board of directors, two or more of our directors, the chairman of our board, our chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of our capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of our Class A common stock (other than any holder that was, or whose affiliate was, a member of Private National Mortgage Acceptance Company, LLC immediately prior to this offering) hold more than 51% of the voting power of all outstanding shares of our capital stock. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to our stockholders agreements with BlackRock and Highfields or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws will allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

        Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields, if that action, amends the specific rights of BlackRock or Highfields in an adverse manner when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, the affirmative vote of holders of shares constituting a majority of the votes of all shares entitled to vote may approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, our separate stockholder agreements with BlackRock and Highfields will provide that our amended and restated certificate of incorporation may not be amended in any manner that is adverse to BlackRock or Highfields without the consent of BlackRock or Highfields, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of our outstanding shares of capital stock.

        Our amended and restated certificate of incorporation will authorize our board of directors, as well as our stockholders, to amend or repeal our amended and restated bylaws, provided that, pursuant to our separate stockholder agreements with BlackRock and Highfields if that action by either our board of directors or our stockholders amends the bylaws in a manner adverse to BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of our outstanding shares of capital stock, such action is approved by that entity.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's amended and restated certificate of incorporation provides otherwise. Our amended and restated bylaws will prohibit the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain classes or series of our stock.

  Delaware Anti-Takeover Statute

        We have not opted out of, and therefore are subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

        Our amended and restated certificate of incorporation provides that neither BlackRock nor Highfields or their respective affiliates has any duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage. In addition, in the event that either of BlackRock or Highfields acquires knowledge of a potential transaction or other business or employee thereof, they shall not be liable to us nor to any of our stockholders (or any affiliates thereof) for breach of any fiduciary or other duty by engaging in any such activity and we waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Our stockholder agreements with BlackRock and Highfields provide that any amendment or repeal of the provisions related to corporate opportunities described above requires the consent of each of BlackRock and Highfields as long as they, or any of their affiliates, hold any equity interest in us.

Options

        See "Executive and Director Compensation—Employee Benefit and Stock Plans" for a discussion of the terms of our 2013 Equity Incentive Plan.

Registration Rights

        The following are entitled to rights with respect to the registration under the Securities Act of the shares of Class A common stock for which their New Holdings Units may be exchanged:

  •
  BlackRock, holder of 21,670,647 New Holdings Units initially exchangeable for                        shares of our Class A common stock;

  •
  Highfields, holder of 20,169,732 New Holdings Units initially exchangeable for                        shares of our Class A common stock; and

  •
  58 other holders collectively owning 21,270,732 New Holdings Units initially exchangeable for 21,270,732 shares of our Class A common stock.

        These registration rights are contained in our registration rights agreement, which is described under "Certain Relationships and Related Transactions—Registration Rights Agreement" above and a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

Limitations of Liability and Indemnification

        See "Executive and Director Compensation—Limitation on Liability and Indemnification Matters."

Market Listing

        Our Class A common stock has been approved for listing on the NYSE under the symbol "PFSI."

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

        The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Class A common stock to a non-U.S. holder that purchases shares of our Class A common stock for cash in this offering. For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes);

  •
  a foreign estate; or

  •
  a foreign trust.

        In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partner and the partnership.

        This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative procedures of the Internal Revenue Service, or the IRS, all as in effect as of the date hereof. These authorities are subject to change and to differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those summarized below. No ruling has been or will be sought from the IRS with respect to the matters summarized below, and there can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of our Class A common stock, or that any such contrary position would not be sustained by a court.

        This summary is not a complete analysis of all of the potential U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of our Class A common stock by non-U.S. holders, nor does it address any U.S. federal estate or gift tax consequences, any tax consequences arising under any state, local, or foreign tax laws, any consequences under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any consequences under other U.S. federal tax laws. In addition, this discussion does not address tax consequences resulting from a non-U.S. holder's particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

  •
  partnerships, other pass-through entities, or beneficial owners of interests in those entities;

  •
  foreign governments or entities they control;

  •
  "controlled foreign corporations" and their shareholders;

  •
  "passive foreign investment companies" and their shareholders;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  U.S. expatriates or former long-term residents of the U.S.;

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt pension funds or other tax-exempt organizations;

  •
  tax-qualified retirement plans;

  •
  traders, brokers, or dealers in securities, commodities, or currencies;

  •
  persons that own or have owned, or are deemed to own or have owned, more than five percent of our Class A common stock (except to the extent specifically set forth below);

  •
  persons who hold our Class A common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

  •
  persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

  •
  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

        Prospective investors should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of acquiring, owning, and disposing of our Class A common stock, as well as any tax consequences arising under any state, local, or foreign tax laws and any other U.S. federal tax laws. Prospective investors should also consult their tax advisors regarding the potential impact of any applicable income tax treaty.

Distributions on Class A Common Stock

        If we make a distribution of cash or property (other than certain stock distributions) with respect to our Class A common stock, or effect one of certain redemptions that are treated as distributions with respect to our Class A common stock, any such distributions or redemptions will constitute dividends for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, such excess will be allocated ratably among the shares of Class A common stock with respect to which the distribution is made, will constitute a return of capital, and will first be applied against and reduce the non-U.S. holder's adjusted tax basis in those shares of Class A common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in that non-U.S. holder's shares of Class A common stock then will be treated as gain from the sale of that Class A common stock, subject to the tax treatment described below under "Gain on Disposition of Class A Common Stock." A non-U.S. holder's adjusted tax basis in a share of Class A common stock is generally the purchase price of the share, reduced by the amount of any distributions constituting a return of capital with respect to that share.

        Any dividend paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is eligible for benefits under an income tax treaty and wishes to claim a reduced rate of withholding, the non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN (or other applicable form) certifying under penalties of perjury the non-U.S. holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of the dividend and may be required to be updated periodically. Special certification requirements apply to non-U.S. holders that hold Class A common stock through certain foreign intermediaries. Non-U.S. holders that do not timely provide the required certifications, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If we are not able to determine whether or not a distribution will exceed current and accumulated earnings and profits at the time the distribution is made, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold to the extent the distribution in fact exceeded our current and accumulated earnings and profits.

        If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the Class A common stock are effectively connected with the non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., as defined under the applicable treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax on the dividends. To claim the exemption, the non-U.S. holder must furnish a properly executed IRS Form W-8ECI (or other applicable form) prior to the payment of the dividends. Any dividends paid on our Class A common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., as defined under the applicable treaty) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate as is specified by an applicable income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with a U.S. trade or business, as adjusted for certain items.

Gain on Disposition of Class A Common Stock

        Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be required to pay tax on the net gain derived from the sale, exchange, or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty, and in the case of a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

  •
  the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale, exchange, or other taxable disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as is specified by an applicable income tax treaty) on the gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the U.S.) provided that the non-U.S. holder has timely filed U.S. federal income tax returns reporting those losses; or

  •
  our Class A common stock constitutes a "United States real property interest" by reason of (i) our having a status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our Class A common stock, and, (ii) in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. holder having owned, directly or indirectly, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our Class A common stock. In that case, the non-U.S. holder will be required to pay tax on the net gain derived from the sale, exchange, or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty, and the gross proceeds from the applicable transaction may be subject to a 10% withholding tax, which the non-U.S. holder may claim as a credit against the non-U.S. holder's U.S. federal income tax liability. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, we would be a USRPHC if the fair market value of our U.S. real property interests were to equal or exceed fifty percent of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends and other distributions paid to the non-U.S. holder and the amount of tax, if any withheld with respect to those distributions. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder's country of residence.

        In addition, a non-U.S. holder may be subject to information reporting requirements and backup withholding with respect to dividends paid on, and the proceeds of disposition of, shares of our Class A common stock, unless, generally, the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption. The backup withholding rate is 28%. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a "U.S.-related person," information reporting and backup withholding generally will not apply.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless the non-U.S. holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the non-U.S. holder is not a U.S. person.

        Backup withholding is not a tax. Any amounts withheld from a non-U.S. holder under the backup withholding rules may be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, provided that the non-U.S. holder timely furnishes the required information to the IRS.

Foreign Accounts

        Legislation enacted in 2010 will impose withholding taxes on certain types of payments made to "foreign financial institutions" and other non-U.S. entities after December 31, 2013 (or, in certain cases, after later dates) unless those institutions and entities meet additional certification, information reporting and other requirements. The legislation will generally impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, (i) undertake to identify accounts held by certain U.S. persons (including certain equity and debt holders of such institution) or by U.S.-owned foreign entities, (ii) annually report certain information about such accounts, and (iii) withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, subject to certain exceptions, the legislation will impose a 30% withholding tax on the same types of payments to a foreign entity that is not a foreign financial institution unless the entity certifies that it does not have any substantial U.S. owners (which generally include any U.S. persons who directly or indirectly own more than 10% of the entity) or furnishes identifying information regarding each such substantial U.S. owner. These withholding taxes would be imposed on dividends paid on our Class A common stock after December 31, 2013 (or, in certain cases, after later dates), and on gross proceeds from sales or other dispositions of our Class A common stock after December 31, 2016. A non-U.S. holder may be exempt from the withholding described in this paragraph under an applicable intergovernmental agreement between the U.S. and a foreign government, provided that the non-U.S. holder and the applicable foreign government comply with the terms of the agreement. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding this legislation.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the effect, if any, that future sales of shares of Class A common stock, or the availability for future sale of shares of Class A common stock, will have on the market price of shares of our Class A common stock prevailing from time to time. The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock.

        Prior to this offering, no shares of our Class A common stock will be outstanding and no shares of our Class B common stock will be outstanding. We intend to issue to Private National Mortgage Acceptance Company, LLC shares of Class B common stock and cause it to distribute one share of Class B common stock to each holder of New Holdings Units prior to the purchase by PennyMac Financial Services, Inc. of New Holdings Units with the proceeds of this offering. Following the issuance on May 1, 2013 of units granted pursuant to awards that have been approved by our board of directors, there will be 60 unit holders of Private National Mortgage Acceptance Company, LLC.

        Upon completion of this offering, we will have a total of 11,111,111 shares of our Class A common stock outstanding (or 12,777,777 shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock). All of these shares of Class A common stock will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of an issuer is a person who directly or indirectly controls, is controlled by or is under common control with that issuer.

        In addition, subject to certain limitations and exceptions, pursuant to the terms of an exchange agreement we will enter into with our existing owners, unit holders of Private National Mortgage Acceptance Company, LLC may elect or, under certain circumstances, be obligated (subject to the terms of the exchange agreement) to exchange New Holdings Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A common stock to be different than the number of New Holdings Units owned by PennyMac Financial Services, Inc. Upon consummation of this offering, our existing owners will hold 63,111,111 New Holdings Units (or 63,111,111 New Holdings Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock that we issue upon such exchanges would be "restricted securities" as defined in Rule 144 unless we register such issuances. However, we will enter into a registration rights agreement with BlackRock, Highfields and our other existing owners that will require us, under certain circumstances, to register under the Securities Act the resale of these shares of Class A common stock. See "—Registration Rights" and "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        In addition, 23,047,133 shares of Class A common stock may be granted under our 2013 Equity Incentive Plan, which number includes the number of shares issuable under this plan in exchange for New Holdings Units held by our existing owners immediately following this offering pursuant to the exchange agreement. See "Executive and Director Compensation—Employee Benefit and Stock Plans—2013 Equity Incentive Plan." We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock issued under or covered by our 2013 Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares of Class A common stock registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover 23,047,133 shares of Class A common stock.

        Our amended and restated certificate of incorporation authorizes us to issue additional shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion. In accordance with the DGCL and the provisions of our amended and restated certificate of incorporation, we may also issue preferred stock that has designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to shares of Class A common stock. See "Description of Capital Stock."

Registration Rights

        We will enter into a registration rights agreement with BlackRock, Highfields and our other existing owners pursuant to which we will be required to register under the Securities Act, under certain circumstances and subject to certain restrictions, resales of shares of our Class A common stock delivered in exchange for New Holdings Units held by our existing owners. Any such securities registered for resale under any registration statement will be available for sale in the open market unless restrictions apply.

Lock-Up Agreements

        We and each of our directors, officers and all of our existing owners have agreed to certain restrictions on our ability to sell additional shares of our Class A common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock, or any related security or instrument (including without limitation any New Holdings Units and any shares of our Class B common stock), without the prior written consent of each of Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. The agreements provide exceptions for (a) sales to the underwriters in connection with this offering, (b) our sales in connection with existing incentive plans and (c) customary other exceptions.

Rule 144

        In general, under Rule 144 a person (or persons whose shares are aggregated) who may be deemed our affiliate is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of Class A common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least six months has elapsed since such shares of Class A common stock were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must also comply with such provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares of Class A common stock acquired by affiliates through purchases in the open market following this offering). A person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell shares of Class A common stock (i) subject only to the requirements as to availability of current public information about us, provided that a period of at least six months has elapsed since the shares of Class A common stock were acquired from us or any affiliate of ours, and (ii) without regard to the requirements as to availability of current public information about us or any other requirement of Rule 144, provided that at least one year has elapsed since the shares of Class A common stock were acquired from us or any affiliate of ours.

Stock Options and Restricted Stock

        As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our 2013 Equity Incentive Plan. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our stock plans, see "Executive and Director Compensation—Employee Benefit and Stock Plans."

UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	2,222,223
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,222,223
Credit Suisse Securities (USA) LLC.	2,222,223
Goldman, Sachs & Co.	2,222,223
Barclays Capital Inc.	555,555
J.P. Morgan Securities LLC	555,555
Morgan Stanley & Co. LLC	555,554
Wells Fargo Securities, LLC	555,555

Total	11,111,111

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Class A common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of Class A common stock (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any of the shares of Class A common stock.

        Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.675 per share. If all the shares of Class A common stock are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares of Class A common stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,666,666 additional shares of Class A common stock at the public offering price less underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares of Class A common stock approximately proportionate to that underwriter's initial purchase commitment. Any shares of Class A common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of Class A common stock that are the subject of this offering.

        We, our officers and directors, and all of our existing owners have agreed that, subject to customary exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of each of the representatives, dispose of or hedge any shares of Class A common stock or any securities convertible into or exchangeable for our Class A common stock or any related security or instrument (including without limitation any New Holdings Units and any shares of our Class B common stock). The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

        Prior to this offering, there has been no public market for our shares of Class A common stock. Consequently, the initial public offering price for the shares of Class A common stock was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares of Class A common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares of Class A common stock will develop and continue after this offering.

        Our Class A common stock has been approved for listing on the NYSE under the symbol "PFSI."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Paid by the Company
	No Exercise	Full Exercise
Per share	$1.125	$1.125
Total	$12,500,000	$14,374,999

        We estimate that the total expenses of this offering will be $3,745,000. The underwriters have agreed to reimburse a portion of these offering expenses in an amount equal to $1,000,000, or $1,150,000 if the underwriters exercise their option to purchase additional shares in full.

        In addition, the underwriters may receive reimbursement of fees and disbursements of counsel up to $20,000 in connection with the review and qualification of the offering of the shares by FINRA.

        In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of Class A common stock. They may also cause the price of the shares of Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

        The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Citibank, N.A., an affiliate of Citigroup Global Markets Inc., one of the underwriters of this offering, is a lender under a $150 million master repurchase agreement with PLS and Private National Mortgage Acceptance Company, LLC, as guarantor dated as of June 26, 2012. In addition, from time to time, we have facilitated the purchase of distressed whole loans from one or more affiliates of Citibank, N.A. for the investment portfolio of PMT and the Investment Funds. For example, in 2011 we managed the acquisition by PMT and the Investment Funds of $1.7 billion in distressed mortgage loans from or through one or more affiliates of Citibank, N.A. and in 2012 we managed the acquisition by PMT of $952.3 million in distressed mortgage loans from or through one or more affiliates of Citibank, N.A.

        Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of this offering, is a lender under a $300 million master repurchase agreement with PLS and Private National Mortgage Acceptance Company, LLC, as guarantor, dated as of March 17, 2011, as amended.

        Credit Suisse First Boston Mortgage Capital LLC, an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters of this offering, is a lender under a $300 million amended and restated master repurchase agreement with PLS and Private National Mortgage Acceptance Company, LLC, as guarantor, dated as of May 3, 2013. In addition, Credit Suisse First Boston Mortgage Capital LLC is a lender under a $117 million amended and restated loan and security agreement with PLS and Private National Mortgage Acceptance Company, LLC, as guarantor, dated as of March 27, 2012, which was further amended on March 22, 2013 to revise certain financial covenants and extend the term thereof.

        Citibank, N.A., Bank of America, N.A. and Credit Suisse First Boston Mortgage Capital LLC each receives customary fees and commissions for these financing transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements and Aggregate Contractual Obligations—Debt Obligations."

        From time to time, we may make purchases of mortgage loans or servicing rights from, and sell loans that we have originated to, third parties in the future, which could include our underwriters or their affiliates.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares of Class A Common Stock have not authorized and do not authorize the making of any offer of shares of Class A Common Stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of Class A Common Stock as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares of Class A common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of Class A common stock has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares of Class A common stock to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares of Class A common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares of Class A common stock offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares of Class A common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with the Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the Class A common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

       (a)  you confirm and warrant that you are either:

    (i)
    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

    (ii)
    a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

    (iii)
    a person associated with the company under section 708(12) of the Corporations Act; or

    (iv)
    a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

       (b)  you warrant and agree that you will not offer any of the Class A common stock for resale in Australia within 12 months of that Class A common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Bingham McCutchen LLP, Costa Mesa, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, Menlo Park, California.

EXPERTS

        The balance sheet of PennyMac Financial Services, Inc. as of December 31, 2012, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Private National Mortgage Acceptance Company, LLC and subsidiaries, as of December 31, 2012 and 2011, and for each of the three years ended December 31, 2012, 2011 and 2010, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the consolidated financial statements. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of Class A common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

        You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Website (http://www.sec.gov).

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we will file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC's Public Reference Room and the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PennyMac Financial Services, Inc.
6101 Condor Drive
Moorpark, CA 93021

        We have audited the accompanying balance sheet of PennyMac Financial Services, Inc. (the "Company") as of December 31, 2012. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California
February 7, 2013

PENNYMAC FINANCIAL SERVICES, INC.

BALANCE SHEET

December 31, 2012
ASSETS
Cash	$—

Total assets	$—

LIABILITIES
Total liabilities	$—

Commitments and contingencies	$—

STOCKHOLDER'S EQUITY
Class A Common Stock, par value $0.0001 per share, 9,000 shares authorized, none issued and outstanding	—
Class B Common Stock, par value $0.0001 per share, 1,000 shares authorized, none issued and outstanding	—

Total stockholder's equity	$—

Total liabilities and stockholder's equity	$—

The accompanying notes are an integral part of this financial statement.

PENNYMAC FINANCIAL SERVICES, INC.

NOTES TO BALANCE SHEET

Note 1—Organization

        PennyMac Financial Services, Inc. (the "Company") was formed as a Delaware corporation on December 31, 2012. Pursuant to a reorganization into a holding corporation structure, the Company will become a holding corporation and its sole assets are expected to be an equity interest in Private National Mortgage Acceptance Company, LLC. The Company will be the managing member of Private National Mortgage Acceptance Company, LLC and will operate and control all of the businesses and affairs of Private National Mortgage Acceptance Company, LLC subject to the consent rights of other members under certain circumstances and, through Private National Mortgage Acceptance Company, LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

Note 2—Summary of Significant Accounting Policies

        Basis of Accounting—The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, changes in stockholders' equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

        Underwriting Commissions and Offering Costs—Underwriting commissions and offering costs to be incurred in connection with the Company's common share offerings will be reflected as a reduction of additional paid-in capital. Underwriting commissions and offering costs are not recorded in the Company's consolidated balance sheet because such costs are not the Company's liability until the Company completes a successful initial public offering.

        Organizational Costs—Organizational costs are not recorded in the Company's consolidated balance sheet because such costs are not the Company's liability until the Company completes a successful initial public offering. Thereafter, costs incurred to organize the Company will be expensed as incurred.

Note 3—Stockholder's Equity

        The Company is authorized to issue 9,000 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock"), and 1,000 shares of Class B common stock, par value $0.0001 per share ("Class B Common Stock"). Under the Company's certificate of incorporation as in effect as of December 31, 2012, all shares of Class A common stock and Class B common stock are identical.

Note 4—Subsequent Events

        Management has evaluated all events as of February 7, 2013, which represents the date of issuance of these financial statements.

        As of February 7, 2013, offering costs of approximately $2.7 million have been incurred by Private National Mortgage Acceptance Company, LLC.

        As of February 7, 2013, organizational costs of $2,000 have been incurred. These organizational costs will be paid by Private National Mortgage Acceptance Company, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
Private National Mortgage Acceptance Company, LLC
6101 Condor Drive
Moorpark, CA 93021

        We have audited the accompanying consolidated balance sheets of Private National Mortgage Acceptance Company, LLC (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 25, 2013

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands except unit data)
ASSETS
Cash	$12,323	$16,465
Short-term investment, at fair value	53,164	16,041
Mortgage loans held for sale at fair value	448,384	89,857
Servicing advances	93,152	63,565
Receivable from Investment Funds	3,672	8,264
Receivable from PennyMac Mortgage Investment Trust	16,691	11,600
Derivative assets	27,290	5,460
Carried Interest due from Investment Funds	47,723	37,250
Investment in PennyMac Mortgage Investment Trust, at fair value	1,897	1,247
Mortgage servicing rights, at fair value	19,798	25,698
Mortgage servicing rights, at lower of cost or fair value	89,177	6,426
Furniture, fixtures, equipment and building improvements, net	5,065	2,541
Capitalized software, net	795	556
Other	13,032	4,311

Total assets	$832,163	$289,281

LIABILITIES
Mortgage loans sold under agreements to repurchase	$393,534	$77,700
Notes payable	53,013	18,602
Payable to Investment Funds	36,795	29,622
Payable to PennyMac Mortgage Investment Trust	46,779	25,595
Accounts payable and accrued expenses	36,279	13,398
Derivative liabilities	509	—
Liability for losses under representations and warranties	3,504	449

Total liabilities	570,413	165,366

Commitments and contingencies
MEMBERS' EQUITY
Preferred units, 96,682 units authorized and subscribed, 96,682 units issued and outstanding as of December 31, 2012 and 2011, respectively	$97,148	$96,374
Common units, 20,556 and 10,665 units authorized; 9,914 and 4,564 units issued and outstanding as of December 31, 2012 and 2011, respectively	—	—
Class C common units, 3,738 and 3,542 units authorized; 367 and zero units issued and outstanding as of December 31, 2012 and 2011, respectively	—	—
Members' equity attributable to common units from equity compensation plan	22,270	2,737
Stock subscription receivable	(4,842)	(19,918)
Retained earnings	147,174	44,722

Total members' equity	261,750	123,915

Total liabilities and members' equity	$832,163	$289,281

The accompanying notes are an integral part of these financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2012	2011	2010
	(in thousands except unit data)
Revenue
Net gains on mortgage loans held for sale at fair value	$118,170	$13,029	$2,008
Loan origination fees	9,634	669	734
Fulfillment fees from PennyMac Mortgage Investment Trust	62,906	1,744	80
Net servicing income:
Loan servicing fees
From PennyMac Mortgage Investment Trust	18,608	13,204	2,989
From Investment Funds	11,716	14,523	9,474
Mortgage servicing rebate (to) from Investment Funds	(885)	(2,772)	1,162
From non-affiliates	20,673	11,493	11,431
From borrowers—ancillary fees	2,245	1,657	1,345

	52,357	38,105	26,401
Amortization, impairment and change in estimated fair value of mortgage servicing rights	(12,252)	(9,438)	(400)

Net servicing income	40,105	28,667	26,001

Management fees:
From PennyMac Mortgage Investment Trust	15,141	8,456	5,484
From Investment Funds	9,363	9,943	9,943

	24,504	18,399	15,427

Carried interest from Investment Funds	10,473	12,596	24,654
Interest	6,354	1,532	195
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	817	23	130
Other	2	—	—

Total net revenue	272,965	76,659	69,229

Expenses
Compensation	124,014	47,479	25,412
Interest	7,879	1,875	790
Professional services	5,568	3,867	2,244
Technology	4,455	1,979	1,959
Servicing	3,642	2,344	2,167
Loan origination	2,953	185	150
Occupancy	1,521	1,985	938
Other	4,610	2,246	2,527

Total expenses	154,642	61,960	36,187

Net income	$118,323	$14,699	$33,042

Net income attributable to preferred units	$99,920	$14,507	$29,014
Net income attributable to Class C unit awards outstanding	$2,310
Net income attributable to Class C unitholders	$6
Net income attributable to non-vested common unit awards outstanding	$7,178	$152	$3,837
Net income attributable to common units	$8,909	$40	$191
Earnings per unit
Preferred units	$1,033.49	$237.82	$645.30
Class C units	$684.70	—	—
Common units
Basic	$942.89	$11.63	$555.59
Diluted	$570.29	$3.88	$40.72
Weighted average units outstanding
Preferred units	96,682	61,003	44,962
Class C units	3,382	—	—
Common units
Basic	9,448	3,470	345
Diluted	15,622	10,410	4,704

The accompanying notes are an integral part of these financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

					Class C common units
	Preferred units		Common units
							Subscriptions receivable	Retained earnings
	Units	Amounts	Units	Amounts	Units	Amounts			Total
	(dollars in thousands)
Balance at December 31, 2009	35,920	$35,960	—	$445	—	$—	$(1,661)	$14,156	$48,900
Capital:
Contributions	9,953	8,949	—	—	—	—	18	—	8,967
Advances to unit holders	—	—	—	—	—	—	—	(2,027)	(2,027)
Redemptions	(542)	(427)	—	—	—	—	209	(6)	(224)
Unit-based compensation expense	40	—	715	1,291	—	—	20	—	1,311
Net income	—	—	—	—	—	—	—	33,042	33,042

Balance at December 31, 2010	45,371	44,482	715	1,736	—	—	(1,414)	45,165	89,969
Capital:
Contributions	35,265	35,196	—	—	—	—	(16,288)	—	18,908
Contributions and concurrent distributions	14,999	14,968	—	—	—	—	—	(14,968)	—
Subscriptions	1,709	1,709	—	—	—	—	(1,709)	—	—
Distributions	—	543	—	—	—	—	(543)	—	—
Redemptions	(662)	(273)	—	—	—	—	61	81	(131)
Draws	—	(331)	—	—	—	—	(25)	(290)	(646)
Unit-based compensation expense	—	80	3,849	1,001	—	—	—	35	1,116
Net income	—	—	—	—	—	—	—	14,699	14,699

Balance at December 31, 2011	96,682	96,374	4,564	2,737	—	—	(19,918)	44,722	123,915
Capital:
Collection of subscriptions receivable	—	—	—	—	—	—	15,058	—	15,058
Redemptions	(125)	(125)	—	—	—	—	143	(24)	(6)
Distributions	—	—	—	—	—	—	—	(15,847)	(15,847)
Unit-based compensation expense	125	899	5,350	19,158	367	375	(125)	—	20,307
Net income	—	—	—	—	—	—	—	118,323	118,323

Balance at December 31, 2012	96,682	$97,148	9,914	$21,895	367	$375	$(4,842)	$147,174	$261,750

The accompanying notes are an integral part of these financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Cash flow from operating activities:
Net income	$118,323	$14,699	$33,042
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net gain on mortgage loans held for sale at fair value	(118,685)	(13,029)	(2,318)
Accrual of servicing rebate to (from) Investment Funds	885	2,772	(1,162)
Amortization, impairment and change in fair value of mortgage servicing rights	12,252	9,438	227
Carried interest income	(10,473)	(12,596)	(24,654)
Change in fair value of investment in PennyMac Mortgage Investment Trust	(650)	114	(73)
Accrual of stock-based compensation	20,308	1,116	1,292
Amortization of commitment fees relating to financing facilities	1,866	1,028	675
Depreciation and amortization	520	251	365
Purchase from affiliate of mortgage loans held for sale	(8,864,264)	(575,649)	—
Originations of mortgage loans held for sale	(539,160)	(149,393)	(69,331)
Sale and principal payments of mortgage loans held for sale	9,056,986	649,625	56,257
Increase in servicing advances	(30,855)	(40,754)	(19,968)
Decrease (increase) in receivable from Investment Funds	3,797	(1,644)	(587)
(Increase) decrease in due from PennyMac Mortgage Investment Trust	(3,970)	(5,675)	2,785
Increase in other assets	(5,998)	(1,423)	(1,603)
Increase in accounts payable and accrued expenses	22,704	8,596	1,661
Increase in payable to Investment Funds	7,173	16,359	10,745
Increase in payable to PennyMac Mortgage Investment Trust	21,184	21,447	—
Decrease in other liabilities	—	(350)	—
Decrease in other receivables	—	350	—

Net cash used in operating activities	(308,057)	(74,718)	(12,647)

Cash flow from investing activities:
Net (increase) decrease in short-term investment	(37,123)	(6,727)	5,630
Purchase of furniture, fixtures, equipment and building improvements	(3,370)	(1,888)	(686)
Acquisition of capitalized software	(503)	(112)	(146)
Increase in margin deposits and restricted cash	(4,539)	(2,310)	—
Purchase of mortgage servicing rights	—	(1,352)	(11,974)

Net cash used in investing activities	(45,535)	(12,389)	(7,176)

The accompanying notes are an integral part of these financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Cash flow from financing activities:
Sale of loans under agreements to repurchase at fair value	—	120,897	16,074
Repurchase of loans sold under agreements to repurchase at fair value	—	(134,186)	—
Sale of loans under agreements to repurchase	8,528,184	535,845	—
Repurchase of loans sold under agreements to repurchase	(8,212,350)	(458,145)	—
Increase in notes payable	34,411	15,103	—
Collection of subscriptions receivable	15,058	18,908	8,967
Capital redemptions	(6)	(131)	(204)
Distributions	(15,847)	(646)	(2,027)

Net cash provided by financing activities	349,450	97,645	22,810

Net (decrease) increase in cash	(4,142)	10,538	2,987
Cash at beginning of year	16,465	5,927	2,940

Cash at end of year	$12,323	$16,465	$5,927

The accompanying notes are an integral part of these financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations

        Private National Mortgage Acceptance Company, LLC ("PennyMac") is a Delaware limited liability company which, through its subsidiaries (collectively, the "Company"), engages in mortgage banking and investment management activities. Its mortgage banking activities consist of residential mortgage lending (including correspondent lending and retail lending) and loan servicing. The investment management activities and a portion of the loan servicing activities are conducted on behalf of investment vehicles that invest in residential mortgage loans and related assets. PennyMac's primary wholly-owned subsidiaries are:

  •
  PennyMac Loan Services, LLC ("PLS") – a Delaware limited liability company that services portfolios of residential mortgage loans on behalf of companies or funds managed by the Company, modifies or restructures loans and engages in mortgage banking activities for its own account.

  PLS is approved by the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Government National Mortgage Association ("Ginnie Mae") as a seller/servicer of mortgage loans and is a licensed Federal Housing Administration Nonsupervised Title II Lender with the U.S. Department of Housing and Urban Development ("HUD") (each an "Agency" and collectively the "Agencies").

  •
  PNMAC Capital Management, LLC ("PCM") – a Delaware limited liability company registered as an investment advisor under the Investment Advisers Act of 1940. PCM enters into investment management agreements with entities that invest in residential mortgage loans.

  Presently, PCM has management agreements with PNMAC Mortgage Opportunity Fund, LLC and PNMAC Mortgage Opportunity Fund, LP, (the "Master Fund"), both registered under the Investment Company Act of 1940; PNMAC Mortgage Opportunity Fund Investors, LLC (collectively, the "Investment Funds") and with PennyMac Mortgage Investment Trust, a publicly held mortgage real estate investment trust ("PMT").

  •
  PNMAC Opportunity Fund Associates, LLC ("PMOFA") – a Delaware limited liability company. PMOFA is the general partner of the Master Fund. PMOFA is entitled to incentive fees representing allocations of profits (the "Carried Interest") from the Master Fund.

Note 2—Concentration of Risk

        A substantial portion of the Company's activities relate to the Investment Funds that it manages and PMT. Fees charged to these entities (comprised of management fees, loan servicing fees and loan servicing rebates, Carried Interest income and fulfillment fees from PMT) totaled 48%, 75% and 78% of total revenues for the years ended December 31, 2012, 2011 and 2010, respectively. A portion of these fees are received pursuant to the management agreements between the Company and PMT and the Investment Funds. This agreement was amended, effective February 1, 2013, as described in Note 27—Subsequent Events.

Note 3—Significant Accounting Policies

        A description of the Company's significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

  Basis of Presentation

        The accompanying consolidated financial statements are prepared on the accrual basis, which is in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") as codified in the Financial Accounting Standards Board's Accounting Standards Codification (the "Codification").

  Principles of Consolidation

        The consolidated financial statements include the accounts of PennyMac and all wholly-owned subsidiaries. The Company has whole ownership of all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results will likely differ from those estimates.

  Fair Value

        The Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the observability of the assumptions used to determine fair value. These levels are:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing an asset or liability and are developed based on market data obtained from sources independent of the Company. These may include quoted prices for similar assets and liabilities, interest rates, prepayment speeds, credit risk and other inputs.

  •
  Level 3—Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Company's own assumptions about the factors that market participants use in pricing an asset or liability, and are based on the best information available in the circumstances.

  While management believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

        Management incorporates lack of liquidity into its fair value estimates based on the type of asset or liability measured and the valuation method used. The Company uses discounted cash flow techniques to estimate fair value. These techniques incorporate forecasting of expected cash flows discounted at appropriate market discount rates that are intended to reflect the lack of liquidity in the market.

  Short Term Investment

        Short-term investment, which represents an investment in an institutional liquidity management fund or a money market account deposited with a depository institution, is carried at fair value. Changes in fair value are recognized in current period income. The Company classifies its short term investment as a "Level 1" fair value financial statement item.

  Mortgage Loans Held for Sale at Fair Value

        Management has elected to have mortgage loans held for sale accounted for at fair value, with changes in fair value recognized in current period income. Management has elected to record mortgage loans held for sale at fair value to be reflected in income as they occur and more timely reflect the results of the Company's performance. Accordingly, changes in the estimated fair value of mortgage loans are recognized in current period income. All changes in fair value, including changes arising from the passage of time, are recognized as a component of Change in fair value of mortgage loans held for sale at fair value. The Company classifies mortgage loans held for sale at fair value as "Level 2" fair value financial statement items.

        The Company recognizes transfers of mortgage loans as sales when it surrenders control over the mortgage loans. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through either (a) an agreement that entitles and obligates the Company to repurchase or redeem them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets.

  Interest Income

        Interest income on mortgage loans is recognized over the life of the loans using their contractual interest rates. Income recognition is suspended for loans when they become 90 days delinquent, or when, in management's opinion, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current.

  Derivative Financial Instruments

        The Company is exposed to price risk relative to its mortgage loans acquired for sale as well as to the commitments it makes to loan applicants to originate or to PMT to acquire loans at specified interest rates. The Company bears price risk from the time a commitment to originate a loan is made to a borrower or to purchase a loan from PMT to the time the purchased mortgage loan is sold. During this period, the Company is exposed to losses if mortgage interest rates rise, because the value of the purchase commitment or mortgage loan acquired for sale declines. The Company is exposed to

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

risk relative to the fair value of its mortgage servicing rights ("MSRs"). The Company is exposed to loss in value of its MSRs when interest rates decrease.

        The Company engages in interest rate risk management activities in an effort to reduce the variability of earnings caused by changes in interest rates. To manage this price risk resulting from interest rate risk, the Company uses derivative financial instruments acquired with the intention of moderating the risk that changes in market interest rates will result in unfavorable changes in the value of the Company's IRLC and inventory of mortgage loans acquired for sale. The Company does not use derivative financial instruments for purposes other than in support of its risk management activities.

        In its loan origination activities, the Company makes contractual commitments to loan applicants and to PMT to originate and purchase mortgage loans at specified interest rates ("interest rate lock commitments" or "IRLCs"). These commitments are accounted for as derivative financial instruments. The Company manages the risk created by IRLCs relating to mortgage loans acquired for sale by entering into forward sale agreements to sell the mortgage loans and by the purchase and sale of mortgage-backed securities ("MBS") options and futures. Such agreements are also accounted for as derivative instruments. These instruments are also used to manage the risk created by changes in prepayment speeds on certain of the MSRs the Company holds. The Company classifies its IRLCs as "Level 3" financial statement items and the derivative financial instruments it acquires to manage the risks created by IRLCs and holding mortgage loans held for sale as "Level 2" fair value financial statement items.

        MSRs are generally subject to loss in value when mortgage rates decline. Declining mortgage rates normally encourage increased mortgage refinancing activity. Increased refinancing activity reduces the life of the loans underlying the MSRs, thereby reducing their value. Reductions in the value of these assets affect earnings primarily through change in fair value and impairment charges. For MSRs backed by mortgage loans with historically low interest rates, factors other than interest rates (such as housing price changes) take on increasing influence on prepayment behavior of mortgage loans underlying MSRs. Beginning in the fourth quarter of 2012, the Company included MSRs in its hedging activities.

        The Company accounts for its derivative financial instruments as free-standing derivatives. The Company does not designate its forward sale agreements or options and futures for hedge accounting. All derivative financial instruments are recognized on the balance sheet at fair value with changes in the fair values being reported in current period income. Changes in fair value are included in Change in fair value of mortgage loans held for sale in the Company's consolidated statements of income. For derivative hedging MSRs, changes in fair value are included in Amortization, impairment and change in estimated fair value of mortgage servicing rights in the Company's consolidated statement of income.

        When the Company has multiple derivative instruments with the same counterparty under a master netting arrangement, it offsets the amounts recorded as assets and liabilities and amounts recognized for the right to reclaim cash collateral it has deposited with the counterparty or the obligation to return cash collateral it has collected from the counterparty arising from the same master netting arrangement. Such offset amounts are presented as either a net asset or liability by counterparty on the Company's consolidated balance sheets.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

  Servicing Advances

        Servicing advances represent escrow and corporate advances made on behalf of borrowers and the loans' investors to fund delinquent balances for property tax and insurance premiums and out of pocket expenses (e.g., preservation and restoration of mortgaged or real estate owned property, legal fees, appraisals and insurance premiums). Servicing advances are made in accordance with the Company's servicing agreements and are deemed recoverable at the time of liquidation. These advances are periodically reviewed for collectability. Uncollectible amounts are written off when they are deemed uncollectible.

  Carried Interest due from Investment Funds

        The Company has a general partnership interest or other Carried Interest arrangement with the Investment Funds, and earns Carried Interest thereunder. Carried Interest, in general terms, is the share of any profits that the general partners receive as compensation. The Company determines the amount of Carried Interest to be recorded each period based on the cash flows that would be produced assuming termination of the Investment Funds agreements at each period end. The allocation of profits between the Investment Funds and the Company is described under the Significant Accounting Policies caption Management Fees and Carried Interest, following.

  Investment in PennyMac Mortgage Investment Trust

        Common shares of beneficial interest in PMT are carried at their fair value with changes in fair value recognized in current period income. Fair value for purposes of the Company's holdings in PMT is based on the published closing price of the shares as of period end. The Company classifies its investment in common shares of PMT as a "Level 1" fair value financial statement item.

  Mortgage Servicing Rights

        MSRs arise from contractual agreements between the Company and investors (or their agents) in mortgage securities and mortgage loans. Under these contracts, the Company performs loan servicing functions in exchange for fees and other remuneration. The servicing functions typically performed include, among other responsibilities, collecting and remitting loan payments; responding to borrower inquiries; accounting for principal and interest; holding custodial (impound) funds for payment of property taxes and insurance premiums; counseling delinquent mortgagors; supervising the acquisition of real estate owned ("REO") and property disposition, REO represents real estate collateralizing the mortgage loans acquired through foreclosure.

        The value of MSRs is derived from the net positive cash flows associated with the servicing contracts. The Company receives a servicing fee ranging generally from 0.25% to 0.38% annually on the remaining outstanding principal balances of the loans. The servicing fees are collected from the monthly payments made by the mortgagors. The Company is contractually entitled to receive other remuneration including rights to various mortgagor-contracted fees such as late charges, collateral reconveyance charges and loan prepayment penalties, and the Company is generally entitled to retain the interest earned on funds held pending remittance related to its collection of mortgagor payments. The Company also generally has the right to solicit the mortgagors for other products and services as well as for new mortgages for those considering refinancing or purchasing a new home.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

        The Company recognizes MSRs initially at their estimated fair value, either as proceeds from sales of mortgage loans where the Company assumes the obligation to service the loan in the sale transaction, or from the purchase of MSRs. The Company's MSRs generally relate to pools of distressed loans ("Distressed MSRs"), and pools of loans that were originated to borrowers with prime credit characteristics or are backed by government insurance. Accordingly, the assumptions used in the valuation are differentiated based on the higher impact of the delinquency migration of the Distressed MSRs and significantly higher expected cost to service and advance payments for MSRs backed by the distressed assets.

        The Company's subsequent accounting for MSRs is based on the class of MSRs. The Company has identified two classes of MSRs: originated MSRs backed by mortgage loans with initial interest rates of less than or equal to 4.5% and MSRs backed by mortgage loans with initial interest rates of more than 4.5%. The Company distinguishes between these classes of MSRs due to their differing sensitivities to change in value as the result of the effect that changes in market interest rates have on mortgage prepayment speeds within the servicing portfolio. Originated MSRs backed by mortgage loans with initial interest rates of less than or equal to 4.5% are accounted for using the amortization method. MSRs backed by loans with initial interest rates of more than 4.5% are accounted for at fair value with changes in fair value recorded in current period earnings.

        The precise fair value of MSRs is difficult to determine because MSRs are not actively traded in standalone markets. Considerable judgment is required to estimate the fair values of MSRs and the exercise of such judgment can significantly affect the Company's earnings. PCM's valuation committee reviews and approves the fair value estimates of MSRs. Therefore, the Company classifies its MSRs as "Level 3" fair value financial statement items.

        The Company uses a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting servicing cash flows discounted at a rate that management assumes market participants would use in their determinations of fair value. The cash flow and prepayment assumptions used in the Company's discounted cash flow model are based on market factors which management believes are consistent with assumptions and data used by market participants valuing similar MSRs.

        The key assumptions used in the valuation of MSRs include mortgage prepayment speeds, cost to service the loans and discount rates. These variables can, and generally do, change from period to period as market conditions change.

        MSRs are generally subject to loss in value when mortgage rates decline. Declining mortgage rates normally encourage increased mortgage refinancing activity. Increased refinancing activity reduces the life of the loans underlying the MSRs, thereby reducing their value. Reductions in the value of these assets affect earnings primarily through change in fair value and impairment charges. For MSRs backed by mortgage loans with historically low interest rates, factors other than interest rates (such as housing price changes) take on increasing influence on prepayment behavior of mortgage loans underlying MSRs.

  MSRs Accounted for Using the Amortization Method

        The Company amortizes MSRs that are accounted for using the amortization method. MSR amortization is determined by applying the ratio of the net MSR cash flows projected for the current

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

period to the estimated total remaining net MSR cash flows. The estimated total net MSR cash flows are determined at the beginning of each month using prepayment assumptions applicable at that time.

        MSRs accounted for using the amortization method are periodically evaluated for impairment. Impairment occurs when the current fair value of the MSRs decreases below the asset's carrying value (carrying value is the amortized cost reduced by any related valuation allowance). If MSRs are impaired, the impairment is recognized in current-period income and the carrying value of the MSRs is adjusted through a valuation allowance. If the value of impaired MSRs subsequently increases, the increase in value is recognized in current-period income. When an increase in value of MSR is recognized, the valuation allowance is adjusted to bring the carrying value of the MSRs to a level not in excess of the asset's amortized cost.

        The Company stratifies its MSRs by predominant risk characteristic when evaluating for impairment. For purposes of performing its MSR impairment evaluation, the Company stratifies its servicing portfolio on the basis of certain risk characteristics including loan type (fixed-rate or adjustable-rate) and note rate. Fixed-rate loans are stratified into note rate pools of 50 basis points for note rates between 3.0% and 4.5% and a single pool for note rates below 3%. If the fair value of MSRs in any of the note rate pools is below the carrying value of the MSRs for that pool, impairment is recognized to the extent of the difference between the estimated fair value and the carrying value, including the existing valuation allowance for that pool.

        Management periodically reviews the various impairment strata to determine whether the value of the impaired MSRs in a given stratum is likely to recover. When management deems recovery of the value to be unlikely in the foreseeable future, a write-down of the cost of the MSRs for that stratum to its estimated recoverable value is charged to the valuation allowance.

        Both amortization and changes in the amount of impairment of MSRs are recorded in current period income in Amortization, impairment and change in estimated fair value of mortgage servicing rights in the consolidated statements of income.

  MSRs Accounted for at Fair Value

        Changes in fair value of MSRs accounted for at fair value are recognized in current period income in Amortization, impairment and change in estimated fair value of mortgage servicing rights in the consolidated statements of income.

  Furniture, Fixtures, Equipment and Building Improvements

        Furniture, fixtures, equipment and building improvements are stated at historical cost less accumulated depreciation. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the various classes of assets, which range from five to seven years.

  Capitalized Software

        The Company capitalizes certain consulting, payroll, and payroll-related costs related to computer software for internal use, and subsequently amortizes such costs over a period of five years using the straight-line method.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

        The Company also periodically assesses long-lived assets including capitalized software for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. If management identifies an indicator of impairment, it assesses recoverability by comparing the carrying amount of the asset to the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and is measured as the excess of carrying value over fair value. No such impairment was recorded during the years ended December 31, 2012, 2011 and 2010.

  Restricted Cash

        Restricted cash represents deposits that serve as collateral for various agreements the Company has entered into, such as derivative margin account agreements. Restricted cash is included in Other assets in the Company's consolidated balance sheets. Management classifies restricted cash as "Level 1" financial statement items.

  Mortgage Loans Sold Under Agreements to Repurchase

        The carrying value of mortgage loans sold under agreements to repurchase is based on the accrued cost of the agreements. Management classifies mortgage loans sold under agreements to repurchase as "Level 3" fair value financial statement items. The costs of creating the facilities underlying the agreements are recognized as deferred charges in Other assets and amortized to Interest expense over the term of the borrowing facility.

  Liability for Losses under Representations and Warranties

        The Company's agreements with the Agencies include representations and warranties related to the loans the Company sells to the Agencies. The representations and warranties require adherence to Agency origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law.

        In the event of a breach of its representations and warranties, the Company may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor, or may become ineligible to receive any of the benefits provided by the insurer with respect to such mortgage loans. In such cases, the Company bears any subsequent credit loss on the mortgage loans. The Company's credit loss may be reduced by any recourse it has to correspondent lenders that, in turn, had sold such mortgage loans to the Company and breached similar or other representations and warranties. In such event, the Company has the right to seek a recovery of related repurchase losses from that correspondent lender.

        The Company records a provision for losses relating to such representations and warranties as part of its loan sale transactions. The method used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimated future defaults and loan repurchase rates and the potential severity of loss in the event of defaults and the probability of reimbursement by the correspondent loan seller. The Company establishes a liability at the time loans are sold and continually updates its liability estimate.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

        The level of the liability for representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor demand strategies, and other external conditions that may change over the lives of the underlying loans, The Company's representations and warranties are generally not subject to stated limits of exposure. However, management believes that the current unpaid principal balance of loans sold by the Company to date represents the maximum exposure to repurchases related to representations and warranties. Management believes the amount and range of reasonably possible losses in relation to the recorded liability is not material to the Company's financial condition or results of operations.

  Management Fees and Carried Interest

        Management fee income includes investment advisory and shareholder services fees earned from the Investment Funds and management fees from PMT.

        Pursuant to the investment management agreements between the Investment Funds and the Company, the Investment Funds paid total management fees (including shareholder services fees) equal to an annual rate of 2% on capital commitments until December 31, 2011. Thereafter, the Company earns a fee equal to an annual rate of 2% of the net asset values of the Funds so long as the fee does exceed 2% of the aggregate capital contributions to the Funds. The management fee is accrued monthly and paid quarterly.

        The Company may earn Carried Interest from each of the Investment Funds in which the Company has a general partnership interest or other Carried Interest arrangement. At the end of each reporting period, the Investment Fund administrator calculates the Carried Interest that would be due to the Company for each fund as specified in the fund agreements, as if the fair value of the underlying investments were realized as of such date, regardless of whether such amounts have been realized. The Company records Carried Interest income for the increase or decrease in the amount of Carried Interest that would be due to the Company at the end of the reporting period. The Investment Funds' agreements do not obligate the Company to pay guaranteed returns or hurdles to the owners of the Investment Fund, and therefore, the Company will not record negative Carried Interest over the life of an Investment Fund.

        Profit distributions from the Investment Funds are made in accordance with the following distribution priorities. Such distributions were recallable by the Investment Funds for purposes of making new investments until December 31, 2011:

  1.
  First, 100% to Investment Fund investors until investors have received 100% of their capital contributions;

  2.
  Second, 100% to Investment Fund investors, until investors have received a preferred return on the amounts described in (1) above calculated at a rate of 8%, compounded annually;

  3.
  Third, 100% to the Company until the Company has received an amount equal to 20% of the sum of (a) the profits distributed to the Investment Fund investors pursuant to (2) above and (b) the amount paid to the Company pursuant to this item (3) (the "catch-up" provision); and

  4.
  Thereafter, (i) 80% to the Investment Fund investors and (ii) 20% to the Company.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

        During 2011, the Company amended its agreement with the Funds, relating to the "catch-up" provision included in the profit distribution. The approved amendment resulted in an additional accrual of Carried Interest from the funds of $3,321,000 recorded during the year ended December 31, 2011.

        The Company's management fees relating to PMT for the periods presented were calculated on a quarterly basis and included a base management fee and a performance incentive. This agreement was amended, effective February 1, 2013, as described in Note 27—Subsequent Events. The base management fee was calculated at the annual rate of 1.5% of PMT's shareholders' equity, adjusted to exclude the effect of unrealized gains and losses and other non-cash items and one-time adjustments as agreed to between the Company and PMT's independent trustees. The performance incentive fee was calculated at 20% per year of the amount by which "core earnings," on a rolling four-quarter basis and before the incentive fee, exceeded an 8% "hurdle rate."

  •
  "Core earnings," for purposes of determining the amount of the performance incentive fee, was defined as U.S. GAAP net income (loss) adjusted to exclude non-cash equity compensation expense, unrealized gains and losses or other non-cash items recognized during the period, any conditional payment amounts relating to PMT's initial public offering paid to the Company and the underwriters of that offering, and any one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges after discussions between the Company and PMT's independent trustees and approval by a majority of PMT's independent trustees.

  •
  The "hurdle rate" was calculated as the product of (1) the weighted average of the issue price per share of all of PMT's public offerings multiplied by the weighted average number of PMT's shares outstanding in the four quarter period and (2) 8%.

  Loan Servicing Fee Income

        Loan servicing fees are received by the Company for servicing residential mortgage for others, including the Investment Funds and PMT. Loan servicing fees are recognized as earned.

  Loan Servicing Rebate

        Under the servicing agreements between the Company and the Investment Funds, on December 31, 2011 and the end of every calendar year thereafter, the Company will rebate to the Investment Funds an amount equal to the cumulative profit, if any, of the servicing operations attributable to the Investment Funds' assets, and, conversely, charge the Investment Funds if a loss has been incurred in order to effect overall "at cost" pricing with respect to loan servicing activities for such assets. Under the agreements, the Company will rebate to the Investment Funds 50% of any profit generated from loan origination activities. The Company records the net rebate amounts as earned or incurred. Effective December 31, 2011, the Company amended its servicing agreement with one of the Investment Funds to exit the loan servicing rebate arrangement and be charged set servicing fee rates beginning January 1, 2012.

  Stock-Based Compensation

        The Company has three formal equity compensation plans:

  •
  A common equity compensation plan by which it may award up to 15% of its total equity in the form of Common units to key members of the Company's management. Common units are

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

    subordinate to the Company's preferred units. The common units vest over a three- or four-year period. Vesting of four-year awards starts on the grantees' date of hire. Vesting of three-year awards begins on the award date. Several key management members of the Company have received common units.

  •
  A Class C common equity plan by which it may award up to 3% of its total equity to key members of the management of its correspondent lending group. Class C common units are subordinate to the Company's preferred and common units and vest over 4 years and upon the satisfaction of certain performance thresholds; and

  •
  The 2011 Equity Incentive Plan which will grant common units to key employees and vest immediately. The first units earned under the 2011 Equity Incentive Plan will not be issued until 2013.

        The Company recognizes compensation expense relating to its stock-based compensation with reference to the fair value of the common units it awards. The fair value the common units is estimated by discounting forecasted cash flows, dividends and terminal value from a hypothetical sale of the Company to the holders of the common units. Management uses assumptions that it believes would be used by market participants when valuing the Company. Assumptions used to forecast the cash flows include: short and long-term growth rates of the Company, discount rate, and percent of income distributed.

        The Company amortizes the fair value of previously granted share based awards to Compensation expense using the graded vesting method. Under the graded vesting method, compensation expense is recognized over the requisite service period for each separate vesting of the award.

  Income Taxes

        The Company intends to be treated as a partnership for Federal income tax purposes. Each partner is responsible for the tax liability or benefit relating to such partner's distributive share of taxable income or loss. Accordingly, no provision for Federal income taxes is reflected in the accompanying financial statements.

        Management's assessment of the requirement to provide for income taxes also includes an assessment of the liability arising from uncertain tax positions taken or expected to be taken by the Company. Management has concluded that the Company does not have any unrecognized tax benefits that would affect the Company's financial position. If applicable, the Company will recognize interest accrued related to unrecognized tax benefits in "interest expense" and penalties in "other expenses" on the consolidated statements of income.

        With few exceptions, the periods that are open for examination by federal and major state tax jurisdictions are the tax periods ending December 31, 2009 and forward. The tax periods ended December 31, 2008 and forward are open for examination by the California Franchise Tax Board. As of December 31, 2012, the Internal Revenue Service was conducting an examination of the Company's federal income tax filings for the year ended December 31, 2010. In March 2013, the IRS Exam team concluded their audit of the Company's federal income tax return for the tax year ended December 31, 2010 and subsequently formally notified us that they will not be proposing any changes to the return as originally filed. No other federal or state examinations were in progress as of December 31, 2012.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

  Earnings per Common Unit

        Basic earnings per common unit is determined using net income available to common unit holders divided by the weighted-average common units outstanding during the period. Diluted earnings per common unit is computed by dividing net income available to common unit holders by the weighted-average common units outstanding, assuming all potentially dilutive common units were issued. In periods in which the Company records a loss, potentially dilutive common units are excluded from the diluted loss per common unit calculation, as their effect on loss per common unit is anti-dilutive.

        Basic earnings or loss per common unit is calculated using the two class method, which requires the Company to reduce basic earnings available to common units by the amount of income allocable to participating units. The Company has preferred units and Class C units that participate directly with the common units in net income and loss allocations after the preferred units have received their 8% per annum preferred returns and the preferred and common units have received allocations of a priority operating return. Non-vested common units also participate in distributions made to satisfy the unit holders' income tax liabilities arising from taxable income allocated to the non-vested units. These classes of equity are considered participating securities for accounting purposes. Allocations of net income or loss to each class of participating unit holders are made under the assumption of a hypothetical liquidation of the Company as specified in the Company's limited liability company agreement.

  Variable Interest Held in Unconsolidated Variable Interest Entities

        PMOFA is a general partner in the Master Fund. The Master Fund wholly owns PennyMac Mortgage Co. Funding, LLC ("Funding, LLC"), PennyMac Mortgage Co. Funding II, LLC ("Funding II, LLC), and PennyMac Mortgage Co, LLC ("Mortgage Co"). Funding LLC and Funding II, LLC, are each the majority interest holder in PennyMac Loan Trust 2010-NPL1, PennyMac Loan Trust 2011_NPL1 and PennyMac REO 2011 NPL1 (the "Trusts") which in the case of the first entity hold the mortgage loans for Funding LLC, and in the case of the latter two entities hold the mortgage loans for Funding II, LLC. PLS provides loan servicing to the Trusts as well as to Mortgage Co. The related party group constituting the Company and its affiliates (including PMOFA) has equity interest in the Master Fund, the ultimate Parent of the Trusts, Mortgage Co, Funding, LLC and Funding II, LLC. The direct equity holder in the Trusts and Mortgage Co, Funding, LLC and Funding II, LLC however, do not have power to direct operations of the respective entities and as such, both the Trust and Mortgage Co are considered to be variable interest entities ("VIEs") as defined in the Consolidations topic of the Codification.

        The Company is not the primary beneficiary in these VIEs, given it does not represent the enterprise within the related party group that is most closely associated with these VIEs and, as such, the Company does not consolidate these VIEs. Exposure of loss to the related party group from the unconsolidated VIEs is limited to the contributed capital of the related party group in the Master Fund totaling $1,436,000 which represents the general partnership interest held by PMOFA in the Master Fund.

  Recent Accounting Pronouncements

        In December 2011, the FASB issued an Accounting Standards Update, ("ASU"), ASU 2011-11 to the Balance Sheet topic of the Codification. The amendments in this ASU affect all entities that have

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Significant Accounting Policies (Continued)

financial instruments and derivative instruments that are either (1) offset in accordance with the Offsetting Presentation section of the Balance Sheet topic or the Presentation section of the Derivatives and Hedging topic of the Codification or (2) subject an enforceable master netting arrangement or similar agreement.

        The amendments in this ASU require the Company to disclose information about offsetting and related arrangement to enable users of financial statements to understand the effect of netting to an entity's financial position.

        In January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements established by ASU 2011-11. The ASU clarifies that the scope applied to derivatives accounted for in accordance with the Derivatives and Hedging topic of the Codification, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with the Offsetting Presentation section of the Balance Sheet topic or the Presentation section of the Derivatives and Hedging topic or subject to an enforceable master netting arrangement or similar agreement.

        The ASU amendment and the subsequent clarification of the amendment are effective for periods beginning on or after January 1, 2013, and must be shown for all periods shown on the balance sheet. The adoption of these ASU amendments is not expected to have a material effect on the Company's financial condition or results of operations.

Note 4—Transactions with Affiliates

  Investment Funds

        Amounts due from the Investment Funds are summarized below for the dates presented:

	December 31,
	2012	2011
	(in thousands)
Receivable from Investment Funds:
Loan servicing fees	$1,052	$2,601
Loan servicing rebate	(239)	3,139
Management fees	2,164	2,486
Expense reimbursements	695	38

	$3,672	$8,264

Carried interest due from Investment Funds:
PNMAC Mortgage Opportunity Fund, LLC	$29,785	$24,473
PNMAC Mortgage Opportunity Fund Investors, LLC	17,938	12,777

	$47,723	$37,250

        In accordance with the servicing agreements between the Company and the Investment Funds, certain monies are advanced to the Company by the Investment Funds for servicing advances relating to loans serviced by PLS on the Investment Funds' behalf. The Company reimburses such advances

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Transactions with Affiliates (Continued)

upon collection of funds from borrowers for mortgage loans serviced or upon liquidation of real estate acquired in settlement of loans.

        Amounts due to the Investment Funds totaling $36,795,000 and $29,622,000 represent amounts advanced by the Investment Funds to fund servicing advances made by the Company as of December 31, 2012 and 2011, respectively.

  PennyMac Mortgage Investment Trust

        Amounts due from PMT are summarized below for the dates presented:

	December 31,
	2012	2011
	(in thousands)
Servicing fees and allocated expenses	$4,802	$6,173
Management fees	4,473	2,486
Loan purchases	4,475	—
Contingent underwriting fees	2,941	2,941

	$16,691	$11,600

        Certain of the underwriting costs incurred in PMT's initial public offering were paid on PMT's behalf by the Company. Reimbursement to the Company is contingent on PMT's performance as follows: PMT will reimburse the Company if, during any full four calendar quarter period during the 24 full calendar quarters after the date of the completion of its initial public offering, August 4, 2009, PMT's "core earnings" for such four quarter period and before the incentive portion of the Company's management fee equals or exceeds an 8% incentive fee "hurdle rate." If this requirement is not satisfied by the end of such 24 calendar quarter period, PMT's obligation to reimburse the Company and make the conditional payment of the underwriting discount will terminate. Management has concluded that this contingency is probable of being met during the 24-quarter period and has recognized a receivable for reimbursement of the payment made on behalf of PMT. The management agreement was amended, effective February 1, 2013, as described in Note 27—Subsequent Events.

        Amounts due to PMT are summarized below:

	December 31,
	2012	2011
	(in thousands)
Expense	$4,829	$7,557
Servicing advances	41,950	18,038

	$46,779	$25,595

        In accordance with the servicing agreements between the Company and PMT, certain monies are advanced to the Company by an affiliate for servicing advances relating to loans serviced by PLS on PMT's behalf. The Company reimburses such advances upon collection of funds from borrowers for mortgage loans serviced or upon liquidation of real estate acquired in settlement of loans.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Transactions with Affiliates (Continued)

        Expenses allocated to PMT during the years ended December 31, 2012, 2011 and 2010 are detailed below:

	Year ended December 31,
Income statement caption	2012	2011	2010
	(in thousands)
Occupancy	$1,374	$1,091	$401
Technology	1,158	1,094	474
Depreciation and amortization	590	324	115
Other	1,067	1,472	428

Total expenses allocated to PMT	$4,189	$3,981	$1,418

        During PMT's startup period and through March 31, 2010, the Company waived its right to reimbursement from PMT for PMT's proportionate share of common overhead expenses. Such expenses totaling approximately $500,000 have been waived for the year ended December 31, 2010. The Company did not waive any other charges during PMT's startup period and through March 31, 2010. Management does not intend to waive recovery of common overhead costs in the future.

        The Company also holds an investment in PMT in the form of 75,000 common shares of beneficial interest as of December 31, 2012 and 2011. The shares had fair values of $1,897,000 and $1,247,000 as of December 31, 2012 and 2011, respectively.

        Until December 2012, the Company's short-term investments included investments in an institutional liquidity management (money market) fund managed by an affiliate, BlackRock, Inc. Investments in the fund were not insured. The fund invests exclusively in first-tier securities as rated by a nationally recognized statistical rating organization. The fund's investments are comprised primarily of domestic commercial paper, securities issued or guaranteed by the U.S. Government or its agencies, obligations of U.S. banks and foreign banks with U.S. operations, fully collateralized repurchase agreements and variable and floating rate demand notes. The Company did not have any amounts on deposit in the fund managed by BlackRock, Inc. at December 31, 2012.

        In connection with PMT's correspondent lending business, PLS also provides certain mortgage banking services, including fulfillment and disposition-related services, to PMT for a fulfillment fee based on a percentage of the unpaid principal balance of the mortgage loans. The fulfillment fee for such services during the periods presented was 50 basis points. Beginning November 1, 2010, the Company began transferring the interest income and paying a sourcing fee of three basis points for each mortgage loan it bought from PMT for ultimate disposition to a third-party where the Company was approved or licensed to sell to such third-party and PMT was not.

        Following is a summary of fees received and paid relating to these activities:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Fullfilment fees received	$62,906	$1,744	$—
Sourcing fees paid	$2,505	$166	$103

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Earnings Per Unit

        Earnings per unit is calculated using the two-class method. The Company allocates net income or loss to each class of participating unit holders as specified in the Company's limited liability company agreement, which requires the allocation of distributions among the units under the assumption of a hypothetical liquidation of the Company as follows:

  •
  First to the preferred member units until the aggregate unpaid preferred distributions, (the 8% annual compounded preferred return), have been paid.

  •
  Second, to the preferred member units until all of the initial paid-in capital has been returned.

  •
  Third, distributions will be made to the extent that prior period undistributed net income has not been distributed to any member (preferred, common or Class C). This represents previous undistributed amounts applicable to the remaining tiers (i.e. the tier four, five and six that follow).

  •
  Fourth, distributions will be made to the preferred and common units on a pro-rata basis to each outstanding unit. This distribution is referred to as the priority operating profit allocation to preferred and common units receiving an 8% compounded annual priority return beginning June 1, 2011. The aggregate amount distributable under this tier can range between $435,246,000 and $135,246,000 depending on the thresholds for newly originated loan acquisitions achieved by the correspondent lending group after June 1, 2011. Before June 1, 2011 there were no allocations of income required for this fourth tier distribution. If unpaid amounts exist at a period end they are paid out of the following year or in a liquidation event under tier three above.

  •
  Fifth, distributions will be made under the priority capital appreciation allocation to preferred and common units on a pro-rata basis to each unit outstanding. The priority capital appreciation would require total distributions in this tier of up to $300,000,000 prior to June 1, 2011. After June 1, 2011, the amount distributable under this tier can range between $300,000,000 and $0 depending on the thresholds for newly originated loan acquisitions achieved by the correspondent lending group. If unpaid amounts exist at a period end they are paid out of the following year or in a liquidation event under tier three above.

  •
  Sixth, and finally, a sharing of the remaining distributions between all members (including the preferred, common, and Class C unit holders on a pro-rata basis to each unit outstanding with allocations up to the strike price of vested and unvested unit awards being paid back first, as a priority allocation, to the preferred and common unit holders that did not receive such units as stock based compensation awards. If unpaid amounts exist at a period end they are paid out of the following year or in a liquidation event under tier three above.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Earnings Per Unit (Continued)

        The following is a reconciliation of net income to net income attributable to common unit holders and a table summarizing the basic and diluted earnings per unit calculations for the periods presented:

	Year ended December 31,
	2012	2011	2010
	(in thousands, except unit amounts)
Earnings per preferred unit:
Net income	$118,323	$14,699	$33,042

Net income attributable to preferred units
Distributed preferred and priority return	$15,847	$12,062	$—
Undistributed preferred and priority return	24,446	—	6,981
Undistributed earnings	59,627	2,445	22,033

Net income attributable to preferred units	$99,920	$14,507	$29,014

Preferred units outstanding	96,682	61,003	44,962

Earnings per preferred unit	$1,033.49	$237.82	$645.30

Earnings per Class C unit:
Net income attributable to Class C members	$2,316	$—	$—
Less: Undistributed income attributable to non-vested Class C units	2,310	—	—

Net Income available to Class C units	$6	$—	$—

Weighted-average Class C units outstanding	8	—	—

Earnings per Class C unit	$684.70	$—	$—

Earnings per common unit:
Net income attributable to common members	$16,087	$191	$4,028
Less: Distributions to non-vested common unit awards outstanding	—	55	95
Undistributed earnings attributable to non-vested common unit awards outstanding	7,178	96	3,742

Net income available to common units	$8,909	$40	$191

Basic earnings per common unit:
Weighted-average common units outstanding	9,448	3,470	345

Basic earnings per common unit	$942.89	$11.63	$555.59

Diluted earnings per common unit:
Net income available to common units	$8,909	$40	$191

Weighted-average common units outstanding	9,448	3,470	345
Dilutive potential common units—units issuable under equity-based compensation plan	6,173	6,940	4,359

Diluted weighted-average number of common units outstanding	15,621	10,410	4,704

Diluted earnings per common unit	$570.29	$3.88	$40.72

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Loan Sales

        The Company purchases and sells mortgage loans to the secondary mortgage market without recourse for credit losses. However the Company maintains continuing involvement with the loans in the form of servicing arrangements and the liability under representations and warranties it makes to purchasers and insurers of the loans.

        The following table summarizes cash flows between the Company and transferees upon sale of mortgage loan in transactions where the Company maintains continuing involvement with the mortgage loan (primarily the obligation to service the loan on behalf of the loan's owner or owner's agent):

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Cash flows:
Proceeds from sales	$9,123,645	$655,724	$56,332
Service fees received	$14,976	$11,485	$10,334
Net servicing advances	$7,818	$538	$829
Year-end information:
Unpaid principal balance of loans outstanding at period-end	$9,847,509	$696,521
Loans delinquent 30-89 days	$137,827	$5,272
Loans delinquent 90 or more days or in foreclosure or bankruptcy	$54,795	$813

Note 7—Loan Servicing Activities

        The Company's mortgage servicing portfolio is summarized as follows:

	December 31, 2012
	Servicing rights owned	Subservicing	Total loans serviced
	(in thousands)
Affiliated entities	$—	$16,552,939	$16,552,939
Agencies	9,860,284	—	9,860,284
Private investors	1,321,584	—	1,321,584
Mortgage loans held for sale	417,742	—	417,742

	$11,599,610	$16,552,939	$28,152,549

Amount subserviced for the Company	$45,562	$375,818	$421,380

Delinquent mortgage loans:
30 days	$191,884	$187,653	$379,537
60 days	60,886	122,564	183,450
90 days or more	112,847	851,851	964,698

	365,617	1,162,068	1,527,685
Loans pending foreclosure	75,329	1,290,687	1,366,016

	$440,946	$2,452,755	$2,893,701

Custodial funds managed by the Company	$263,562	$150,080	$413,642

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loan Servicing Activities (Continued)

	December 31, 2011
	Servicing rights owned	Subservicing	Total loans serviced
	(in thousands)
Affiliated entities	$—	$3,533,529	$3,533,529
Agencies	2,547,679	—	2,547,679
Private investors	1,571,016	—	1,571,016
Mortgage loans held for sale	84,384	—	84,384

	$4,203,079	$3,533,529	$7,736,608

Amount subserviced for the Company	$95,243	$350,631	$445,874

Delinquent mortgage loans:
30 days	$132,035	$135,688	$267,723
60 days	60,241	105,256	165,497
90 days or more	88,407	707,753	796,160

	280,683	948,697	1,229,380
Loans pending foreclosure	99,859	1,405,133	1,504,992

	$380,542	$2,353,830	$2,734,372

Custodial funds managed by the Company(1)	$84,220	$2,403	$86,623

(1)
Borrower and investor custodial cash accounts relate to loans serviced under the Servicing Agreements and are not recorded on the Company's consolidated balance sheet. The Company earns interest on custodial funds it manages on behalf of the loans' investors, which is recorded as part of the interest income in the Company's consolidated statement of income.

        Following is a summary of the geographical distribution of loans included in the Company's servicing portfolio for the top five states as measured by the total unpaid principal balance as of the dates presented:

	December 31,
State	2012	2011
	(in thousands)
California	$10,696,508	$2,617,167
Florida	1,385,286	622,387
Colorado	1,299,295	*
Texas	1,223,382	*
Washington	1,143,849	*
Oregon	*	448,358
New York	*	403,904
Illinois	*	262,433
All other states	12,404,229	3,382,359

	$28,152,549	$7,736,608

*
State did not represent a top five state for the respective year.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Loan Servicing Activities (Continued)

        Certain of the loans serviced by the Company are subserviced on the Company's behalf by other mortgage loan servicers. Loans are subserviced for the Company when the loans are secured by property in the State of Massachusetts where the Company is not licensed and a license is required to perform such services, or on a transitional basis for loans where the Company has obtained the rights to service the loans but servicing of the loans has not yet transferred to the Company's servicing system.

Note 8—Netting of Financial Instruments

        The Company uses derivative instruments to manage exposure to interest rate risk for its IRLCs and MSRs. All derivative financial instruments are recorded on the balance sheet at fair value. The Company has elected to net derivatives asset and liability positions, and cash collateral obtained (or posted) by (or for) its counterparties when subject to an enforceable master netting arrangement. In the event of default, all counterparties are subject to legally enforceable master netting agreements. The derivatives that are not subject to a master netting arrangement are IRLCs, which are commitments made to loan applicants to originate and to PMT to purchase mortgage loans held for sale at specified interest rates.

        As of December 31, 2012 and 2011, the Company did not enter into reverse repurchase agreements or securities lending transactions that are required to be disclosed in the following table.

Offsetting of Derivative Assets

	December 31, 2012			December 31, 2011
	Gross amounts of recognized assets	Gross amounts offset in the balance sheet	Net amounts of assets presented in the balance sheet	Gross amounts of recognized assets	Gross amounts offset in the balance sheet	Net amounts of assets presented in the balance sheet
	(in thousands)
Derivatives:
Subject to master netting arrangements:
MBS put options	$967	$—	$967	$—	$—	$—
Forward purchase contracts	1,645	(158)	1,487			—
Forward sale contracts	1,818	(1,316)	502			—
Cash collateral	—	383	383	—	—	—

	4,430	(1,091)	3,339	—	—	—
Derivatives, not subject to a master netting arrangement	23,951	—	23,951	5,460	—	5,460

Total	$28,381	$(1,091)	$27,290	$5,460	$—	$5,460

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Netting of Financial Instruments (Continued)

Derivative Assets, Financial Assets, and Collateral Held by Counterparty

        The following table summarizes by significant counterparty the amount of derivative asset positions after considering master netting arrangements and financial instruments or cash pledged that does not meet the accounting guidance qualifying for netting.

	December 31, 2012				December 31, 2011
		Gross amounts not offset in the consolidated balance sheet				Gross amounts not offset in the consolidated balance sheet
	Net amount of assets in the balance sheet				Net amount of assets in the balance sheet
		Financial instruments	Cash collateral received	Net amount		Financial instruments	Cash collateral received	Net amount
	(in thousands)
Interest rate lock commitments	$23,951	$—	$—	$23,951	$7,905	$—	$—	$7,905
Bank of America, N.A.	1,782	—	—	1,782	1,048	—	—	1,048
Citibank	522	—	—	522	—	—	—	—
Bank of NY Mellon	311	—	—	311	—	—	—	—
Other	724	—	—	724	(3,493)	—	—	(3,493)

Total	$27,290	$—	$—	$27,290	$5,460	$—	$—	$5,460

Offsetting of Derivative Liabilities and Financial Liabilities

        Following is a summary of net derivative liabilities and assets sold under agreements to repurchase. As discussed above, all derivatives with the exception of IRLCs are subject to master netting arrangements. The assets sold under agreements to repurchase do not qualify for offset.

	December 31, 2012			December 31, 2011
	Gross amounts of recognized liabilities	Gross amounts offset in the balance sheet	Net amounts of liabilities presented in the balance sheet	Gross amounts of recognized liabilities	Gross amounts offset in the balance sheet	Net amounts of liabilities presented in the balance sheet
	(in thousands)
Derivatives:
Subject to a master netting arrangement:
Forward purchase contracts	$389	$(158)	$231	$—	$—	$—
Forward sale contracts	1,894	(1,315)	579	—	—	—
Cash collateral	—	(312)	(312)	—	—	—

	2,283	(1,785)	498	—	—	—
Derivatives not subject to a master netting arrangement	11	—	11	—	—	—

Total derivatives	2,294	(1,785)	509	—	—	—

Assets sold under agreements to repurchase:
Mortgage loans acquired for sale at fair value	393,534	—	393,534	77,700	—	77,700

Total	$395,828	$(1,785)	$394,043	$77,700	$—	$77,700

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Netting of Financial Instruments (Continued)

Derivative Liabilities, Financial Liabilities, and Collateral Held by Counterparty

        The following table summarizes by significant counterparty the amount of derivative liabilities and assets sold under agreements to repurchase after considering master netting arrangements and financial instruments or cash pledged that does not meet the accounting guidance qualifying for offset. All assets sold under agreements to repurchase have sufficient collateral or exceed the liability amount recorded on the balance sheet.

	December 31, 2012				December 31, 2011
		Gross amounts not offset in the balance sheet				Gross amounts not offset in the balance sheet
	Net amount of liabilities in the balance sheet				Net amount of liabilities in the balance sheet
		Financial instruments	Cash collateral pledged	Net amount		Financial instruments	Cash collateral pledged	Net amount
	(in thousands)
Citibank	$121,200	$(121,200)	$—	$—	$—	$—	$—	$—
Bank of America, N.A.	150,082	(150,082)	—	—	77,700	(77,700)	—	—
Credit Suisse First Boston Mortgage Capital LLC	122,443	(122,252)	—	191	—	—	—	—
Morgan Stanley Bank, N.A.	53	—	—	53	—	—	—	—
Other	265	—	—	265	—	—	—	—

Total	$394,043	$(393,534)	$—	$509	$77,700	$(77,700)	$—	$—

Note 9—Fair Value

        The Company's consolidated financial statements include assets and liabilities that are measured based on their estimated fair values. The application of fair value estimates may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability and whether management has elected to carry the item at its estimated fair value as discussed in the following paragraphs.

  Fair Value Accounting Elections

        Management identified all of its non-cash financial assets, its originated MSRs relating to loans with initial interest rates of more than 4.5%, and its loans sold under agreements to repurchase on the consolidated balance sheets, to be accounted for at estimated fair value so such changes in fair value will be reflected in results of operations as they occur and more timely reflect the results of the Company's performance. The Company's financial assets subject to this election include the short-term investment and mortgage loans held for sale.

        For originated MSRs relating to mortgage loans with initial interest rates of less than or equal to 4.5%, management has concluded that such assets present different risks to the Company than originated MSRs relating to mortgage loans with initial interest rates of more than 4.5% and therefore require a different risk management approach. Management's risk management efforts relating to these assets are aimed at mainly moderating the effects of non-interest rate risks on fair value, such as the effect of changes in home prices on the assets' values. Management has identified these assets for accounting using the amortization method. Management's risk management efforts in connection with MSRs relating to mortgage loans with initial interest rates of more than 4.5% are aimed at mainly moderating the effects of changes in interest rates on the assets' values. During the period, a portion of the IRLCs, the fair value of which typically increases when prepayment speeds increase, were used to

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

mitigate the effect of changes in fair value of the servicing assets, which typically decreases as prepayment speeds increase.

        For loans sold under agreements to repurchase subject to agreements made beginning in December 2010, management has determined that historical cost accounting is more appropriate because under this method debt issuance costs are amortized over the term of the debt and not expensed as incurred, thereby reflecting the debt issuance cost over the periods benefiting from the usage of the debt.

  Financial Statement Items Measured at Fair Value on a Recurring Basis

        Following is a summary of financial statement items that are measured at estimated fair value on a recurring basis:

	December 31, 2012
	Total	Netting	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Short-term investment	$53,164	$—	$53,164	$—	$—
Mortgage loans held for sale at fair value	448,384	—	—	448,384	—
Investment in PMT	1,897	—	1,897	—	—
Mortgage servicing rights, at fair value	19,798	—	—	—	19,798
Derivative assets:
Interest rate lock commitments	23,951	—	—	—	23,951
Forward purchase contracts	1,487	(158)	—	1,645	—
Forward sales contracts	503	(1,315)	—	1,818	—
MBS call options	967	—	—	967	—

Total derivative assets before cash collateral netting	26,908	(1,473)	—	4,430	23,951
Cash collateral	382	382	—	—	—

Total derivative assets	27,290	(1,091)	—	4,430	23,951

	$550,533	$(1,091)	$55,061	$452,814	$43,749

Liabilities:
Derivative liabilities:
Interest rate lock commitments	$11	$—	$—	$—	$11
Forward purchase contracts	231	(158)	—	389	—
Forward sales contracts	579	(1,315)	—	1,894	—

Total derivative liabilities before cash collateral netting	821	(1,473)	—	2,283	11
Cash collateral	(312)	(312)	—	—	—

Total derivative liabilities before netting adjustment	$509	$(1,785)	$—	$2,283	$11

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Short-term investment	$16,041	$16,041	$—	$—
Mortgage loans held for sale at fair value	89,857	—	89,857	—
Investment in PMT	1,247	1,247	—	—
Mortgage servicing rights, at fair value	25,698	—	—	25,698
Derivative assets	5,460	—	(2,445)	7,905

	$138,303	$17,288	$87,412	$33,603

(1)
Derivatives are reported net of cash collateral received and paid and, to the extent that the criteria of the accounting guidance covering the offsetting of amounts related to certain contracts are met, positions with the same counterparty are netted as part of a legally enforceable master netting agreement.

        As shown above, MSRs at fair value, IRLCs, and loans sold under agreements to repurchase at fair value are measured using Level 3 inputs. Following is a roll forward of these items for the years ended December 31, 2012, 2011 and 2010 where Level 3 inputs were used on a recurring basis:

	Year ended December 31, 2012
	Mortgage servicing rights	Interest rate lock commitments	Total
	(in thousands)
Assets:
Balance, December 31, 2011	$25,698	$7,905	$33,603
Purchases	—	—	—
Interest rate lock commitments issued, net	—	167,076	167,076
Servicing received as proceeds from sales of mortgage loans	774	—	774
Changes in fair value included in income	(6,674)	—	(6,674)
Transfers to mortgage loans held for sale	—	(151,030)	(151,030)

Balance, December 31, 2012	$19,798	$23,951	$43,749

Changes in fair value recognized during the period relating to assets still held at December 31, 2012	$(6,674)	$23,951

Accumulated changes in fair value relating to assets still held at December 31, 2012		$23,951

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

	Year ended December 31, 2011
	Mortgage servicing rights	Interest rate lock commitments	Total
	(in thousands)
Assets:
Balance, December 31, 2010	$31,957	$(13)	$31,944
Purchases	1,352	—	1,352
Interest rate lock commitments issued, net	—	18,436	18,436
Servicing received as proceeds from sales of mortgage loans	1,696	—	1,696
Changes in fair value included in income	(9,307)	—	(9,307)
Transfers to mortgage loans held for sale	—	(10,518)	(10,518)

Balance, December 31, 2011	$25,698	$7,905	$33,603

Changes in fair value recognized during the period relating to assets still held at December 31, 2011	$(9,307)	$7,905

Accumulated changes in fair value relating to assets still held at December 31, 2011		$7,905

Year ended December 31, 2011
(in thousands)
Liabilities:
Mortgage loans sold under agreements to repurchase at fair value:
Balance, December 31, 2010	$13,289
Changes in estimated fair value included in income	—
Sales	57,908
Assumption of agreements pursuant purchase from affiliate of mortgage loans subject to agreements to repurchase	62,989
Repurchases	(134,186)

Balance, December 31, 2011	$—

Changes in unrealized losses relating to assets still held at December 31, 2011	$—

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

	Year ended December 31, 2010
	Mortgage servicing rights	Interest rate lock commitments	Total
	(in thousands)
Assets:
Balance, December 31, 2009	$19,024	$11	$19,035
Purchases	11,974	—	11,974
Interest rate lock commitments issued, net	—	816	816
Servicing received as proceeds from sales of mortgage loans	1,185	—	1,185
Changes in fair value included in income	(226)	—	(226)
Transfers to mortgage loans held for sale	—	(840)	(840)

Balance, December 31, 2010	$31,957	$(13)	$31,944

Changes in fair value recognized during the period relating to assets still held at December 31, 2010	$(226)	$(13)

Accumulated changes in fair value relating to assets still held at December 31, 2010		$(13)

Year ended December 31, 2010
(in thousands)
Liabilities:
Mortgage loans sold under agreements to repurchase at fair value:
Balance, December 31, 2009	$713
Changes in estimated fair value included in income	—
Sales	63,696
Assumption of agreements pursuant purchase from affiliate of mortgage loans subject to agreements to repurchase	—
Repurchases	(51,120)

Balance, December 31, 2010	$13,289

Changes in unrealized losses relating to assets still held at December 31, 2010	$—

        The information used in the preceding roll forwards represents activity for any financial statement items identified as using Level 3 inputs at either the beginning or the end of the current fiscal period. Transfer in or out of Level 3 represents either the beginning value (for transfer in), or the ending value (for transfer out) of any investments where a change in the pricing level occurred from the beginning to the end of the period.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

        Gains (losses) from changes in estimated fair values included in earnings for financial statement items carried at estimated fair value pursuant to the fair value option are summarized below:

	2012			2011
	Change in fair value of mortgage loans held for sale at fair value	Net servicing income	Total	Change in fair value of mortgage loans held for sale at fair value	Net servicing income	Total
	(in thousands)
Assets:
Short-term investments	$—	$—	$—	$—	$—	$—
Mortgage loans held for sale at fair value	171,236	—	171,236	13,029	—	13,029
Mortgage servicing rights at fair value	—	(6,674)	(6,674)	—	(9,307)	(9,307)

	$171,236	$(6,674)	$164,562	$13,029	$(9,307)	$3,722

Liabilities:
Loans sold under agreements to repurchase at fair value	$—	$—	$—	$—	$—	$—

	$—	$—	$—	$—	$—	$—

	2010
	Change in fair value of mortgage loans held for sale at fair value	Net servicing income	Total
	(in thousands)
Assets:
Short-term investments	$—	$—	$—
Mortgage loans held for sale at fair value	2,008	—	2,008
Mortgage servicing rights at fair value	—	400	400

	$2,008	$400	$2,408

Liabilities:
Loans sold under agreements to repurchase at fair value	$—	$—	$—

	$—	$—	$—

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

        Following are the fair value and related principal amounts due upon maturity of assets and liabilities accounted for under the fair value option as of December 31, 2012 and 2011:

	December 31, 2012
	Fair value	Principal amount due upon maturity	Difference
	(in thousands)
Mortgage loans held for sale:
Current through 89 days delinquent	$447,889	$418,650	$29,239
90 or more days delinquent	495	623	(128)

	$448,384	$419,273	$29,111

	December 31, 2011
	Fair value	Principal amount due upon maturity	Difference
	(in thousands)
Mortgage loans held for sale:
Current through 89 days delinquent	$89,857	$84,384	$5,473
90 or more days delinquent	—	—	—

	$89,857	$84,384	$5,473

  Financial Statement Items Measured at Fair Value on a Nonrecurring Basis

        Following is a summary of financial statement items that are measured at estimated fair value on a nonrecurring basis as of the dates presented:

	December 31, 2012
	Total	Level 1	Level 2	Level 3
	(in thousands)
Mortgage servicing assets at lower of amortized cost or fair value	$51,180	$—	$—	$51,180

	$51,180	$—	$—	$51,180

	December 31, 2011
	Total	Level 1	Level 2	Level 3
	(in thousands)
Mortgage servicing assets at lower of amortized cost or fair value	$6,426	$—	$—	$6,426

	$6,426	$—	$—	$6,426

        The following table summarizes the net gains (losses) on assets measured at estimated fair values on a nonrecurring basis for the periods indicated:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Mortgage servicing assets at lower of amortized cost or fair value	$(2,908)	$(70)	$—

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

        The Company evaluates its MSRs at lower of amortized cost or fair value for impairment with reference to the assets' fair value. For purposes of performing its MSR impairment evaluation, the Company stratifies its MSRs at lower of amortized cost or fair value based on the interest rates borne by the mortgage loans underlying the MSRs. Mortgage loans are grouped into note rate pools of 50 basis points for fixed-rate mortgage loans with note rates between 3% and 4.5% and a single pool for mortgage loans with note rates below 3%. MSRs relating to adjustable rate mortgage loans with initial interest rates of 4.5% or less are evaluated in a single pool. If the fair value of MSRs in any of the note rate pools is below the carrying value of the MSRs for that pool reduced by any existing valuation allowance, those MSRs are impaired.

        When MSRs are impaired, the impairment is recognized in current-period earnings and the carrying value of the MSRs is adjusted using a valuation allowance. If the value of the MSRs subsequently increases, the restoration of value is recognized in current period earnings only to the extent of the valuation allowance.

        Management periodically reviews the various impairment strata to determine whether the value of the impaired MSRs in a given stratum is likely to recover. When management deems recovery of the value to be unlikely in the foreseeable future, a write-down of the cost of the MSRs for that stratum to its estimated fair value is charged to the valuation allowance.

  Fair Value of Financial Instruments Carried at Amortized Cost

        The Company's cash balances as well as its Carried Interest due from Investment Funds, amounts receivable from and payable to Investment Funds and PennyMac Mortgage Investment Trust and mortgage loans sold under agreements to repurchase, and note payable are carried at amortized costs.

        Management has concluded that the carrying value of the Carried Interest due from Investment Funds approximates its fair value as the balance represents the amount distributable to the Company at the balance sheet date assuming liquidation of the Investment Funds. Management has concluded that the estimated fair value of the note payable approximates the agreements' carrying value due to the agreements' short terms and variable interest rates.

        The Company also carries the receivable from and payable to Investment Funds and PennyMac Mortgage Investment Trust at cost. Management has concluded that the estimated fair value of such balances approximates the carrying value due to the short terms of such balances.

        Cash is measured using Level 1 Inputs. The Company's borrowings carried at amortized cost do not have active markets or observable inputs and the fair value is measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation. The Company has classified these financial instruments as Level 3 as of December 31, 2012 due to the lack of current market activity and the Company's reliance on unobservable inputs to estimate the fair value.

  Valuation Process, Techniques and Assumptions

        Most of the Company's financial assets are carried at fair value with changes in fair value recognized in current period income. A substantial portion of those assets are "Level 3" financial statement items which require the use of significant unobservable inputs in the estimation of the assets' values. Unobservable inputs reflect the Company's own assumptions about the factors that market

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

participants use in pricing an asset or liability, and are based on the best information available under the circumstances.

        The Company has assigned the responsibility for estimating the fair values of "Level 3" financial statement items to a specialized valuation group and has developed procedures and controls governing the valuation process relating to these assets. The estimation of fair values of the Company's financial assets are assigned to its Financial Analysis and Valuation group (the "FAV group"), which is responsible for valuing and monitoring the Company's investment portfolios and maintenance of its valuation policies and procedures.

        The FAV group reports to the Company's senior management valuation committee, which oversees and approves the valuations. The valuation committee includes the Company's chief executive, financial, investment and credit officers. The FAV group monitors the models used for valuation of the Company's "Level 3" financial statement items, including the models' performance versus actual results and reports those results to the valuation committee. The results developed in the FAV group's monitoring activities are used to calibrate subsequent projections used for valuation.

        The FAV group is responsible for reporting to the valuation committee on a monthly basis on the changes in the valuation of the portfolio, including major drivers affecting the valuation and any changes in model methods and assumptions. To assess the reasonableness of its valuations, the FAV group presents an analysis of the effect on the valuation of each of the changes to the significant inputs to the models.

        The following describes the methods used in estimating the fair values of Level 2 and Level 3 fair value financial statement items:

  Mortgage Loans

        The Company's mortgage loans held for sale at fair value, are saleable into active markets and are therefore categorized as "Level 2" fair value financial statement items and their fair values are estimated using their quoted market or contracted price or market price equivalent. Changes in fair value attributable to changes in instrument-specific credit risk are measured by the change in the respective loan's delinquency status at period-end from the later of the beginning of the period or acquisition date.

  Derivative Financial Instruments

        The Company estimates the fair value of an IRLC based on quoted Agency MBS prices, its estimate of the fair value of the MSRs it expects to receive in the sale of the loans and the probability that the mortgage loan will fund or be purchased within the terms of the interest rate lock commitment.

        The significant unobservable inputs used in the fair value measurement of the Company's IRLCs are the pull-through rate—the percentage of loans that the Company ultimately funds as a percentage of the commitments it has made—and the MSR component of the Company's estimate of the value of the mortgage loans it has committed to purchase. Significant changes in any of those inputs, in isolation, could result in a significant change in fair value measurement. Changes in these assumptions are generally inversely correlated as increasing interest rates have a negative effect on the fair value of mortgage loans and a positive effect on the fair value of MSRs that are created in the sale of such mortgage loans.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

        Following is a quantitative summary of key unobservable inputs used in the valuation of interest rate lock commitments:

	December 31,
	2012	2011
Key Inputs	Range (Weighted average)
Pull-through rate	61.6%-98.1%	55.0%-100.0%
	(79.1%)	(91.8%)
MSR value expressed as:
Servicing fee multiple	3.2-4.2	2.1-5.7
	(4.0)	(4.8)
Percentage of unpaid principal balance	0.6%-2.2%	0.5%-2.7%
	(0.9%)	(1.5%)

        The Company estimates the fair value of commitments to sell loans based on quoted MBS prices. The Company estimates the fair value of the MBS options and futures it purchases and sells based on observed interest rate volatilities in the MBS market. The Company estimates the fair value of its MBS interest rate swaptions based on quoted market prices.

  Mortgage Servicing Rights

        MSRs are categorized as "Level 3" fair value financial statement items. The Company uses a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting servicing cash flows discounted at a rate that management believes market participants would use in their determinations of value. The key assumptions used in the estimation of the fair value of MSRs include prepayment and default rates of the underlying loans, the applicable discount rate, and cost to service loans. The results of the estimates of fair value of MSRs are reported to PCM's valuation committee as part of their review and approval of monthly valuation results. Changes in the fair value of MSRs are included in the consolidated statements of income under the caption Net servicing income.

        Key assumptions used in determining the fair value of MSRs at the time of initial recognition are as follows:

	December 31,
	2012		2011
	Amortized cost	Fair value	Amortized cost	Fair value
	Range (Weighted average)
Pricing spread(1)	7.5%-11.9%	7.5%-9.9%	9.3%-12.6%	8.3%-14.0%
	(9.8%)	(8.4%)	(9.7%)	(11.7%)
Annual total prepayment speed(2)	6.7%-17.8%	7.8%-20.1%	5.6%-7.9%	6.3%-8.9%
	(8.5%)	(9.7%)	(6.8%)	(8.2%)
Life (in years)	2.8-7.0	3.6-7.0	5.2-8.0	6.5-8.1
	(6.7)	(6.7)	(7.3)	(7.0)
Cost of servicing	$68-$100	$68-$100	$61-$98	$64-$98
	($99)	($78)	($96)	($88)

(1)
Pricing spread represents a margin that is applied to a reference interest rate's forward rate curve to develop periodic discount rates. The Company applies a pricing spread to the United States Dollar LIBOR curve for purposes of discounting cash flows relating to MSRs acquired as proceeds from the sale of mortgage loans.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

(2)
Annual total prepayment speed is measured using Life Total Constant Prepayment Rate.

        Following is a quantitative summary of key inputs used in the valuation of the Company's MSRs at year end and the effect on the estimated fair value from adverse changes in those assumptions (weighted averages are based upon unpaid principal balance):

  Purchased MSRs backed by distressed mortgage loans

	December 31,
	2012		2011
	Fair value	Amortized cost	Fair value	Amortized cost
	Range (Weighted average)
	(unpaid prinicpal balance and effect on value in thousands)

Unpaid principal balance of underlying loans	$1,271,478	—	$1,486,836	—
Discount rate	15.3%-15.3%	—	19.0%-19.0%	—
	(15.3%)	—	(19.0%)	—
Effect on value of 5% adverse change	($302)	—	($375)	—
Effect on value of 10% adverse change	($590)	—	($733)	—
Effect on value of 20% adverse change	($1,130)	—	($1,400)	—
Average life (in years)	5.0		4.9
Prepayment speed(1)	10.7%-10.7%	—	10.2%-10.2%	—
	(10.7%)	—	(10.2%)	—
Effect on value of 5% adverse change	($273)	—	($244)	—
Effect on value of 10% adverse change	($529)	—	($469)	—
Effect on value of 20% adverse change	($1,040)	—	($927)	—
Cost of servicing	$270-$270	—	$136-$136	—
	($270)	—	($136)	—
Effect on value of 5% adverse change	($290)	—	($132)	—
Effect on value of 10% adverse change	($580)	—	($264)	—
Effect on value of 20% adverse change	($1,159)	—	($527)	—

(1)
Prepayment speed is measured using Constant Prepayment Rate, or CPR. CPR represents the percentage of the remaining UPB that is expected to be prepaid in excess of the scheduled amortization of principal.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value (Continued)

  All other MSRs

	December 31,
	2012		2011
	Fair value	Amortized cost	Fair value	Amortized cost
	Range (Weighted average)
	(unpaid principal balance and effect on value in thousands)
Unpaid principal balance of underlying loans	$1,166,765	$8,730,686	$1,528,613	$617,402
Pricing spread(1)	7.5%-19.5%	7.5%-16.5%	7.5%-19.5%	7.5%-17.0%
	(10.6%)	(9.8%)	(10.4%)	(9.8%)
Effect on value of 5% adverse change	($113)	($1,814)	($168)	($146)
Effect on value of 10% adverse change	($222)	($3,562)	($332)	($287)
Effect on value of 20% adverse change	($430)	($6,870)	($643)	($553)
Average life (in years)	0.2-14.4	2.5-6.9	0.1-11.6	1.0-12.7
	(5.0)	(6.6)	(4.7)	(6.2)
Prepayment speed(2)	9.0%-84.2%	8.7%-28.3%	8.1%-75.7%	6.7%-21.2%
	(19.2%)	(9.2%)	(17.7%)	(9.1%)
Effect on value of 5% adverse change	($238)	($1,751)	($307)	($116)
Effect on value of 10% adverse change	($462)	($3,446)	($598)	($228)
Effect on value of 20% adverse change	($877)	($6,674)	($1,137)	($442)
Cost of servicing	$68-$140	$68-$140	$68-$140	$68-$140
	($76)	($99)	($76)	($94)
Effect on value of 5% adverse change	($77)	($963)	($100)	($70)
Effect on value of 10% adverse change	($153)	($1,926)	($200)	($139)
Effect on value of 20% adverse change	($307)	($3,852)	($323)	($266)

(1)
Pricing spread represents a margin that is applied to a reference interest rate's forward curve to develop periodic discount rates. The Company applies a pricing spread to the United States Dollar LIBOR curve for purposes of discounting cash flows relating to MSRs acquired as proceeds from the sale of loans and purchased MSRs not backed by pools of distressed mortgage loans.

(2)
Prepayment speed is measured using CPR.

        The preceding sensitivity analyses are limited in that they were performed at a particular point in time; only contemplate the movements in the indicated variables; do not incorporate changes in the variables in relation to other variables; are subject to the accuracy of various models and assumptions used; and do not incorporate other factors that would affect the Company's overall financial performance in such scenarios, including operational adjustments made by management to account for changing circumstances. For these reasons, the preceding estimates should not be viewed as an earnings forecast.

  Mortgage loans sold under agreements to repurchase

        Fair value of mortgage loans sold under agreements to repurchase is based on the accrued cost of the agreements, which approximates the agreements' fair values, due to the agreements' short maturities.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Mortgage Loans Held for Sale at Fair Value

        Mortgage loans held for sale at fair value include the following:

	December 31,
	2012	2011
	(in thousands)
Conforming	$50,003	$19,860
Government-insured or guaranteed	398,381	69,997

	$448,384	$89,857

        At December 31, 2012 and 2011, the Company had pledged $438,850,000 and $86,787,000, respectively, in fair value of mortgage loans held for sale to secure loans sold under agreements to repurchase.

Note 11—Mortgage Servicing Rights

  Carried at Fair Value:

        The activity in MSRs carried at fair value is as follows:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Balance at beginning of year	$25,698	$31,957	$19,024
Additions:
Servicing resulting from loan sales	774	1,696	1,185
Purchases	—	1,352	11,974

Total additions	774	3,048	13,159

Change in fair value:
Due to changes in valuation inputs or assumptions used in valuation model(1)	(1,550)	(5,323)	4,612
Other changes in fair value(2)	(5,124)	(3,984)	(4,838)

Total change in fair value	(6,674)	(9,307)	(226)

Balance at end of year	$19,798	$25,698	$31,957

(1)
2010 change is primarily due to decreased delinquency and lower servicing cost expectations, which were slightly offset by higher expected prepayment speeds. 2011 change is primarily due to higher prepayment expectations due to lower interest rates, slightly offset by improved delinquency and servicing cost expectations. 2012 change is primarily due to higher realized and expected future prepayments as interest rates declined, somewhat offset by improvements in discount rates.

(2)
Represents changes due to realization of cash flows.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Mortgage Servicing Rights (Continued)

  Carried at Amortized Cost:

        The activity in MSRs carried at amortized cost is summarized below for the years presented:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Amortized cost:
Balance at beginning of year	$6,496	$—	$—
Additions	89,698	6,557	—
Amortization	(4,039)	(61)	—
Application of valuation allowance to write down MSRs with other-than temporary impairment	—	—	—

Amortized cost at year end	92,155	6,496	—

Valuation allowance for impairment of MSRs:
Balance at beginning of year	(70)	—	—
Additions	(2,908)	(70)	—
Application of valuation allowance to write down MSRs with other-than temporary impairment	—	—	—

Balance at year end	(2,978)	(70)	—

MSRs, net	$89,177	$6,426	$—

Estimated Fair Value of MSRs at year end	$91,028	$6,465	$—

        The following table summarizes the Company's estimate of amortization of its existing MSRs. This projection was developed using the assumptions made by management in its December 31, 2012 valuation of MSRs. The assumptions underlying the following estimate will change as market conditions and portfolio composition and behavior change, causing both actual and projected amortization levels to change over time. Therefore, the following estimates will change in a manner and amount not presently determinable by management.

Year ending December 31,	Estimated amortization
(in thousands)
2013	$10,177
2014	9,314
2015	8,531
2016	7,862
2017	7,327
Thereafter	48,944

Total	$92,155

        Servicing fees relating to MSRs are recorded in are recorded in Net servicing income—Loan servicing fees—From non-affiliates on the consolidated statements of income; late fees and ancillary fees

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Mortgage Servicing Rights (Continued)

are recorded in Net servicing income—Loan servicing fees—From borrowers—ancillary fees on the consolidated statements of income and are summarized below:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Contractual servicing fees	$20,468	$11,310	$11,309
Late charges	948	829	722
Ancillary fees	276	136	96

	$21,692	$12,275	$12,127

Note 12—Carried Interest due from Investment Funds

        The activity in the Company's Carried Interest is summarized as follows:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Balance at beginning of year	$37,250	$24,654	$—
Carried Interest recognized during the year:
Recognition of Carried Interest earned during the period	10,473	9,275	24,654
Adjustment recognized pursuant to amendment of Management Agreement	—	3,321	—

	10,473	12,596	24,654
Proceeds received during the year	—	—	—

Balance at end of year	$47,723	$37,250	$24,654

        The amount of the Carried Interest received by the Company depends on the Investment Funds' future performance. As a result, the amount of Carried Interest recorded by the Company at period end is subject to adjustment based on future results of the Investment Funds and may be reduced as a result of subsequent performance. However, the Company is not required to pay guaranteed returns to the Investment Funds and the amount of Carried Interest will only be reversed to the extent of amounts previously recognized. Management expects the Carried Interest to be collected by the Company when the Investment Funds liquidate.

        The investment period for the Investment Funds ended on December 31, 2011. The Investment Funds will continue in existence through December 31, 2016, subject to three one-year extensions by PCM at its discretion, in accordance with the terms of the limited liability company and limited partnership agreements that govern the Investment Funds.

Note 13—Investment in PennyMac Mortgage Investment Trust at Fair Value

        The Company recorded dividends from its investment in common shares of PennyMac Mortgage Investment Trust totaling $167,000, $138,000 and $58,000 during the years ended December 31, 2012, 2011 and 2010, respectively. The dividends were included in Change in fair value of investment in and

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Investment in PennyMac Mortgage Investment Trust at Fair Value (Continued)

dividends received from PennyMac Mortgage Investment Trust in the Company's consolidated statements of income.

Note 14—Furniture, Fixtures, Equipment and Building Improvements

        Furniture, fixtures, equipment and building improvements is summarized below:

	December 31,
	2012	2011
	(in thousands)
Equipment and building improvements	$6,494	$3,146
Less: accumulated depreciation and amortization	(1,429)	(605)

	$5,065	$2,541

        Depreciation and amortization expense totaled $846,000, $337,000 and $154,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Note 15—Capitalized Software

        Capitalized software is summarized below:

	December 31,
	2012	2011
	(in thousands)
Cost	$1,676	$1,248
Less: accumulated amortization	(881)	(692)

	$795	$556

        Software amortization expense totaled $264,000, $238,000 and $211,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Note 16—Borrowings

        The Company maintains four borrowing facilities: three facilities that provide for sales of mortgage loans under agreements to repurchase; and one note payable secured by MSRs and servicing advances made on loans in the Company's loan servicing portfolio.

  Mortgage Loans Sold Under Agreement to Repurchase

        The borrowing facilities secured by mortgage loans held for sale are in the form of loan sale and repurchase agreements. Eligible loans are sold under advance rates based on the loan type. Interest is charged at a rate based on the buyer's overnight cost-of funds rate for one agreement and based on the London Interbank Offered Rate for the other two agreements. Loans sold under these agreements may be re-pledged by the lenders.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Borrowings (Continued)

        Financial data pertaining to loans sold under agreements to repurchase were as follows:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Year end:
Balance	$393,534	$77,700	$13,289
Unused amount(1)	$106,466	$22,300	$36,711
Weighted-average interest rate	2.20%	2.39%	2.60%
Fair value of loans securing agreements to repurchase	$438,850	$86,787	$14,721
During the year:
Average balance of loans sold under agreements to repurchase	$172,729	$24,905	$4,399
Weighted-average interest rate(2)	2.24%	2.66%	2.61%
Total interest expense	$5,927	$1,874	$790
Maximum daily amount outstanding	$441,245	$127,593	$14,502

(1)
The amount the Company is able to borrow under loan repurchase agreements is tied to the fair value of unencumbered mortgage loans eligible to secure those agreements and the Company's ability to fund the agreements' margin requirements relating to the collateral sold.

(2)
Excludes the effect of commitment fees of $1,987,000, $1,028,000 and $675,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

        Following is a summary of maturities of outstanding advances under repurchase agreements by maturity date:

Remaining maturity at December 31, 2012	Balance
(in thousands)
Within 30 days	$33,211
Over 30 to 90 days	360,323
Over 90 days to 180 days	—
Over 180 days to 1 year	—

$393,534

Weighted-average maturity (in months)	2.2

        The amount at risk (the fair value of the assets pledged plus the related margin deposit, less the amount advanced by the counterparty and accrued interest) relating to the Company's mortgage loans

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Borrowings (Continued)

held for sale sold under agreements to repurchase is summarized by counterparty below as of December 31, 2012:

Counterparty	Amount at risk	Weighted-average repurchase agreement maturity
	(in thousands)
Bank of America, N.A.	$22,101	January 4, 2013
Credit Suisse First Boston Mortgage Capital LLC	$15,624	September 23, 2013
Citibank, N.A.	$14,164	June 25, 2013

        The Company is subject to margin calls during the period the agreements are outstanding and therefore may be required to repay a portion of the borrowings before the respective agreements mature if the value (as determined by the applicable lender) of the mortgage loans securing those agreements decreases. As of December 31, 2012, the Company had $6,849,000 on deposit with its loan repurchase agreement counterparties.

  Note Payable

        The note payable is summarized below:

	December 31,
	2012	2011
	(in thousands)
Note payable secured by:
Servicing advances	$4,905	$4,186
MSRs	48,108	14,416

	$53,013	$18,602

Servicing advances pledged to secure note payable	$7,430	$6,593
MSRs pledged to secure note payable	$100,957	$20,861

        The note payable matures on March 26, 2013. Interest is charged at a rate based on the lender's overnight cost of funds. The note payable secured by servicing advances and MSRs relating to certain loans in the Company's servicing portfolio provides for advance rates ranging from 50% to 85% of the amount of the servicing advances or the carrying value of the MSR pledged, up to a maximum of $17 million in the case of servicing advances and $100 million in the case of MSRs.

        The borrowing facilities contain various covenants, including financial covenants governing the Company's net worth, debt-to equity ratio, profitability and liquidity. Management believes the Company was in compliance with these requirements as of December 31, 2012.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Liability for Representations and Warranties

        Following is a summary of the Company's liability for representations and warranties for the periods presented:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Balance, beginning of the year	$449	$189	$34
Provisions for losses on loans sold	3,055	283	120
Obligation assumed from affiliate	—	(23)	35
Incurred losses	—	—	—

Balance, end of year	$3,504	$449	$189

        Following is a summary of the repurchase activity at and for the years presented:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
During the year:
Unpaid balance of mortgage loans repurchased	$4,399	$—	$—
Incurred losses on repurchased loans	$—	$—	$—
At year end:
Unpaid balance of mortgage loans subject to pending claims for repurchase	$2,582	$9,774	$—

        The level of the liability for representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor demand strategies, and other external conditions that may change over the lives of the underlying loans, However, management believes the amount and range of reasonably possible losses in relation to the recorded liability is not material to the Company's financial condition or results of operations. The current unpaid principal balance of loans sold by the Company to date represents the maximum exposure to repurchases related to representations and warranties.

Note 18—Derivative Instruments

        The Company is exposed to price risk relative to its mortgage loans acquired for sale as well as to the commitments it makes to loan applicants to originate or to PMT to acquire loans at specified interest rates. The Company bears price risk from the time a commitment to originate or purchase a loan is made to a loan applicant or PMT to the time the mortgage loan is sold. The Company is exposed to loss in value of its commitments to originate or purchase commitment or mortgage loans acquired for sale when mortgage rates rise. The Company is exposed to risk relative to the fair value of its MSRs. The Company is exposed to loss in value of its MSRs when interest rates decrease.

        The Company engages in interest rate risk management activities in an effort to reduce the variability of earnings caused by changes in interest rates. To manage this price risk resulting from interest rate risk, the Company uses derivative financial instruments acquired with the intention of moderating the risk that changes in market interest rates will result in unfavorable changes in the value

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Derivative Instruments (Continued)

of the Company's IRLCs and inventory of mortgage loans acquired for sale. The Company does not use derivative financial instruments for purposes other than in support of its risk management activities.

        The Company had the following derivative financial instruments recorded on its consolidated balance sheets as of the dates presented:

	December 31,
	2012			2011
		Fair Value
Instrument	Notional amount	Derivative assets	Derivative liabilities	Notional amount	Fair value
	(in thousands)
Derivatives not designated as hedging instruments
Free-standing derivatives (economic hedges):
Interest rate lock commitments	1,576,174	$23,951	$11	325,091	$7,905
Forward purchase contracts	1,021,981	1,487	231	130,900	2
Forward sales contracts	2,621,948	503	579	510,569	(2,531)
MBS call options	500,000	967	—	32,000	84

Total derivatives before netting		26,908	821		5,460

Netting		382	(312)		—

Total		$27,290	$509		$5,460

        The following table summarizes the activity for derivative contracts used to hedge the Company's IRLCs and inventory of mortgage loans at notional value:

	Balance beginning of year	Additions	Dispositions/ expirations	Balance end of year
	(in thousands)
Year ended December 31, 2012
Forward purchase contracts	130,900	19,425,777	(18,534,696)	1,021,981
Forward sales contracts	510,569	29,394,503	(27,283,124)	2,621,948
MBS call options	32,000	2,183,000	(1,715,000)	500,000
Year ended December 31, 2011
Forward purchase contracts	2,908	978,395	(850,403)	130,900
Forward sales contracts	27,700	1,975,563	(1,492,694)	510,569
MBS call options	2,000	105,500	(75,500)	32,000
Year ended December 31, 2010
Forward purchase contracts	—	98,149	(95,241)	2,908
Forward sales contracts	—	195,719	(168,019)	27,700
MBS call options	—	27,000	(25,000)	2,000

        The Company recorded net gains (losses) on derivative financial instruments used to hedge the Company's IRLCs and inventory of mortgage loans totaling $(67,983,000), $(10,797,000) and $252,000 and for the years ending December 31, 2012, 2011 and 2010. Derivative gains and losses are included in Net gains on mortgage loans held for sale at fair value in the Company's consolidated statements of income.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Derivative Instruments (Continued)

        The Company recorded net gains on derivative financial instruments used as economic hedges of MSRs totaling $1,324,000 for the year ending December 31, 2012. The derivative gains are included in Amortization, impairment and changes in estimated fair value of mortgage servicing rights in the Company's consolidated statements of income. The Company had no similar economic hedges in place in prior years.

Note 19—Members' Equity

        During the year ended December 31, 2011, the Company's limited liability company agreement was amended to issue additional preferred units and raise approximately $36 million from the preferred members, to issue additional common units to common members, to adopt the 2011 Equity Incentive Plan, and to provide for Class C common units.

        Subscriptions receivable are amounts due from certain members who are holders of preferred units, and earn interest at rates of either 4% or 8% annually. Interest is collectible from the distribution of the preferred return and receivables will be satisfied no later than at the time of income distribution to the members, in accordance with the limited liability company agreement.

        Only the preferred units have voting rights. Each preferred unit entitles the holder to one (1) vote per preferred unit on any matters to be decided by a vote of the members. No other member and no other class of units have voting rights. Preferred unit holders are entitled to a preferred return of 8% per year on their capital contributions. In the event of liquidation, preferred unit holders are entitled to their accumulated unpaid return plus return of the face amount of their contributions before any distributions are made to common or Class C common unit holders. Preferred and common unit holders are also entitled to a priority operating return before any income is allocated to Class C common unit holders. In the event of a liquidation, preferred and common unit holders are entitled to their accumulated priority operating return before any distributions are made to Class C common unit holders.

        The Company made distributions of $15,847,000 and $14,968,000 to its unit holders to pay a portion of the income taxes relating to the Company's taxable income allocated to the respective unit holders for the years ended December 31, 2012 and 2011, respectively.

Note 20—Mortgage Servicing Rebate (to) from Funds

        The Company provided a waiver to the Investment Funds relating to the "at cost" servicing fee amounting to approximately $536,000 and $2,462,000, for the years ended December 31, 2012 and 2011, respectively.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21—Net Gain on Mortgage Loans Held for Sale

        Net gain on mortgage loans held for sale at fair value is summarized below for the years presented:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Cash gain (loss) on sale:
Loan proceeds	$78,671	$182	$(221)
Hedging activities	(70,916)	(8,578)	(315)

	7,755	(8,396)	(536)

Non-cash gain on sale:
Change in fair value of commitments to fund mortgage loans	16,035	7,919	(24)
Mortgage servicing rights received as proceeds on sale	90,472	8,253	1,174
Provision for representations and warranties on loans sold	(3,055)	(259)	(51)
Change in fair value relating to loans and hedging instruments held for sale at year-end:
Loans	4,030	393	1,099
Hedging activities	2,933	5,119	346

Total non-cash gain relating to loans and hedging instruments held at year-end	6,963	5,512	1,445

Total non-cash gain on sale	110,415	21,425	2,544

	$118,170	$13,029	$2,008

Note 22—Stock-Based Compensation

        The Company has three equity based compensation plans:

  •
  A common equity compensation plan by which it may award up to 15% of its total equity in the form of common units to key members of the Company's management. Common units are subordinate to the Company's preferred units. The common units vest over a three-or four-year period. Vesting of four-year awards starts on the grantees' date of hire and awards are 25% vested on the second anniversary, 50% on the third anniversary, and 100% on the fourth anniversary. Vesting of three-year awards begins on the award date. The common units have a strike price equal to zero on the date of grant. Several key management members of the Company have received common units. Unvested common units under this plan have the rights to participate in distributed and undistributed earnings. However, undistributed earnings allocable to these unvested common units are forfeitable.

  •
  A Class C common equity plan by which it may award up to 3% of its total equity to key members of the management of its correspondent lending group. Class C common units vest over 4 years and upon the satisfaction of certain performance thresholds. Vesting occurs 12.5%, 12.5%, 25% and 50% on each successive year anniversary of the award date. The Class C common units have a strike price equal to zero on the date of grant. Unvested common units

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Stock-Based Compensation (Continued)

    under this plan have the rights to participate in distributed and undistributed earnings. However, undistributed earnings allocable to these unvested common units are forfeitable; and

  •
  The 2011 Equity Incentive Plan by which it will grant common units to key employees and vest immediately. The first units earned under the 2011 Equity Incentive Plan will not be issued until 2013. Common units granted under the 2011 Equity Incentive Plan participate in the Company's profits and losses after the grant date. Common units granted under the 2011 Equity Inventive Plan participate in the Company's profits and losses after the grant date. The equity incentive plan common units have a strike price equal to zero on the date of grant. Common units under this plan have the rights to participate in distributed and undistributed earnings.

        The table below summarizes common unit activity under the common equity compensation plan and compensation expense for the years presented:

	As of and for the Year ended December 31,
	2012	2011	2010
	(dollar amounts in thousands)
Number of units
Outstanding at beginning of year	12,174	9,588	6,348
Granted	324	6,933	4,667
Vested	(5,350)	(3,849)	(715)
Expired or canceled	(3,615)	(498)	(712)

Outstanding at end of year	3,533	12,174	9,588

Weighted Average Grant Date Fair Value
Outstanding at beginning of year	$398	$393	$313
Granted	$433	$411	$500
Vested	$416	$408	$338
Expired or canceled	$226	$447	$318
Outstanding at end of year	$397	$398	$393
Units available for future awards	$—	$311	$311
Compensation expense recorded during the year	$1,029	$1,160	$1,292
Unamortized costs at year end	$426	$1,189	$2,067

        As of December 31, 2012, the weighted-average remaining vesting term of unvested units was approximately seven months.

  Class C Awards

        The Company issued Class C units initially during November 2011 and periodically during 2012 as awards to employees of the Company's correspondent lending group. The Class C units are subject to the participation preferences and other rights of the preferred units and common units as described above. Class C units have partially vested and there were no cancelled or forfeited units as of December 31, 2012.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Stock-Based Compensation (Continued)

        The following is the activity for the Class C Units:

	As of and for the year ended December 31,
	2012	2011	2010
Units outstanding, beginning of year	2,932	—	—
Granted	88	2,932	—
Vested	(367)	—	—

Units outstanding, end of year	2,653	2,932	—

Weighted average grant date fair value:
Outstanding, beginning of year	$196	$—	$—
Granted	$1,446	$196	$—
Vested	$198	$—	$—
Outstanding, end of year	$439	$196	$—
Units available for future awards	—	610	—
Compensation expense recorded during the year	$375,000	$19,000	$—
Unamortized costs at year end	$1,082,000	$575,000	$—

  2011 Incentive Plan

        The Company has 2011 Incentive Plan Common Unit awards (2011 unit awards) where the terms and conditions were communicated to employees and key members of management of the Company during 2012. The 2011 unit awards are subject to the participation preferences and other rights of the Preferred Units and Common Units as described in Note 4 along with performance metrics established for the 2012 vesting period in accordance with the 2011 Incentive Plan agreement. The service period for these awards precedes the Grant date which is expected to be established on January 1, 2013. At each reporting period, the Partnership assesses the probability of the likelihood that the performance metrics will be achieved and the 2011 unit awards will become eligible to vest. These performance metrics became probable of being achieved during 2012 and the Company is recording expense relating to the estimated fair values of the unit awards over the service period.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Stock-Based Compensation (Continued)

        The following is the activity for the 2011 unit awards during the year end December 31, 2012:

Estimated number of awards
Outstanding at beginning of year	—
Granted	3,545
Vested	—
Expired or canceled	—

Outstanding at end of year	3,545

Weighted average service period fair value:
Outstanding at beginning of year	$—
Granted	4,557
Vested	—
Expired or canceled	—

Outstanding at end of year	$4,557

Units available for future awards	2,525
Compensation expense recorded during the year	$18,129,000
Unamortized costs at year end	$—

        The Company did not award any common units under the 2011 Equity Incentive Plan during the year ended December 31, 2011.

        The Class C Unit and Common Unit awards contain certain repurchase provisions which could result in an award being settled in cash at the option of the Company alone, in the event of certain types of termination scenarios. The Company established a policy that settlement will not occur until the point in time where the unit holder has borne sufficient risks and rewards of equity ownership, assumed as six months and one day post vesting.

  Valuation of Stock Based Compensation Awards

        The valuation of Stock Based Compensation Awards during 2011 and 2012 was estimated using the income approach, specifically a discounted cash flow analysis, and the market approach to determine the value of the Company. The discounted cash flow analysis was developed based on the Company's forecasts. The market approach was developed by applying market multiples of comparable peer companies in the Company's industry or similar lines of business. The values determined by the income and the market approach were combined by weighting the income and market approaches equally. The primary assumptions used in the determination of the fair value of the Company using the discounted cash flow method were the discount rate, terminal capitalization rate, and growth rate assumptions.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22—Stock-Based Compensation (Continued)

        The aggregate value was then allocated to each class of units utilizing the options pricing model using the following assumptions:

Assumption	May 1, 2012	January 1, 2012	November 1, 2011	October 1, 2011
Time to liquidity event	0.67 years	1.00 years	1.17 years	1.25 years
Risk-free rate	0.08%	0.15%	0.15%	0.16%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Volatility	40.00%	40.00%	40.00%	40.00%

        The value derived from the options pricing model was reduced by the following in the determination of fair values of the awards at each of the following dates:

Assumption	May 1, 2012	January 1, 2012	November 1, 2011	October 1, 2011
Lack of marketability discount	20%	20% to 25%	25% to 30%	20%
Lack of control discount	17%	17%	17%	17%

Note 23—Supplemental Cash Flow Information

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Cash paid for interest	$7,858	$858	$—
Non-cash investing activity:
Receipt of MSRs created in loan sales activities	$90,472	$8,253	$1,174
Non-cash financing activity:
Cancellation of stock subscription	$—	$61	$209
Stock subscription	$125	$1,709	$—
Contributions and concurrent distributions	$—	$14,968	$—
Contribution receivable	$—	$16,288	$—

Note 24—Regulatory and Agency Capital Requirements

        The Company, through PLS, is required to maintain specified levels of equity to remain a seller/servicer in good standing by the Agencies. Such equity requirements generally are tied to the size of the Company's loan servicing portfolio or loan origination volume.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24—Regulatory and Agency Capital Requirements (Continued)

        The Agencies' capital requirements, the calculations of which are specified by each Agency, are summarized below:

	December 31,
			2011
	2012
			Net Worth(1)
Instrument	Net Worth(1)	Required		Required
	(in thousands)
Fannie Mae—PLS	$172,843	$35,947	$67,796	$7,122
Freddie Mac—PLS	$173,273	$27,119	$68,107	$2,000
Government National Mortgage Association:
Issuer—PLS	$152,782	$23,886	$50,626	$2,490
Issuer's parent—PNMAC	$227,560	$26,275	$91,677	$2,739
HUD—PLS	$152,782	$1,000	$50,626	$1,000

(1)
Calculated in compliance with the respective Agency's requirements.

        Management believes that the Company had Agency capital in excess of these requirements at December 31, 2012. The Company is required to maintain specified levels of members' equity to remain a seller/servicer in good standing by the Agencies. Such equity requirements generally are tied to the size of the Company's servicing portfolio or loan origination volume.

        Noncompliance with the respective agencies' capital requirements can result in the respective Agency taking various remedial actions up to and including removing the Company's ability to sell loans to and service loans on behalf of the respective Agency.

Note 25—Commitments and Contingencies

  Commitments to Fund and Sell Mortgage Loans

December 31, 2012
(in thousands)
Commitments to purchase mortgage loans from PMT	$1,287,405
Commitments to fund mortgage loans	288,769

$1,576,174

Commitments to sell mortgage loans	$2,621,948

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25—Commitments and Contingencies (Continued)

  Other Contractual Commitments

        The Company leases its primary office facilities under an agreement that expires on February 28, 2017. The Company also licenses certain software to support its loan servicing operations. Commitments for payments under these agreements are summarized below:

Year	Software Licenses	Office Lease	Less: Office Sublease	Total
	(in thousands)
2013	$2,952	$2,758	$210	$5,500
2014	2,952	3,042	—	5,994
2015	2,214	3,235	—	5,449
2016	—	2,957	—	2,957
2017	—	559	—	559
Thereafter	—	—	—	—

	$8,118	$12,551	$210	$20,459

(1)
Software licenses include both volume and activity-based fees that are dependent on the number of loans serviced during each period and include a base fee of approximately $452,000 per year. Estimated payments for software licenses above are based on the number of loans currently serviced by the Company, which totaled approximately 123,000 at December 31, 2012. Future amounts due may significantly fluctuate based on changes in the number of loans serviced by the Company. For the year ended December 31, 2012, software license fees totaled $2.1 million.

        During 2011, the Company entered into a leasing arrangement to relocate its corporate offices. As a result of that agreement, PNMAC subleased its existing facilities and included a loss relating to the sublease of $1,155,000 in occupancy expense for the nine months ended September 30, 2011. Office lease expense (including the provision for losses on the sublease rents and sublease income) totaled $1,790,000, $2,962,000 and $1,335,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

  Examination of Federal Income Tax Filings

        As of December 31, 2012, the Internal Revenue Service was conducting an examination of the Company's federal income tax filings for the year ended December 31, 2010. In March 2013, the IRS examination team concluded their audit of the Company's federal income tax return for the tax year ended December 31, 2010 and subsequently formally notified us that they will not be proposing any changes to the return as originally filed. No other federal or state examination was in progress as of December 31, 2012.

  Litigation

        The business of the Company involves the collection of numerous accounts as well as the validity of liens and compliance with various state and federal lending and servicing laws; as such the Company is subject to various legal proceedings in the normal course of business. As of December 31, 2012, there were no material current or pending claims against the Company.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 26—Segments and Related Information

        The Company has two business segments: mortgage banking and investment management.

        The investment management segment represents the activities of the Company's investment manager, which include sourcing, performing diligence, bidding and completion of asset acquisitions and managing the acquired assets for the Investment Funds and PMT.

        The investment management segment presently focuses on managing investments in distressed mortgage assets, which include mortgage loans that are either in default or are perceived to be at higher risk of default. The investment management segment then seeks to maximize the value of the mortgage loans on behalf of investors through the direction of effective "high touch" servicing by the mortgage banking segment. "High touch" servicing is based on significant levels of borrower outreach and contact, and the ability to implement long-term, sustainable loan modification and restructuring programs that address borrowers' ability and willingness to pay their mortgage loans. Where this is not possible, the investment management segment seeks to effect property resolution in a timely, orderly and economically efficient manner for the investor.

        The mortgage banking segment represents the Company's operations aimed at servicing mortgage loans managed by the investment management segment, including executing the loan resolution strategy identified by the investment management segment, and originating, purchasing, selling and servicing newly originated mortgage loans.

        Financial highlights by operating segment for the years ended December 31, 2012, 2011 and 2010 are as follows:

Year ended December 31, 2012	Mortgage banking	Investment management	Total
	(in thousands)
Revenues:
External:
Net gains on mortgage loans held for sale at fair value	$118,170	$—	$118,170
Loan origination fees	9,634	—	9,634
Fulfillment fees from PMT	62,906	—	62,906
Net servicing income	40,105	—	40,105
Management fees	—	24,504	24,504
Carried Interest from Investment Funds	—	10,473	10,473
Interest	6,349	5	6,354
Other	2	817	819
Intersegment	—	—	—

	237,166	35,799	272,965
Expenses:
Interest	7,879	—	7,879
Other	136,109	10,654	146,763

	143,988	10,654	154,642

Net income	$93,178	$25,145	$118,323

Segment assets at year end	$793,630	$38,533	$832,163

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 26—Segments and Related Information (Continued)

Year ended December 31, 2011	Mortgage banking	Investment management	Total
	(in thousands)
Revenues:
External:
Net gains on mortgage loans held for sale at fair value	$13,029	$—	$13,029
Loan origination fees	669	—	669
Fulfillment fees from PMT	1,744	—	1,744
Net servicing income	28,667	—	28,667
Management fees	—	18,399	18,399
Carried Interest from Investment Funds	—	12,596	12,596
Interest	1,528	4	1,532
Other	—	23	23
Intersegment	—	—	—

	45,637	31,022	76,659
Expenses:
Interest	1,875	—	1,875
Other	47,904	12,181	60,085

	49,779	12,181	61,960

Net income	$(4,142)	$18,841	$14,699

Segment assets at year end	$242,962	$46,319	$289,281

Year ended December 31, 2010	Mortgage banking	Investment management	Total
	(in thousands)
Revenues:
External:
Net gains on mortgage loans held for sale at fair value	$2,008	$—	$2,008
Loan origination fees	734	—	734
Fulfillment fees from PMT	80	—	80
Net servicing income	26,001	—	26,001
Management fees	—	15,427	15,427
Carried Interest from Investment Funds	—	24,654	24,654
Interest	176	19	195
Other	—	130	130
Intersegment	—	—	—

	28,999	40,230	69,229
Expenses:
Interest	790	—	790
Other	25,821	9,576	35,397

	26,611	9,576	36,187

Net income	$2,388	$30,654	$33,042

Segment assets at year end	$92,844	$35,558	$128,402

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 26—Segments and Related Information (Continued)

        The accounting policies of the reportable segments are the same as those described in Note 3—Significant Accounting Policies.

Note 27—Subsequent Events

        Management has evaluated all events or transactions through March 25, 2013, the date the Company issued these financial statements. During this period:

        The Company made distributions to its unit holders totaling $9.4 million to pay a portion of the unit holders' income taxes relating to their taxable income from the Company in January 2013.

        On February 1, 2013, the Company entered into the following agreements with PMT and its subsidiaries: Amended and Restated Management Agreement (the "Management Agreement"), by and among PMT, PennyMac Operating Partnership, L.P., a wholly-owned subsidiary of PMT (the "Operating Partnership") and PCM; Amended and Restated Flow Servicing Agreement (the "Servicing Agreement"), between the Operating Partnership and PLS; Mortgage Banking and Warehouse Services Agreement ("MBWS Agreement"), between PLS and PennyMac Corp., a wholly-owned, indirect subsidiary of PMT; MSR Recapture Agreement ("MSR Recapture Agreement"), between PLS and PennyMac Corp.; Master Spread Acquisition and MSR Servicing Agreement ("Spread Acquisition and MSR Servicing Agreement"), between PLS and the Operating Partnership; and Amended and Restated Underwriting Fee Reimbursement Agreement ("Reimbursement Agreement"), by and among PMT, the Operating Partnership and PCM. The initial term of all of the agreements other than the Reimbursement Agreement expires on February 1, 2017, subject to automatic renewal for additional 18-month periods, unless terminated earlier in accordance with the terms of the respective agreements. The Reimbursement Agreement expires on February 1, 2019.

        The Management Agreement was amended to provide for the payment to PCM of a base management fee and a performance incentive fee, both payable quarterly and in arrears. The base management fee is equal to the sum of (i) 1.5% per annum of shareholders' equity up to $2 billion, (ii) 1.375% per annum of shareholders' equity in excess of $2 billion and up to $5 billion, and (iii) 1.25% per annum of shareholders' equity in excess of $5 billion. The performance incentive fee is calculated at a defined annualized percentage of the amount by which "net income," on a rolling four-quarter basis and before the incentive fee, exceeds certain levels of return on "equity." "Net income," for purposes of determining the amount of the performance incentive fee, is defined as net income or loss computed in accordance with GAAP and adjusted for certain non cash charges.

        The Servicing Agreement was amended to provide for servicing fees payable to PLS that changed from a percentage of the loan's UPB to fixed per-loan monthly amounts based on the delinquency, bankruptcy and/or foreclosure status of the serviced loan or the real estate acquired in settlement of a loan.

        The MBWS Agreement provides for a fulfillment fee paid to PLS based on the type of mortgage loan that PMT acquires. The fulfillment fee is equal to a percentage of the unpaid principal balance of such mortgage loan. The terms of the MBWS agreement are similar to the prior MBWS agreement, with the addition of potential fee rate discounts applicable to PMT's monthly purchase volume in excess of designated thresholds. The Company has also agreed to provide such services exclusively for PMT's benefit, and PLS and its affiliates are prohibited from providing such services for any other third party.

PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 27—Subsequent Events (Continued)

        Pursuant to the terms of the MSR Recapture Agreement, if PLS refinances via its retail lending business loans for which PMT previously held the MSRs, PLS is generally required to transfer and convey to PennyMac Corp., without cost to PennyMac Corp., the MSRs with respect to new mortgage loans originated in those refinancings (or, under certain circumstances, other mortgage loans) that have an aggregate unpaid principal balance that is not less than 30% of the aggregate unpaid principal balance of all the loans so originated.

        Pursuant to the Spread Acquisition and MSR Servicing Agreement, PMT may acquire from PLS the rights to receive certain excess servicing spread arising from MSRs acquired by PLS, in which case PLS generally would be required to service or subservice the related mortgage loans. The terms of each transaction under the Spread Acquisition and MSR Servicing Agreement will be subject to the terms of such agreement as modified and supplemented by the terms of a confirmation executed in connection with such transaction.

        At this time, we do not expect our entry into the Servicing Agreement, the MBWS Agreement, the MSR Recapture Agreement, the Spread Acquisition and MSR Servicing Agreement or the Reimbursement Agreement to have a material impact on our future financial results or operating metrics. As a result of amending the Management Agreement, we expect to earn performance incentive fees which we had previously not earned, however we do not expect those fees to have a material impact on our future financial results or operating metrics.

        Pursuant to the Reimbursement Agreement, the Company may be entitled to reimbursement of certain payments. In connection with the initial public offering of PMT's common shares, on August 4, 2009, PCM entered into an agreement with PMT pursuant to which PMT agreed to reimburse PCM for a $2.9 million payment that it made to the underwriters of the IPO if PMT satisfied certain performance measures over a specified period of time. Such reimbursements are contingent on earning a performance incentive fee under the Management Agreement and are subject to specified maximum payments in any 12-month period.

        On February 6, 2013, distributions of $5.8 million were made to enable the payment of subscriptions receivable and repayment of certain advances made in lieu of bonuses in prior years.

        In March 2013, the IRS exam team concluded their audit of the Company's federal income tax return for the year ended December 31, 2010 and subsequently formally notified us that they will not be proposing any changes to the tax return as originally filed.

        On March 22, 2013, the Company amended its Second Amended and Restated Loan and Security Agreement with Credit Suisse First Boston Mortgage Capital LLC to revise certain of its financial covenants and extend the term thereof.

11,111,111 Shares

PennyMac Financial Services, Inc.

Class A Common Stock

PROSPECTUS

May 8, 2013

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.

Co-Managers

Barclays	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

        Until June 2, 2013 (25 days after the date of this prospectus), all dealers that effect buy, sell or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.